As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-242283

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPeng Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

+86-020-6680-6680

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address and telephone number of agent for service)

Copies to:
Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Benjamin Su, Esq. Daying Zhang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place Central, Hong Kong +852-2912-2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.00001 per share	195,500,000	US$6.50	US$1,270,750,000	US$164,943.35

(1)

American depositary shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-248098). Each ADS represents two Class A ordinary shares.

(2)

Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	The Registrant previously paid US$12,980.00 of the total registration fee in connection with the initial filing of the Registration Statement on August 7, 2020.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 21, 2020.

85,000,000 American Depositary Shares

XPeng Inc.

Representing 170,000,000 Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, representing Class A ordinary shares of XPeng Inc.

We are offering 85,000,000 ADSs. Each ADS represents two Class A ordinary shares, US$0.00001 par value per share. We anticipate the initial public offering price per ADS will be between US$11.00 and US$13.00.

Prior to this offering, there has been no public market for the ADSs or our shares. We have applied to list the ADSs on the New York Stock Exchange, or the NYSE, under the symbol “XPEV.”

We are an “emerging growth company” under applicable United States federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” on page 16 to read about factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For additional information on underwriting compensation, see “Underwriting.”

To the extent that the underwriters sell more than 85,000,000 ADSs in this offering, the underwriters have a 30-day option to purchase up to an aggregate of 12,750,000 additional ADSs from us at the initial public offering price less the underwriting discounts and commissions.

Four of our existing shareholders, Alibaba, Coatue, Qatar Investment Authority and Xiaomi, and/or their affiliates have indicated interest in purchasing up to US$200 million, US$100 million, US$50 million and US$50 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. In addition, PRIMECAP Management Company and/or its affiliate have indicated interest in purchasing up to US$100 million of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the number of ADSs to be purchased by these investors would be up to 41,666,667 ADSs, representing approximately 49.0% of the ADSs being offered in this offering. Because such indications of interest are not binding agreements or commitments to purchase, such investors could determine to purchase more, fewer, or no ADSs in this offering, and the underwriters could determine to sell more, fewer, or no ADSs to such investors. The underwriters will receive the same underwriting discounts and commissions on any of the ADSs purchased by such investors as they will from any other ADSs sold to the public in this offering.

Upon the completion of this offering, 801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares will be issued and outstanding. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to 10 votes and each Class C ordinary share will be entitled to five votes. Each Class B ordinary share or Class C ordinary share will be convertible to one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, Mr. Heng Xia, our co-founder, director and president, and Mr. Tao He, our co-founder, director and senior vice president, will beneficially own in the aggregate all of our issued Class B ordinary shares representing in the aggregate 72.4% of the voting power of our total issued and outstanding shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Alibaba will beneficially own all of our issued Class C ordinary shares representing 14.9% of the voting power of our total issued and outstanding shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

The underwriters expect to deliver the ADSs against payment in New York, New York on            , 2020.

Credit Suisse	J.P. Morgan	BofA Securities

ABCI	BOC International	Futu	Haitong International	Tiger Brokers

Prospectus dated            , 2020

G3 (SUV)

P7 (Four-door Sports Sedan)

XPILOT: 360-degree Perception

Three-in-one Electric Drive System and Battery Pack

Zhaoqing Plant

No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ADSs.

Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus filed with the United States Securities and Exchange Commission, or SEC, must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until                     , 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the ADSs. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision. This prospectus contains information from an industry report commissioned by us and prepared by IHS Global Inc., an independent market research firm, to provide information regarding our industry and our market position in China. We refer to this report as the IHS Markit Report.

Mission

Driving Smart EV transformation with technology and data, shaping the mobility experience of the future.

Overview

We are one of China’s leading smart electric vehicle, or Smart EV, companies. We design, develop, manufacture and market Smart EVs in China. Xpeng was founded in 2015 with a vision to bring Smart EVs to Chinese consumers through innovation in autonomous driving, smart connectivity and core vehicle systems. Today, we are a proven leader in the rapidly growing Smart EV market, producing popular and environmentally-friendly vehicles, namely an SUV (the G3) and a four-door sports sedan (the P7). Our Smart EVs offer attractive design and high performance, coupled with safety and reliability. According to the IHS Markit Report, the G3 was among the top-three best-selling electric SUVs in China in 2019. The P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among EVs that are available in China, based on the MIIT NEV Catalogues.

Our Smart EVs appeal to the large and growing base of technology-savvy middle-class consumers in China. We primarily target the mid- to high-end segment in China’s passenger vehicle market, with prices ranging from RMB150,000 to RMB300,000, for our Smart EVs. According to the IHS Markit Report, the mid- to high-end segment represented 30.6% of China’s passenger vehicle market by sales volume in 2019 and had a higher EV penetration rate than other price segments. Consumers choose our products primarily because of attractive design, smart mobility experience, advanced technology and compelling value proposition. As of June 30, 2020, over 90% of purchasers of the G3 chose the versions with autonomous driving capabilities. As of the same date, approximately 50% of customers ordered the versions of the P7 that can support XPILOT 3.0, our upcoming advanced autonomous driving system.

In order to optimize our customers’ mobility experience, we have strategically chosen to focus on developing full-stack autonomous driving technology and in-car intelligent operating system, as well as core vehicle systems, including powertrain and the electrical and electronic architecture, or the E/E architecture, in-house. According to the IHS Markit Report, our XPILOT 3.0 is expected to offer the highest level of autonomous driving capabilities in commercially available passenger vehicles today. Through our proprietary software, core hardware and data technologies, we are able to develop and deploy innovative products rapidly and efficiently, which gives us an advantage over our competitors in China.

We started production of the G3 in November 2018, and as of July 31, 2020, we had delivered 18,741 units of the G3 to customers. We started production of the P7 and began delivery in May 2020, and as of July 31, 2020, we had delivered 1,966 units of the P7 to customers. We plan to launch our third Smart EV, a sedan, in 2021. The table below sets forth certain features of the G3 and the P7.

Model	G3 (SUV)	P7 (Sports Sedan)
Wheelbase (mm)	2,625	2,998
NEDC range (km)	460 / 520	562 / 586 / 670 / 706
Battery capacity (kWh)	57.5 / 66.7	70.8 / 80.9
0-100 km/h acceleration (s)	8.6	4.4 / 6.8 / 6.9(1)
Post-subsidy price (RMB)	146,800 – 199,800	229,900 – 349,900(2)

(1)	The P7’s four-wheel drive, rear-wheel drive super long range and rear-wheel drive long range configurations can accelerate from zero to 100 km per hour in 4.4, 6.8 and 6.9 seconds, respectively.
(2)	The price range is exclusive of the software of XPILOT 3.0.

Our autonomous driving system and in-car intelligent operating system allow customers to enjoy a new smart mobility experience, and our Smart EVs can be upgraded through over-the-air, or OTA, firmware updates.

•

XPILOT, our autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. Currently deployed on the G3 and the P7, XPILOT 2.5 offers adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. As of June 30, 2020, our adaptive cruise control function had been used for 25.1 million kilometers of driving cumulatively, and our lane centering control function had been used for 11.1 million kilometers of driving cumulatively. We plan to roll out XPILOT 3.0 by early 2021. XPILOT 3.0 will feature several new functions, including a navigation guided pilot for highway driving and advanced automated parking, in addition to the functions available in XPILOT 2.5.

•

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. Xmart OS enables a broad range of smart connectivity functions, such as artificial intelligence, or AI, voice assistant, smart navigation and an app store. The in-car app store allows our customers to conveniently access third-party services and infotainment and allows us to develop our smart connectivity ecosystem and create value for all participants.

•

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. Through such updates, we are able to frequently upgrade our Smart EVs throughout the product lifecycle, and our customers can enjoy more functions and better user experience.

We design, develop and engineer our core vehicle systems in-house, including the development of key technologies relating to powertrain and E/E architecture to deliver superior and reliable vehicle performance. For example, the P7 has achieved industry-leading driving range as a result of our comprehensive engineering efforts. We collaborated with a top-tier supplier to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. Furthermore, we integrated a braking system that offers advanced energy recovery capability, and the P7’s low air drag and three-in-one electric drive system also contribute to its high energy efficiency. Our collaboration with a German engineering and design firm to develop the P7’s chassis allows us to offer a superior driving experience in terms of performance, drivability and handling. As a result of our efforts in modular design across key aspects of Smart EVs, we have strategically established two Smart EV platforms. These platforms are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner.

We have an omni-channel sales model, which combines a data-driven and targeted online marketing strategy with a physical sales and service network. As of June 30, 2020, our physical sales and service network consisted of a total of 147 stores and service centers, which cover 52 major cities in China. A substantial majority of our stores are strategically located in shopping malls in tier-one and tier-two cities, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. In addition, we actively engage in data-driven and targeted online marketing through a variety of channels to further enhance our brand recognition and acquire customers.

Our manufacturing philosophy centers around quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality. We produce the G3 through a contract manufacturing collaboration with Haima, which has over three decades of automotive manufacturing experience, at its plant in Zhengzhou, Henan province. The arrangement allows us to retain effective control of key manufacturing and procurement processes and product quality with minimal required capital outlay. In addition, we have built our own plant in Zhaoqing, Guangdong province. We started the production of the P7 at the plant in May 2020 and will also utilize the plant for future models. We are leveraging the manufacturing know-how and experience gained at the Haima plant to quickly ramp up the Zhaoqing plant. The Haima plant and the Zhaoqing plant have annual production capacity of up to 150,000 units and 100,000 units, respectively.

As of June 30, 2020, we had 3,676 employees in China and the United States. As of June 30, 2020, approximately 43% of our employees focused on research and development, of which 66%, 17% and 17% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

Our Strengths

We believe the following strengths position us well to capitalize on the opportunities of a rapidly changing passenger vehicle market and the anticipated consumer demand for Smart EVs in China:

•	we are a leading Smart EV company;

•	great to drive, great to be driven;

•	deep software, hardware and data technologies;

•	innovative software and content subscription model;

•	scalable and efficient platforms; and

•	the winning team for Smart EV.

Our Strategies

We pursue the following strategies to accomplish our mission:

•	continue to invest in and advance our technologies;

•	leverage common platforms to launch a new model every year;

•	build the leading Smart EV brand;

•	expand our sales and super charging network;

•	drive operating efficiency by optimizing production management; and

•	expand innovative subscription and value-added services.

Our Challenges

Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties including:

•	our limited operating history;

•	our ability to effectively manage our growth;

•	uncertainties relating to our research and development efforts;

•	our ability to offer a good mobility experience and meet customer expectations;

•	our ability to attain profitability and positive operating cash flows;

•	uncertainties relating to autonomous driving technologies;

•	our ability to compete in our industry;

•	changes to government subsidies, economic incentives and government policies relating to NEVs and domestically produced vehicles; and

•	the impact of the COVID-19 outbreak.

In addition, we face risks and uncertainties related to the regulatory environment in China, including:

•	further changes and interpretation of laws and regulations governing the EV market in the PRC; and

•	changes in the political and economic policies of the PRC government.

Recent Developments

We delivered a total of 2,451 Smart EVs, including 1,641 units of the P7 and 810 units of the G3, to customers in July 2020.

In August 2020, we completed our Series C+ round financing. We issued an aggregate of 207,588,515 Series C preferred shares to 27 investors and received US$900.0 million of proceeds from the Series C+ round financing. See “Description of Share Capital—History of Securities Issuances.”

Our History and Corporate Structure

We began our operations in 2015 through Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd., or Chengxing Zhidong, a PRC limited liability company. We undertook a reorganization, or the Reorganization, to facilitate our initial public offering in the United States. As part of the Reorganization, we incorporated XPeng Inc., an exempted company incorporated under the laws of Cayman Islands, in December 2018. Subsequently, XPeng Inc. established XPeng Limited, a limited liability company established in the British Virgin Islands. XPeng Limited then established XPeng (Hong Kong) Limited, a Hong Kong limited liability company, as its wholly owned subsidiary. XPeng (HK) Limited then established Guangdong Xiaopeng Motors Technology Co., Ltd., or Xiaopeng Motors, as a wholly foreign-owned enterprise in the PRC.

As a transitional arrangement of the Reorganization, Xiaopeng Motors entered into a series of contractual agreements with Chengxing Zhidong and its shareholders in September 2019, pursuant to which Xiaopeng Motors exercised effective control over the operations of Chengxing Zhidong. In connection with the Reorganization, substantially all of the former shareholders of Chengxing Zhidong have exited from Chengxing Zhidong and obtained, by themselves or through their respective affiliates, shares of XPeng Inc. based on their respective shareholding in Chengxing Zhidong prior to the Reorganization. In May 2020, Xiaopeng Motors completed its purchase of 100% equity interest in Chengxing Zhidong. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

The following diagram illustrates our corporate structure as of the date of this prospectus. Certain entities that are immaterial to our results of operations, business and financial condition are omitted. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%.

(1)

We have the option to acquire the remaining 0.5% equity interest in Xiaopeng Technology from the current owner, and the owner has the right to require us to purchase such equity interest, in or before September 2022 at a purchase price equal to such owner’s initial investment plus an investment yield.

(2)

Includes (i) 36 subsidiaries that are wholly-owned by Chengxing Zhidong, (ii) three subsidiaries of which a majority equity interest is held by Chengxing Zhidong, and (iii) one subsidiary, of which a 50% equity interest is held by Chengxing Zhidong. Chengxing Zhidong and its subsidiaries are primarily involved in research and development, manufacturing and selling our Smart EVs and providing after-sales services.

(3)

Includes (i) eight subsidiaries that are wholly-owned by Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd., or Xiaopeng Automobile, and (ii) one subsidiary, of which 73.8% equity interest is held by Xiaopeng Automobile. Xiaopeng Automobile and its subsidiaries are primarily involved in providing value-added services.

(4)

Heng Xia, our co-founder, director and president, and Tao He, our co-founder, director and senior vice president hold 80% and 20% equity interest, respectively, in Zhipeng IoV. Zhipeng IoV is primarily involved in operating our Xpeng mobile apps and providing value-added services.

(5)

Xiaopeng He, our co-founder, chairman and chief executive officer, and Heng Xia hold 80% and 20% equity interest, respectively, in Yidian Chuxing. Yidian Chuxing is primarily involved in providing ride-hailing services and operating the related mobile app.

Our Corporate Information

Our principal executive offices are located at No. 8 Songgang Road, Changxing Street, Cencun, Tianhe District, Guangzhou, Guangdong 510640, People’s Republic of China. Our telephone number at this address is +86-020-6680-6680. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our main website is www.xiaopeng.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, related to the assessment of the effectiveness of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, we are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to NYSE corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Upon the completion of this offering, we will be a “controlled company” as defined under the rules of NYSE, because Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, will be able to exercise 58.9% of the aggregate voting power of our total issued and outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs. Under the rules of NYSE, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, references in this prospectus to:

•	“ADSs” are to American depositary shares, each of which represents two Class A ordinary shares;

•

“Alibaba” are to Alibaba Group Holding Limited and its consolidated subsidiaries and affiliated consolidated entities; Taobao China Holding Limited, a wholly-owned subsidiary of Alibaba Group Holding Limited, is a principal shareholder of us;

•

“average utilization rate” of any function of our Smart EVs are to the number of Smart EVs whose drivers had used such function at least once during a period of time divided by the number of Smart EVs that had been driven at least once during such period;

•	“C-NCAP” are China New Car Assessment Program, which is a car safety assessment program run by the China Automotive Technology and Research Center;

•	“CAGR” are to compound annual growth rate;

•

“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

•	“EV” and “electric vehicle” are to battery electric passenger vehicle;

•	“ICE” are to internal combustion engine;

•	“mid- to high-end segment” are to the segment in China’s passenger vehicle market with prices ranging from RMB150,000 to RMB300,000, not including any government subsidy;

•

“MIIT NEV Catalogues” are to the Catalogues of New Energy Vehicle Models Exempted from Vehicle Purchase Tax published by the Ministry of Industry and Information Technology of the PRC, or the MIIT, in the period from August 2014 to April 2020, which include relevant data of new energy vehicles registered with them;

•	“NEDC” are to New European Driving Cycle, which is designed to assess the emission levels of car engines and fuel economy in passenger vehicles;

•	“NEV” are to new energy vehicle;

•	“OEM” are to automotive original equipment manufacturer;

•

“ordinary shares” are to our Class A ordinary shares, US$0.00001 par value per share, Class B ordinary shares, US$0.00001 par value per share, and Class C ordinary shares, US$0.00001 par value per share; each Class A ordinary share is entitled to one vote; each Class B ordinary share is entitled to five votes prior to the completion of this offering, and will be entitled to 10 votes upon the completion of this offering pursuant to our seventh amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering; each Class C ordinary share will be entitled to five votes upon the completion of this offering pursuant to our seventh amended and restated memorandum and articles of association;

•

“post-subsidy price” are to the purchase price that takes into account the subsidies from China’s central government as of June 30, 2020, which was RMB22,500 for each qualified purchase of the G3 by an individual, and ranged from RMB22,500 to RMB24,750 for each qualified purchase of the P7 by an individual; post-subsidy price does not take into account (i) additional cost related to certain premium features that customers may opt for or (ii) subsidies offered by certain local governments for EV purchases;

•	“RMB” or “Renminbi” are to the legal currency of China;

•	“SUV” are to sport utility vehicle;

•	“tier-one cities” are to Beijing, Shanghai, Guangzhou and Shenzhen;

•

“tier-two cities” are to Tianjin, Chongqing, Harbin, Changchun, Shenyang, Hohhot, Shijiazhuang, Urumchi, Lanzhou, Xining, Xi’an, Yinchuan, Zhengzhou, Jinan, Taiyuan, Hefei, Changsha, Wuhan, Nanjing, Chengdu, Guiyang, Kunming, Nanning, Lhasa, Hangzhou, Nanchang, Fuzhou, Haikou, Qingdao, Dalian, Ningbo and Xiamen;

•	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our company” and “our” are to XPeng Inc. and its subsidiaries and consolidated variable interest entities, or VIEs, and their respective subsidiaries, as the context requires.

Unless specifically indicated otherwise or unless the context otherwise requires, all information in this prospectus assumes that the underwriters will not exercise their option to purchase additional ADSs.

This prospectus contains translations between Renminbi and U.S. dollars for the convenience of the reader. The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB7.0651 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On August 14, 2020, the noon buying rate for Renminbi was RMB6.9501 to US$1.00.

The Offering

Price per ADS	We currently estimate that the initial public offering price will be between US$11.00 and US$13.00 per ADS.

ADSs Offered by Us	85,000,000 ADSs

ADSs Outstanding Immediately After This Offering	85,000,000 ADSs (or 97,750,000 ADSs if the underwriters exercise in full the over-allotment option).

Ordinary Shares Outstanding Immediately After This Offering	801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares (or 827,054,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares if the underwriters exercise in full the over-allotment option).

The ADSs	Each ADS represents two Class A ordinary shares.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs thereunder.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We and the depositary may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Ordinary Shares

Pursuant to our seventh amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. In respect of all matters subject to a shareholder’s vote, each Class A ordinary share will be entitled to one vote, each

Class B ordinary share will be entitled to 10 votes, and each Class C ordinary share will be entitled to five votes. Each Class B ordinary share or each Class C ordinary share will be convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares will not be convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. See “Description of Share Capital” for more information.

Over-Allotment Option	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 12,750,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$972.0 million from this offering, or approximately US$1,118.8 million if the underwriters exercise in full the over-allotment option, assuming an initial public offering price of US$12.00 per ADS, the mid-point of the estimated range of the initial public offering price, after deducting underwriting discounts, commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering for (i) research and development of our Smart EVs and technologies, (ii) selling and marketing and expansion of sales channels, and (iii) general corporate purposes.

See “Use of Proceeds” for more information.

Lock-up	We, our officers and directors and our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. Any ADSs purchased by Alibaba, Coatue, Qatar Investment Authority, Xiaomi and/or their affiliates in this offering will not be subject to the foregoing lock-up restrictions. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Directed Share Program	At our request, the underwriters have reserved up to 3.0% of the ADSs offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees and other individuals associated with us and members of their families. Any sales made through the directed share program will be made by Tiger Brokers (NZ) Limited. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Certain participants may be subject to the lock-up agreements as described in “Underwriting—Directed Share Program” elsewhere in this prospectus.

Indications of Interest	Four of our existing shareholders, Alibaba, Coatue, Qatar Investment Authority and Xiaomi, and/or their affiliates, have indicated interest in purchasing up to US$200 million, US$100 million, US$50 million and US$50 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. In addition, PRIMECAP Management Company and/or its affiliate have indicated interest in purchasing up to US$100 million of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the number of ADSs to be purchased by these investors would be up to 41,666,667 ADSs, representing approximately 49.0% of the ADSs being offered in this offering. Because such indications of interest are not binding agreements or commitments to purchase, such investors could determine to purchase more, fewer, or no ADSs in this offering, and the underwriters could determine to sell more, fewer, or no ADSs to such investors. The underwriters will receive the same underwriting discounts and commissions on any of the ADSs purchased by such investors as they will from any other ADSs sold to the public in this offering.

Listing	We have applied to list the ADSs on the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

NYSE Trading Symbol	XPEV

Payment and settlement	The underwriters expect to deliver the ADSs against payment on , 2020, through the facilities of the Depositary Trust Company, or DTC.

Depositary	Citibank, N.A.

The total number of ordinary shares that will be outstanding immediately after this offering will be 801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares, which is based upon (i) 107,051,240 Class A and 331,234,375 Class B ordinary shares outstanding prior to this offering; (ii) the automatic conversion of 16,926,907 Series B preferred shares, 29,871,475 Series B-1 preferred shares, 7,033,275 Series B-2 preferred shares and 43,642,225 Series C preferred shares held by Simplicity Holding Limited into 97,473,882 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (iii) the automatic conversion of 1,137,879 Series B preferred shares held by Efficiency Investment Limited into 1,137,879 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (iv) the automatic conversion of 50,540,875 Series A preferred shares, 54,709,700 Series B preferred shares, 18,382,450 Series B-1 preferred shares, 5,394,850 Series B-2 preferred shares and 49,590,589 Series C preferred shares owned by Alibaba into 178,618,464 Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of the remaining outstanding preferred shares into 524,503,160 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (vi) 170,000,000 Class A ordinary shares issued in connection with this offering (assuming the underwriters do not exercise their option to purchase additional ADSs), but exclude:

•	53,230,015 Class A ordinary shares issuable upon the settlement of outstanding restricted share units, or RSUs, under our share incentive plan; and

•	32,693,845 additional Class A ordinary shares reserved for future grants under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated statements of cash flows data for the years ended December 31, 2018 and 2019 and summary consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data and summary consolidated cash flows data for the six months ended June 30, 2019 and 2020 and summary consolidated balance sheets data (excluding pro forma as adjusted data) as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

Summary Consolidated Statements of Comprehensive Loss Data

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Revenues
Vehicle sales	4,153	2,171,231	307,318	1,197,499	913,269	129,265
Services and others	5,553	149,988	21,229	33,993	89,581	12,679

Total revenues	9,706	2,321,219	328,547	1,231,492	1,002,850	141,944

Cost of sales
Vehicle sales	(8,220)	(2,733,531)	(386,906)	(1,667,805)	(963,136)	(136,323)
Services and others	(3,847)	(145,829)	(20,641)	(34,475)	(75,830)	(10,733)

Total cost of sales	(12,067)	(2,879,360)	(407,547)	(1,702,280)	(1,038,966)	(147,056)

Gross loss	(2,361)	(558,141)	(79,000)	(470,788)	(36,116)	(5,112)

Operating expenses
Research and development expenses	(1,051,219)	(2,070,158)	(293,012)	(983,198)	(630,578)	(89,253)
Selling, general and administrative expenses	(642,541)	(1,164,569)	(164,834)	(484,058)	(798,974)	(113,087)

Total operating expenses	(1,693,760)	(3,234,727)	(457,846)	(1,467,256)	(1,429,552)	(202,340)
Other income	1,487	12,294	1,740	5,116	37,293	5,278
Loss from operations	(1,694,634)	(3,780,574)	(535,106)	(1,932,928)	(1,428,375)	(202,174)
Interest income	65,376	88,843	12,575	58,031	20,953	2,966
Interest expenses	(5,822)	(32,017)	(4,532)	(11,677)	(15,954)	(2,258)
Fair value gain (loss) on derivative liabilities	254,361	27,679	3,918	(47,079)	618,442	87,535
Other non-operating (loss) income, net	(18,104)	4,397	622	15,324	9,131	1,292

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Loss before income tax expenses	(1,398,823)	(3,691,672)	(522,523)	(1,918,329)	(795,803)	(112,639)

Income tax expenses	—	(1)	—	—	—	—

Net loss	(1,398,823)	(3,691,673)	(522,523)	(1,918,329)	(795,803)	(112,639)

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.	(2,257,844)	(4,645,722)	(657,560)	(2,331,763)	(2,091,939)	(296,096)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	330,176,070	349,450,580	349,450,580	349,414,050	362,747,375	362,747,375

Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	(6.83)	(13.29)	(1.88)	(6.60)	(5.72)	(0.81)

Summary Consolidated Balance Sheets Data

	As of December 31,			As of June 30,
	2018	2019		2020
	Actual	Actual		Actual		Pro Forma(1)		Pro Forma As Adjusted(2)
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share data)
Balance Sheet Data:
Cash and cash equivalents	1,626,878	1,946,931	275,570	1,061,209	150,204	1,061,209	150,204	14,199,959	2,022,169
Restricted cash	4,647	460,812	65,224	834,099	118,059	834,099	118,059	834,099	118,059
Short-term deposits	759,975	—	—	—	—	—	—	—	—
Short-term investments	2,246,272	407,844	57,727	223,173	31,588	223,173	31,588	223,173	31,588
Prepayments and other current assets	1,236,596	1,083,307	153,332	1,023,967	144,931	1,023,967	144,931	1,023,967	144,931
Property, plant and equipment, net	863,357	3,229,952	457,170	3,218,922	455,609	3,218,922	455,609	3,218,922	455,609
Total assets	7,673,188	9,251,365	1,309,449	9,324,869	1,319,847	9,324,869	1,319,847	22,463,619	3,191,812
Short-term borrowings	200,000	419,950	59,440	277,465	39,273	277,465	39,273	277,465	39,273
Current portion of long-term borrowings	—	60,000	8,492	60,000	8,492	60,000	8,492	60,000	8,492
Long-term borrowings	1,000,000	1,690,000	239,204	1,689,980	239,201	1,689,980	239,201	1,689,980	239,201
Derivative liabilities	637,015	897,091	126,978	389,430	55,120	—	—	—	—
Total liabilities	2,878,940	6,388,317	904,211	6,650,810	941,359	6,261,380	886,239	6,261,380	886,239
Total mezzanine equity	6,979,473	9,693,478	1,372,022	11,598,502	1,641,661	—	—	—	—
Total shareholders’ (deficit) equity	(2,185,225)	(6,830,430)	(966,784)	(8,924,443)	(1,263,173)	3,063,489	433,608	16,202,239	2,305,573
Share capital	21	21	3	21	3	63	9	78	11
Total shares outstanding	349,414,050	362,747,375	362,747,375	362,747,375	362,747,375	931,506,945	931,506,945	1,410,019,000	1,410,019,000

(1)

The consolidated balance sheets data as of June 30, 2020 are presented on a pro forma basis to reflect (i) the automatic conversion of 80,546,975 preferred shares outstanding as of June 30, 2020 into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the automatic conversion of 129,027,875 preferred shares outstanding as of June 30, 2020 into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; and (iii) the automatic conversion of 384,570,020 remaining preferred shares outstanding (including the preferred shares issued upon the exercise of outstanding warrants) as of June 30, 2020 into Class A ordinary shares on a one-for-one-basis upon the completion of this offering.

(2)

The consolidated balance sheets data as of June 30, 2020 are presented on a pro forma as adjusted basis to reflect (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020; (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020; (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020; (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (vii) the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs.

Summary Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cash Flow Data:
Net cash used in operating activities	(1,572,715)	(3,562,765)	(504,274)	(1,574,894)	(1,212,667)	(171,643)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	104,781	148,207	(165,240)	(23,389)
Net cash provided by financing activities	6,734,200	3,593,562	508,635	1,906,800	868,329	122,904
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(14,782)	5,125	725	(9,134)	(2,857)	(403)
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	230,927	1,631,525	2,407,743	340,794
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	340,794	2,102,504	1,895,308	268,263

RISK FACTORS

An investment in the ADSs involves significant risks. You should carefully consider all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history and face significant challenges as a new entrant into our industry.

We began our operations in 2015 and have a limited operating history. We have limited history in most aspects of our business operations, including designing, testing, manufacturing, marketing and selling our Smart EVs, as well as offering our services. We started production of our first mass-produced Smart EV, the G3, in November 2018. We recently constructed a manufacturing plant in Zhaoqing, Guangdong province, and the plant is the first manufacturing facility owned by us. We started production of our second mass-produced Smart EV, the P7, at the Zhaoqing plant in May 2020.

You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:

•	design and produce safe, reliable and quality vehicles on an ongoing basis;

•	build a well-recognized and respected brand;

•	expand our customer base;

•	properly price our products and services;

•	advance our technological capabilities in key areas, such as autonomous driving, intelligent operating system, electric powertrain and E/E architecture;

•	successfully market our Smart EVs and our services, including our advanced autonomous driving system and various value-added services, such as insurance agency service and automotive loan referral;

•	improve operating efficiency and economies of scale;

•	operate our manufacturing plant in a safe and cost-efficient manner;

•	attract, retain and motivate our employees;

•	anticipate and adapt to changing market conditions, including changes in consumer preferences and competitive landscape; and

•	navigate a complex and evolving regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected. Our Smart EVs are highly technical products that require ongoing maintenance and support. As a result, consumers will be less likely to purchase our Smart EVs now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

As we continue to grow, we may not be able to effectively manage our growth, which could negatively impact our brand and financial performance.

We have experienced significant growth in the past several years. We plan to further grow our business by, among other things, investing in technology, expanding our product portfolio, strengthening our brand recognition, expanding our sales and marketing network and service offerings. Our future operating results will depend to a large extent on our ability to manage our expansion and growth successfully.

Risks that we face in undertaking this expansion include, among others:

•	managing a larger organization with a greater number of employees in different divisions;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	executing our strategies and business initiatives successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.

Our research and development efforts may not yield expected results.

Technological innovation is critical to our success, and we strategically develop most of key technologies in-house, such as autonomous driving, intelligent operating system, powertrain and E/E architecture. We have been investing heavily on our research and development efforts. In 2018, 2019 and six months ended June 30, 2020, our research and development expenses amounted to RMB1,051.2 million, RMB2,070.2 million (US$293.0 million) and RMB630.6 million (US$89.3 million), respectively. Our research and development expenses accounted for 89.2% and 62.9% of our total revenues for 2019 and the six months ended June 30, 2020, respectively. The EV industry is experiencing rapid technological changes, and we need to invest significant resources in research and development to lead technological advances in order to remain competitive in the market. Therefore, we expect that our research and development expenses will continue to be significant. Furthermore, research and development activities are inherently uncertain, and there can be no assurance that we will continue to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, our significant expenditures on research and development may not generate corresponding benefits. If our research and development efforts fail to keep up with the latest technological developments, we would suffer a decline in our competitive position. For example, we believe autonomous driving is a key factor that differentiates our Smart EVs from competing products, and we have dedicated significant research and development efforts in this area. We plan to roll out XPILOT 3.0 by early 2021. One of the features of XPILOT 3.0 is a navigation guided pilot for highway driving. Any delay in the roll out of XPILOT 3.0 or other setbacks in our efforts to improve autonomous driving capabilities could materially and adversely affect our business, reputation, results of operations and prospects.

Besides our in-house expertise, we also rely on certain technologies of our suppliers to enhance the performance of our Smart EVs. In particular, we do not manufacture battery cells or semiconductors, which makes us dependent upon suppliers for the relevant technologies. As technologies change, we plan to upgrade our existing models and introduce new models in order to provide Smart EVs with the latest technologies, including battery cells and semiconductors, which could involve substantial costs and lower our return on investment for existing models. There can be no assurance that we will be able to equip our Smart EVs with the latest technologies. Even if we are able to keep pace with changes in technologies and develop new models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.

If our Smart EVs, including software systems, fail to offer a good mobility experience and meet customer expectations, our business, results of operations and reputation would be materially and adversely affected.

We tailor our Smart EVs for China’s technology-savvy middle class consumers. Our Smart EVs offer smart technology functions, including autonomous driving and smart connectivity, to make the mobility experience more convenient. There can be no assurance that we will be able to continue to enhance such smart technology functions and make them more valuable to our customers. In the design process, we pay close attention to the preferences of our target customers. For example, our proprietary autonomous driving system is also customized for driving behavior and road conditions in China. However, there can be no assurance that we are able to accurately identify consumer preferences and effectively address such preferences in our Smart EVs’ design. Furthermore, the driving experience of a Smart EV is different from that of an ICE vehicle, and our customers may experience difficulties in adapting to the driving experience of a Smart EV. As consumer preferences are constantly evolving, we may fail to introduce desirable product features in a timely manner.

Our Smart EVs may contain defects in design or manufacturing that cause them not to perform as expected or that require repair, and certain features of our Smart EVs, such as XPILOT 3.0, may take longer than expected to become enabled. For example, the operation of our Smart EVs is highly dependent on our proprietary software, such as XPILOT and Xmart OS, which is inherently complex. These software systems may contain latent defects and errors or be subject to external attacks. Although we attempt to remedy any issues we observe in our Smart EVs as effectively and rapidly as possible, such efforts may not be timely or may not be to the satisfaction of our customers. Furthermore, while we have performed extensive internal testing on the Smart EVs we manufacture, we currently have a limited frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our Smart EVs. We cannot assure you that our Smart EVs are free of defects, which may manifest over time. Product defects, delays or other failures of our products to perform as expected could damage our reputation and result in product recalls, product liability claims and/or significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We have only recently started to generate revenues and have incurred significant losses and negative cash flows from operating activities, all of which may continue in the future.

We have only recently started to generate revenues and have not been profitable since our inception. The design, manufacture, sale and servicing of Smart EVs is a capital intensive business. We have been incurring losses from operations and had negative cash flows from operating activities since inception. We incurred net losses of RMB1,398.8 million, RMB3,691.7 million (US$522.5 million) and RMB795.8 million (US$112.6 million) for 2018, 2019 and the six months ended June 30, 2020, respectively. Net cash used in operating activities was RMB1,572.7 million, RMB3,562.8 million (US$504.3 million) and RMB1,212.7 million (US$171.6 million) for 2018, 2019 and the six months ended June 30, 2020, respectively. We have made significant up-front investments in research and development, our manufacturing facility in Zhaoqing, our sales and service network, as well as marketing and advertising, to rapidly develop and expand our business. We expect to continue to invest significantly in these areas to further expand our business, and there can be no assurance that we will successfully execute our business strategies. We may not generate sufficient revenues for a number of reasons, including lack of demand for our Smart EVs and services, increasing competition, challenging macro-economic environment due to the COVID-19 outbreak, as well as other risks discussed herein. Our ability to become profitable in the future will not only depend on our efforts to sell our Smart EVs and services but also to control our costs. If we are unable to adequately control the costs associated with our operations, we may continue to experience losses and negative cash flows from operating activities in the future.

We expect our existing cash and cash equivalents will be sufficient to meet our anticipated working capital requirements, including capital expenditures in the ordinary course of business for an extended period of time. However, we may need additional capital resources in the future if we experience changes in business condition or other unanticipated developments, or if we wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. In addition, we have not recorded net income or positive cash flows from operating activities. As such, we may continue to rely on equity or debt financing to meet our working capital and capital expenditure requirements. If we were unable to obtain such financing in a timely manner or on terms that are acceptable, or at all, we may fail to implement our business plans or experience disruptions in our operating activities, and our business, financial condition and results of operations would be materially and adversely affected.

We may be subject to risks associated with autonomous driving technologies.

Through XPILOT 2.5, we have greatly enhanced the autonomous driving capabilities of our Smart EVs. To capitalize on our in-house research and development capabilities, we will continue to upgrade our autonomous driving technologies, and we plan to roll out XPILOT 3.0 by early 2021. Autonomous driving technologies are subject to risks and from time to time there have been accidents associated with such technologies. Although we attempt to remedy any issues we observe in our Smart EVs as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Moreover, autonomous driving technology is still evolving and is yet to achieve wide market acceptance. The safety of autonomous driving technologies depends in part on driver interaction, and drivers may not be accustomed to using such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, government scrutiny and further regulation. Furthermore, accidents or defects caused by third parties’ autonomous driving technology may negatively affect public perception, or result in regulatory restrictions, with respect to autonomous driving technology.

Our autonomous driving technologies may be affected by regulatory restrictions. For example, our research and development activities on autonomous driving are subject to regulatory restrictions on surveying and mapping, as well as driverless road testing. Any tightening of regulatory restrictions could have a material adverse impact on our development of autonomous driving technology.

China’s passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile.

China’s passenger vehicle market is large yet competitive, and we have strategically focused on offering Smart EVs for the mid- to high-end segment. We directly compete with other pure-play EV companies, especially those targeting the mid- to high-end segment. To a lesser extent, our Smart EVs also compete with NEVs and ICE vehicles in the mid- to high-end segment offered by traditional OEMs. We may also in the future face competition from new entrants that will increase the level of competition. Many of our current and potential competitors, particularly international competitors, have more financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote significant resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, energy efficiency, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. There can be no assurance that we will be able to compete successfully. Our competitors may introduce new vehicles or services that surpass the quality or performance of our Smart EVs or services, which would adversely affect our competitive position in the market. They may also offer vehicles or services at more competitive prices, which would have an adverse impact on our sales and profitability. In addition, we may compete with state-own enterprises or companies that have received investments or other forms of support from state-owned enterprises or other government entities, and such competitors may therefore possess more resources than us.

In addition, volatility in the automobile industry may materially and adversely affect our business, prospects, operating results and financial condition. The sales volume of EVs in the mid- to high-end segment in

China may not grow at the rate that we expect, or at all. Demand for EVs depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new entrant to the EV market, we have less financial resources than more established OEMs to withstand changes in the market and disruptions in demand. Demand for our Smart EVs may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and components, cost of oil and gasoline and governmental regulations, including tariffs, import regulation and sales taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and less financial resources as compared to many traditional OEMs.

The unavailability, reduction or elimination of government and economic incentives or government policies that are favorable for NEVs and domestically produced vehicles could materially and adversely affect our business, financial condition and results of operations.

Our business has benefited from government subsidies, economic incentives and government policies that support the growth of NEVs. For example, each qualified purchaser of our Smart EVs enjoys subsidies from China’s central government and certain local governments. Furthermore, in certain cities, quotas that limit the purchase of ICE vehicles do not apply to EVs, thereby incentivizing customers to purchase EVs. In April 2020, the Ministry of Finance of the PRC, together with several other PRC government departments, issued the Announcement on Policies concerning the Exemption of New Energy Vehicles from Vehicle Purchase Tax, and the Circular on Improving the Fiscal Subsidy Policies for the Promotion and Application of New Energy Vehicles, or the 2020 Subsidy Circular, which extended certain subsidies and tax exemptions on EV purchases to the end of 2022. China’s central government also provides certain local governments with funds and subsidies to support the roll out of a charging infrastructure. These policies are subject to certain limits as well as changes that are beyond our control, and we cannot assure you that future changes, if any, would be favorable to our business. For instance, according to the 2020 Subsidy Circular, in principle, the subsidies for NEV purchases from 2020 to 2022 will generally be lowered by 10%, 20% and 30%, respectively, based on the level of the previous year with limited exceptions in the area of public transport, and the total number of NEVs in China that will be entitled to such subsidies should be no more than two million each year. Furthermore, we have received subsidies from certain local governments. Any reduction or elimination of government subsidies and economic incentives because of policy changes, fiscal tightening or other factors may result in the diminished competitiveness of the EV industry generally or our Smart EVs in particular. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may also face increased competition from foreign OEMs due to changes in government policies. For example, the tariff on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15% starting from July 1, 2018. On June 23, 2020, the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or the MOFCOM, promulgated the Special Administrative Measures for Market Access of Foreign Investment, or the 2020 Negative List, effective on July 23, 2020, under which there is no limit on foreign ownership of NEV manufacturers. As a result, foreign EV competitors could build wholly-owned facilities in China without the need for a domestic joint venture partner. For example, Tesla has constructed the Tesla Giga Shanghai factory in Shanghai without a joint venture partner. These changes could increase our competition and reduce our pricing advantage.

The COVID-19 outbreak has adversely affected, and may continue to adversely affect, our results of operations.

During January 2020, a strain of coronavirus, also known as COVID-19, was reported to have surfaced in Wuhan, China. In an effort to halt the outbreak, the PRC government placed significant restrictions on travel within China and closed certain businesses, and governments outside of China have halted or sharply curtailed the movement of people, goods and services to and from China. Moreover, the COVID-19 outbreak has become a global pandemic and affected regions outside of China, such as Europe and North America. We are headquartered in Guangzhou, and we market and sell our Smart EVs to consumers in China. Our production facilities and most of our key suppliers are located in China, and some of our suppliers of automobile parts are located in North America. In addition, a significant portion of our research and development staff is based in the United States. If the COVID-19 outbreak continues for an extended period or worsens, it could materially and adversely impact our supply chain, technology development, sales and other aspects of our operations.

While we have resumed normal business operations, we have experienced certain disruptions in our operations as a result of the government imposed suspensions due to the COVID-19 outbreak in China. A substantial number of our offices and stores, as well as both of our manufacturing facilities, were closed for certain periods in February and March of 2020. As a result, our vehicle delivery decreased from 3,218 units in the fourth quarter of 2019 to 2,271 units in the first quarter of 2020. In particular, we delivered 1,055, 161 and 1,055 units of Smart EVs in January, February and March 2020, respectively, which were lower than our expectation before the COVID-19 outbreak. The sharp decrease in the number of deliveries in February 2020 was mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. In the second quarter of 2020, we delivered 3,228 units of Smart EVs. Furthermore, while the outbreak has not materially and adversely affected our supply chain as of the date hereof due to our advanced planning and effective supplier management, it has affected and may affect future delivery of components from certain suppliers that suspended production. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 outbreak and we had to switch to alternative suppliers. We cannot assure you that these alternative suppliers and our other suppliers will not suspend their operation or become unable to provide sufficient components to us in the future if impact from the COVID-19 outbreak continues or worsens. The resumption of their normal manufacturing operations will depend on the status of various government regulations and the readiness of such suppliers and their currently inactive workforce. See also “—We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our Smart EVs according to our schedule and at prices, quality levels and volumes acceptable to us.” In addition, we incurred additional costs relating to the delivery of new Smart EVs to customers’ homes, mask donations to our customers, technology advancement for remote working arrangements and OTA firmware updates.

Concerns about the COVID-19 outbreak and its potential impact on the Chinese and global economy have created uncertainty about the overall demand for automobile products, which could have negative implications for the demand of our Smart EVs. At this point, we cannot accurately predict what effects these conditions would have on our business, which will depend on, among other factors, the ultimate geographic spread of the virus, the duration of the outbreak and the corresponding travel restrictions and business closures imposed by government authorities.

We depend on revenue generated from a limited number of vehicle models.

Our business initially depended substantially on the sales and success of the G3, which was our only mass-produced Smart EV in the market prior to May 2020. We started the production of our second mass-produced Smart EV, the P7, in May 2020. We plan to launch and start production of our third vehicle model, a smart electric sedan, in 2021. Historically, automobile customers have come to expect a variety of vehicle models offered in an OEM’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations, we plan to launch a new model every year to enrich our product portfolio, as well as periodically introducing new versions of existing vehicle models. To the extent our product variety and cycles do not meet consumer expectations, or cannot be produced on our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future our business will depend on a limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.

Our business and prospects depend significantly on our ability to build our Xpeng brand. We may not succeed in continuing to maintain and strengthen the Xpeng brand, and our brand and reputation could be harmed by negative publicity regarding our company, products or services.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “Xpeng” brand. If we do not continue to develop, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality Smart EVs and services, and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the Xpeng brand will depend heavily on the success of our sales and marketing efforts. For example, we seek to enhance our brand recognition by locating a substantial majority of our stores, including direct stores and franchised stores, in shopping malls in tier-one and tier-two cities. We also advertise our Smart EVs through various online channels, including several social media platforms and e-commerce platforms. While we seek to optimize resource allocation through careful selection of sales and marketing channels, such efforts may not achieve the desired results. To promote our brand, we may be required to change our branding practices, which could result in substantially increased expenses, including the need to utilize traditional media and offline advertising. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

If incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media in China, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. In addition, from time to time, our Smart EVs are evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our Smart EVs.

We are dependent upon our relationship with Haima for the manufacturing of the G3, and we may utilize the Haima plant to produce other models in the future.

In March 2017, we entered into a contract manufacturing arrangement with Haima Automobile Co., Ltd., or Haima, a China-based automotive manufacturer, for the manufacturing of our vehicles. The agreements relating to this arrangement will expire on December 31, 2021 and are renewable by mutual consent. Haima has over three decades of automotive manufacturing experience, and it has provided a plant in Zhengzhou for the manufacturing of the G3. We also have the option to utilize the Haima plant to produce other models in the future.

While we take comprehensive measures to ensure that Haima manufactures our Smart EVs in accordance with our standards, there can be no assurance that such measures will be effective. Collaboration with a third party for the manufacturing of vehicles is subject to risks with respect to operations over which we have limited control. We could experience delays to the extent Haima do not meet agreed upon timelines or experience capacity constraints as well as quality issues. There is risk of potential disputes with Haima, and we could be affected by adverse publicity related to Haima, whether or not such publicity is related to its collaboration with us. Our ability to successfully build our brand could also be adversely affected by perceptions about the quality of Haima’s vehicles. In addition, although we are closely involved in each step of the supply chain and manufacturing process, given that we also rely on Haima to meet our quality standards, there can be no assurance that we will successfully maintain quality standards of the Smart EVs produced at the Haima plant.

We may be unable to enter into new agreements or extend existing agreements with Haima on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that vehicles manufactured at facilities of new third-

party partners comply with our quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Any problems or delays in ramping and maintaining operations of the Zhaoqing plant could negatively affect the production of our Smart EVs.

To exercise direct control over product quality and gain more flexibility in adjusting our manufacturing process and production capacity, we built our own plant in Zhaoqing, Guangdong province. The Zhaoqing plant is initially utilized for production of the P7 and will also be utilized for future models. Our future operation and prospects depend on the successful ramping and maintaining of operation in the Zhaoqing plant. In addition, we need to effectively control cost of production at the Zhaoqing plant. While we intend to utilize the manufacturing know-how accumulated through our collaboration with Haima, we do not have other direct experience in the production of Smart EVs. Given the size and complexity of this undertaking, it is possible that we may experience issue, delays or cost overruns in further expanding the production output at the Zhaoqing plant. If we experience any issues or delays in meeting our projected timelines, costs, capital efficiency and production capacity for our Zhaoqing plant, our business, prospects, operating results and financial condition could be adversely impacted.

We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our Smart EVs according to our schedule and at prices, quality levels and volumes acceptable to us.

We procure components from both domestic suppliers and global suppliers, some of which are currently our single-source suppliers for certain components. We attempt to mitigate our supply chain risk by qualifying and obtaining components from multiple sources where practicable and maintaining safety stock for certain key components and components with lengthy procurement lead times. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 outbreak and we had to switch to alternative suppliers. See “—The COVID-19 outbreak has adversely affected, and may continue to adversely affect, our results of operations.” However, we may still experience component shortages for our production or the components may not meet our specifications or quality needs. Furthermore, qualifying alternative suppliers or developing our own replacements for certain highly customized components of our Smart EVs may be time consuming and costly. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt production of our Smart EVs until an alternative supplier is fully qualified by us or we are able to procure the relevant components in sufficient quantities from other existing suppliers. For example, we do not manufacture certain key hardware components for our autonomous driving system, such as semiconductors, millimeter-wave radars, ultrasonic sensors and cameras, and we import certain of such components from foreign countries. The loss of any supplier for any reason, including any export control measures adopted by any foreign country to limit the import of supplies into China, could lead to vehicle design changes, production delays and potential loss of access to important technologies, any of which could result in quality issues, delays and disruptions in deliveries, negative publicity and damage to our brand. In addition, our suppliers may fail to comply with applicable laws and regulations, or they may be involved in product liability claims or incidents of negative publicity. If any of these incidents occur, customers may also lose confidence in our Smart EVs that incorporate components from the relevant suppliers, and our reputation, business and results of operations could be adversely affected. Developments that we cannot presently anticipate, such as changes in business conditions or government policies, natural disasters or epidemics, could also affect our suppliers’ ability to deliver components to us in a timely manner.

Any significant increases in our production, such as the launch of a new model, has required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. While we believe that we will be able to secure additional or alternative sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components. Additionally, we continuously negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, seek new and less expensive suppliers for certain parts, and attempt to redesign certain parts to make them less expensive to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to the relevant manufacturing facilities and service stores and at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, as well as storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

Increases in costs, disruption of supply or shortage of components and materials could have a material adverse impact on our business.

We incur significant costs related to procuring components and raw materials required to manufacture our Smart EVs. We may experience cost increases, supply interruption and/or shortages relating to components and raw materials, which could materially and adversely impact our business, prospects, financial condition and operating results. We use various components and raw materials in our business, such as steel, aluminum, as well as lithium battery cells. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of EVs by our competitors, and could adversely affect our business and operating results.

For instance, we are exposed to multiple risks relating to lithium battery cells. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the battery cells, such as lithium, nickel, cobalt and manganese;

•	disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and

•

the inability or unwillingness of our current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium cells required to support the growth of the EV industry as demand for such battery cells increases.

Our business is dependent on the continued supply of battery cells for the battery packs used in our Smart EVs. While we believe several sources of the battery cells are available for such battery packs, we have to date fully qualified only a very limited number of suppliers for the battery cells used in such battery packs and have very limited flexibility in changing battery cell suppliers. Any disruption in the supply of battery cells from such suppliers could disrupt production of our Smart EVs until such time as a different supplier is fully qualified. There can be no assurance that we would be able to successfully retain alternative suppliers on a timely basis, on acceptable terms or at all.

Furthermore, tariffs or shortages in petroleum and other economic conditions may result in significant increases in freight charges and material costs. In addition, a growth in popularity of EVs without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us or impact our prospects. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase product prices in response to increased material costs could result in decrease in sales and therefore materially and adversely affect our brand, image, business, prospects and operating results.

Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.

We started the production of our first mass-produced Smart EV, the G3, in November 2018 and our second mass-produced Smart EV, the P7, in May 2020. We plan to launch and start production of our third vehicle model, a smart electric sedan, in 2021. We plan to launch a new model every year to enrich our product portfolio and offer customers more selections. OEMs often experience delays in the design, manufacture and commercial release of new vehicle models. To the extent we need to delay the launch of our Smart EVs, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components used in our Smart EVs. To the extent our suppliers experience any delays in providing us with or developing necessary components or experience quality issues, we could experience delays in delivering on our timelines. Any delay in the manufacture and launch of our third model or future models, including in the ramp up of our Zhaoqing plant or due to any other factors, or in performing facelifts to existing models, could lead to customer dissatisfaction and materially and adversely affect our reputation, demand for our Smart EVs, results of operations and growth prospects.

We may not be able to expand our physical sales and service network cost-efficiently, and our franchise model is subject to a number of risks.

As of June 30, 2020, our physical sales and service network consisted of 44 direct stores and 103 franchised stores. We plan to further expand our physical sales and service network through a balanced combination of direct stores and franchised stores. This planned expansion may not have the desired effect of increasing sales and enhancing our brand recognition in a cost-efficient manner. We may need to invest significant capital and management resources to operate existing direct stores and open new ones, and there can be no assurance that we will be able to improve the operational efficiency of our direct stores.

While our franchise model enables us to pursue an asset-light expansion strategy, such model is also subject to a number of risks. We may not be able to identify, attract and retain a sufficient number of franchisees with the requisite experience and resources to operate franchised stores. Our franchisees are responsible for the day-to-day operation of their stores. Although we offer the same trainings and implement the same service standards for staff from both direct stores and franchised stores, we have limited control over how our franchisees’ businesses are run. If our franchisees fail to deliver high quality customer service and resolve customer complaints in a timely manner, or if any of their misconduct leads to damages to our brand image and reputation, our business could be adversely affected. In addition, our agreements with certain of our franchisees are non-exclusive. While they are required to only sell our Smart EVs in the Xpeng-branded franchised stores, they may operate other stores that sell vehicles of other brands. These franchisees may dedicate more resources to the stores outside of our sales network and may not be able to successfully implement our sales and marketing initiatives, which in turn may harm our business, prospects, financial condition and results of operation.

If we are unable to provide quality services, our business and reputation may be materially and adversely affected.

We aim to provide consumers with a good customer service experience, including providing our customers with access to a comprehensive suite of charging solutions, after-sales services and value-added services, as well as software subscriptions. Our services may fail to meet our customers’ expectations, which could adversely affect our business, reputation and results of operations. Furthermore, we plan to roll out a vehicle software subscription model, which may not achieve wide customer acceptance. We also plan to expand our subscription offerings to include other premium features in the future. If we fail to receive the expected number of orders for such subscriptions, our business, results of operations and financial condition would be materially and adversely affected.

Offline after-sale services are primarily carried out by franchised service stores. We and our franchisees have limited experience in servicing our Smart EVs. Servicing EV is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our after-sale service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our franchisees will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. Moreover, we provide value-added services, including insurance agency service, automotive loan referral, finance lease, in-car payment and ride-hailing, and we may expand our value-added services in the future. However, we cannot assure you that we will be able to successfully monetize our value-added services. In addition, we are subject to certain risks relating to our ride hailing service. For example, the drivers may be involved in accidents or misconducts, which could result in personal injuries, property damage or other harms for passengers and third parties, as well as reputational damage and significant liabilities for us.

In addition, we seek to engage with our customers on an ongoing basis using online and offline channels. If we are unable to roll out and establish a broad service network covering both online and offline channels, consumer experience could be adversely affected, which in turn could materially and adversely affect our sales, results of operations and prospectus.

We may face challenges in providing charging solutions.

We have marketed our ability to provide our customers a convenient charging experience. We offer installation of home chargers for our customers. Customers may also charge through Xpeng-branded super charging stations and third-party charging piles. We plan to expand our charging network primarily by partnering with third parties. As of June 30, 2020, we offer a charging network that is connected to over 200,000 third-party charging piles across China. There can be no assurance that our partners will continue to expand their charging facilities, or that such partners will continue their cooperation on terms acceptable to us, or at all. As a result, we may need to invest significant capital to establish and operate more Xpeng-branded super charging stations and/or engage additional franchisees to operate such stations. In addition, the installation of home chargers is handled by third-party service providers, and their service may not meet our customers’ expectations. To the extent we or the relevant third parties are unable to meet customer expectations or experience difficulties in providing charging solutions, our reputation and business may be materially and adversely affected.

The range of our Smart EVs on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our Smart EVs.

The range of our Smart EVs on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her Smart EV as well as the frequency with which the battery is charged can result in additional deterioration of the battery’s ability to hold a charge. Battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our Smart EVs, which may adversely affect our ability to market and sell our Smart EVs. There can be no assurance that we will be able to continue to improve cycle performance of our battery packs in the future.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will need significant capital to, among other things, conduct research and development, ramping up our production capacity and expand our sales and service network. As we ramp up our production capacity and operations, we may also require significant capital to maintain our property, plant and equipment and such costs may be greater than anticipated. We expect that our level of capital expenditures will be significantly affected by user demand for our Smart EVs and services. Given we have a limited operating history, we have limited historical data on the demand for our Smart EVs and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We plan to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. In particular, recent disruptions in the financial markets and volatile economic conditions could affect our ability to raise capital. If we are unable to raise sufficient funds, we will have to significantly reduce our spending or delay or cancel our planned activities. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. We may also raise equity financing through one or more of our operating subsidiaries in the PRC. As a result, our net loss or net income would be partially attributable to the investors of such operating subsidiaries, which would affect net loss or net income attributable to shareholders of XPeng Inc. The incurrence of indebtedness would result in increased debt service obligations. Any financial or other restrictive covenants would restrict our operations or our ability to pay dividends to our shareholders.

Our industry is rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the ICE may materially and adversely affect the demand for our Smart EVs.

We operate in China’s EV market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our products and services. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. In addition, a sustained depression of petroleum price could make the ownership of ICE vehicles more attractive to consumers. Any failure by us to successfully react to changes in alternative technologies and market conditions could materially harm our competitive position and growth prospects.

Our future growth is dependent upon consumers’ willingness to adopt EVs and specifically our Smart EVs.

The demand for our Smart EVs and services will highly depend upon the adoption by consumers of NEVs in general and EVs in particular. The market for NEVs is still rapidly evolving, characterized by rapidly changing technologies, prices and the competitive landscape, evolving government regulation and industry standards and changing consumer demands and behaviors.

Other factors that may influence the adoption of NEVs, and specifically EVs, include:

•

perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such vehicles are produced by us or other OEMs;

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technologies, such as autonomous driving and lithium battery cells;

•	the limited range over which EVs may be driven on a single battery charge and the speed at which batteries can be charged;

•	the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	the availability of other types of NEVs, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of after-sales service for EVs;

•	the environmental consciousness of consumers;

•	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost for charging an EV;

•	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our Smart EVs and use our services. If the market for EVs does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.

Our financial results may vary significantly from period to period due to the seasonality of our business and fluctuations in our operating costs.

Our operating results may vary significantly from period to period due to many factors, including seasonal factors that may have an effect on the demand for our Smart EVs. Demand for new cars typically decline over the winter season and during the Chinese New Year holiday, while sales are generally higher in September and October. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. We may record significant increase in revenues when we commence mass delivery of a new product to fulfill customer orders accumulated in prior periods, but we may not be able to maintain our revenue at similar levels in subsequent periods. Also, any health pandemic or epidemics such as the COVID-19 outbreak and natural disasters such as unusually severe weather conditions in some markets may impact demand for, and our ability to manufacture and deliver, our Smart EVs. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.

We also expect our period-to-period operating results to vary based on our operating costs, which we anticipate will increase significantly in future periods as we, among other things, design and develop new models, develop new technological capabilities, ramp up our manufacturing facilities and expand our physical sales network, as well as expanding our general and administrative functions to support our growing operations. We may incur substantial research and development and/or selling expenses when we develop and/or promote a new product in a given period without generating any revenue from such product until we start delivery of such products to customers in future periods. As a result of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons may not be indicative of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our ADSs could fall substantially either suddenly or over time.

If we fail to effectively manage the credit risks related to our finance lease program, our business may be adversely affected.

We cooperate with banks and connect them with customers who seek automotive financing solutions. We believe the availability of financing options is important to our customers. If affordable automotive financing solutions are not available for our customers, we may not be able to grow our sales. To complement the banks’ services, we also offer finance leases to our customers through a wholly-owned subsidiary, and we record the relevant finance leases on our balance sheet. As of June 30, 2020, the amount of finance lease receivables was RMB167.0 million (US$23.6 million). As we continue to grow our business, we may increase the amount of finance leases we offer. We may not be able to obtain adequate funding for our finance lease program. We may also fail to effectively manage the credit risks related to our finance lease program, which would materially and adversely affect our business, results of operations and financial condition. In addition, if we do not successfully monitor and comply with applicable national and/or local financial regulations and consumer protection laws governing finance lease transactions, we may become subject to enforcement actions or penalties, which would adversely affect our business.

Any cyber-attacks, unauthorized access or control of our Smart EVs’ systems could result in loss of confidence in us and our Smart EVs and harm our business.

Our Smart EVs contain complex information technology systems to support smart technology functions and to accept and install periodic OTA firmware updates. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks and our Smart EVs’ technology systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks and systems. We encourage reporting of potential vulnerabilities in the security of our Smart EVs, and we aim to remedy any reported and verified vulnerability. However, there can be no assurance that vulnerabilities will not be exploited in the future before they can be identified, or that our remediation efforts are or will be successful. Any cyber-attacks, unauthorized access, disruption, damage or control of our information technology networks or our Smart EVs’ systems or any loss or leakage of data or information stored in our systems could result in legal claims or proceedings. In addition, regardless of their veracity, reports of cyber-attacks to our information technology networks or our Smart EVs’ systems or data, as well as other factors that may result in the perception that our information technology networks or our Smart EVs’ systems or data are vulnerable to “hacking,” could negatively affect our brand and harm our business, prospects, financial condition and results of operation.

Actual or alleged failure to comply with data privacy and protection laws and regulations could damage our reputation, and discourage consumers from purchasing our Smart EVs.

We are subject to various data privacy and protection laws and regulations in China, including, without limitation, the PRC Cyber Security Law. Pursuant to these laws and regulations, a service provider is required to obtain a user’s consent to collect the user’s personal information. See “Regulations—Regulation Related to Internet Security and Privacy Protection.”

We have adopted strict information security policies, and we use a variety of technologies to protect the data with which we are entrusted. We mainly collect and store data relating to the usage of our Smart EVs, the autonomous driving system and intelligent operating system, as well as data collected through our sales and services channels. To the extent we collect customer information, we obtain prior consent from our customers in accordance with applicable laws and regulations. We de-sensitize customer data by removing personally identifiable information, when such information is not relevant to our business. We then analyze such information to improve our technologies, products and services. We use a variety of technologies to protect the data with which we are entrusted. For further information, see “Business—Data Privacy and Security.”

Nevertheless, collection, use and transmission of customer data may subject us to legislative and regulatory burdens in China and other jurisdictions, which could, among other things, require notification of data breach, restrict our use of such information and hinder our ability to acquire new customers or serve existing customers. If we were found to be in violation of customers’ rights to data privacy, we could face administrative investigation, disciplinary actions, civil claims and reputational damage. We may incur significant expenses to comply with laws and regulations relating to data privacy, data security and consumer protection, as well as relevant industry standards and contractual obligations. If third parties improperly obtain and use the personal information of our customers, we may be required to expend significant resources to resolve such problems.

In addition, the interpretation and application of personal information protection laws and regulations and standards are still uncertain and evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may also become subject to additional or new laws and regulations regarding the protection of personal information or privacy-related matters in connection with our methods for data collection and storage. In addition to the regulatory requirements, consumer attitudes towards data privacy are also evolving, and consumer concerns about the extent to which their data is collected by us may adversely affect our ability to gain access to data and improve our technologies, products and services. Furthermore, the integrity of our data protection measures could be compromised by system failures, security breaches or cyber-attacks. If we are unable to comply with the applicable laws and regulations or effectively address data privacy and protection concerns, such actual or alleged failure could damage our reputation, discourage consumers from purchasing our Smart EVs and subject us to significant legal liabilities.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We enable our customers to access a variety of features and services through our mobile apps. In addition, certain of Smart EVs’ features depend to a certain extent on connectivity to our information technology systems. As such, the availability and effectiveness of our services depend on the continued operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses or other attempts to harm our systems. Our data centers are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, because our Smart EVs are based on a different technology platform than traditional ICE vehicles, individuals with sufficient training in Smart EVs may not be available to hire, and we will need to expend significant time and expense training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable, especially in China, where these executive officers reside, on the ground that we have not provided adequate compensation to them for their non-competition obligations, which is required under relevant PRC laws.

Misconduct by our employees during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the safety and reliability of our products and services and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to, misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. For example, one former employee of ours was arrested and then charged in July 2018 with stealing trade secrets from his previous employer, Apple. Although the alleged theft occurred before he was employed by us, we were subpoenaed by the grand jury to produce certain documents. Another employee of ours was sued by Tesla in March 2019 for misappropriation of trade secrets while he was employed by Tesla. We cooperated with Tesla and provided various documents and information relating to the employee to Tesla upon their request. However, we had to file a motion to quash Tesla’s further discovery requests that we believe are unreasonable. While the court denied many of Tesla’s requests, it has directed us to produce certain materials, including our source code and source code logs, for confidential inspection subject to the protective order in this case. While we have put in place various safeguards to address the risk of unauthorized third-party information being introduced into our systems or used in our operations, and based on internal investigation, we are confident that neither of these two employees introduced or used any external confidential information in our systems or business operations, we had to spend significant amount of time and efforts to handle these matters and answer related inquiries. Moreover, although we are not a defendant in either of these cases, discovery in these cases is still ongoing, and we could be further involved in these or other related proceedings that may arise in the future, or be forced to defend against any allegations arising out of these cases or other allegations in the future, even when the allegations are not justified. Any negative publicity surrounding these cases, especially in the event that any of these employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend against such claims.

If we become liable for product liability claims, our business, operating results and financial condition may be harmed. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our Smart EVs do not meet applicable standards or requirements, resulting in property damage, personal injury or death. Our risks in this area are particularly pronounced given we have limited experience of offering Smart EVs. Although we implement full-cycle quality control, covering design, procurement, production, sales and after-sales services, we cannot assure you that our quality control measures will be as effective as we expect. Any failure in any of our quality control steps would cause a defect in our Smart EVs, and in turn, could harm our customers. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our Smart EVs and business and inhibit or prevent commercialization of our future Smart EVs, which would have material adverse effect on our brand, business, prospects, financial condition and results of operations.

In China, vehicles must meet or exceed all mandated safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with China Compulsory Certification, or CCC, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. Although our G3 and P7 have received CCC certifications, we cannot assure you that each of our future Smart EV models will be able to receive such certifications. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that our certification fails to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the CCC may be suspended or even revoked. With effect from the date of revocation or during suspension of the CCC, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold or used in any commercial activity. Failure of any of our Smart EV models to satisfy motor vehicle standards would have a material adverse effect on our business, prospects, financial condition and results of operations.

We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business and results of operations.

If our Smart EVs are subject to recalls in the future, we may be subject to adverse publicity, damage to our brand and liability for costs. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our Smart EVs, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image, business and results of operations.

Our Smart EVs make use of lithium cells, and lithium cells may catch fire or vent smoke and flame on rare occasions.

Our Smart EVs’ battery packs make use of lithium cells. On rare occasions, lithium cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium cells. While our batteries are built with robust safety features and strong thermal management capabilities, there can be no assurance that our batteries will always function safely. If any safety accident occurs to any of our Smart EVs’ battery pack, we could be subject to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium cells for automotive applications or any future incident involving lithium cells, such as a vehicle fire, even if such incident does not involve our Smart EVs, could seriously harm customers’ confidence in our Smart EVs.

If our vehicle owners customize our Smart EVs or change the charging infrastructure with aftermarket products, the vehicle may not operate properly.

Automobile enthusiasts may seek to “hack” our Smart EVs to modify their performance which could compromise vehicle safety systems. Also, customers may customize our Smart EVs with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our Smart EVs and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and harm our business, prospects, financial condition and results of operations.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our Smart EVs, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents, copyrights or trademarks regarding their proprietary rights. Companies holding patents, copyrights, trademarks or other intellectual property rights may bring suits alleging infringement of such rights by us or our employees or otherwise assert their rights and urge us to take licenses. Any such intellectual property infringement claim could result in costly litigation and divert our management’s attention and resources.

If we or our employees are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease offering Smart EVs or services that incorporate or use the challenged intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our Smart EVs or relevant services which would incur significant cost; or

•	establish and maintain alternative branding for our Smart EVs and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, financial condition and results of operation could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of patents, trademarks, copyrights, trade secrets and confidentiality agreements to protect our proprietary rights. As of June 30, 2020, we had 450 patents (including 52 invention patents), 1,047 pending patent applications, 451 registered trademarks and 86 pending trademark applications in China and certain other jurisdictions, which we have invested significant resources to develop. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our intellectual proprietary rights. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

There can be no assurance that our application for the registration with competent government authorities of trademarks and other intellectual property rights related to our current or future business will be approved, or our intellectual property rights will not be challenged by third parties or found by the relevant governmental or judicial authority to be invalid or unenforceable. From time to time, we may encounter difficulties registering our trademarks or other intellectual properties or have disputes with third parties regarding our trademarks or other intellectual properties. If the relevant trademarks or other intellectual properties could not be registered, we may fail to prevent others from using such intellectual properties, and our business, financial condition and results of operations may be materially and adversely affected.

Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, as our patents may expire and may not be extended and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

The use of certain premises may be disrupted if the land-use-purpose statutory provisions are strictly enforced by competent government authorities.

We lease a number of properties for our stores, service centers, offices and self-operated charging stations across China. Certain leased properties are not used in accordance with the designated purposes of such properties. For example, some stores or offices are currently located on lands designated for industrial usage instead of commercial usage. Under the PRC legal regime regarding the land use right, land shall be used strictly in line with the approved usage of the land. Any change as contemplated to the usages of land shall go through relevant land alteration registration procedures. If any state-owned land is illegally used beyond the approved usage, the land administrative departments of the PRC governments at and above the county level may retrieve the land and impose a fine. As such, our usage of such leased properties may subject the landlords to retrieval of land or removal of the buildings by the PRC government authorities and therefore we may need to move our stores, offices or charging stations somewhere else and additional relocation costs will be incurred.

In addition, certain leased properties had been mortgaged by the landlords to third parties before entering into lease agreements with us, and certain lessors of our leased properties failed to provide the building ownership certificates or other evidence demonstrating their rights to lease such properties. If the mortgagees of the leased properties exercise their mortgage right or the lessors do not actually have the rights to lease the relevant properties to us, we will not be able to continue our leases on the said properties and therefore we may need to relocate the relevant functions somewhere else and additional relocation costs will be incurred.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We have limited liability insurance coverage for our products and business operations. A successful liability claim against us due to injuries suffered by our customers could materially and adversely affect our financial condition, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

We may not be able to maintain and enhance our strategic relationships with our strategic partners.

Strategic business relationships will be an important factor in the growth and success of our business. Xiaomi, a leading technology company, is one of our strategic investors, and we co-develop digital car keys. We have also formed strategic partnerships with several key suppliers, such as Bosch, Brembo and CATL. If we were unable to maintain and enhance our strategic relationship with any of such partners, our business, financial condition and results of operations would be materially and adversely affected.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to enhance our competitive position. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction, which may result in investment losses.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

•	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•

inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits including the failure to successfully further develop the acquired technology;

•	difficulties in retaining, training, motivating and integrating key personnel;

•	diversion of management’s time and resources from our normal daily operations and potential disruptions to our ongoing businesses;

•	strain on our liquidity and capital resources;

•	difficulties in executing intended business plans and achieving synergies from such strategic investments or acquisitions;

•	difficulties in maintaining uniform standards, controls, procedures and policies within the overall organization;

•	difficulties in retaining relationships with existing suppliers and other partners of the acquired business;

•	risks of entering markets in which we have limited or no prior experience;

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regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•

liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

Any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits.

Certain of our operating subsidiaries may be required to obtain additional licenses or permits or make additional filings or registrations.

In order to operate our business, we need to obtain a series of licenses, permits and approvals, make filings or complete registrations according to relevant PRC laws and regulations. However, given the significant amount of discretion held by local PRC authorities in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control, we cannot guarantee you that we have obtained or will be able to obtain and maintain all requisite licenses, permits, filings and registrations.

For example, PRC governments impose sanctions for engaging in value-added telecommunication services, or the VATS, without having obtained the VATS licenses for relevant categories. These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites and mobile apps may be ordered to cease operation. We have obtained two VATS licenses for Internet content provider, each held by Zhipeng IoV and Yidian Chuxing, respectively. Given that the interpretation of such regulations and PRC regulatory authorities’ enforcement of such regulations in the context of VATS industry are evolving and remain uncertain, it is unclear whether we are required to obtain other VAT licenses. If we are not able to comply with all applicable legal requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations or suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

Certain of our operating subsidiaries that are providing repair and maintenance services have not made the automobile maintenance and management filing with competent government authorities. We may be ordered by the competent government authorities to rectify such non-compliance and may also be subject to fines. In addition, one of our operating subsidiaries that is engaged in the cash settlement activities in relation to our franchised charging stations may be deemed as providing payment services and thus be required to obtain the payment business license. If we were deemed as providing payment services without obtaining the payment business license, we may be ordered by the People’s Bank of China, or the PBOC, or its local branch to cease the activities related to cash settlement.

In addition, due to the uncertainties regarding the interpretation of the laws and regulations related to online transmission business of audio and visual programs and PRC regulatory authorities’ enforcement of such laws and regulations, we may be required to obtain a License for Online Transmission of Audio and Visual Programs, as we allow users of our Xpeng mobile app to upload and share audio and video content on the mobile app from time to time. If the government authorities determine that the audio and video uploading feature on our Xpeng mobile app should be subject to this license requirement, we may be required to obtain necessary license and may even be subject to penalties, fines, legal sanctions and/or an order to remove such feature. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant government authorities regarding the lack of a License for Online Transmission of Audio and Visual Programs.

We may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.

We are currently not party to any material legal or administrative proceedings. However, in light of the nature of our business, we and our management are susceptible to potential claims or disputes. We and certain of our management have been, and may from time to time in the future be, subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings. In particular, according to the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. Employers that fail to make adequate social insurance and housing fund contributions may be subject to fines and legal sanctions. If the relevant PRC authorities determine that we shall make supplemental contributions, that we are not in compliance with labor laws and regulations, or that we are subject to fines or other legal sanctions, such as order of timely rectification, and our business, financial condition and results of operation may be adversely affected.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

We are subject to multiple environmental and safety laws and regulations related to the manufacture of our Smart EVs, including the use of hazardous materials in the manufacturing process and the operation of our manufacturing plant. Such laws and regulations govern the use, storage, discharge and disposal of hazardous materials during the manufacturing process. We are responsible for obtaining and/or periodically renewing the waste disposal permits and other relevant permits for our Zhaoqing plant. There is no assurance that we will be able to obtain or renew such permits in a timely manner.

In addition, from time to time, the government of the PRC issues new regulations, which may require additional actions on our part to comply. If the Zhaoqing plant or any of our other future constructions fails to comply with applicable regulations or maintain the relevant permits, we could be subject to substantial liability for clean-up efforts, personal injury or fines or be forced to close or temporarily cease the operations of the Zhaoqing plant or other relevant constructions, any of which could have a material adverse effect on our business, prospects, financial condition and results of operation. Our business could also be materially and adversely affected if the Haima plant fails to comply with applicable environmental and safety laws and regulations.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, identified one material weakness in our internal control over financial reporting as of December 31, 2019, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States.

The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP, in particular, to (i) develop comprehensive U.S. GAAP accounting policies and financial reporting procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. We have implemented and are continuing to implement a number of measures to address the material weakness that has been identified. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending December 31, 2021, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, once we cease to be an “emerging growth company” as the term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our ADSs could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities.

If we upgrade our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment in our manufacturing facilities, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as our engineering and manufacturing expertise and efficiency increase, we may be able to manufacture our Smart EVs using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent we own such equipment, our results of operations could be negatively impacted.

Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

We offer competitive warranty terms. To retail customers who purchased the G3, we offer (i) a four-year or 100,000-kilometer warranty and (ii) an eight-year or 150,000-kilometer warranty for critical components, such as battery pack, motors and VCU. To retail customers who purchased the P7, we offer (i) a five-year or 120,000-kilometer warranty and (ii) an eight-year or 160,000-kilometer warranty for critical components, such as battery pack, motors and VCU. With respect to each vehicle model, we also offer a two-year or 50,000-kilometer warranty covering vehicle repair, replacement and refund, in the event of certain product malfunctions specified in the applicable regulation. We accrue a warranty reserve for the Smart EVs sold by us, which includes our best estimate of the projected costs to repair or replace items under warranties and recalls when identified. We have limited experience with warranty claims regarding our Smart EVs or with estimating warranty reserves. As of June 30, 2020, we had warranty reserves in respect of our Smart EVs of RMB48.0 million (US$6.8 million). We cannot assure you that such reserves will be sufficient to cover future claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our business, prospects, financial condition and results of operation.

We face risks associated with the international sale of our Smart EVs, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

While we have historically sold all of our Smart EVs in China, we are exploring opportunities to expand into international markets. For example, we began to accept customer orders for our G3 from an European country through a local dealer in June 2020 and expect delivery to begin on a trial basis in that country before the end of 2020. We may also test sales into other international markets. While we expect China will continue to be our primary market, the marketing and sale of our Smart EVs to international markets may increase in the future, which will expose us to a number of risks, including, but not limited, to:

•	fluctuations in foreign currency exchange rates;

•	increased costs associated with maintaining the ability to understand the local markets and develop and maintain effective marketing and distributing presence in various countries;

•	providing customer service and support in these markets;

•	difficulty with staffing and managing overseas operations;

•	failure to develop appropriate risk management and internal control structures tailored to overseas operations;

•

difficulty and cost relating to compliance with different commercial and legal requirements of the overseas markets in which we offer or plan to offer our products and services including charging and other electric infrastructures;

•	failure to obtain or maintain permits for our products or services in these markets;

•	different safety concerns and measures needed to address accident related risks in different countries and regions;

•	inability to obtain, maintain or enforce intellectual property rights;

•	unanticipated changes in prevailing economic conditions and regulatory requirements; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses.

Our expansion into international markets will require us to respond timely and effectively to rapid changes in market conditions in the relevant countries. Our success in international expansion depends, in part, on our ability to succeed in different legal, regulatory, economic, environmental, social and political conditions which we have little control over. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business. A change in one or more of the factors described above may have a material adverse effect on our business, financial condition and results of operations.

We have not recognized any share-based compensation expense in the past but will recognize a substantial amount of share-based compensation expense upon the completion of this offering, which will have a significant impact on our results of operations.

In 2015, our subsidiary, Chengxing Zhidong, adopted a share incentive plan, pursuant to which options were granted to certain employees of Chengxing Zhidong. In June 2020, XPeng Inc. adopted a share incentive plan, or the Plan, to replace the share incentive plan adopted by Chengxing Zhidong, and we issued RSUs to replace the options granted to certain employees of Chengxing Zhidong. As of the date of this prospectus, 96,274,295 RSUs were granted and outstanding, and shares underlying 43,044,280 of such RSUs have been issued to XPeng Fortune Holdings Limited, which has been established for our share incentive plan. We are required to recognize compensation expense for an equity award over the period in which the recipient is required to provide service in exchange for the equity award. Because the vesting of the RSUs (including the RSUs issued to replace the options granted under the share incentive plan of Chengxing Zhidong) will be contingent upon the completion of an initial public offering or change in control, we have not recognized, and do not expect to recognize, share-based compensation expense relating to such equity awards prior to the completion of this offering. Upon the completion of this offering, we expect to begin to recognize a significant amount of share-based compensation expense. As of June 30, 2020, the total unrecognized share-based compensation expense amounted to RMB584.4 million (US$82.7 million), out of which RMB210.3 million (US$29.8 million) was related to RSUs for which the service condition had been met and is expected to be recognized upon the completion of this offering. Moreover, if additional RSUs or other share incentives are granted to our employees, directors or consultants in the future, we will incur additional share-based compensation expense and our results of operations will be further adversely affected.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, prospects, financial condition and results of operation.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have been concerns over the downturn in economic output caused by the COVID-19 outbreak. It is unclear whether these challenges will be contained and what effects they each may have. Economic conditions in China are sensitive to global economic conditions. Recently there have been signs that the rate of China’s economic growth is declining, and China’s economy contracted in the first quarter of 2020 as a result of the COVID-19 outbreak. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Sales of our Smart EVs depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our Smart EVs and our results of operations may be materially and adversely affected.

We could be adversely affected by political tensions between the United States and China.

In March 2018, U.S. President Donald J. Trump announced the imposition of tariffs on steel and aluminum entering the United States and in June 2018 announced further tariffs targeting goods imported from China. Subsequently both China and the U.S. have each imposed tariffs that have adversely affected trade between the two countries. In October 2019, U.S. President Donald J. Trump announced that China and the United States had reached a tentative agreement for the first phase of a trade deal, under which China has agreed to buy up to US$50.0 billion of American products and services, while the United States has agreed to suspend new tariffs. Such agreement was signed in January 2020. Although we do not currently export any of our Smart EVs to the United States, it is not yet clear what impact these tariff negotiations may have or what further actions the governments may take, and tariffs could potentially impact our raw material prices.

Political tensions between the United States and China have escalated due to, among other things, the COVID-19 outbreak, the PRC National People’s Congress’ passage of Hong Kong national security legislation, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with ByteDance Ltd., Tencent Holdings Ltd. and the respective subsidiaries of such companies. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States. It is unclear if this proposed legislation would be enacted.

A substantial part of our research and development on autonomous driving is conducted in the United States, and we are required to comply with the U.S. laws and regulations on export controls, including the U.S. Department of Commerce’s Export Administration Regulations. Currently, such laws and regulations do not restrict our ability to offer our U.S.-origin software to customers in China. However, we may be affected by future changes in U.S. export control laws and regulations. If we were unable to transfer our U.S.-origin software to China, source U.S.-origin software and components from third parties or otherwise access U.S. technology as a result of such regulatory changes, our business, results of operations and financial condition would be materially and adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. If any of our employees are identified as a possible source of spreading COVID-19, H1N1 flu, avian flu or another epidemic, we may be required to quarantine employees that are suspected of being infected, as well as others that have come into contact with those employees. We may also be required to disinfect our affected premises, which could cause a temporary suspension of certain business operations. A recurrence of an outbreak of COVID-19, H1N1 flu, avian flu or another epidemic could restrict the level of economic activities generally and/or slow down or disrupt our business activities, which could in turn adversely affect our results of operations.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services to our customers.

Risks Relating to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The current industry entry clearance requirements governing the foreign investment activities in the PRC are set out in two categories, namely the Encouraged Industry Catalog for Foreign Investment (2019 version), as promulgated by the NDRC and the MOFCOM and taking effect on July 30, 2019, and the 2020 Negative List. Industries not listed in these two catalogs are generally deemed “permitted” for foreign investments unless specifically restricted by other PRC laws. According to the 2020 Negative List and other applicable laws and regulations, the industry of value-added telecommunications services (other than the services of electronic commerce, multiparty conferencing within the PRC, information storage and forwarding, and call center) generally falls into the restricted category with very limited exceptions in certain pilot demonstration zones.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our PRC subsidiaries are foreign-invested enterprises, or FIEs. To comply with PRC laws and regulations, we operate our businesses related to the value-added telecommunications services through our consolidated VIEs, as defined below, that hold the required ICP license and other related licenses. Our subsidiary, Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd., or Xiaopeng Chuxing, has entered into a series of contractual arrangements with Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., or Yidian Chuxing, and its shareholders. In addition, our subsidiary, Guangzhou Xiaopeng Motors Technology Co., Ltd., or Xiaopeng Technology, has entered into a series of contractual arrangements with Guangzhou Zhipeng IoV Technology Co., Ltd., or Zhipeng IoV, and its shareholders. Yidian Chuxing and Zhipeng IoV are collectively referred to as our consolidated VIEs. For a detailed description of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with Consolidated VIEs and Their Shareholders.”

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among (i) Xiaopeng Chuxing, Yidian Chuxing and Yidian Chuxing’s shareholders and (ii) Xiaopeng Technology, Zhipeng IoV and Zhipeng IoV’s shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the PRC Foreign Investment Law and its implementing rules, the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry and other industries we are or will be engaged in, there can be no assurance that the PRC government authorities, including the Ministry of Commerce, or the MOFCOM, or the MIIT, or other competent authorities would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our relevant business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down our relevant services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our PRC consolidated VIEs’ business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “—Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.” Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our subsidiaries in China or our consolidated VIEs or their subsidiaries. See “Our History and Corporate Structure—Contractual Arrangements with Consolidated VIEs and Their Shareholders.”

Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our consolidated VIEs were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our consolidated VIEs without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our consolidated VIEs for underpaid taxes; or (ii) limiting the ability of our consolidated VIEs to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our mobile apps, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our mobile apps, which is important to our ability to offer a convenient customer experience. For a description of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with Consolidated VIEs and Their Shareholders.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

If any of our VIEs or their shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under PRC laws, including contractual remedies, which may not be sufficient or effective. All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “—Risks Relating to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

In connection with our operations in China, we rely on the shareholders of our consolidated VIEs to abide by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as the shareholders of our consolidated VIEs may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our consolidated VIEs may encounter, on one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive call option agreements to cause them to transfer all of their equity ownership in our consolidated VIEs to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIEs as provided under the power of attorney agreements, directly appoint new directors of our consolidated VIEs. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our corporate actions will be substantially controlled by certain shareholders who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

Our seventh amended and restated memorandum and articles of association will provide that in respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 10 votes and each Class C ordinary share is entitled to five votes. Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, Mr. Heng Xia, our co-founder, director and president, and Mr. Tao He, our co-founder, director and senior vice president, will beneficially own all the Class B ordinary shares issued and outstanding, representing 72.4% of the voting power of our total issued and outstanding shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Alibaba will beneficially own all of our issued Class C ordinary shares representing 14.9% of the voting power of our total issued and outstanding shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Furthermore, Alibaba has indicated interest in purchasing up to US$200 million of the ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered. If Alibaba were to be allocated such amount in full, assuming an initial public offering price of US$12.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, Alibaba’s voting power would be approximately 0.6% greater upon completion of this offering. In addition, pursuant to our seventh amended and restated memorandum and articles of association, Taobao China Holding Limited, a wholly-owned subsidiary of Alibaba, will be entitled to designate one director to our board and remove such director, provided, however, in the event that Taobao China Holding Limited, together with its affiliates, ceases to hold at least 10% of our issued and outstanding shares, such director designation right will be terminated. As a result, Mr. Xiaopeng He, Mr. Heng Xia, Mr. Tao He and Alibaba will have the ability to control or exert significant influence over important corporate matters, investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

•	the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our disposition of substantially all of our assets; and

•	any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

The triple-class structure of our share capital may render the ADSs ineligible for inclusion in certain stock market indices, and thus adversely affect the market price and liquidity of the ADSs.

In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our triple-class capital structure would make the ADSs ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in the ADSs. These policies are still relatively new and it is yet unclear what effect, if any, they have had and will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included and may adversely affect the liquidity of the shares of such companies. As such, the exclusion of the ADSs from these indices could result in a less active trading market for the ADSs and adversely affect their trading price.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation, or the SAMR. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents. The chops of our subsidiaries and consolidated VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and consolidated VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and consolidated VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and consolidated VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.

The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed PRC Foreign Investment Law in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately “controlled” by foreign investors. In March 2019, the PRC National People’s Congress promulgated the PRC Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the PRC Foreign Investment Law. The PRC Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the PRC Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The PRC Foreign Investment Law and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the PRC Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the PRC Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the PRC Foreign Investment Law, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Our operations are mainly conducted in the PRC, and all of our revenue has historically been sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Our operations are mainly conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and consolidated VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the U.S. and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. Because our auditors are located in the People’s Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects the U.S. regulators’ heightened interest in this issue. In a statement issued on December 9, 2019, the SEC reiterated concerns over the inability of the PCAOB to conduct inspections of the audit firm work papers with respect to U.S.-listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China. On April 21, 2020, the SEC and the PCAOB issued a new joint statement, reminding the investors that in investing in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk that disclosures will be incomplete or misleading, and there is also a greater risk of fraud. In the event of investor harm, there is substantially less ability to bring and enforce SEC, DOJ and other U.S. regulatory actions, in comparison to U.S. domestic companies, and the joint statement reinforced past SEC and PCAOB statements on matters including the difficulty to inspect audit work papers in China and its potential harm to investors. However, it remains unclear what further actions the SEC and PCAOB will take to address the concerns. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on the U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as NYSE and NASDAQ of issuers included on the SEC’s list for three consecutive years. Furthermore, on May 20, 2020, the U.S. senate passed the Holding Foreign Companies Accountable Act, or the Kennedy Bill, which includes requirements similar to those in the EQUITABLE Act for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities. The Kennedy Bill would also require public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures on foreign ownership and control of such issuers in their SEC filings. If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit securities of any U.S. listed companies from being traded on any of the U.S. national securities exchanges, such as NYSE and NASDAQ, or in the U.S. “over-the-counter” markets, if the auditor of the U.S. listed companies’ financial statements is not subject to PCAOB inspections for three consecutive years after the law becomes effective. In August 2020, the President’s Working Group on Financial Markets, or the PWG, released the Report on Protecting United States Investors from Significant Risks from Chinese Companies. The PWG recommends that the SEC take steps to implement the recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions, or NCJs, such as China, that do not provide the PCAOB with sufficient access to fulfill its statutory mandate the PWG recommends enhanced listing standards on U.S. securities exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. To reduce market disruption, the new listing standards could provide for a transition period until January 1, 2022 for currently listed companies. The other recommendations in the report include, among other things, requiring enhanced and prominent issuer disclosures of the risks of investing in certain NCJs such as China.

Enactment of any of such legislation or other efforts to increase the U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the ADSs could be adversely affected. In addition, enactment of these legislations may result in prohibitions on the trading of our ADSs on the NYSE, if our auditors fail to meet the PCAOB inspection requirement in time. It is unclear if and when any of the proposed legislation will be enacted.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC legal counsel, Fangda Partners, that the CSRC approval is not required in the context of this offering because our wholly-owned PRC subsidiaries were incorporated as FIEs by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirements could have a material adverse effect on the trading price of the ADSs.

These regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly authority under the State Council when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 and amended in September 2018, is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Regulations—M&A Rules and Overseas Listings.”

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

PRC residents are subject to restrictions and filing requirements when investing in offshore companies. The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

We may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding our employee share incentive plan may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies before they obtain the incentive shares or exercise the share options. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are

PRC residents and who have been granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We will make efforts to comply with these requirements. However, there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plan or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprise in China and limit our wholly-foreign owned enterprise’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. Certain of our subsidiaries did not have any retained earnings available for distribution in the form of dividends as of December 31, 2019. In addition, registered capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends paid to our foreign investors and gains on the sale of the ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax (which in the case of dividends may be withheld at source) at a rate of 20%. Any PRC tax liability may be reduced by an applicable tax treaty. However, if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends paid to our non-PRC investors, or gains from the transfer of the ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in the ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which became effective on December 1, 2017 and was most recently amended on June 15, 2018. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of the ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws. However, as the SAFE Circular 28 was newly issued, there are still substantial uncertainties as to its interpretation and implementations in practice.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the

SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Most of our revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors, executive officers or the expert named in this prospectus may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

The SEC, the U.S. Department of Justice, or the DOJ, and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies such as us, and non-U.S. persons, such as our directors and executive officers in China. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as China. We conduct our operations mainly in China and our assets are mainly located in China. In addition, a majority of our directors and executive officers reside within China. There are significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors, executive officers or other gatekeepers in case we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in China may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we, our directors, executive officers or other gatekeepers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against us, our directors, executive officers or other gatekeepers. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

We conduct our operations mainly in China, and our assets are mainly located in China. In addition, a majority of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you obtain a judgment against us, our directors, executive officers or the expert named in this prospectus in a U.S. court or other court outside China, you may not be able to enforce such judgment against us or them in China. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts in the United States, the United Kingdom, Japan or most other western countries. Therefore, recognition and enforcement in China of judgments of a court in any of these jurisdictions may be difficult or impossible. In addition, you may not be able to bring original actions in China based on the U.S. or other foreign laws against us, our directors, executive officers or the expert named in this prospectus. As a result, shareholder claims that are common in the U.S., including class actions based on securities law and fraud claims, are difficult or impossible to pursue as a matter of law and practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. While detailed interpretation of or implementation rules under Article 177 of the PRC Securities Law is not yet available, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by investors in protecting your interests. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that are intended to protect public investors.

Additional remedial measures could be imposed on certain PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings instituted by the SEC, as a result of which our financial statements may be determined to not be in compliance with the requirements of the Exchange Act, if at all.

In December 2012, the SEC brought administrative proceedings against the PRC-based “big four” accounting firms, including our independent registered public accounting firm, alleging that they had violated U.S. securities laws by failing to provide audit work papers and other documents related to certain other PRC-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring and suspending these accounting firms from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement required the firms to follow detailed procedures to seek to provide the SEC with access to such firms’ audit documents via the CSRC. If the firms did not follow these procedures or if there is a failure in the process between the SEC and the CSRC, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four PRC-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such challenge would result in the SEC imposing penalties such as suspensions.

In the event that the PRC-based “big four” accounting firms become subject to additional legal challenges by the SEC or PCAOB, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of the ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our consolidated financial statements, our consolidated financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of the ADSs from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the U.S.

Risks Relating to This Offering

There has been no public market for our shares or the ADSs prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our shares or ADSs. We have applied for approval of the ADSs representing Class A ordinary shares for listing on the NYSE. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the ADSs does not develop after this offering, the market price and liquidity of the ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for the ADSs which may bear no relationship to their market price after the initial public offering. There can be no assurance that an active trading market for the ADSs will develop or that the market price of the ADSs will not decline below the initial public offering price.

Participation in this offering by certain of our existing shareholders would reduce the available public float for our ADSs. In addition, participation in this offering by certain investor may further reduce the liquidity of our ADSs.

Certain existing shareholders and/or their affiliates have indicated their interest in purchasing for an aggregate of up to US$400 million of the ADSs being offered in this offering, including (i) up to US$200 million by Alibaba, (ii) up to US$100 million by Coatue, (iii) up to US$50 million by Qatar Investment Authority and (iv) up to US$50 million by Xiaomi. Assuming an initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the number of ADSs to be purchased by these shareholders would be up to 33,333,333 ADSs, representing approximately 39.2% of the ADSs being offered in this offering. Such subscriptions may reduce the available public float for the ADSs, which may consequently reduce the liquidity of the ADSs relative to what it would have been had these ADSs been subscribed by the public. In addition, PRIMECAP Management Company and/or its affiliate have indicated interest in purchasing up to US$100 million of the ADSs being offered in this offering. Assuming an initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the number of ADSs to be purchased by PRIMECAP Management Company would be up to 8,333,333 ADSs, representing approximately 9.8% of the ADSs being offered in this offering. If it is allocated all or a portion of the ADSs in which it has indicated interest in this offering and purchases any such ADSs, such purchase may further reduce the liquidity of our ADSs.

The trading price of the ADSs may be volatile, which could result in substantial losses to you.

The trading prices of the ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including technology companies, may affect the attitudes of investors toward Chinese companies listed in the U.S., which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the U.S., China and other jurisdictions in late 2008, early 2009, the second half of 2011, 2015 and the first quarter of 2020. In particular, concerns about the economic impact of the coronavirus outbreak have triggered significant price fluctuations in the U.S. stock market. All these fluctuations and incidents may have a material and adverse effect on the trading price of the ADSs.

In addition to the above factors, the price and trading volume of the ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our product offerings or those of our competitors;

•	changes in the economic performance or market valuations of other providers of electric vehicles;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the EV market in China;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our issued shares or ADSs; and

•	sales or perceived potential sales of additional Class A ordinary shares or ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$8.86 per ADS (assuming no exercise of outstanding options to acquire ordinary shares and no exercise of the underwriters’ option to purchase additional ADSs), representing the difference between our pro forma net tangible book value per ADS of US$3.14, as of June 30, 2020, after giving effect to this offering, and the assumed initial public offering price of US$12.00 per ADS. In addition, you will experience further dilution to the extent that our Class A ordinary shares are issued upon the vesting of the

RSUs under our share incentive plan. Class A ordinary shares issuable under our share incentive plan may be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

Sales of the ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline significantly. Upon completion of this offering, we will have 801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares outstanding, including 170,000,000 Class A ordinary shares represented by ADSs newly issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. We, our directors, executive officers, and existing shareholders have agreed not to sell any Class A ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. All ADSs representing our Class A ordinary shares sold in this offering are expected to be freely transferable by persons other than our “affiliates” without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. All of the other ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described above, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the applicable lock-up period at the discretion of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of the ADSs could decline significantly. See “Shares Eligible for Future Sale—Lock-up Agreements.”

Certain major holders of our ordinary shares after completion of this offering will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of ADSs representing these registered shares in the public market could cause the price of the ADSs to decline significantly.

You, as holders of ADSs, may have fewer rights than holders of our Class A ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our seventh amended and restated memorandum and articles of association, the minimum notice period required to convene a general meeting will be seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting materials to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but there can be no assurance that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement and the deposit agreement may be amended or terminated without your consent.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs (including any such action or proceeding that may arise under the Securities Act or Ex-change Act) may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you will be deemed to have agreed to be bound by the deposit agreement as amended, unless such amendment is found to be invalid under any applicable laws, including the federal securities law. See “Description of American Depositary Shares” for more information.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the U.S. unless we register both the distribution and sale of the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the distribution and sale of the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive cash dividends or other distributions if the depositary determines it is illegal or impractical to make them available to you.

The depositary will pay cash distribution on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See “Dividend Policy.” To the extent that there is a distribution, the depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is illegal or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NYSE, impose various requirements on the corporate governance practices of public companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. In addition, once we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company with less than US$1.07 billion in net revenues for our last financial year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. Once we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties.

In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Our seventh amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by the ADSs, at a premium.

We have adopted the seventh amended and restated memorandum and articles of association to be effective immediately prior to the completion of this offering that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected. In addition, our seventh amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control, including a provision that entitles each Class B ordinary share to 10 votes in respect of all matters subject to a shareholders’ vote.

Our seventh amended and restated articles of association provide that the courts of the Cayman Islands and the U.S. federal courts will be the exclusive forums for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

Our seventh amended and restated articles of association that will become effective immediately prior to the completion of this offering provide that, unless otherwise agreed by us, (i) the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the provisions of the Securities Act or the Exchange Act, which are referred to as the “US Actions;” and (ii) save for such US Actions, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with our articles of association or otherwise, including without limitation:

•	any derivative action or proceeding brought on behalf of our company,

•	any action asserting a claim of breach of a fiduciary duty owed by any of our director, officer or other employee to our company or our shareholders,

•	any action asserting a claim under any provision of the Companies Law (Revised) of the Cayman Islands or our articles of association, or

•

any action asserting a claim against our company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United State).

These exclusive-forum provisions may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other security, such as the ADSs, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our seventh amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing our ADSs provides that, to the extent permitted by law, holders of our ADSs waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

If we or the depositary oppose a jury trial demand based on the above-mentioned jury trial waiver, the court will determine whether the waiver is enforceable in the facts and circumstances of that case in accordance with applicable case law. The deposit agreement governing our ADSs provides that, (i) the deposit agreement and the ADSs will be interpreted in accordance with the laws of the State of New York, and (ii) as an owner of ADSs, you irrevocably agree that any legal action arising out of the deposit agreement and the ADSs involving us or the depositary may only be instituted in a state or federal court in the city of New York. While to our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York by a federal or state court in the City of New York. In determining whether to enforce a jury trial waiver provision, New York courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim, none of which we believe are applicable in the case of the deposit agreement or the ADSs. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims and the venue of the hearing.

Moreover, as the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that, as a matter of construction of the clause, the waiver would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to claims arising before the cancellation of the ADSs and the withdrawal of the Class A ordinary shares, and the waiver would most likely not apply to ADS holders who subsequently withdraw the Class A ordinary shares represented by

ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders who withdraw the Class A ordinary shares represented by the ADSs from the ADS facility.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands have a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the seventh amended and restated memorandum and articles of association expected to be effective immediately prior to completion of this offering, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be a “controlled company” as defined under the NYSE Listed Company Manual. As a result, we will qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Upon the completion of this offering, we will be a “controlled company” as defined under NYSE Listed Company Manual, because Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, will be able to exercise 58.9% of the aggregate voting power of our total issued and outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs. For so long as we remain a controlled company, we may rely on exemptions from certain corporate governance rules, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Currently, we do not plan to utilize the exemptions available for controlled companies after we complete this offering, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead. See “—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.” If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of our ADSs or Class A ordinary shares could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether a non-United States corporation is a PFIC for that year. Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill (which we have determined based on the expected price of our ADSs in this offering), we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

It is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The composition of our assets and income may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Because we have valued our goodwill based on the expected market value of our ADSs, a decrease in the price of our ADSs may also result in our becoming a PFIC.

In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. Moreover, the application of the 75% gross income test described above is not entirely clear when a company has a gross loss from sales (sales less cost of goods sold), although we believe that even if we have such a gross loss from sales, we will not be a PFIC if the gross loss from sales exceeds our other income and we would not otherwise be a PFIC under the 50% asset test for the relevant taxable year. There can be no assurance, however, that the Internal Revenue Service will not take a contrary position.

If we are a PFIC for any taxable year during which a United States person holds ADSs or Class A ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation—Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

We are a company incorporated in the Cayman Islands, and we have applied for listing of the ADSs on the NYSE. The NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.

Among other things, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; (iii) have a minimum of three members on the audit committee; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year.

We intend to rely on the first four exemptions described above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goal and strategies;

•	our expansion plans;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	the trends in, and size of, China’s EV market;

•	our expectations regarding demand for, and market acceptance of, our products and services;

•	our expectations regarding our relationships with customers, contract manufacturer, suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition in our industry;

•	our expectation regarding the use of proceeds from this offering;

•	PRC laws, regulations, and policies relating to the EV market; and

•	general economic and business conditions.

This prospectus also contains market data relating to the EV market in China, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by IHS Global Inc., including a report which we commissioned IHS Global Inc. to prepare and for which we paid a fee. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The EV market in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of the ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$972.0 million, or approximately US$1,118.8 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$12.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$81.6 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

•	50% of the net proceeds (approximately US$486.0 million) for research and development of our Smart EVs and technologies;

•	30% of the net proceeds (approximately US$291.6 million) for selling and marketing and expansion of sales channels; and

•	20% of the net proceeds (approximately US$194.4 million) for general corporate purposes, including working capital needs.

The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated VIEs only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. For further information, see “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries.”

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our shares. We do not have any present plan to declare or pay any dividends on our ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, net of the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders, we may rely on dividends distributed by our PRC subsidiaries for our cash requirements. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. See “Risk Factors—Risks Relating to Doing Business in China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term borrowings, current portion of long-term borrowings and capitalization as of June 30, 2020 presented on:

•	an actual basis;

•

a pro forma basis to give effect to (i) the automatic conversion of 80,546,975 preferred shares outstanding as of June 30, 2020 into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (ii) the automatic conversion of 129,027,875 preferred shares outstanding as of June 30, 2020 into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; and (iii) the automatic conversion of 384,570,020 remaining preferred shares outstanding (including the preferred shares issued upon the exercise of outstanding warrants) as of June 30, 2020 into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and

•

a pro forma as adjusted basis to give effect to (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020; (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020; (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020; (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (vii) the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of the ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2020
	Actual		Pro Forma		Pro Forma as Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except share and per share data)
Cash and cash equivalents	1,061,209	150,204	1,061,209	150,204	14,199,959	2,022,169

Short-term borrowings	277,465	39,273	277,465	39,273	277,465	39,273

Current portion of long-term borrowings	60,000	8,492	60,000	8,492	60,000	8,492

Long-term borrowings, less current portion	1,689,980	239,201	1,689,980	239,201	1,689,980	239,201

Convertible redeemable preferred shares, US$0.00001 par value per share, 757,200,350 shares authorized, 594,144,870 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	11,598,502	1,641,661	—	—	—	—

Shareholders’ (deficit) equity:
Class A ordinary shares, US$0.00001 par value per share, 3,492,799,650 shares authorized, 82,505,470 shares issued and 31,513,000 shares outstanding, actual; 8,850,000,000 shares authorized, and 416,083,020 shares outstanding, pro forma; and 8,850,000,000 shares authorized, and 740,866,720 shares outstanding, pro forma as adjusted	2	—	29	4	44	6
Class B ordinary shares, US$0.00001 par value per share, 750,000,000 shares authorized, 331,234,375 shares issued and outstanding, actual; 750,000,000 shares authorized, and 411,781,350 shares issued and outstanding, pro forma; and 750,000,000 shares authorized, and 429,846,136 shares issued and outstanding, pro forma as adjusted	19	3	25	4	25	4
Class C ordinary shares, US$0.00001 par value per share, no shares authorized, issued and outstanding, actual; 400,000,000 shares authorized and 129,027,875 shares issued and outstanding, pro forma; 400,000,000 shares authorized and 178,618,464 shares issued and outstanding, pro forma as adjusted	—	—	9	1	9	1
Additional paid-in capital	—	—	11,987,890	1,696,775	25,500,872	3,621,709
Accumulated deficit	(8,903,117)	(1,260,154)	(8,903,117)	(1,260,154)	(9,277,364)	(1,313,125)
Accumulated other comprehensive loss	(21,347)	(3,022)	(21,347)	(3,022)	(21,347)	(3,022)

Total shareholders’ (deficit) equity	(8,924,443)	(1,263,173)	3,063,489	433,608	16,202,239	2,305,573

Total capitalization(2)	4,364,039	617,689	4,753,469	672,809	17,892,219	2,544,774

(1)

Each $1.00 increase or decrease in the assumed initial public offering price of US$12.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately US$81.6 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million ADSs offered by us would increase or decrease, as applicable, the amount of each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately US$11.5 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions payable by us.

(2)	Total capitalization equals the sum of long-term borrowings less current portion, mezzanine equity (convertible redeemable preferred shares) and shareholders’ (deficit) equity.

If the underwriters exercise their option to purchase additional shares in full, each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, total capitalization and pro forma as adjusted shares of Class A ordinary shares outstanding as of June 30, 2020 would be US$2,169 million, US$3,769 million, US$2,452 million, US$2,692 million and 766,366,720 Class A ordinary shares, respectively.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently issued ordinary shares and holders of our preferred shares which will automatically convert into our ordinary shares upon the completion of this offering.

Our net tangible book value as of June 30, 2020 was approximately US$291.6 million, or US$0.80 per ordinary share as of that date, and US$1.60 per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020; (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020; (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020; (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; (vii) the portion of outstanding RSUs and restricted shares under our share incentive plan that will become vested upon the completion of this offering; and (viii) the issuance and sale by us of shares represented by ADSs in this offering at an assumed initial public offering price of US$12.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us. As Class A ordinary shares, Class B ordinary shares and Class C ordinary shares are entitled to the same rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares, Class B ordinary shares and Class C ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020; (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020; (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020; (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; (vii) the portion of outstanding RSUs and restricted shares under our share incentive plan that will become vested upon the completion of this offering; and (viii) the issuance and sale by us of 170,000,000 Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$12.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been US$2,218.7 million, or US$1.57 per issued ordinary share and US$3.14 per ADS. This represents an immediate increase in net tangible book value of US$1.21 per ordinary share and US$2.42 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$4.43 per ordinary share and US$8.86 per ADS to investors purchasing ADSs in this offering.

The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	6.00	US$	12.00
Actual net tangible book value as of June 30, 2020	US$	0.80	US$	1.60
Pro forma net tangible book value after giving effect to the automatic conversion of all of our preferred shares outstanding as of June 30, 2020 into ordinary shares	US$	0.36	US$	0.72

Pro forma as adjusted net tangible book value after giving effect to (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020, (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020, (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020, (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering, (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering, (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering, (vii) the portion of outstanding RSUs and restricted shares under our share incentive plan that will become vested upon the completion of this offering, and (viii) this offering

	US$	1.57	US$	3.14
Dilution in net tangible book value to new investors in the offering	US$	4.43	US$	8.86

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2020, the differences between existing shareholders, including holders of our preferred shares, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Total		Total Consideration			Average Price per Ordinary Share Equivalent		Average Price per ADS Equivalent
	Number	Percent	Amount (in thousands)		Percent
Existing shareholders	1,243,343,172	88.0%	US$	2,407,362	70.2%	US$	1.94	US$	3.88
New investors	170,000,000	12.0%	US$	1,020,000	29.8%	US$	6.00	US$	12.00

Total	1,413,343,172	100.0%	US$	3,427,362	100.0%

A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by US$81.6 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.06 per ordinary share and US$0.12 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.44 per ordinary share and US$0.88 per ADS, assuming no change to the number of ADS offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above take into consideration the automatic conversions of all of our outstanding preferred shares immediately upon the completion of this offering, ordinary shares issued subsequent to June 30, 2020 and the portion of outstanding RSUs and restricted shares granted under our share incentive plan that will become vested upon the completion of this offering. They do not take into consideration (i) the portion of outstanding RSUs granted under our share incentive plan which are subject to further service condition and will not automatically become vested upon the completion of this offering and (ii) RSUs that may be granted in the future. As of the date of this prospectus, there are (i) 49,905,843 Class A ordinary shares issuable pursuant to outstanding granted RSUs which will vest after completion of this offering, (ii) 32,693,845 Class A ordinary shares available for future issuance for future grants under our equity incentive plan. If any of these RSUs are vested or granted, there will be further dilution to new investors.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our operations are mainly conducted in the PRC, and our assets are mainly located in the PRC. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Harney Westwood & Riegels, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Harney Westwood & Riegels has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Harney Westwood & Riegels has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is rendered or on principles of reciprocity between jurisdictions. As there exists no treaty or other form of written arrangement between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

OUR HISTORY AND CORPORATE STRUCTURE

We began our operations in 2015 through Chengxing Zhidong, a PRC limited liability company. We undertook a reorganization, or the Reorganization, to facilitate our initial public offering in the United States. As part of the Reorganization, we incorporated XPeng Inc., an exempted company incorporated under the laws of Cayman Islands, in December 2018. Subsequently, XPeng Inc. established XPeng Limited, a limited liability company established in the British Virgin Islands. XPeng Limited then established XPeng (Hong Kong) Limited, a Hong Kong limited liability company, as its wholly owned subsidiary. XPeng (HK) Limited then established Xiaopeng Motors, as a wholly foreign-owned enterprise in the PRC.

As a transitional arrangement of the Reorganization, Xiaopeng Motors entered into a series of contractual agreements with Chengxing Zhidong and its shareholders in September 2019, pursuant to which Xiaopeng Motors exercised effective control over the operations of Chengxing Zhidong. In connection with the Reorganization, substantially all of the former shareholders of Chengxing Zhidong have exited from Chengxing Zhidong and obtained, by themselves or through their respective affiliates, shares of XPeng Inc. based on their respective shareholding in Chengxing Zhidong prior to the Reorganization. In May 2020, Xiaopeng Motors completed its purchase of 100% equity interest in Chengxing Zhidong. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus. Certain entities that are immaterial to our results of operations, business and financial condition are omitted. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%.

(1)

We have the option to acquire the remaining 0.5% equity interest in Xiaopeng Technology from the current owner, and the owner has the right to require us to purchase such equity interest, in or before September 2022 at a purchase price equal to such owner’s initial investment plus an investment yield.

(2)

Includes (i) 36 subsidiaries that are wholly-owned by Chengxing Zhidong, (ii) three subsidiaries of which a majority equity interest is held by Chengxing Zhidong, and (iii) one subsidiary, of which a 50% equity interest is held by Chengxing Zhidong. Chengxing Zhidong and its subsidiaries are primarily involved in research and development, manufacturing and selling our Smart EVs and providing after-sales services.

(3)

Includes (i) eight subsidiaries that are wholly-owned by Xiaopeng Automobile, and (ii) one subsidiary, of which 73.8% equity interest is held by Xiaopeng Automobile. Xiaopeng Automobile and its subsidiaries are primarily involved in providing value-added services.

(4)	Heng Xia and Tao He hold 80% and 20% equity interest, respectively, in Zhipeng IoV. Zhipeng IoV is primarily involved in operating our Xpeng mobile apps and providing value-added services.
(5)

Xiaopeng He and Heng Xia respectively hold 80% and 20% equity interest, respectively, in Yidian Chuxing. Yidian Chuxing is primarily involved in providing ride-hailing services and operating the related mobile app.

Contractual Arrangements with the VIEs and Their Shareholders

To comply with PRC laws and regulations, we operate our mobile apps through our consolidated VIEs that hold the required ICP and related licenses. Our subsidiary, Xiaopeng Chuxing, has entered into a series of contractual arrangements with our consolidated VIE, Yidian Chuxing, and its shareholders. In addition, our subsidiary, Xiaopeng Technology, has entered into a series of contractual arrangements with our consolidated VIE, Zhipeng IoV, and its shareholders. We effectively control our consolidated VIEs through these contractual arrangements, as described in more detail below, which collectively enables us to:

•	exercise effective control over our consolidated VIEs and their subsidiaries;

•	receive substantially all the economic benefits of our consolidated VIEs; and

•

have an exclusive option to purchase all or part of the equity interests in all or part of the assets of or inject registered capital into our consolidated VIEs when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we are the primary beneficiary of our consolidated VIEs and their subsidiaries. We have consolidated their financial results in our consolidated financial statements in accordance with U.S. GAAP.

In the opinion of Fangda Partners, our PRC legal counsel:

•

the ownership structures of Xiaopeng Technology, Xiaopeng Chuxing and our consolidated VIEs in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation, or rule currently in effect; and

•

the contractual arrangements among Xiaopeng Technology, Xiaopeng Chuxing, our consolidated VIEs and their shareholders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations related to the contractual arrangements. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Relating to Our Corporate Structure.”

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. For additional information, see “Risk Factors—Risks Relating to Our Corporate Structure—We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our mobile apps, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.”

The following is a summary of the currently effective contractual arrangements by and among (i) Xiaopeng Technology, Zhipeng IoV and its shareholders, and (ii) Xiaopeng Chuxing, Yidian Chuxing and its shareholders.

Contractual Arrangements with Zhipeng IoV and its shareholders

Agreements that provide us with effective control over Zhipeng IoV and its subsidiaries

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement, each shareholder of Zhipeng IoV, has pledged all of such shareholder’s equity interest in Zhipeng IoV as a security interest, as applicable, to respectively guarantee Zhipeng IoV and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Zhipeng IoV or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Technology, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon giving written notice to Zhipeng IoV’s shareholders, Xiaopeng Technology to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Zhipeng IoV from the proceeds from auction or sale of the equity interest. Each of the shareholders of Zhipeng IoV agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Technology. Zhipeng IoV’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Technology. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed and all secured indebtedness have been fully paid, whichever is later.

Power of Attorney. Pursuant to the power of attorney, each shareholder of Zhipeng IoV has irrevocably authorized Xiaopeng Technology to exercise the following rights relating to all equity interests held by such shareholder in Zhipeng IoV during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and attorney with respect to all matters concerning its shareholding in Zhipeng IoV according to Zhipeng IoV’s articles of association, including without limitation to: (i) exercising all the shareholder’s voting rights, including but not limited designating and appointing the directors and other senior management members of Zhipeng IoV; (ii) other shareholder’s voting rights such shareholder is entitled to according to Zhipeng IoV’s articles of association, as amended; and (iii) equity transfer (according to the exclusive option agreement), asset transfer, capital reduction and capital increase of Zhipeng IoV.

Loan Agreement. Pursuant to the loan agreement, the Xiaopeng Technology should provide the shareholders of Zhipeng IoV with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Technology. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Zhipeng IoV, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Technology under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date of Xiaopeng Technology’s licensed operating period; and (iii) the expiry date of Zhipeng IoV’s licensed operating period. During the term of loan agreement, Xiaopeng Technology has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

Agreement that allow us to receive economic benefits from Zhipeng IoV and its subsidiaries

Exclusive Service Agreement. Under the exclusive service agreement, Zhipeng IoV appoints Xiaopeng Technology as its exclusive services provider to provide Zhipeng IoV with services related to Zhipeng IoV’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Technology, Zhipeng IoV shall pay Xiaopeng Technology annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Technology’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Technology, the exclusive service agreement shall remain effective for 20 years from May 28, 2018, and can be automatically renewed for one year every sequent year.

Agreements that provides us with the option to purchase the equity interest in Zhipeng IoV

Exclusive Option Agreement. Pursuant to the exclusive option agreement, Zhipeng IoV and each of Zhipeng IoV’s shareholders have irrevocably granted Xiaopeng Technology an irrevocable and exclusive right to purchase, or designate one or more entities or persons to purchase the equity interests in Zhipeng IoV then held by its shareholders, and the assets of Zhipeng IoV, once or at multiple times at any time in part or in whole at Xiaopeng Technology’s sole and absolute discretion to the extent permitted by PRC law. The purchase price for the equity interests in Zhipeng IoV shall equal to the amount of relevant registered capital contributed by the shareholders in Zhipeng IoV while the purchase price for the assets of Zhipeng IoV shall equal to the net book value of such assets, and if such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. This agreement will remain effective until all equity interests of Zhipeng IoV held by its shareholders and all of Zhipeng IoV’s assets have been transferred or assigned to Xiaopeng Technology or its designated entities or persons.

Contractual Arrangements with Yidian Chuxing and its shareholders

Agreements that provide us with effective control over Yidian Chuxing and its subsidiaries

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement, each shareholder of Yidian Chuxing, has pledged all of such shareholder’s equity interest in Yidian Chuxing as a security interest, as applicable, to respectively guarantee Yidian Chuxing and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Yidian Chuxing or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Chuxing, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon giving written notice to Yidian Chuxing’s shareholders, Xiaopeng Chuxing to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Yidian Chuxing from the proceeds from auction or sale of the equity interest. Each of the shareholders of Yidian Chuxing agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Chuxing. Yidian Chuxing’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Chuxing. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed or all secured indebtedness have been fully paid, whichever is later.

Power of Attorney. Pursuant to the power of attorney, each shareholder of Yidian Chuxing has irrevocably authorized Xiaopeng Chuxing to exercise the following rights relating to all equity interests held by such shareholder in Yidian Chuxing during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and attorney with respect to all matters concerning its shareholding in Yidian Chuxing according to Yidian Chuxing’s articles of association, including without limitation to: (i) exercising all the shareholder’s voting rights, including but not limited designating and appointing the directors and other senior management members of Yidian Chuxing; (ii) other shareholder’s voting rights such shareholder is entitled to according to Yidian Chuxing’s articles of association, as amended; and (iii) equity transfer (according to the exclusive option agreement), asset transfer, capital reduction and capital increase of Yidian Chuxing.

Loan Agreement. Pursuant to the loan agreement, the Xiaopeng Chuxing should provide the shareholders of Yidian Chuxing with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Chuxing. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Yidian Chuxing, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Chuxing under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date of Xiaopeng Chuxing’s licensed operating period; and (iii) the expiry date of Yidian Chuxing’s licensed operating period. During the term of loan agreement, Xiaopeng Chuxing has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

Agreement that allow us to receive economic benefits from Yidian Chuxing and its subsidiaries

Exclusive Service Agreement. Under the exclusive service agreement, Yidian Chuxing appoints Xiaopeng Chuxing as its exclusive services provider to provide Yidian Chuxing with services related to Yidian Chuxing’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Chuxing, Yidian Chuxing shall pay Xiaopeng Chuxing annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Chuxing’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Chuxing, the exclusive service agreement shall remain effective for 20 years, starting from May 28, 2018, and can be automatically renewed for one year every sequent year.

Agreements that provides us with the option to purchase the equity interest in Yidian Chuxing

Exclusive Option Agreement. Pursuant to the exclusive option agreement, Yidian Chuxing and each of Yidian Chuxing’s shareholders have irrevocably granted Xiaopeng Chuxing an irrevocable and exclusive right to purchase, or designate one or more entities or persons to purchase the equity interests in Yidian Chuxing then held by its shareholders, and the assets of Yidian Chuxing, once or at multiple times at any time in part or in whole at Xiaopeng Chuxing’s sole and absolute discretion to the extent permitted by PRC law. The purchase price for the equity interests shall equal to the amount of the relevant registered capital contributed by the shareholders in Yidian Chuxing while the purchase price for the assets of Yidian Chuxing shall equal to the net book value of such assets, and if such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. This agreement will remain effective until all equity interests of Yidian Chuxing held by its shareholders and all of Yidian Chuxing’s assets have been transferred or assigned to Xiaopeng Chuxing or its designated entities or persons.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive loss data and selected consolidated statements of cash flows data for the years ended December 31, 2018 and 2019 and selected consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss data and selected consolidated cash flows data for the six months ended June 30, 2019 and 2020 and selected consolidated balance sheets data (excluding pro forma as adjusted data) as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements included else-where in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

Selected Consolidated Statements of Comprehensive Loss Data

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Revenues
Vehicle sales	4,153	2,171,231	307,318	1,197,499	913,269	129,265
Services and others	5,553	149,988	21,229	33,993	89,581	12,679

Total revenues	9,706	2,321,219	328,547	1,231,492	1,002,850	141,944

Cost of sales
Vehicle sales	(8,220)	(2,733,531)	(386,906)	(1,667,805)	(963,136)	(136,323)
Services and others	(3,847)	(145,829)	(20,641)	(34,475)	(75,830)	(10,733)

Total cost of sales	(12,067)	(2,879,360)	(407,547)	(1,702,280)	(1,038,966)	(147,056)

Gross loss	(2,361)	(558,141)	(79,000)	(470,788)	(36,116)	(5,112)

Operating expenses
Research and development expenses	(1,051,219)	(2,070,158)	(293,012)	(983,198)	(630,578)	(89,253)
Selling, general and administrative expenses	(642,541)	(1,164,569)	(164,834)	(484,058)	(798,974)	(113,087)

Total operating expenses	(1,693,760)	(3,234,727)	(457,846)	(1,467,256)	(1,429,552)	(202,340)
Other income	1,487	12,294	1,740	5,116	37,293	5,278
Loss from operations	(1,694,634)	(3,780,574)	(535,106)	(1,932,928)	(1,428,375)	(202,174)
Interest income	65,376	88,843	12,575	58,031	20,953	2,966
Interest expenses	(5,822)	(32,017)	(4,532)	(11,677)	(15,954)	(2,258)
Fair value gain (loss) on derivative liabilities	254,361	27,679	3,918	(47,079)	618,442	87,535
Other non-operating (loss) income, net	(18,104)	4,397	622	15,324	9,131	1,292

Loss before income tax expenses	(1,398,823)	(3,691,672)	(522,523)	(1,918,329)	(795,803)	(112,639)

Income tax expenses	—	(1)	—	—	—	—

Net loss	(1,398,823)	(3,691,673)	(522,523)	(1,918,329)	(795,803)	(112,639)

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Comprehensive loss attributable to ordinary shareholders of XPeng Inc.	(2,257,844)	(4,645,722)	(657,560)	(2,331,763)	(2,091,939)	(296,096)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	330,176,070	349,450,580	349,450,580	349,414,050	362,747,375	362,747,375
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	(6.83)	(13.29)	(1.88)	(6.60)	(5.72)	(0.81)

Selected Consolidated Balance Sheets Data

	As of December 31,			As of June 30,
	2018	2019		2020
	Actual	Actual		Actual		Pro Forma(1)		Pro Forma As Adjusted(2)
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share data)
Balance Sheets Data:

Cash and cash equivalents	1,626,878	1,946,931	275,570	1,061,209	150,204	1,061,209	150,204	14,199,959	2,022,169
Restricted cash	4,647	460,812	65,224	834,099	118,059	834,099	118,059	834,099	118,059
Short-term deposits	759,975	—	—	—	—	—	—	—	—
Short-term investments	2,246,272	407,844	57,727	223,173	31,588	223,173	31,588	223,173	31,588
Prepayments and other current assets	1,236,596	1,083,307	153,332	1,023,967	144,931	1,023,967	144,931	1,023,967	144,931
Property, plant and equipment, net	863,357	3,229,952	457,170	3,218,922	455,609	3,218,922	455,609	3,218,922	455,609
Total assets	7,673,188	9,251,365	1,309,449	9,324,869	1,319,847	9,324,869	1,319,847	22,463,619	3,191,812
Short-term borrowings	200,000	419,950	59,440	277,465	39,273	277,465	39,273	277,465	39,273
Current portion of long-term borrowings	—	60,000	8,492	60,000	8,492	60,000	8,492	60,000	8,492
Long-term borrowings	1,000,000	1,690,000	239,204	1,689,980	239,201	1,689,980	239,201	1,689,980	239,201
Derivative liabilities	637,015	897,091	126,978	389,430	55,120	—	—	—	—
Total liabilities	2,878,940	6,388,317	904,211	6,650,810	941,359	6,261,380	886,239	6,261,380	886,239
Total mezzanine equity	6,979,473	9,693,478	1,372,022	11,598,502	1,641,661	—	—	—	—
Total shareholders’ (deficit) equity	(2,185,225)	(6,830,430)	(966,784)	(8,924,443)	(1,263,173)	3,063,489	433,608	16,202,239	2,305,573
Share capital	21	21	3	21	3	63	9	78	11
Total shares outstanding	349,414,050	362,747,375	362,747,375	362,747,375	362,747,375	931,506,945	931,506,945	1,410,019,000	1,410,019,000

(1)

The consolidated balance sheets data as of June 30, 2020 are presented on a pro forma basis to reflect (i) the automatic conversion of 80,546,975 preferred shares outstanding as of June 30, 2020 into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; and (ii) the automatic conversion of 129,027,875 preferred shares outstanding as of June 30, 2020 into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (iii) the automatic conversion of 384,570,020 remaining preferred shares outstanding (including the preferred shares issued upon the exercise of outstanding warrants) as of June 30, 2020 into Class A ordinary shares on a one-for-one-basis upon the completion of this offering.

(2)

The consolidated balance sheets data as of June 30, 2020 are presented on a pro forma as adjusted basis to reflect (i) the issuance of 207,588,515 Series C preferred shares in the third quarter of 2020; (ii) the issuance of 14,850,560 Class A ordinary shares upon the settlement of certain RSUs in August 2020; (iii) the issuance of 25,385,300 preferred shares upon the exercise of warrants in August 2020; (iv) the automatic conversion of 98,611,761 preferred shares outstanding as of the date hereof into Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of 178,618,464 preferred shares outstanding as of the date hereof into Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (vi) the automatic conversion of 524,503,160 remaining preferred shares outstanding as of the date hereof into Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (vii) the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs.

Selected Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cash Flow Data:

Net cash used in operating activities	(1,572,715)	(3,562,765)	(504,274)	(1,574,894)	(1,212,667)	(171,643)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	104,781	148,207	(165,240)	(23,389)
Net cash provided by financing activities	6,734,200	3,593,562	508,635	1,906,800	868,329	122,904
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(14,782)	5,125	725	(9,134)	(2,857)	(403)
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	230,927	1,631,525	2,407,743	340,794
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	340,794	2,102,504	1,895,308	268,263

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements and Industry Data.”

Overview

We are one of China’s leading Smart EV companies. We design, develop, manufacture and market Smart EVs in China. Xpeng was founded in 2015 with a vision to bring Smart EVs to Chinese consumers through innovation in autonomous driving, smart connectivity and core vehicle systems. Today, we are a proven leader in the rapidly growing Smart EV market, producing popular and environmentally-friendly vehicles, namely an SUV (the G3) and a four-door sports sedan (the P7).

In order to optimize our customers’ mobility experience, we have strategically chosen to focus on developing full-stack autonomous driving technology and in-car intelligent operating system, as well as core vehicle systems, including powertrain and the electrical and electronic architecture, or the E/E architecture, in-house. Through our proprietary software, core hardware and data technologies, we are able to develop and deploy innovative products rapidly and efficiently, which gives us an advantage over our competitors in China.

We started production of the G3 in November 2018, and as of July 31, 2020, we had delivered 18,741 units of the G3 to customers. We started production of the P7 and began delivery in May 2020, and as of July 31, 2020, we had delivered 1,966 units of the P7 to customers. We plan to launch our third Smart EV, a sedan, in 2021. According to the IHS Markit Report, the G3 was among the top-three best-selling electric SUVs in China in 2019.

We have an omni-channel sales model, which combines a data-driven and targeted online marketing strategy with a physical sales and service network. As of June 30, 2020, our physical sales and service network consisted of a total of 147 stores and service centers, which cover 52 major cities in China.

Our manufacturing philosophy centers around quality, continuous improvement, flexibility and high operating efficiency. We produce the G3 through a contract manufacturing collaboration with Haima, which has over three decades of automotive manufacturing experience, at its plant in Zhengzhou, Henan province. In addition, we have built our own plant in Zhaoqing, Guangdong province. We started the production of the P7 at the plant in May 2020 and will also utilize the plant for future models. The Haima plant and the Zhaoqing plant have annual production capacity of up to 150,000 units and 100,000 units, respectively.

Our Business Model

We offer an innovative mobility experience through our Smart EVs, software and services. Vehicle sales is the primary source of our revenues. We have launched two Smart EV models, and we plan to launch a new model each year to expand our product portfolio and customer base.

We aim to diversify our revenue streams and monetization opportunities by offering a variety of software and services, such as advanced autonomous driving software and content subscriptions, in relation to our Smart EVs. Such software and services allow us to achieve full-lifecycle customer engagement, maximize customer lifetime value, drive word-of-mouth referrals and improve margins. We have already generated revenues from several service offerings. Furthermore, we build a smart connectivity ecosystem through our in-car app store, which allows our customers to conveniently access services and content offered by our business partners.

General Factors Affecting Our Results of Operations

The demand for our Smart EVs is affected by the following general factors:

•	China’s macroeconomic conditions and the growth of China’s overall passenger vehicle market, especially the mid- to high-end segment;

•

Penetration rate of EVs in China’s passenger vehicle market, which is in turn affected by, among other things, (i) functionality and performance of EVs, (ii) total cost of ownership of EVs and (iii) availability of charging network;

•	Development, and customer acceptance and demand, of smart technology functions, such as autonomous driving and smart connectivity; and

•	Government policies and regulations for EVs and smart technology functions, such as subsidies for EV purchases and government grants for EV manufacturers.

Changes in any of these general industry conditions could affect our business and result of operations.

Specific Factors Affecting Our Results of Operations

Besides the general factors affecting China’s Smart EV market, our business and results of operations are also affected by company specific factors, including the following major factors:

Our ability to attract new customers and grow our customer base

We design our Smart EVs to satisfy the needs and preferences of China’s technology-savvy middle class consumers. We strive to enhance brand recognition among our target customers by consistently delivering smart and upgradable EVs as well as a superior customer experience. Enhanced customer satisfaction will help to drive word-of-mouth referrals, which will reduce our customer acquisition costs. Our ability to attract new customers also depends on the scale and efficiency of our sales network, which includes direct stores, franchised stores and various online marketing channels. We seek to attract new customers cost-efficiently by, among other things, locating a substantial majority of our stores in shopping malls in tier-one and tier-two cities, adopting an asset-light franchise model and engaging in online precision marketing. As we continue to develop and launch new EV models, invest in our brand and expand our sales and service network, we expect to attract more customers and grow our revenues.

Competitiveness and continued expansion of our Smart EV portfolio

Our ability to periodically introduce new Smart EV models will be an important contributor to our future growth. We have launched two Smart EVs, the G3 and P7, and we plan to introduce a new model every year to expand our product portfolio and customer base. We expect our revenue growth to be driven in part by the continued expansion of our vehicle portfolio.

We differentiate our Smart EVs based on a number of core attributes, which are attractive design, high performance, smart technology functions and proven safety and reliability. Customer acceptance of our Smart EVs also depends on our ability to maintain competitive pricing. We primarily target our Smart EVs to the mid- to high-end segment in China’s passenger vehicle market. With autonomous driving, smart connectivity and high performance, our Smart EVs offer compelling value proposition in the mid- to high-end segment.

Investment in technology and talents

We develop most of our key technologies in-house to achieve a rapid pace of innovation and tailor our product offerings for Chinese customers. Such technologies encompass both software, including software for

XPILOT and Xmart OS, and core vehicle systems, including powertrain and E/E architecture. Accordingly, we dedicate significant resources towards research and development, and our research and development staff accounted for approximately 43% of our total employees as of June 30, 2020. We will continue to recruit and retain talented software developers and engineers to grow our strength in the key technologies. We expect our strategic focus on innovations will further differentiate our Smart EVs as well as software and service offerings, which will in turn enhance our competitiveness.

Offering of smart software

We aim to diversify our revenue streams and monetization opportunities by offering advanced software systems. We plan to roll out the software for XPILOT 3.0 by early 2021. The success of our software offerings will depend on our abilities to develop advanced software and seamlessly integrate it with our Smart EVs’ hardware. We expect smart software sales to improve our gross margins.

Improvement of operating efficiency

We aim to improve operating efficiency in every aspect of our business, such as product development, supply chain, manufacturing, sales and marketing, as well as service offerings. We strategically established two Smart EV platforms that are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner. Our supply chain affects our cost of sales and gross margin, and we expect to reduce bill-of-material cost, as we ramp up production volume and achieve economies of scale. We also focus on the efficiency in the manufacturing process, including our operations at the Zhaoqing plant. As we expand our product portfolio and grow our revenues, we expect our expenses as a percentage of our revenues to decrease.

Components of Results of Operations

Revenues

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues
Vehicle sales	4,153	42.8	2,171,231	307,318	93.5	1,197,499	97.2	913,269	129,265	91.1
Services and others	5,553	57.2	149,988	21,229	6.5	33,993	2.8	89,581	12,679	8.9

Total	9,706	100.0	2,321,219	328,547	100.0	1,231,492	100.0	1,002,850	141,944	100.0

We began generating revenues from vehicle sales in the fourth quarter of 2018, when we began delivering our Smart EVs. We generate revenues from (i) vehicle sales, which represent sales of our Smart EVs, and (ii) services and others, primarily including ride-hailing service, finance lease, supercharging service and maintenance service. In 2019, substantially all of financing for our customers’ vehicle purchases were provided by the banks that we cooperate with.

The overall contract price under a sales contract is allocated to each distinct performance obligation based on the relative estimated standalone selling price. For example, the revenue for sales of the Smart EV and home charger is recognized when the control of the Smart EV is transferred to the customer and the home charger is installed at customer’s designated location. For the extended lifetime warranty, we recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.

We plan to further monetize through smart software offering and content subscriptions. For example, we plan to roll out the software for XPILOT 3.0 by early 2021. A customer can purchase XPILOT 3.0 by either making a lump sum payment or paying annual installments for a three-year period.

Cost of sales

The following table sets forth a breakdown of our cost of sales, expressed as an absolute amount and as a percentage of our total revenues, for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Cost of sales
Vehicle sales	8,220	84.7	2,733,531	386,906	117.8	1,667,805	135.4	963,136	136,323	96.0
Services and others	3,847	39.6	145,829	20,641	6.3	34,475	2.8	75,830	10,733	7.6

Total	12,067	124.3	2,879,360	407,547	124.1	1,702,280	138.2	1,038,966	147,056	103.6

Cost of vehicle sales primarily includes direct parts, material, processing fee, labor cost and manufacturing overhead, including depreciation of assets associated with production, and reserves for estimated warranty expenses. Cost of services and others primarily includes cost of direct part, material, depreciation of associated assets used for providing the services and installment costs.

Research and development expenses

Our research and development expenses primarily consist of (i) employee compensation, representing salaries, benefits and bonuses for our research and development personnel, (ii) design and development expenses, which primarily include fees payable to third-party suppliers for designing molds, (iii) materials and supplies expenses in relation to testing materials, and (iv) certain other expenses.

Our research and development expenses are mainly driven by the number of our research and development personnel, as well as the stage and scale of our vehicle development and the development of our key software and hardware technologies. We dedicate significant resources towards research and development, and our research and development staff accounted for approximately 43% of our total employees as of June 30, 2020.

Selling, general and administrative expenses

The following table sets forth a breakdown of our selling, general and administrative expenses, expressed as an absolute amount and as a percentage of total selling, general and administrative expenses, for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Selling, general and administrative expenses
Selling expenses	317,109	49.4	668,602	94,634	57.4	257,732	53.2	513,292	72,652	64.2
General and administrative expenses	325,432	50.6	495,967	70,200	42.6	226,326	46.8	285,682	40,435	35.8

Total	642,541	100.0	1,164,569	164,834	100.0	484,058	100.0	798,974	113,087	100.0

Our selling expenses primarily consist of (i) employee compensation, including salaries, benefits and bonuses for our sales and marketing staff, (ii) marketing, promotional and advertising expenses, (iii) lease expenses for direct stores, and (iv) certain other expenses, including commissions to franchised stores. Our general and administrative expenses primarily consist of (i) employee compensation, including salaries, benefits and bonuses for our general corporate staff, (ii) professional service fees, and (iii) certain other expenses.

Our selling, general and administrative expenses are mainly driven by the number of our sales, marketing, general corporate personnel, marketing and promotion activities and the expansion of our sales and service network.

Other income

Our other income primarily consists of government subsidies that are not contingent upon our further actions or performance.

Interest income

Our interest income primarily consists of interest earned on cash deposits in banks.

Interest expenses

Our interest expenses primarily consist of interest expenses with respect to our bank borrowings.

Fair value gain (loss) on derivative liabilities

Fair value gain or loss on derivative liabilities consists of net gain or loss from the change in the fair value of derivative liabilities.

Other non-operating (loss) income, net

Other non-operating loss and income, net primarily consist of exchange gains or losses we incur based on movements between the U.S. dollar and the Renminbi.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands and accordingly, are exempted from Cayman Islands income tax. As such, we are not subject to tax on either income or capital gain. In addition, no Cayman Islands withholding tax is imposed upon any payments of dividends by our subsidiaries to us.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiaries are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by our Hong Kong subsidiaries to us are not subject to any Hong Kong withholding tax.

PRC

The PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, applies a uniform enterprise income tax rate of 25% to both FIEs and domestic enterprises. Certified high and new technology enterprises, or HNTEs, are entitled to a favorable statutory tax rate of 15%, subject to renewal every three years. During the three-year period, an HNTE must conduct a self-review each year to ensure it meets the HNTE criteria and is eligible for the 15% preferential tax rate for the given year. If an HNTE fails to meet the criteria for being an HNTE in any year, the enterprise cannot enjoy the 15% preferential tax rate in the given year, and must instead use the uniform enterprise income tax rate of 25%.

Guangzhou Xiaopeng Motors Technology Co., Ltd., one of our subsidiaries, qualified as an HNTE in December 2019, and it is entitled to enjoy the beneficial tax rate of 15% for the years 2019 through 2021.

Under the EIT Law, dividends generated after January 1, 2008 and payable by an FIE in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC. In accordance with the accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if we have sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. We did not record any dividend withholding tax, as we have no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a “resident enterprise” and consequently be subject to the PRC income tax at the rate of 25% for its global income. The EIT Law defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties and others of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, we do not believe that it is likely that our operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a resident enterprise under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a uniform enterprise income tax rate of 25%.

According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in research and development activities are entitled to claim an additional tax deduction amounting to 50% of its research and development expenses in determining its tax assessable profits for the year. The additional tax deduction amount of the research and development expenses has been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018.

Results of Operations

The following tables set forth a summary of our consolidated results of operations, in absolute amount for the periods presented and as a percentage of our revenues for 2019 and the six months ended June 30, 2019 and 2020. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,				Six Months Ended June 30,
	2018	2019			2019		2020
	RMB	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues
Vehicle sales	4,153	2,171,231	307,318	93.5	1,197,499	97.2	913,269	129,265	91.1
Services and others	5,553	149,988	21,229	6.5	33,993	2.8	89,581	12,679	8.9

Total revenues	9,706	2,321,219	328,547	100.0	1,231,492	100.0	1,002,850	141,944	100.0

Cost of sales
Vehicle sales	(8,220)	(2,733,531)	(386,906)	(117.8)	(1,667,805)	(135.4)	(963,136)	(136,323)	(96.0)
Services and others	(3,847)	(145,829)	(20,641)	(6.3)	(34,475)	(2.8)	(75,830)	(10,733)	(7.6)

Total cost of sales	(12,067)	(2,879,360)	(407,547)	(124.1)	(1,702,280)	(138.2)	(1,038,966)	(147,056)	(103.6)

Gross loss	(2,361)	(558,141)	(79,000)	(24.1)	(470,788)	(38.2)	(36,116)	(5,112)	(3.6)

Operating expenses
Research and development expenses	(1,051,219)	(2,070,158)	(293,012)	(89.2)	(983,198)	(79.8)	(630,578)	(89,253)	(62.9)
Selling, general and administrative expenses	(642,541)	(1,164,569)	(164,834)	(50.2)	(484,058)	(39.3)	(798,974)	(113,087)	(79.7)

Total operating expenses	(1,693,760)	(3,234,727)	(457,846)	(139.4)	(1,467,256)	(119.1)	(1,429,552)	(202,340)	(142.6)

Other income	1,487	12,294	1,740	0.5	5,116	0.4	37,293	5,278	3.7

Loss from operations	(1,694,634)	(3,780,574)	(535,106)	(162.9)	(1,932,928)	(157.0)	(1,428,375)	(202,174)	(142.4)
Interest income	65,376	88,843	12,575	3.8	58,031	4.7	20,953	2,966	2.1
Interest expenses	(5,822)	(32,017)	(4,532)	(1.4)	(11,677)	(0.9)	(15,954)	(2,258)	(1.6)
Fair value gain (loss) on derivative liabilities	254,361	27,679	3,918	1.2	(47,079)	(3.8)	618,442	87,535	61.7
Other non-operating (loss) income, net	(18,104)	4,397	622	0.2	15,324	1.2	9,131	1,292	0.9

Loss before income tax expenses	(1,398,823)	(3,691,672)	(522,523)	(159.1)	(1,918,329)	(155.8)	(795,803)	(112,639)	(79.3)

Income tax expenses	—	(1)	—	—	—	—	—	—	—

Net loss	(1,398,823)	(3,691,673)	(522,523)	(159.1)	(1,918,329)	(155.8)	(795,803)	(112,639)	(79.3)

Six months ended June 30, 2020 compared to six months ended June 30, 2019

Revenues. We recorded revenues of RMB1,231.5 million and RMB1,002.9 million (US$141.9 million) for the six months ended June 30, 2019 and 2020, respectively.

Revenues from vehicle sales were RMB913.3 million (US$129.3 million) for the six months ended June 30, 2020, as compared to RMB1,197.5 million for same period in 2019. We delivered 5,499 units of Smart EVs in the six months ended June 30, 2020, as compared to 7,165 units for the same period in 2019. We delivered more Smart EVs in the first half of 2019 than the same period in 2020 mainly because (i) we commenced mass deliveries of the G3 in the first half of 2019 and fulfilled orders accumulated in 2018 and the first quarter of 2019 during the period, and (ii) our deliveries in the first half of 2020 were negatively affected by COVID-19 outbreak in China. For further information, see “Risk Factors—Risks Relating to Our Business and Industry—The COVID-19 outbreak has adversely affected, and may continue to adversely affect, our results of operations.” While our revenues from vehicle sales were primarily related to the deliveries of the G3 in the historical periods, we commenced deliveries of the P7 in May 2020 and expect the P7 deliveries to become one of the major revenue contributors in future periods.

Revenues from services and others increased by 163.5% from RMB34.0 million for the six months ended June 30, 2019 to RMB89.6 million (US$12.7 million) for the same period in 2020, primarily due to (i) the increase in revenues from after-sales services and supercharging service, which was associated with the increase in the accumulated number of Smart EVs we delivered, and (ii) an increase in revenues from ride-hailing service, which commenced in the second quarter of 2019.

Cost of sales. We recorded cost of sales of RMB1,702.3 million and RMB1,039.0 million (US$147.1 million) for the six months ended June 20, 2019 and 2020, respectively. Cost of sales from vehicle sales decreased by 42.3% from RMB1,667.8 million for the six months ended June 30, 2019 to RMB963.1 million (US$136.3 million) for the same period in 2020 primarily due to (i) the decrease in the number of Smart EVs delivered as described above, and (ii) a decrease in raw material and component costs as a result of our increased economy of scale, stronger bargaining power with suppliers and declines in the market prices of certain raw materials and components. Cost of sales from services and others increased by 119.7% from RMB34.5 million for the six months ended June 30, 2019 to RMB75.8 million (US$10.7 million) for the same period in 2020, which was largely in line with the increase in our revenues from services and others, partially offset by cost savings resulting from our increased economy of scale.

Gross loss. As a result of the foregoing, our gross loss decreased significantly from RMB470.8 million for the six months ended June 30, 2019 to RMB36.1 million (US$5.1 million) for the same period in 2020.

Research and development expenses. Our research and development expenses decreased by 35.9% from RMB983.2 million for the six months ended June 30, 2019 to RMB630.6 million (US$89.3 million) for the same period in 2020, primarily because we incurred significant amounts of design and development expenses and cost of materials and supplies relating to the development of the P7, our Edward platform and a new version of the G3 in the first half of 2019.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 65.0% from RMB484.1 million for the six months ended June 30, 2019 to RMB799.0 million (US$113.1 million) for the same period of 2020. Our selling expenses increased by 99.2% from RMB257.7 million for the six months ended June 30, 2019 to RMB513.3 million (US$72.7 million) for the same period in 2020, primarily due to (i) a significant increase in marketing, promotional and advertising expenses for our Smart EVs, especially in connection with the launch of the P7, and (ii) the expansion of our sales network that resulted in increased compensation cost for sales staff and increased commission to our franchised stores. Our general and administrative expenses increased by 26.2% from RMB226.3 million for the six months ended June 30, 2019 to RMB285.7 million (US$40.4 million) for the same period in 2020, primarily due to an increase in office expenses, such as rent and IT service fee.

Other income. We recorded other income of RMB37.3 million (US$5.3 million) for the six months ended June 30, 2020, as compared to RMB5.1 million for the same period in 2019, primarily due to an increase in the government subsidies we received.

Loss from operations. As a result of the foregoing, we incurred a loss from operations of RMB1,428.4 million (US$202.2 million) for the six months ended June 30, 2020, as compared to a loss from operations of RMB1,932.9 million for the same period in 2019.

Interest income. We recorded interest income of RMB21.0 million (US$3.0 million) for the six months ended June 30, 2020, as compared to RMB58.0 million for the same period in 2019, primarily due to (i) lower cash balances deposited with banks and lower interest rates in the first half of 2020, and (ii) a decrease in the short-term investments we held in the first half of 2020.

Interest expenses. We recorded interest expenses of RMB16.0 million (US$2.3 million) for the six months ended June 30, 2020, as compared to RMB11.7 million for the same period in 2019, primarily due to an increase in our total borrowings.

Fair value (loss) gain on derivative liabilities. We recorded fair value gain on derivative liabilities of RMB618.4 million (US$87.5 million) for the six months ended June 30, 2020, compared with a fair value loss on derivative liabilities of RMB47.1 million for the six months ended June 30, 2019, primarily due to the change in fair value of the redemption rights of our preferred shares.

Other non-operating income, net. We recorded other non-operating income of RMB15.3 million and RMB9.1 million (US$1.3 million) for the six months ended June 30, 2019 and 2020, respectively, primarily because certain of our assets are denominated in U.S. dollar, and the RMB depreciated against the U.S. dollar in the six months ended June 30, 2019 and 2020.

Net loss. As a result of the foregoing, we incurred a net loss of RMB795.8 million (US$112.6 million) for the six months ended June 30, 2020, as compared to a net loss of RMB1,918.3 million for the same period in 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues. We recorded revenues of RMB9.7 million and RMB2,321.2 million (US$328.5 million) in 2018 and 2019, respectively. We began to deliver our Smart EVs in the fourth quarter of 2018, and we increased vehicle sales and service offerings in 2019. We recorded revenues from vehicle sales of RMB2,171.2 million (US$307.3 million) in 2019, as compared to RMB4.2 million in 2018. All revenues from vehicle sales in 2018 and 2019 is related to the sale of the G3. We delivered 29 and 12,728 units of the G3 to customers in 2018 and 2019, respectively. We recorded revenues from services and others of RMB150.0 million (US$21.2 million) in 2019, as compared to RMB5.6 million in 2018.

Cost of sales. We recorded cost of sales of RMB12.1 million and RMB2,879.4 million (US$407.5 million) in 2018 and 2019, respectively. Our cost of sales increased in 2019, as we increased vehicle sales in 2019. We recorded cost of sales from vehicle sales of RMB2,733.5 million (US$386.9 million) in 2019, as compared to RMB8.2 million in 2018. We recorded cost of sales from services and others of RMB145.8 million (US$20.6 million) in 2019, as compared to RMB3.8 million in 2018.

Research and development expenses. Our research and development expenses increased by 96.9% from RMB1,051.2 million in 2018 to RMB2,070.2 million (US$293.0 million) in 2019, primarily due to (i) an increase in employee compensation as a result of an expansion of our research and development staff, and (ii) an increase in our spending on the development of Smart EV platforms and new EV models.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 81.3% from RMB642.5 million in 2018 to RMB1,164.6 million (US$164.8 million) in 2019, due to (i) a 110.8% increase in selling expenses from RMB317.1 million in 2018 to RMB668.6 million (US$94.6 million) in 2019, which was primarily due to an expansion of our sales and marketing staff, an increase in marketing, promotional and advertising expenses and an increase in lease expenses due to an increase in the number of direct stores, and (ii) a 52.4% increase in general and administrative expenses from RMB325.4 million in 2018 to RMB496.0 million (US$70.2 million) in 2019, which was primarily due to an expansion of our general corporate staff.

Other income. We recorded other income of RMB12.3 million (US$1.7 million) in 2019, as compared to RMB1.5 million in 2018, primarily due to an increase in the government subsidies we received.

Loss from operations. As a result of the foregoing, we incurred a loss from operations of RMB3,780.6 million (US$535.1 million) in 2019, as compared to a loss from operations of RMB1,694.6 million in 2018.

Interest income. We recorded interest income of RMB88.8 million (US$12.6 million) in 2019, as compared to RMB65.4 million in 2018, primarily due to higher cash balances deposited with banks in 2019.

Interest expenses. We recorded interest expenses of RMB32.0 million (US$4.5 million) in 2019, as compared to RMB5.8 million in 2018, primarily due to an increase in our total borrowings.

Fair value gain on derivative liabilities. We recorded fair value gain on derivative liabilities of RMB27.7 million (US$3.9 million) in 2019, and a fair value gain on derivative liabilities of RMB254.4 million in 2018, primarily due to the change in fair value of the redemption rights of our preferred shares.

Other non-operating (loss) income. We recorded other non-operating income of RMB4.4 million (US$0.6 million) in 2019, primarily because certain of our assets are denominated in U.S. dollar, and RMB depreciated against the U.S. dollar in 2019. We recorded other non-operating loss of RMB18.1 million in 2018, primarily due to appreciation of RMB against the U.S. dollar in 2018.

Net loss. As a result of the foregoing, we incurred a net loss of RMB3,691.7 million (US$522.5 million) in 2019, as compared to a net loss of RMB1,398.8 million in 2018.

Selected Quarterly Results of Operations

The following table sets forth our consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our operating results for the quarters presented.

	For the three months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
	(RMB in thousands)
Revenues
Vehicle sales	83,790	1,113,709	398,775	574,957	372,151	541,118
Services and others	4,344	29,649	50,942	65,053	39,918	49,663

Total revenues	88,134	1,143,358	449,717	640,010	412,069	590,781

Cost of sales
Vehicle sales	(129,126)	(1,538,679)	(441,728)	(623,998)	(391,736)	(571,400)
Services and others	(3,049)	(31,426)	(53,293)	(58,061)	(40,206)	(35,624)

Total cost of sales	(132,175)	(1,570,105)	(495,021)	(682,059)	(431,942)	(607,024)

Gross loss	(44,041)	(426,747)	(45,304)	(42,049)	(19,873)	(16,243)

Operating expenses
Research and development expenses	(474,222)	(508,976)	(435,002)	(651,958)	(310,782)	(319,796)
Selling, general and administrative expenses	(196,850)	(287,208)	(286,049)	(394,462)	(321,825)	(477,149)

Total operating expenses	(671,072)	(796,184)	(721,051)	(1,046,420)	(632,607)	(796,945)

Other income	4,823	293	4,808	2,370	3,197	34,096

Loss from operations	(710,290)	(1,222,638)	(761,547)	(1,086,099)	(649,283)	(779,092)

Interest income	31,787	26,244	22,575	8,237	10,658	10,295
Interest expenses	(5,025)	(6,652)	(10,468)	(9,872)	(8,278)	(7,676)
Fair value gain (loss) on derivative liabilities	5,306	(52,385)	(25,364)	100,122	(4,968)	623,410
Other non-operating income (loss), net	7,136	8,188	(1,472)	(9,455)	2,110	7,021

Loss before income tax expenses	(671,086)	(1,247,243)	(776,276)	(997,067)	(649,761)	(146,042)

Income tax expenses	—	—	—	(1)	—	—

Net loss	(671,086)	(1,247,243)	(776,276)	(997,068)	(649,761)	(146,042)

Our revenue trends are a reflection of purchase patterns by car buyers. Demand for new cars is generally higher in September and October, while it typically declines over winter season and during the Chinese New Year holiday. In addition, we record higher increase in revenues when we commence mass deliveries of a new product to fulfill customer orders accumulated in prior periods, but we may not be able to maintain our revenues at similar levels in subsequent periods. For example, the G3 deliveries increased sharply in the second quarter of 2019 because we commenced mass deliveries of the G3 to customers in the quarter and fulfilled most of the orders accumulated in 2018 and the first quarter of 2019. Our revenues for the first quarter of 2020 was negatively affected by a decrease in vehicle deliveries compared to the fourth quarter of 2019, and such decrease was mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday.

We significantly narrowed our gross loss over the periods presented. The decrease in gross loss was primarily due to a decrease in raw material and component costs as well as production cost, which was driven by supply chain optimization, stronger bargaining power with suppliers and economies of scale following volume ramp-up. Our research and development expenses in the first two quarters of 2020 were lower compared to the quarters of 2019, as the research and development efforts relating to the P7 and the Edward platform was substantially completed by end of 2019. Our selling, general and administrative expenses generally increased over the periods presented, which was primarily driven by (i) increases in marketing, promotional and advertising expenses for our Smart EVs, especially in connection with the launch of the P7, and (ii) the expansion of our sales network.

Liquidity and Capital Resources

Our primary sources of liquidity have been through issuance of preferred shares and bank borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements. As of December 31, 2018 and 2019 and June 30, 2020, we had cash and cash equivalent of RMB1,626.9 million, RMB1,946.9 million (US$275.6 million) and RMB1,061.2 million (US$150.2 million), respectively. As of December 31, 2018 and 2019 and June 30, 2020, we had restricted cash of RMB4.6 million, RMB460.8 million (US$65.2 million) and RMB834.1 million (US$118.1 million), respectively. Our restricted cash primarily represents bank deposits for letter of credit, bank acceptance bill and bank notes. As of December 31, 2019 and June 30, 2020, our restricted cash also included bank deposits of RMB35.0 million (US$5.0 million) and RMB35.0 million (US$5.0 million) that were restricted due to a supplier dispute. As of December 31, 2018 and 2019 and June 30, 2020, we had short-term deposits and short-term investments of RMB3,006.2 million, RMB407.8 million (US$57.7 million) and RMB223.2 million (US$31.6 million), respectively.

Since July 1, 2020, we received cash proceeds of US$900.0 million from our Series C+ round financing. See “Description of Share Capital—History of Securities Issuances.”

In May 2017, we obtained a facility of up to RMB1,600.0 million for the construction of our Zhaoqing plant from a state-owned company in Zhaoqing. As of June 30, 2020, the aggregate drawdown amount was RMB1,600.0 million (US$226.5 million). The annual interest rate is 4.90%, and we receive subsidies from the local government for interest expenses incurred associated with this facility. RMB500 million, RMB500 million and RMB600 million of the borrowings will mature in six years, seven years and eight years, respectively, from the commencement of production of the Zhaoqing plant.

In July 2019 and November 2019, we entered into two loan agreements with a bank in the PRC. The principal amount under each agreement is RMB75.0 million (US$10.6 million). Each agreement provides for a fixed interest rate of 4.99% per annum and a term of three years. We are obligated to repay in six installments under each agreement.

As of June 30, 2020, we had short-term borrowings from five banks of RMB277.5 million (US$39.3 million) in aggregate.

We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated working capital requirements, including capital expenditures in the ordinary course of business for an extended period of time. We may, however, need additional cash resources in the future if we experience changes in business condition or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The following table sets forth a summary of our cash flows for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:

Net cash used in operating activities	(1,572,715)	(3,562,765)	(504,274)	(1,574,894)	(1,212,667)	(171,643)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	104,781	148,207	(165,240)	(23,389)
Net cash provided by financing activities	6,734,200	3,593,562	508,635	1,906,800	868,329	122,904
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	230,927	1,631,525	2,407,743	340,794
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	340,794	2,102,504	1,895,308	268,263

Operating Activities

Net cash used in operating activities was RMB1,212.7 million (US$171.6 million) for the six months ended June 30, 2020, primarily due to net loss of RMB795.8 million (US$112.6 million), adjusted to add back depreciation of property, plant and equipment of RMB104.0 million (US$14.7 million), amortization of right-of-use assets of RMB49.3 million (US$7.0 million), inventory write-downs of RMB16.0 million (US$2.3 million), and impairment of property, plant and equipment of RMB8.5 million (US$1.2 million). The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in inventory of RMB335.9 million (US$47.6 million) as we commenced mass deliveries of the P7 in May 2020, (ii) an increase in prepayments and other current assets of RMB213.4 million (US$30.2 million) in relation to prepayments to third party suppliers for certain key materials for the production of the P7, and (iii) an increase in accounts receivable of RMB155.0 million (US$21.9 million) in relation to the government subsidies that we are entitled to receive, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily an increase in accounts and notes payable of RMB629.7 million (US$89.1 million) in relation to the grace period we enjoyed for the payments payable to certain third-party suppliers, and an increase in accruals and other liabilities of RMB113.3 million (US$16.0 million) primarily in relation to advances from customers for the P7 orders.

Net cash used in operating activities was RMB3,562.8 million (US$504.3 million) in 2019, primarily due to net loss of RMB3,691.7 million (US$522.5 million), adjusted to add back depreciation of property, plant and equipment of RMB125.5 million (US$17.8 million), inventory write-downs of RMB109.5 million (US$15.5 million), amortization of right-of-use assets of RMB88.2 million (US$12.5 million) and impairment of property, plant and equipment of RMB79.2 million (US$11.2 million). The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB504.6 million (US$71.4 million) in relation to the government subsidies that we are entitled to receive, (ii) an increase in prepayments and other current assets of RMB418.1 million (US$59.2 million) in relation to prepayments to third party suppliers for certain key materials, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily (i) an increase in accounts and notes payable of RMB739.1 million (US$104.6 million) in relation to the grace period we enjoyed for the payments payable to third party suppliers, and (ii) an increase in accruals and other liabilities of RMB520.5 million (US$73.7 million) primarily in relation to our research and development projects.

Net cash used in operating activities was RMB1,572.7 million in 2018, primarily due to net loss of RMB1,398.8 million, adjusted to add back depreciation of property, plant and equipment of RMB53.5 million, amortization of right-of-use assets of RMB34.5 million, loss of disposal of property, plant and equipment of RMB30.3 million and foreign exchange losses of RMB11.8 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily an increase in prepayments and other current assets of RMB277.7 million in relation to prepayments to third-party suppliers for certain key materials, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily an increase in accruals and other liabilities of RMB324.8 million primarily due to an increase in employee compensation payable.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was RMB165.2 million (US$23.4 million), which was primarily attributable to (i) purchase of property, plant and equipment of RMB314.4 million (US$44.5 million), and (ii) purchase of intangible assets of RMB208.7 million (US$29.5 million), partially offset by maturities of short-term investments of RMB193.1 million (US$27.3 million).

Net cash provided by investing activities in 2019 was RMB740.3 million (US$104.8 million), which was primarily attributable to (i) maturities of short-term investments of RMB1,905.2 million (US$269.7 million), and (ii) maturities of term deposits of RMB760.0 million (US$107.6 million), partially offset by (i) purchase of property, plant and equipment of RMB1,831.6 million (US$259.2 million), and (ii) prepayment for acquisition of assets of RMB100.0 million (US$14.2 million) in relation to a corporate acquisition.

Net cash used in investing activities in 2018 was RMB3,630.3 million, which was primarily attributable to (i) placement of short-term investments of RMB1,863.4 million, (ii) purchase of property, plant and equipment of RMB770.3 million, and (iii) placement of term deposits of RMB760.0 million.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was RMB868.3 million (US$122.9 million), which was primarily attributable to proceeds from issuance of convertible redeemable preferred shares of RMB1,010.8 million (US$143.1 million).

Net cash provided by financing activities in 2019 was RMB3,593.6 million (US$508.6 million), which was primarily attributable to (i) proceeds from issuance of convertible redeemable preferred shares of RMB2,678.6 million (US$379.1 million) and (ii) proceeds from borrowings of RMB1,620.0 million (US$229.3 million), partially offset by repayment of borrowings of RMB748.1 million (US$105.9 million).

Net cash provided by financing activities in 2018 was RMB6,734.2 million, which was primarily attributable to (i) proceeds from issuance of convertible redeemable preferred shares of RMB5,854.2 million and (ii) proceeds from borrowings of RMB1,200.0 million, partially offset by repayment of borrowings of RMB320.0 million.

Capital Expenditures

We made capital expenditures of RMB1,009.4 million, RMB2,008.4 million (US$284.3 million) and RMB523.0 million (US$74.0 million) in 2018, 2019 and the six months ended June 30, 2020, respectively. In these periods, our capital expenditures were used primarily for the construction of our Zhaoqing plant. In March 2020, we entered into an agreement to acquire a company that holds a manufacturing license for a total cash consideration of approximately RMB500.0 million. Going forward, we expect to make capital expenditures primarily on equipment for production and for product development.

Commitments

The following table set forth our indebtedness and contractual obligations as of June 30, 2020:

	Payment due by period
	Total		Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	RMB	US$	RMB
	(in thousands)
Short-term and long-term borrowings	2,027,445	286,966	337,465	89,980	—	1,600,000
Operating lease liabilities	479,676	67,894	105,894	176,787	89,840	107,155
Purchase commitments for property, plant and equipment	84,262	11,927	84,262	—	—	—
Interest on borrowings	568,712	80,496	90,515	159,831	156,800	161,566
Purchase commitments for raw materials	346,869	49,096	205,623	122,523	18,723	—

Total	3,506,964	496,379	823,759	549,121	265,363	1,868,721

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

We began our operations in 2015 through Chengxing Zhidong. We undertook the Reorganization to facilitate our initial public offering in the United States. As part of the Reorganization, we incorporated XPeng Inc., our holding company in December 2018. As a transitional arrangement of the Reorganization, Xiaopeng Motors, our wholly owned subsidiary, entered into a series of contractual agreements with Chengxing Zhidong and its shareholders in September 2019, pursuant to which Xiaopeng Motors exercised effective control over the operations of Chengxing Zhidong. In May 2020, Xiaopeng Motors completed its purchase of 100% equity interest in Chengxing Zhidong. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

XPeng Inc., our holding company, has no material operations of its own. We conduct our operations primarily through our subsidiaries, consolidated VIEs and their subsidiaries in China. As a result, XPeng Inc.’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries, our consolidated VIEs and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated VIEs and their subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

Since inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.6%, 2.1% and 2.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The Company uses Renminbi (“RMB”) as its reporting currency. Most of our revenues and expenses are denominated in Renminbi. The functional currency of our company and subsidiaries in the United States and Hong Kong is the U.S. dollar. The functional currency of our subsidiaries in the PRC, the VIE and the VIE’s subsidiaries is the Renminbi. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of comprehensive loss. We had a foreign exchange loss of RMB11.8 million for fiscal year ended in 2018, a foreign exchange gain of RMB8.4 million (US$1.2 million) in 2019, and a foreign exchange gain of RMB11.5 million (US$1.6 million) for six months ended June 30, 2020.

We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the Renminbi appreciated approximately 7% against the U.S. dollar during this one-year period. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$972.0 million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB7.0651 for US$1.00 as of June 30, 2020 to a rate of RMB7.7716 to US$1.00, would result in an increase of RMB686.7 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB7.0651 for US$1.00 as of June 30, 2020 to a rate of RMB6.3586 to US$1.00 would result in a decrease of RMB686.7 million in our net proceeds from this offering.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

After the completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Critical Accounting Policies, Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if our performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as we perform; or

•	does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. We generally determine standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering the our pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by us to all performance obligations as conditions under ASC 606-10-32-37 are not met.

Vehicle Sales

We generate revenue from sales of our Smart EVs, together with a number of embedded products and services through a contract. We identify the customers who purchase the Smart EVs as our customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within four years or 100,000 kilometers, extended lifetime warranty, option between home charger and charging card, and vehicle internet connection service which are accounted for in accordance with ASC 606. The standard warranty provided by us is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when we transfer the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase EVs. For efficiency purpose and better customer service, we or Zhengzhou Haima Automobile Co., Ltd. applies for and collects such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. We determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the EVs and the buyer remains liable for such amount in the event the subsidies were not received by us.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the Smart EVs and home chargers is recognized at a point in time when the control of the Smart EV is transferred to the customer and the home charger is installed at customer’s designated location. For vehicle internet connection service, we recognize the revenue using a straight-line method. For the extended lifetime warranty, given limited operating history and lack of historical data, we decide to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within four years or 100,000 kilometers and charging card to be consumed to exchange for charging services, we consider a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as advances from customers (accruals and other liabilities). When vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by us, we record a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

Other services

We provide variable other services to customers, including services embedded in a sales contract, supercharging service, maintenance service, ride-hailing service and vehicle leasing service.

Services embedded in a sales contract may include free charging within four years or 100,000 kilometers, extended lifetime warranty, option between home charger and charging card and vehicle internet connection services. Other services also include supercharging service and maintenance service. These services are recognized under ASC 606.

We provide ride-hailing services with smart commuting solutions to customers by using our self-owned G3s and hiring and training drivers employed by third party agents via service agreement. We believe we act as a principle in the ride-hailing service as we control a specified good or service before it is transferred to the customers. The revenue for ride-hailing service is recognized overtime in a period when the ride-hailing service is consumed under ASC 606.

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

Practical expedients and exemptions

We follow the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. We also perform an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, we concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price, namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

Customer Upgrade Program

In the third quarter of 2019, due to the upgrade of the latest vehicle model, G3 2020, we voluntarily offered all owners of G3 2019 model the options to either receive loyalty points, valid for five years since the grant date, which can be redeemed for goods or services, or obtain an enhanced trade-in right, which is valid for 120 days, contingent on a future purchase starting from the 34th month of the original purchase date but only if they purchase a new vehicle from us. The owners of G3 2019 model had to choose one of the two options within 30 days after receiving the notice. Anyone who did not make the choice before the date was deemed abandoning the options. At the time the offers were made, we still had unfulfilled performance obligations for services to the owners of G3 2019 model associated with their original purchase. We considered this offering is to improve the satisfaction of the owners of G3 2019 model but was not the result of any defects or resolving past claims regarding the G3 2019 model.

As both options provide a material right (a significant discount on future goods or services) for no consideration to existing customers with unfulfilled performance obligations, we consider this arrangement to be a modification of the existing contracts with customers. Further, as the customers did not pay for the additional rights, the contract modification is accounted for as the termination of the original contract and commencement of a new contract, which will be accounted for prospectively. The material right from the loyalty points or the trade-in right shall be considered in the reallocation of the remaining consideration from the original contracts among the promised goods or services not yet transferred at the date of the contract modification. This reallocation is based on the relative stand-alone selling prices of these various goods and services.

For the material right from loyalty points, we estimated the probability of points redemption when determining the stand-alone selling price. Since the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to customers, we believe it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when future goods or services are transferred. We will continue to monitor forfeiture rate data and will apply and update the estimated forfeiture rate at each reporting period. The estimated inventory cost associated with the material right from loyalty points amounted to RMB17.2 million, subject to adjustment for forfeiture rate, will be recognized as cost of sales, depending on the nature of the goods or services redeemed, upon the redemption.

According to the terms of the trade-in program, owners of G3 2019 who elected the trade-in right have the option to trade in their G3 2019 at a fixed predetermined percentage of its original G3 2019 purchase price (the “guaranteed trade-in value”) starting from the 34th month of the original purchase date but only if they purchase a new vehicle from us. Such trade-in right is valid for 120 days. That is, if the owner of a G3 2019 does not purchase a new vehicle within that 120-day period, the trade-in right expires. The guaranteed trade-in value will be deducted from the retail selling price of the new vehicle purchase. The customer cannot exercise the trade-in right on a stand-alone basis solely as a function of their original purchase of the G3 2019 and this program, and therefore, we do not believe the substance of the program is a repurchase feature that provides the customer with a unilateral right of return. Rather, the trade-in right and purchase of a new vehicle are linked as part of a single transaction to provide a loyalty discount to existing customers. We believe the guaranteed trade-in value will be greater than the expected market value of the G3 2019 at the time the trade-in rights become exercisable, and therefore, the excess value is essentially a sales discount on the new vehicle purchase. For the trade-in right, we estimated the potential forfeiture rate based on the market expectation of the possibility of the future buying and applied the forfeiture rate when determining the stand-alone selling price at the date of the contract modification. The amount allocated to the trade-in right as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when the trade-in right is exercised and a new vehicle is purchased. We will continue to reassess the reasonableness of the forfeiture rate applied in the subsequent reporting periods. The estimated inventory provision cost of the trade-in right, taking into the forfeiture rate consideration, amounted to RMB67.1 million, will be recognized as cost of sales upon we repurchase the original model.

Share-Based Compensation

We grant RSUs, restricted shares and share options, or collectively, Share-based Awards, to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, we would recognize compensation cost if and when we conclude that it is probable that the performance condition will be achieved.

The fair value of the RSUs and restricted shares were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding our projected financial and operating results, our unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time the grants were made. The fair value of share options is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period.

Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us for accounting purposes.

Share options granted to employees

Since 2015, Chengxing Zhidong has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an initial public offering or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an initial public offering, or collectively, the Liquidity Event, to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019
Expected term (years)	7	7	7
Exercise price (RMB)	0.0004	0.0004	0.0004
Fair value of the ordinary shares on the date of option grant (RMB)	2.51 ~ 8.08	8.36 ~ 8.60	8.36 ~ 8.53
Risk-free interest rate	3.03% ~ 3.68%	2.66% ~ 3.31%	3.10% ~ 3.31%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	34.28% ~ 34.39%	33.32% ~ 33.56%	33.35% ~ 33.56%

Valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, and with the assistance of an independent valuation firm from time to time. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, to determine the fair value of our ordinary shares, including the following factors:

•	our operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the prices, rights, preferences and privileges of our convertible preferred shares relative to our ordinary shares;

•	the likelihood of occurrence of liquidity event and redemption event;

•	any adjustment necessary to recognize a lack of marketability for our ordinary shares; and

•	the market performance of industry peers.

In order to determine the fair value of our ordinary shares underlying each share-based award grant, we first determined our business entity value and then allocated the business entity value to each element of our capital structure (convertible redeemable preferred shares and ordinary shares) using an option pricing method. In our case, three scenarios were assumed, namely: (i) the liquidation scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (ii) the redemption scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (iii) the mandatory conversion scenario, in which equity value was allocated to convertible preferred shares and ordinary shares on an as-if converted basis. Increasing probability was assigned to the mandatory conversion scenario during 2018 and 2019 in light of preparations for our initial public offering.

In determining the fair value of our business entity value, we applied the income approach/discounted cash flow, analysis based on our projected cash flow using management’s best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

Assumptions and estimates will not be necessary to determine the fair value of our ordinary shares upon the listing of our ADSs on the NYSE.

Restricted share units granted to employees

RSUs granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of Liquidity Event to retain the award since no RSU would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. We also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of Liquidity Event. Given the vesting of these two types of RSUs granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

Restricted shares granted to two co-founders

In the years ended December 31, 2018 and 2019, two co-founders have agreed that their founders’ shares would be subject to requisite service conditions that shall vest in a certain period. The restricted shares require future requisite service and it does not contain a market or performance condition that must be satisfied before the grant date. Accordingly, no share-based compensation expenses would be recognized prior to the grant date but would be recognized based on the fair value of the shares at the grant date over the requisite service period.

A change in any of the terms or conditions of restricted shares granted to two co-founders is accounted for as a modification of the awards. The cumulative amount of share-based compensation expenses that would be recognized is the original grant-date fair value of the award plus any incremental fair value resulting from the modification. We calculate incremental compensation expense of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested restricted shares, we recognize incremental compensation cost in the period when the modification occurs. For restricted shares not being fully vested, we recognize the sum of the incremental compensation expense and the remaining unrecognized compensation expense for the original awards over the remaining requisite service period after modification.

As of December 31, 2019, all the restricted shares of two co-founders have been vested. No restricted shares vested for the six months ended June 30, 2020.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2018 and 2019. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP, in particular, to (i) develop comprehensive U.S. GAAP accounting policies and financial reporting procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weakness subsequent to December 31, 2019, we have started adopting measures to improve our internal control over financial reporting, including, among others: (i) hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements, (ii) establishing an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially trainings related to U.S. GAAP and SEC financial reporting requirements, (iii) developing a set of accounting policies and procedures, which document the current U.S. GAAP accounting policies and technical accounting guidance and are tailored to our business, and (iv) implementing internal controls over financial reporting to ensure accounting policies and procedures are operating effectively.

However, we cannot assure you that we will remediate our material weakness in a timely manner. See “Risk Factors—Risks Relating to Our Industry and Business—If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Recent Accounting Pronouncements

Please refer to Note 3 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY OVERVIEW

China’s Electric Vehicle Market and Key Trends

China is the largest EV market in the world

China is the largest passenger vehicle market in the world, as measured by sales volume in 2019, according to the IHS Markit Report. Driven by growing disposable income, increasing urbanization and investment in transportation infrastructure, sales volume of passenger vehicles in China reached 21.1 million units in 2019, and is expected to increase to 25.9 million units in 2025.

China is also the largest EV market in the world, with 0.9 million sales volume in 2019. China’s EV market represented 45.1% of the global EV sales volume and was over 3.5 times the size of the EV market in the United States, according to IHS Markit Report. China’s EV sales volume is expected to grow at a CAGR of 29.4% from 2019 to 2025, reaching 4.2 million units in 2025.

The mid- to high-end segment is the largest segment in China’s EV market

The passenger vehicle market in China can be categorized by price range into five segments, namely (i) entry-level segment with prices under RMB80,000, (ii) mass segment with prices between RMB80,000 and RMB150,000, (iii) mid- to high-end segment with prices between RMB150,000 and RMB300,000, (iv) premium segment with prices between RMB300,000 and RMB500,000, and (v) luxury segment with prices above RMB500,000. The mid- to high-end segment is expected to grow from 6.5 million units in 2019 to 10.8 million units in 2025, and to become the largest segment in China’s passenger vehicle market.

In China’s EV market, the mid- to high-end segment is the largest, accounting for 47.2% of sales volume in 2019. This segment is expected to remain the largest and reach 1.8 million units in 2025. The chart below shows sales volume of China’s passenger vehicles and EVs by price segment from 2019 to 2025:

Source: IHS Markit Report

Note: Price ranges presented in this chart do not include any government subsidy.

Major Factors Driving Electrification

According to the IHS Markit Report, the EV sales volume in China is forecasted to increase from 0.9 million units in 2019 to 4.2 million units in 2025, which will be larger than the EV sales volume in the United States and Europe combined. The penetration rate of EVs in China’s passenger vehicle market is expected to exceed 10% by 2023. We believe a 10% penetration rate represents an inflection point for the EV industry. The following chart illustrates the sales volume and penetration rate of EVs in China from 2019 to 2025:

Source: IHS Markit Report

Declining battery price driving down costs of EVs

Battery costs have decreased considerably, driven by rapid improvement in economies of scale for global battery production and advancements in battery technology. According to the IHS Markit Report, the average price of lithium battery cells was US$131 per kWh in 2019, and is expected to further decrease at a compound annual rate of nearly 10% for the next three years.

When consumers decide between an ICE vehicle and an EV, they consider not only the initial purchase cost, but also the total cost of ownership, or TCO, which also includes running costs and residual value. According to the IHS Markit Report, the TCO parity between EV and ICE has already been reached in various vehicle segments in China.

Favorable policy tailwinds for NEVs

China’s favorable government policies are important drivers of the NEV market. NEVs comprise three types of vehicles: EVs, PHEVs and hydrogen fuel cell vehicles. On March 31, 2020, China’s State Council announced the extension of certain subsidies and tax exemptions on EV purchases, which will remain effective through 2022 to support the development of the EV industry. China’s MIIT targets to raise the penetration rate of NEVs to 25% of China’s passenger vehicle market by 2025. Apart from purchase subsidies, the government has adopted a NEV credit scheme that incentivizes OEMs to increase the production and sale of NEVs.

Tightening vehicle emission regulations and car plate restrictions on ICE vehicles

Tightening vehicle emission regulations and car plate restrictions limit the growth of the number of ICE vehicles on the road and accelerate NEV adoption. China’s phase VI emission standard, one of the strictest in the world, was rolled out in July 2019 in major provinces and cities and will be applied nationwide in July 2020. In addition, several cities have imposed car plate restrictions on ICE vehicles. As such restriction does not apply to EVs in most of these cities, consumers are therefore incentivized to choose EVs over ICE vehicles.

Rapidly expanding charging infrastructure and increasing driving range of EVs

The Chinese government promotes the development of EV charging networks as a national policy with set targets, funding supports and mandatory standards. Local governments provide incentives for the installation and operation of charging infrastructure. Charging infrastructure is one of the core initiatives of a “New Infrastructure” campaign launched in 2020, which will boost sustainable EV market growth.

Many businesses in the private sector, including vehicle manufacturers, energy companies and technology companies, also contribute to the expansion of charging infrastructure. As a result, the private charging ratio, which represents the ratio between the usage of private charging piles and the usage of state-owned charging piles, has been growing in the past few years.

Apart from the availability of charging infrastructure, the ongoing improvement of EV driving range driven by increasing battery energy density also encourages EV purchases.

China’s Consumers Embracing Advanced In-vehicle Technologies

According to a consumer survey conducted by IHS Markit in 2019, or the IHS Markit Survey, Chinese consumers embrace new in-vehicle technologies, such as connectivity, OTA updates and autonomous driving, more readily than consumers in other major regions globally. In-vehicle technology functions have become one of the most important factors when Chinese consumers make vehicle purchase decisions. According to the IHS Markit Survey, 45.7% of car buyers in China regard in-vehicle technologies as a key purchasing factor, which is ranked only after safety, vehicle specifications and fuel economy.

Autonomous driving to redefine driving experience

Autonomous driving technology is rapidly developing and entering the mainstream market. The technology brings freedom to drivers and transforms their driving experience. Autonomous driving system requires a comprehensive suite of hardware, including radars, cameras and processors, as well as software, including perception algorithms, high-definition map and connectivity solutions.

SAE International, a global standard developing organization for transport industries, defines driving automation in six levels, with Level 5 being completely autonomous with no human intervention needed and Level 0 having no autonomous system control. Level 2 autonomous driving system provides steering, braking and acceleration support to a driver, but the driver must constantly supervise these functions to maintain safety. Level 3 autonomous driving system allows hands-free driving under certain conditions, but requires full driver attention.

According to the IHS Markit Report, the penetration rate of Level 2 and above autonomous driving systems in China’s passenger vehicle market has grown from 3.0% in 2018 to 8.0% in 2019 and is expected to reach 34.5% by 2025. Level 3 capability represents the highest level of autonomous driving capabilities in commercially available passenger vehicles today. While several companies are developing Level 3 and Level 4 systems, few have been able to deploy such systems commercially in the market to date. The following chart illustrates the penetration rate of autonomous driving systems at each of Level 2 to Level 4 in China from 2019 to 2025:

Source: IHS Markit Report

Autonomous driving technology requires significant testing before commercialization. Test vehicles are driven for millions of kilometers to generate large data sets, which are evaluated by specialized engineers and machine learning models to improve the autonomous driving technology. In China, local road and traffic conditions are different from other major markets, and autonomous driving systems require extensive local data accumulation to reflect the unique road conditions.

Connectivity and OTA are increasingly popular

In-vehicle connectivity features and AI assistants have become more prevalent in recent years. Connected infotainment systems are evolving towards a more personalized and content-rich lifestyle experience, and AI assistants are capable of conversational interactions, further enhancing the in-car experience. According to the IHS Markit Report, the penetration of in-vehicle AI assistants is forecasted to grow significantly in China in the next few years.

OTA is another important aspect of in-vehicle technologies. OTA provides a convenient and cost-efficient method of remotely upgrading vehicle software systems. It allows the car owners to continuously enjoy more functions and better user experience throughout the vehicle lifecycle. It is especially challenging for automotive companies to deploy OTA firmware updates due to the complexity in system integration and design. Such updates require strong capabilities in software and hardware integration and E/E architecture.

Chinese government targets for smart vehicles

The Chinese government has set out the long-term plan for smart and connected vehicles, which is to increase the penetration of such vehicles to 30% of total vehicle sales in China by 2025. Specific strategic goals include (i) achieving mass production of conditional autonomous vehicles and commercializing high-level autonomous vehicles for specific environments and (ii) achieving significant development in smart cities and intelligent transportation systems.

Competitive Landscape of China’s Smart EV Market

Xpeng’s P7 and G3 specifications in comparison to competing models

IHS Markit compared Xpeng’s P7 to its competing models in both EV and ICE markets, including upcoming models. Among the vehicle models set forth below, the P7 is superior in terms of NEDC range, autonomous driving capabilities, and smart connectivity features. The following table sets forth technology features and other specifications of selected comparable EVs and ICE vehicles:

	Xpeng P7	Tesla Model 3	BYD Han	Mercedes- Benz EQC	BMW iX3	Audi A4
MSRP(1) (RMB ‘000)	255 – 372	292 – 420	263 – 303	580 – 623	540+	306 – 470
Overall Specifications
Propulsion type	EV	EV	EV	EV	EV	ICE
Wheelbase (mm)	2,998	2,875	2,920	2,873	2,864	2,824
Max torque (N·m)	390 – 655	404 – 660	330 – 680	730	600	270 – 500
NEDC range(2) (km)	562 – 706	445 – 668	506 – 605	408 – 415	495	695 – 934
Average energy consumption rate(3) (kWh/100 km)	14.4	16.3	14.5	20.0	17.0	69.4
Connectivity
Video streaming, gaming and other entertainment	Yes	Yes	Yes	No	No	No
AI assistant enabling voice controls of in-car functions	Yes	Yes	Yes	Yes	Yes	Yes
Autonomous Driving Functions
Adaptive cruise control(4)	Standard	Standard	Available	Available	Available	Available
Lane centering control(4)	Standard	Standard	Available	Available	Available	Available
Enhanced automated parking assist(4)	Available	Available	Available	Available	Available	Available
Traffic sign recognition(4)	Standard	Standard	Available	Available	Available	Available
OTA
OTA capability	Firmware	Firmware	Firmware	Infotainment only	Infotainment only	Infotainment only

Source: IHS Markit Report

(1)	Manufacturer Suggested Retail Price, or MSRP, presented in this table does not include any government subsidy.
(2)	For ICE vehicles, NEDC standard is not applicable and it instead refers to the driving range on a single tank of gasoline.
(3)	For ICE vehicles, average liters per 100 km were converted to average kWh per 100 km, using a conversion of 9.7 kWh per liter gasoline.
(4)	A standard feature comes with all vehicle versions, whereas an available feature comes in some versions and not on others.

IHS Markit compared Xpeng’s G3 to its competing models in both EV and ICE markets. The G3 offers a variety of connectivity and autonomous driving features commonly found on higher-priced vehicles. These features come with a competitive driving range and EV performance characteristics for the mid- to high-end segment it falls under.

	Xpeng G3	Audi Q2L e-tron	BYD Song Pro EV	Toyota C- HR EV	Toyota C-HR
MSRP(1) (RMB ‘000)	169 – 222	236 – 246	202 –270	251 – 272	146 – 177
Overall Specifications
Propulsion type	EV	EV	EV	EV	ICE
Wheelbase (mm)	2,625	2,628	2,712	2,640	2,640
Max torque (N·m)	300	290	280	300	203
NEDC range(2) (km)	460 – 520	265	405 –502	400	877
Average energy consumption rate(3) (kWh/100 km)	14.1	13.9	15.0	13.1	55.3
Connectivity
Video streaming, gaming and other entertainment	Yes	No	Yes	No	No
AI assistant enabling voice controls of in-car functions	Yes	No	Yes	No	No
Autonomous Driving Functions
Adaptive cruise control(4)	Available	Available	Available	Available	Available
Lane centering control(4)	Available	Available	Available	N/A	N/A
Enhanced automated parking assist(4)	Available	Available	N/A	N/A	N/A
Traffic sign recognition(4)	Available	Available	Available	N/A	N/A
OTA
OTA capability	Firmware	Infotainment only	Firmware	N/A	N/A

Source: IHS Markit Report

(1)	MSRP presented in this table do not include any government subsidy.
(2)	For ICE vehicles, NEDC standard is not applicable and it instead refers to the driving range on a single tank of gasoline.
(3)	For ICE vehicles, average liters per 100 km were converted to average kWh per 100 km, using a conversion of 9.7 kWh per liter gasoline.
(4)	A standard feature comes with all vehicle versions, whereas an available feature comes in some versions and not on others.

BUSINESS

Mission

Driving Smart EV transformation with technology and data, shaping the mobility experience of the future.

Overview

We are one of China’s leading Smart EV companies. We design, develop, manufacture and market Smart EVs in China. Xpeng was founded in 2015 with a vision to bring Smart EVs to Chinese consumers through innovation in autonomous driving, smart connectivity and core vehicle systems. Today, we are a proven leader in the rapidly growing Smart EV market, producing popular and environmentally-friendly vehicles, namely an SUV (the G3) and a four-door sports sedan (the P7). Our Smart EVs offer attractive design and high performance, coupled with safety and reliability. According to the IHS Markit Report, the G3 was among the top-three best-selling electric SUVs in China in 2019. The P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among EVs that are available in China, based on the MIIT NEV Catalogues.

Our Smart EVs appeal to the large and growing base of technology-savvy middle-class consumers in China. We primarily target the mid- to high-end segment in China’s passenger vehicle market, with prices ranging from RMB150,000 to RMB300,000, for our Smart EVs. According to the IHS Markit Report, the mid- to high-end segment represented 30.6% of China’s passenger vehicle market by sales volume in 2019 and had a higher EV penetration rate than other price segments. Consumers choose our products primarily because of attractive design, smart mobility experience, advanced technology and compelling value proposition. As of June 30, 2020, over 90% of purchasers of the G3 chose the versions with autonomous driving capabilities. As of the same date, approximately 50% of customers ordered the versions of the P7 that can support XPILOT 3.0, our upcoming advanced autonomous driving system.

In order to optimize our customers’ mobility experience, we have strategically chosen to focus on developing full-stack autonomous driving technology and in-car intelligent operating system, as well as core vehicle systems, including powertrain and the E/E architecture in-house. According to the IHS Markit Report, our XPILOT 3.0 is expected to offer the highest level of autonomous driving capabilities in commercially available passenger vehicles today. Through our proprietary software, core hardware and data technologies, we are able to develop and deploy innovative products rapidly and efficiently, which gives us an advantage over our competitors in China.

We started production of the G3 in November 2018, and as of July 31, 2020, we had delivered 18,741 units of the G3 to customers. We started production of the P7 and began delivery in May 2020, and as of July 31, 2020, we had delivered 1,966 units of the P7 to customers. We plan to launch our third Smart EV, a sedan, in 2021. The table below sets forth certain features of the G3 and the P7.

Model	G3 (SUV)	P7 (Sports Sedan)
Wheelbase (mm)	2,625	2,998
NEDC range (km)	460 / 520	562 / 586 / 670 / 706
Battery capacity (kWh)	57.5 / 66.7	70.8 / 80.9
0-100 km/h acceleration (s)	8.6	4.4 / 6.8 / 6.9(1)
Post-subsidy price (RMB)	146,800 – 199,800	229,900 – 349,900(2)

(1)	The P7’s four-wheel drive, rear-wheel drive super long range and rear-wheel drive long range configurations can accelerate from zero to 100 km per hour in 4.4, 6.8 and 6.9 seconds, respectively.
(2)	The price range is exclusive of the software of XPILOT 3.0.

Our autonomous driving system and in-car intelligent operating system allow customers to enjoy a new smart mobility experience, and our Smart EVs can be upgraded through OTA firmware updates.

•

XPILOT, our autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. Currently deployed on the G3 and the P7, XPILOT 2.5 offers adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. As of June 30, 2020, our adaptive cruise control function had been used for 25.1 million kilometers of driving cumulatively, and our lane centering control function had been used for 11.1 million kilometers of driving cumulatively. We plan to roll out XPILOT 3.0 by early 2021. XPILOT 3.0 will feature several new functions, including a navigation guided pilot for highway driving and advanced automated parking, in addition to the functions available in XPILOT 2.5.

•

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. Xmart OS enables a broad range of smart connectivity functions, such as AI voice assistant, smart navigation and an app store. The in-car app store allows our customers to conveniently access third-party services and infotainment and allows us to develop our smart connectivity ecosystem and create value for all participants.

•

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. Through such updates, we are able to frequently upgrade our Smart EVs throughout the product lifecycle, and our customers can enjoy more functions and better user experience.

We design, develop and engineer our core vehicle systems in-house, including the development of key technologies relating to powertrain and E/E architecture to deliver superior and reliable vehicle performance. For example, the P7 has achieved industry-leading driving range as a result of our comprehensive engineering efforts. We collaborated with a top-tier supplier to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. Furthermore, we integrated a braking system that offers advanced energy recovery capability, and the P7’s low air drag and three-in-one electric drive system also contribute to its high energy efficiency. Our collaboration with a German engineering and design firm to develop the P7’s chassis allows us to offer a superior driving experience in terms of performance, drivability and handling. As a result of our efforts in modular design across key aspects of Smart EVs, we have strategically established two Smart EV platforms. These platforms are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner.

We have an omni-channel sales model, which combines a data-driven and targeted online marketing strategy with a physical sales and service network. As of June 30, 2020, our physical sales and service network consisted of a total of 147 stores and service centers, which cover 52 major cities in China. A substantial majority of our stores are strategically located in shopping malls in tier-one and tier-two cities, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. In addition, we actively engage in data-driven and targeted online marketing through a variety of channels to further enhance our brand recognition and acquire customers.

Our manufacturing philosophy centers around quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality. We produce our G3 through a contract manufacturing collaboration with Haima, which has over three decades of automotive manufacturing experience, at its plant in Zhengzhou, Henan province. The arrangement allows us to retain effective control of key manufacturing and procurement processes and product quality with minimal required capital outlay. In addition, we have built our own plant in Zhaoqing, Guangdong province. We started the production of the P7 at the plant in May 2020 and will also utilize the plant for future models. We are leveraging the manufacturing know-how and experience gained at the Haima plant to quickly ramp up the Zhaoqing plant. The Haima plant and the Zhaoqing plant have annual production capacity of up to 150,000 units and 100,000 units, respectively.

As of June 30, 2020, we had 3,676 employees in China and the United States. As of the same date, approximately 43% of our employees focused on research and development, of which 66%, 17% and 17% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

Our Market Opportunity

China is the largest passenger vehicle market globally, with sales reaching 21.1 million units in 2019, according to the IHS Markit Report. The mid- to high-end segment, with prices ranging from RMB150,000 to RMB300,000, is expected to grow from 6.5 million units in 2019 to 10.8 million units in 2025, and to become the largest segment in China’s passenger vehicle market.

The penetration rate of EVs in China’s passenger vehicle market was 4.2% in 2019. China’s EV market had reached 893.7 thousand units of sales in 2019 and is expected to grow at a CAGR of 29.4% in the period from 2019 to 2025 to reach 4.2 million units in 2025, representing 16.2% of China’s passenger vehicle market, according to the IHS Markit Report. The increase of EV penetration in China’s passenger vehicle market is driven by (i) enhanced functionality and performance; (ii) decreasing total cost of ownership benefiting from declining battery cost; (iii) favorable government support including the NEV credit scheme, tax exemptions and preferential access to license plates in tier-one and tier-two cities; and (iv) improving charging infrastructure. According to the IHS Markit Report, the mid- to high-end segment, accounting for 47.2% of China’s EV market by sales volume in 2019, was the largest segment in that year. According to the same source, this segment is expected to remain the largest and reach 1.8 million units in 2025.

In-vehicle technology functions are among the most important factors to Chinese consumers when they make vehicle purchase decisions. According to a consumer survey conducted by IHS Markit in 2019, Chinese consumers embraced new technologies more readily than consumers from other major markets. In addition, the Chinese government is implementing policies to support the development of smart vehicles and has announced a plan to achieve a penetration rate of 30% for smart and connected vehicles among total vehicle sales by 2025.

Our Competitive Strengths

We believe the following strengths position us well to capitalize on the opportunities of a rapidly changing passenger vehicle market and the anticipated consumer demand for Smart EVs in China.

We are a leading Smart EV company

We are a leader in the rapidly growing Smart EV market, bringing popular Smart EVs to Chinese consumers through innovation in autonomous driving, smart connectivity and core vehicle systems. We take a fundamentally different approach to our technology innovation, as compared to traditional automotive companies. We have chosen to develop autonomous driving and intelligent connectivity operating system technologies as well as core vehicle systems, including powertrain and the E/E architecture in-house. As a result, we have been able to offer competitive products and continuously deliver smarter and upgradable functions to better serve our customers. We believe that our approach enables us to develop and deploy our technologies more rapidly and efficiently and gives us an advantage over our competitors in China.

Great to drive, great to be driven

Great to drive. Our Smart EVs offer impressive performance, attractive design, and a fun driving experience. For example, the P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among EVs that are available in China, based on the MIIT NEV Catalogues. The P7 offers fast acceleration, superior handling and high energy efficiency. Our in-house engineering know-how and close collaboration with several business partners enable the P7 to achieve high technical targets in various areas, such as safety, range, vehicle dynamics, as well as noise, vibration and harshness. Furthermore, the P7’s AI voice assistant enables communication between our customers and Smart EVs to occur in natural and continuous dialogues, providing customers a voice-based and hassle-free mobility experience. Our AI voice assistant was used approximately nine times per day on average in 2019.

Great to be driven. We strive to offer our customers more freedom while driving and deliver a comfortable and safe mobility experience. Such experience is measured by the level at which our customers can “be driven” by our autonomous driving system. As of June 30, 2020, our adaptive cruise control function had been used for 25.1 million kilometers of driving cumulatively, and our lane centering control function had been used for 11.1 million kilometers of driving cumulatively. We plan to roll out a navigation guided pilot for highway driving by early 2021. This navigation guided pilot will be capable of autonomously changing lanes, overtaking other vehicles, recognizing traffic signs, as well as adjusting speed, thereby freeing customers’ hands while driving on highways. In addition, our autonomous driving system is developed and tailored to driving behavior and road conditions in China. For example, our automated parking function is capable of addressing parking challenges in Chinese cities where spaces are often small and have irregular layouts.

Deep software, hardware and data technologies

We design and develop our own software, core hardware and data technologies, which we regard as our core competency. We believe that we are currently the only China-based automotive company to have developed full-stack proprietary software for commercialization of autonomous driving. Our proprietary algorithms encompass (i) localization and high definition map fusion, (ii) camera based perception and sensor fusion with multiple sensors and (iii) behavior planning, motion planning and control. According to the IHS Markit Report, XPILOT 3.0 is expected to offer the highest level of autonomous driving capabilities in commercially available passenger vehicles today. We train and continually improve our deep-learning autonomous driving algorithms based on field data. As of June 30, 2020, our autonomous driving data set contained around 2.9 million annotated pictures. We have developed natural language processing and natural language understanding capabilities based on deep-learning neural networks, and our AI voice assistant can identify keywords, categorize text and understand semantics. Furthermore, we design powertrain and E/E architecture in-house, all of which are critical to the safety, reliability and high performance of our Smart EVs. We believe that our vertically integrated in-house developed software and hardware enable us to achieve greater speed of innovation and offer better customer experience.

Our customer engagement and product enhancement does not end with product delivery, as we continuously upgrade our customers’ vehicles with new features through OTA firmware updates across the product lifecycle. Since the rollout of our G3 in December 2018, we have completed ten major OTA firmware updates with over 50 new features added to our vehicles. We believe our holistic OTA capability provides our customers differentiated and better experiences than those offered by our competitors in China.

Innovative software and content subscription model

Our innovative subscription model gives our customers better control over what features they want and when they want them, and a choice to pay for the features over time. We offer XPILOT 3.0 software and future updates as a separate subscription service to our customers. As of June 30, 2020, approximately 50% of customers ordered the versions of the P7 that can support XPILOT 3.0. With strong software development capability and focus on customer experience, we believe we will be able to offer more innovative subscription-based software services to our customers. We plan to expand our subscription service to include other premium features in the future. For example, we have identified strong customer demand for in-car music, as our customers listened to approximately two hours of online music per day on the wheel in 2019. We offered a premium music subscription via OTA firmware update in June 2020, which provides a high fidelity music experience supported by the premium audio system and ambient lighting in our Smart EVs.

Scalable and efficient platforms

We strategically established two Smart EV platforms, which we named David and Edward. These two scalable platforms enable us to develop vehicles with wheelbase ranging from 2,600 millimeters to 3,100 millimeters. Each Smart EV platform allows us to efficiently design and manufacture a variety of models, as we utilize common components across different models on the same platform. Through economies of scale, our platform approach is expected to reduce our bill-of-material cost and research and development expenses. For example, we expect our upcoming third model, which is based on the same platform as the G3, or the David platform, to share approximately 70% of components with the G3 in terms of value. Furthermore, we expect the development cost for the third model to be significantly lower than that of the G3 due to our platform approach. Leveraging these two Smart EV platforms, we are able to develop new models in a fast and cost-efficient manner.

The winning team for Smart EV

Our founders and senior management team have deep expertise in the technology and automotive industries. The combination of technology and automotive “DNA” equips us with an innovative mindset, and we take a non-conventional approach to our products and technologies that bring differentiated experience and superior product quality to our customers. We put strong emphasis on research and development to enhance our products with cutting-edge technologies. As of June 30, 2020, approximately 43% of our employees focused on research and development, of which 66%, 17% and 17% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

Our Strategies

We pursue the following strategies to accomplish our mission:

Continue to invest in and advance our technologies

To further differentiate our products, we intend to advance our proprietary technologies in autonomous driving, intelligent operating system as well as core vehicle systems. We aim to continue to improve the capability of our XPILOT autonomous driving system in order to increase the level of assistance in driving and parking to our customers. We plan to roll out a navigation guided pilot for highway driving by early 2021, and the function will free customers’ hands while driving on highways. In addition, we plan to enable our navigation guided pilot for urban driving. We plan to upgrade our Xmart OS with more powerful capabilities in natural language processing, natural language understanding and intelligent recommendation. We also plan to design our next generation powertrain and E/E architecture to improve vehicle performance, as well as energy and cost-efficiency.

Leverage common platforms to launch a new model every year

We intend to expand our product offering by launching one Smart EV model each year to broaden our addressable market and capture additional demand for Smart EVs. We intend to build new models on our two Smart EV platforms. We have also adopted a platform approach for our software systems, which include XPILOT and Xmart OS, and we deploy such systems across our entire product line. Our platform approach will enable us to optimize efficiency in product development, supply chain and manufacturing. Currently, we plan to launch our third Smart EV model, a sedan built on our David platform with a longer wheelbase than the G3, by the end of 2021. The new model will offer a spacious interior and feature our hallmark autonomous driving and smart connectivity functions, powered by XPILOT and Xmart OS, respectively. Complementing our existing Smart EV portfolio, the new model is designed for a broad customer base.

Build the leading Smart EV brand

We intend to continue to build our brand image that exemplifies smartness, quality and performance. The development of our technologies has always been centered on providing our customers a great-to-drive and great-to-be-driven experience. We intend to maintain the quality of our products during the entire design, manufacturing and testing process. We strive to deliver smart, high-performing and upgradable EVs.

Expand our sales and super charging network

We intend to broaden our sales and service network to better engage and serve our customers. We plan to strengthen the presence of physical stores in tier-one and tier-two cities, which we believe have the highest demand for Smart EVs. We aim to strengthen our online presence through strategic collaborations with major online platforms in China. Through data-driven targeted online marketing, product differentiation and asset-light franchise model, we plan to continue to improve the efficiency of our sales and marketing efforts. We also plan to strategically expand the network of our Xpeng-branded super charging stations. Our initial focus will be on tier-one and tier-two cities where our customers are concentrated. We believe an extensive Xpeng-branded super charging network will enhance our brand recognition and provide differentiated user experience to our customers.

Drive operating efficiency by optimizing production management

We plan to maximize operating efficiency by adopting a lean production approach. We will continue our just-in-time production approach and manufacture our Smart EVs based on customer orders. Such flexible approach will enable us to minimize our inventory. We strive to streamline and optimize each individual step along the process in order to reduce rework and scrap costs. We also endeavor to digitalize our manufacturing process with industrial IoT technology to maximize operating efficiency. We will continue to implement a holistic and rigorous quality assurance process, which will enable us to maintain high product quality and reduce warranty expenses.

Expand innovative subscription and value-added services

We aim to promote software and services through a subscription model to further enhance customer loyalty and expand revenue streams. Our customers will have the option to make a lump sum payment or pay by installments. We plan to broaden our smart connectivity ecosystem and make more value-added services and content available to our customers. We will continue to introduce more software and content offerings and generate recurring revenues through subscription services.

Products

We design, develop, manufacture and market Smart EVs, and we develop full-stack autonomous driving software system in-house. Our Smart EVs are priced in the mid- to high-end segment, which represented 30.6% of China’s passenger vehicle market by sales volume in 2019 and had a higher EV penetration rate than other price segments, according to the IHS Markit Report. Our Smart EVs offer customers a great-to-drive and great-to-be-driven experience, as well as compelling value proposition. We design our Smart EVs to satisfy the needs and preferences of China’s technology-savvy middle class consumers. Our products include Smart EVs and advanced autonomous driving software system.

G3

Our first mass-produced Smart EV, the G3, is an SUV. According to the IHS Markit Report, the G3 was among the top-three best-selling electric SUVs in China in 2019. The G3 has a post-subsidy price ranging from RMB146,800 to RMB199,800. We started to deliver the G3 in December 2018. As of June 30, 2020, the G3 had been driven for an estimated total of 282 million kilometers.

Since its launch, we have upgraded the G3 to improve its performance. The table below sets forth certain technical features of the configurations of the G3 we offered as of June 30, 2020.

Configuration	Standard Range	Long Range
Wheelbase (mm)	2,625
NEDC range (km)	460	520
Battery capacity (kWh)	57.5	66.5
Battery energy density (Wh/kg)	170	180
Energy consumption rate (kWh/100 km)	14.1
0-100 km/h acceleration (s)	8.6
Maximum torque (Nm)	300
Maximum motor power (kW)	145
Autonomous driving capabilities	XPILOT 2.5
	• Adaptive cruise control, adaptive turning control, lane centering control and automated lane changing
	• Automated parking
	• Active safety features, such as forward collision warning, automatic emergency braking and blind spot monitoring
Operating system	Xmart OS
	• AI voice assistant
	• Smart navigation
	• In-car app store
OTA firmware update	Upgradable electronic control units, or ECUs

The G3 meets five-star C-NCAP safety standards, which cover occupant safety, pedestrian safety and active safety. The G3 received the highest score among all NEV models with C-NCAP test results released in 2019. The G3’s body utilizes high-strength steel and effectively enhances passengers’ safety in the event of a collision. In the China Insurance Automotive Safety Index published in January 2020, which was based on crash test results, the G3 received the highest rating in multiple key areas, reflecting a high safety level comparable to several premium ICE models.

Our smart technology functions make the G3 a compelling product for the mid- to high-end segment. As of June 30, 2020, over 90% of customers who purchased the G3 chose the versions with autonomous driving capabilities. All versions of the G3 feature Xmart OS, which enables a broad range of smart connectivity functions such as AI voice assistant, smart navigation and in-car app store.

P7

Our second mass-produced Smart EV, the P7, is a four-door sports sedan. As our flagship model, the P7 is expected to reinforce our positioning as a leading Smart EV brand. The P7 has a post-subsidy price ranging from RMB229,900 to RMB349,900. We initiated the development of the P7 at the end of 2017 and began accepting orders for the P7 in April 2020. We started the production of the P7 and began delivery in May 2020.

The table below sets forth certain technical features of the various configurations of the P7 we offered as of June 30, 2020. In particular, the P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among EVs that are available in China, based on the MIIT NEV Catalogues.

Configuration	4WD(1)	RWD(2) Long Range	RWD(2) Super-long Range
Wheelbase (mm)	2,998
NEDC range (km)	562	586	670	706
Battery capacity (kWh)	80.9	70.8	80.9	80.9
Battery energy density (Wh/kg)	170	161	170	170
Energy consumption rate (kWh/100 km)	16.3	13.2	13.6	12.5
0-100 km/h acceleration (s)	4.4	6.9	6.8
Maximum torque (Nm)	655		390
Maximum motor power (kW)	316 (dual-motor)	196 (single-motor)
Braking distance at 100 km/h (m)	< 35
Autonomous driving capabilities	XPILOT 3.0(3)
	• Navigation guided pilot for highway driving
	• Adaptive cruise control, adaptive turning control, lane centering control and automated lane changing
	• Advanced automated parking, which memorizes the locations and layouts of frequently used parking lots and enables autonomous driving within such parking lots, followed by automated parking
	• Active safety features, such as forward collision warning, automatic emergency braking and blind spot monitoring
Operating system	Xmart OS
	• AI voice assistant, capable of supporting natural and continuous dialogues
	• Smart navigation
	• In-car app store, Alipay and the mini-programs on the Alipay platform
OTA firmware update	Almost all of the ECUs are upgradable

(1)	Refers to four-wheel drive.
(2)	Refers to rear-wheel drive.
(3)	We initially deploy XPILOT 2.5 on the P7. We plan to roll out XPILOT 3.0 by early 2021. The premium version of each configuration of the P7 is equipped with the hardware that can support XPILOT 3.0.

The P7 offers fast acceleration, superior handling and high energy efficiency. Our in-house engineering know-how and close collaboration with several business partners enable the P7 to achieve high technical targets in various areas, such as safety, range, vehicle dynamics, as well as noise, vibration and harshness. We developed the premium EV-specific chassis by cooperating with a German engineering and design firm. We developed the dynamic torque distribution system in-house and integrated the continuous damping control system to deliver a premium ride experience. In addition, we collaborated with a top-tier supplier to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. The battery pack is customized to a height of just 110 millimeters, which allows us to give the vehicle a low height profile and a sporty and stylish appearance. Furthermore, the battery pack demonstrates durable cycle performance and retains over 90% of its initial capacity after approximately 160,000 kilometers of mileage. Other factors also contribute to the P7’s long range. For example, we integrate a braking system that offers advanced energy recovery capability. With an aerodynamic coefficient of 0.236 cd, the P7’s low air drag also contributes to its high energy efficiency. Designed in-house, the P7’s three-in-one electric drive system is both powerful and light-weighted, as reflected by its electric motors’

high power density of 2.0 kW/kg. The P7’s long range resonates with customers, and as of June 30, 2020, over 50% of customers ordered the super-long range configuration of the P7.

With a comprehensive suite of safety features, the P7 is designed to meet five-star C-NCAP safety standards. The P7’s car body is made of high-strength steel and aluminum, which effectively absorbs impact forces in the event of a collision. The P7 is equipped with our self-designed battery pack that has been tested rigorously and offers robust safety features, such as water-and-dust resistance capabilities that reach IP68, the highest standard in the industry.

The standard and premium versions of the P7 offer autonomous driving features powered by XPILOT 2.5. We plan to roll out XPILOT 3.0 by early 2021, and customers who own the premium version of the P7 can subscribe for the new system and deploy it on their vehicles through OTA firmware updates. According to the IHS Markit Report, XPILOT 3.0 is expected to offer the highest level of autonomous driving capabilities in commercially available passenger vehicles today. As of June 30, 2020, approximately 50% of customers ordered the versions of the P7 that can support XPILOT 3.0.

All versions of the P7 feature Xmart OS, which enables a broad range of smart connectivity functions such as AI voice assistant, smart navigation and in-car app store. The P7’s AI voice assistant is capable of supporting natural and continuous dialogues without having to be activated repeatedly, and while it responds, a person can interrupt to give a new voice instruction. In addition, we have deployed Alipay on the P7, which allows our customers to conveniently pay for transactions on in-car apps.

Future Smart EV Roadmap

We plan to launch a new model every year to expand our product portfolio and customer base. Currently, we plan to launch our third Smart EV model, a sedan built on our David platform with a longer wheelbase than the G3, by the end of 2021. The new model will offer a spacious interior and feature our hallmark autonomous driving and smart connectivity functions, powered by XPILOT and Xmart OS, respectively. Complementing our existing Smart EV portfolio, the new model is designed for a broad customer base.

Advanced Autonomous Driving Software

We plan to roll out the software of our advanced autonomous driving system, XPILOT 3.0, by early 2021. A customer can purchase XPILOT 3.0 by either making a lump sum payment of RMB20,000 at the time of vehicle purchase or paying RMB12,000 each year for a three-year period.

Vehicle Deliveries

The following table sets forth our vehicle deliveries to customer data for the periods indicated:

	For the three months ended						For the month ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	July 31, 2020
G3	442	6,723	2,345	3,218	2,271	2,903	810
P7	—	—	—	—	—	325	1,641

Total	442	6,723	2,345	3,218	2,271	3,228	2,451

We started to deliver the G3 in December 2018. The G3 deliveries increased sharply in the second quarter of 2019 because we commenced mass deliveries of the G3 to customers in the quarter and fulfilled most of the orders accumulated in 2018 and the first quarter of 2019. The G3 deliveries decreased from the fourth quarter of 2019 to the first quarter of 2020 mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. We started to deliver the P7 in May 2020.

Our Technologies

We develop most of our key technologies in-house to achieve a rapid pace of innovation and tailor our product offerings for Chinese consumers. Such technologies encompass both software, including XPILOT and Xmart OS, and core vehicle systems, including the E/E architecture and powertrain. By developing our proprietary software and hardware technologies, we are able to retain better control over the performance and experience of our Smart EVs and have the flexibility to continuously upgrade them.

The diagram below illustrates certain key technology stacks, including XPILOT, Xmart OS, the E/E architecture and the powertrain.

Our Autonomous Driving System—XPILOT

XPILOT, our proprietary autonomous driving system, is customized for driving behavior and road conditions in China. Since inception, we have dedicated significant research and development efforts in autonomous driving technology, which we believe is a key element for the Smart EV experience. We believe that we are currently the only China-based automotive company to have developed full-stack proprietary software for commercialization of autonomous driving. Such capabilities enable us to continuously improve XPILOT and achieve fast system iterations.

We have developed XPILOT 2.5, which is currently deployed on the G3 and the P7. Its key capabilities include adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. Such capabilities resonate strongly with our customers. As of June 30, 2020, our adaptive cruise control function had been used for 25.1 million kilometers of driving cumulatively, and our lane centering control function had been used for 11.1 million kilometers of driving cumulatively. In June 2020, the average utilization rate of our adaptive cruise control function was 66%, and the average utilization rate of our lane centering control function was 43%. In the second quarter of 2020, our customers used automated parking for over 230 thousand times, among which approximately 80% were successfully completed without human intervention. In particular, in June 2020, the average utilization rate of our automated parking function was 46%. XPILOT 2.5 also enables a variety of active safety features, such as forward collision warning, automatic emergency braking and blind spot monitoring, to reduce the risk of traffic accidents.

We plan to roll out XPILOT 3.0 by early 2021. The XPILOT 3.0 system will feature navigation guided pilot for highway driving and advanced automated parking, in addition to the functions available in XPILOT 2.5, thereby significantly enhancing the level at which our customers can be driven by our Smart EVs.

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The navigation guided pilot will free customers’ hands while driving on highways. The navigation guided pilot will be capable of autonomously changing lanes, overtaking other vehicles, recognizing traffic signs and construction signs, as well as adjusting speed. It will also enable a vehicle to autonomously enter and exit a highway system, as well as switching from one highway to another.

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XPILOT 3.0’s advanced automated parking function memorizes the locations and layouts of the parking lots that a driver frequently uses. Based on such information, the function enables the autonomous driving of a vehicle from the entrance of a parking lot to a memorized parking space, followed by the automated parking of the vehicle into such space.

Leveraging our full-stack research and development capabilities, we are able to tailor our autonomous driving system to road conditions in China, which is a key factor that differentiates our Smart EVs. We continuously explore new autonomous driving capabilities, and we plan to enable our navigation guided pilot for urban driving in the future.

Our proprietary algorithms encompass the following:

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Localization and high definition map fusion. Our high precision localization capability is based on the fusion of (i) positioning sensors, including real time kinematic (RTK)-enabled dual frequency GPS receiver and high-precision inertial measurement unit (IMU), which in combination offer meter-level global positioning accuracy in all conditions with XPILOT proprietary localization algorithms, and (ii) Amap high definition map, which further enhances the positioning accuracy to decimeter-level with rich geometry and semantic features from the high definition map to enhance autonomous driving capabilities.

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Perception algorithm and sensor fusion. XPILOT utilizes deep learning neural network and is capable of complex computer vision tasks, including recognizing a wide range of objects in various driving scenarios. We train our algorithms through field data. For example, we aim to complete approximately one million kilometers of test driving through our test fleet before deploying XPILOT 3.0. After the testing process, we continuously train our algorithms by using field data collected from vehicles on the road. Meanwhile, all camera perception outputs are fused with radar signals to generate a 360-degree view of the surroundings of the vehicle.

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Behavior planning, motion planning and control. Through the development of XPILOT 2.5, we have built a strong capability of motion planning and control in house. To navigate the vehicle safely and smoothly under different driving conditions, XPILOT depends on behavior planning algorithm to understand the semantics of the current environment and make the decision on the vehicle behavior, such as to follow the lead vehicle, to change lane and surpass the slow lead vehicle, or to nudge towards the left side of the lane to show intention to initialize a lane change. Over the past year, we have built up algorithm development and comprehensive simulation capability for behavior planning.

Our research and development efforts benefit from our closed-loop data capability, which offers us valuable data based on usage of autonomous driving system. In particular, we collect sensor data relating to instances when a driver has to take control over the vehicle from XPILOT. By analyzing such data, we are able to improve the autonomous driving capabilities of our Smart EVs faster than the OEMs that rely on third-party autonomous driving solutions.

Our autonomous driving capabilities are supported by computing platforms supplied by world-leading technology companies. For example, XPILOT 3.0 is powered by NVIDIA DRIVE AGX Xavier platform, featuring one of the most advanced and fastest processors designed for autonomous driving in commercial production. As part of our self-designed E/E architecture, the in-car Ethernet enables high-bandwidth and real-time communication to support autonomous driving capabilities.

While several global OEMs have also invested significant resources into autonomous driving, we believe their products are not sufficiently localized for the Chinese market. On the other hand, XPILOT is designed to address China’s specific road conditions, including unique lane arrangements and traffic lights, non-standard trucks on highways, bicycles and motorbikes on urban streets, as well as different types of construction signs and traffic signs. In addition, our automated parking function is capable of addressing parking challenges in Chinese cities where spaces are often small and have irregular layouts. We believe our localized approach enables XPILOT to better serve Chinese customers, compared to autonomous driving solutions offered by global OEMs and tier-one suppliers.

Our In-car Intelligent Operating System—Xmart OS

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. Xmart OS enables a broad range of smart connectivity functions, such as AI voice assistant, smart navigation and an app store, which are also supported by high-speed connectivity that we offer to our customers.

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AI voice assistant. Our AI voice assistant is capable of supporting natural and continuous dialogues without having to be activated repeatedly, and while it responds, a person can interrupt to give a new voice instruction. We have developed natural language processing and natural language understanding capabilities based on deep-learning neural networks, which can identify keywords, categorize text and understand semantics. In addition, the AI voice assistant can focus on instructions from one person without being distracted by the voice from others in the vehicle, based on our deep-learning neural network technology, which can dynamically reduce semantic noises in the vehicle. As a result, interactions between the AI voice assistant and our customers have become more natural. Leveraging our full-duplex concurrent voice streaming technology, our AI voice assistant currently can receive and execute as many as 10 requests in only 25 seconds. In June 2020, the average utilization rate of our AI voice assistant was over 99%.

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Smart navigation. Instead of taking the approach commonly adopted by other OEMs, which is to source navigation systems from third parties, our self-development approach enables us to offer a navigation system that delivers a superior customer experience and improve the system rapidly. We have built a highly customized navigation system based on Alibaba’s Amap engine, and we have adopted Amap’s high definition map for our advanced autonomous driving system. As a result of our self-development approach, we achieve better coordination between the autonomous driving system and the navigation system. Furthermore, we are able to conveniently integrate points of interest, such as charging stations, parking lots and restaurants with our navigation system. In the second quarter of 2020, around half of our customers chose to use our in-car smart navigation to guide their journeys every day. In June 2020, the average utilization rate of our in-car smart navigation function was 96%.

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Ecosystem for third-party apps and service. Leveraging our in-car app store, we have built a broader ecosystem to better serve our customers. The in-car app store offers a wide selection of apps, including those relating to music, audio books, games and video, thereby making the in-car experience more enjoyable. The in-car app store is open to third-party apps and expandable. To build our smart connectivity ecosystem, we have also opened certain vehicle hardware functions to third-party apps. For example, a karaoke app has been integrated with the P7’s ambient lighting and audio system. In addition, we have deployed Alipay on the P7, which allows our customers to conveniently pay for transactions on in-car apps.

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Digital car keys. We have developed two types of digital car keys to enhance customer convenience. First, our Xpeng mobile app offers a car key function by utilizing Bluetooth. Through the Xpeng mobile app, a customer can conveniently authorize another person to access his or her Smart EV. Second, through our cooperation with Xiaomi, we have enabled car key functions on the Xiaomi devices equipped with near-field communication, or NFC, capabilities, including smart phones and smart watches. Based on the digital car key, our Smart EV automatically switches to a driver’s personalized setting, including those relating to seat position and entertainment.

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Intelligent recommendations. Xmart OS makes intelligent recommendations that are based on customer behavior, customer preferences, vehicle conditions, traffic conditions or other relevant factors. Many of the recommendations are developed through big data analytics. For example, Xmart OS may recommend nearby parking lots and charging stations, alternative routes to avoid traffic congestions or turning on autonomous driving under suitable conditions.

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Remote control. Our Xpeng mobile app also offers various remote control capabilities, such as (i) remotely activating the sentry mode to monitor security risks and (ii) remotely turning on air conditioning before entering the vehicle.

OTA Firmware Updates

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. We are differentiated from traditional OEMs, which typically can only provide updates through offline dealerships. Our OTA capability allows us to frequently upgrade our Smart EVs throughout the product lifecycle, and allows our customers to enjoy more functions and better user experience. A customer can conveniently schedule the time for an OTA update through our Xpeng mobile app. By bringing our latest technologies to our customers, OTA updates extend our customer engagement beyond vehicle delivery and help us further enhance customer loyalty.

We seek to make as many functions OTA upgradable as practicable. Many of the ECUs on the G3 and almost all of the ECUs on the P7 can be updated through OTA. Since the roll out of G3, we have completed ten major OTA firmware updates with over 50 new features added to the model. For example, the OTA update in September 2019 covered nine ECUs, including vehicle control unit and battery management system. We also added lane centering control to XPILOT 2.5 through OTA firmware updates. Our OTA capability also allows us to introduce new value-added service offerings.

Closed-Loop Data

Our in-house developed autonomous driving system and intelligent operating system enable us to collect field data from our Smart EVs. We focus on customer experience and strive to continuously improve the features on our Smart EVs. Our closed-loop data capability is designed to improve our software by analyzing field data, and we then deploy new technologies to our vehicles through OTA firmware updates.

As the number of our Smart EVs increases on the road, we will gain more insights as to the customer experience with XPILOT and Xmart OS by analyzing field data. With respect to XPILOT, we collect sensor data relating to instances when a driver has to take control over the vehicle from the system. With respect to Xmart OS, we gain insights as to customer preference to provide a better customer experience. For example, we continuously improve the ability of Xmart OS to make intelligent recommendations, which may relate to navigation, safe driving, charging options, infotainment or other aspects of the in-car experience.

Powertrain

Powertrain plays a critical role in our ability to deliver safe and high-performance EVs at competitive prices. Leveraging our superior in-house research and development capabilities, we are able to differentiate our Smart EVs in key powertrain features, such as battery safety, range, noise, drivability and digitization. The powertrain’s ECUs are amenable to OTA firmware updates, which enables us to improve the powertrain’s functions and customer experience after delivery. Our Smart EV’s powertrain consists of the battery system, electric drive system, high voltage system and vehicle control unit, or VCU.

Battery System

Our Smart EVs’ battery system utilizes high-energy density battery cells, which are packed into modules and fastened to a high-strength aluminum frame. Through our research and development efforts, we seek to enhance the energy density of the battery pack and reduce its cost, while also maintaining its safety, reliability and longevity. In addition, we believe the flexibility of our battery system will enable us to leverage technological advancements of battery cells.

We utilize lithium NCM cells for our batteries. In particular, we collaborated with a top-tier supplier to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. We also focus on the safety and longevity of battery cells in the development process, and battery cells have been subject to extensive testing. The protection offered by the battery pack and the safety functions of the battery management system also contribute to the safe operation of battery cells.

The G3’s battery pack is designed in-house and produced either by a contract manufacturer or in-house. We both design and produce the P7’s battery pack in house, which allows us to improve product quality and reduce cost. We apply sophisticated techniques to make the battery pack both strong and well-sealed. The battery pack has water-and-dust resistance capabilities that reach IP68, the highest standard in the industry, as it can be immersed underwater at one-meter depth for 48 hours without leakage. The structure and materials used in the battery pack are optimized for thermal management and thermal conduction. In addition, we fill non-combustible materials among battery cells, and we optimize the placement of the high-voltage electrical circuit within the battery to enhance electric safety in the event of a collision. The rigor of our stress tests for battery system exceeds industry standards, and our stress tests cover such areas as shaking, compression, thermal disorder, water-tightness and electric insulation. As a testament to the safety of batteries, the G3 had been driven for an estimated total of 282 million kilometers as of June 30, 2020.

Our battery management system, or BMS, is designed in-house to optimize battery performance. It monitors the status of each battery cell in real time and ensures the safe functioning of the battery system through comprehensive troubleshooting mechanisms. Our BMS accurately calculates the remaining battery capacity, and the accuracy of such calculation is essential to the battery’s safety and longevity, as well as a customer’s driving experience. In addition, our BMS has strong thermal management capabilities. It intelligently monitors changes in battery temperature and activates the relevant cooling or heating mechanisms to keep the battery within the optimal temperature range. To ensure the battery’s longevity, our BMS keeps the temperature difference among battery cells within five degrees Celsius, thereby maintaining uniform performance within the battery system.

Our batteries are capable of rapid charging, which offers our customers a convenient experience. For example, the P7’s battery pack can be charged from 30% to 80% of its battery capacity in less than 30 minutes. Furthermore, the P7’s battery pack demonstrates durable cycle performance and retains over 90% of its initial capacity after approximately 160,000 kilometers of mileage.

Electric Drive System

The electric drive system uses the electricity supplied by the battery to deliver the power that drives an EV, and mainly consists of an electric motor, a motor control unit and a fixed gear transmission. We have designed a three-in-one electric drive system for the P7, which combines the three main components into one integrated platform. Compared with the traditional decentralized electric drive layout, our three-in-one electric drive system has a more compact structure that weighs less and achieves higher power efficiency.

We have designed high-performance electric motors for our Smart EVs. For example, the P7 features permanent-magnet synchronous motors. The P7’s rear motor offers a maximum power of 196 kw, and the rear-motor electric drive system has a high power density of 2.0 kW/kg. To differentiate our Smart EVs, we have developed our own electromagnetic solution, and our supplier optimizes electric motors based on our solution. As a result, our P7’s electric motors achieve industry-leading noise reduction capability.

As a result of our strong system integration capabilities, we are able to optimize the drivability of our Smart EVs. Our OTA capability will allow us to introduce new driving modes for our Smart EVs. In addition, we have digitized the electric driving system, and we are able to remotely diagnose and resolve certain problems in the system.

High-Voltage System

Our high-voltage system is designed in-house and manufactured by suppliers based on our specifications for each component. Our high-voltage system is reliable, safe and cost-efficient. The high-voltage system mainly contains an on-board charging system, a DC-to-DC converter and high-voltage wiring. The on-board charge converts alternating current supplied by a charging source to direct current for battery charging. The DC-to-DC converter converts high-voltage direct current supplied by the battery pack to low-voltage direct current for the E/E architecture.

VCU

The VCU coordinates the powertrain’s other subsystems, including the battery system, the electric drive system and the high-voltage system. The VCU receives instructions and information from the driver and certain systems of the vehicle, including the autonomous driving system, the chassis and the braking system, and controls the powertrain’s operation. By monitoring and coordinating the status of the powertrain’s subsystems, the VCU allows the powertrain to function efficiently as an integrated system.

We design both the software and certain hardware of the VCU in-house to continuously improve its functions. Our VCU offers a variety of driving modes to satisfy different driving needs and achieves good drivability through precise calibration. In the P7’s four-wheel drive configuration, the VCU intelligently controls the torque based on the driving mode, vehicle acceleration and other relevant factors to offer a tailored driving and handling experience. The VCU also enhances the vehicle’s energy efficiency by, among other things, optimizing energy recycle and torque distribution.

Electrical and Electronic Architecture

We design the E/E architecture for our Smart EVs to enable seamless integration of software and hardware and rapid technology innovations. The E/E architecture is connected to a central gateway module, with ECUs performing specific functions in different parts of the vehicle. The E/E architecture in our Smart EVs mainly supports the following the functions.

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In-car communications and data transmission. Our E/E architecture features Ethernet that offers 100 megabits per second bandwidth for in-car communications and supports data transmission with the cloud. In contrast, a traditional ICE vehicle is typically not equipped with Ethernet.

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Autonomous driving. The in-car Ethernet enables high bandwidth communication to support autonomous driving capabilities, including instantly transmitting high volume of data from sensors, such as 360-degree panoramic cameras.

•	Smart cockpit. With enhanced computing power, our smart cockpit features, among other things, games, videos and 3D visual effects.

•	Connectivity capabilities. Our Smart EVs offer data transmission and uploading capabilities through the 4G network. In addition, digital car keys are enabled by NFC or Bluetooth.

Vehicle Design and Engineering

We have strong in-house capabilities in vehicle design and engineering, covering the entire product development process from conception to completion. Our vehicle design and engineering team has deep technical expertise in the design and development of vehicle’s body, interior and exterior, as well as chassis, thermal management, electrical engineering, embedded system and vehicle integration.

We have a robust vehicle development process, including corporate technical standards, product development process and quality assurance process, to ensure high quality standards, as well as cost and time efficiency. We implement a strict verification process to ensure that our Smart EVs meet the designed specifications at each of the component level, system level and vehicle level. Before launching a model, we test its durability through a mileage accumulation fleet. We also utilize computer-aided engineering simulations to optimize our product design, which have enabled us to reduce our Smart EVs’ vibration and noise. We have labs and testing sites that allow our engineers to design, analyze and validate our vehicles at all levels.

Leveraging our strong design and engineering capabilities, we have developed two models, the G3 and P7, based on two highly flexible Smart EV platforms, David and Edward, respectively. The David platform has been designed for vehicles with wheelbases ranging from 2,600 millimeters to 2,800 millimeters, and the Edward platform has been designed for vehicles with wheelbases ranging from 2,800 millimeters to 3,100 millimeters.

Illustrations of the David platform and the Edward platform are set forth below.

We plan to launch new models based on the two Smart EV platforms over the near term. Specifically, our third model will be a sedan based on the David platform and our fourth model will be an SUV based on the Edward platform. With the two platforms, we plan to expand our product portfolio with offerings that meet different customer preferences within the mid- to high-end segment of China’s passenger vehicle market. By leveraging this dual-platform strategy, we expect to enjoy high cost-efficiency in research and development and accelerated speed in launching new products with proven reliability. We also expect our platform approach to enhance manufacturing efficiency and achieve economies of scale, as models based on the same platform may share a significant number of common components. For example, we expect our third model to share approximately 70% of components with G3 in terms of value.

Sales and Marketing

We have an omni-channel sales model, which combines a data-driven and targeted online marketing strategy with a physical sales and service network. We seek to cost-efficiently expand our customer reach and grow sales, while delivering a consistent brand image, customer experience and price across all channels. Customers are increasingly associating smartness, quality and performance with our brand. According to surveys we conducted with our customers, top reasons why customers chose our products include smart mobility experience, advanced technology and compelling value proposition, among others.

As of June 30, 2020, our physical sales and service network consisted of a total of 147 stores and service centers, covering 52 major cities in China. Of these 147 locations, (i) 100 were stores, including 40 direct stores and 60 franchised stores, and (ii) 47 service centers, including four direct service centers and 43 franchised service centers.

We strategically locate a substantial majority of our stores in shopping malls in tier-one and tier-two cities, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. Furthermore, the stores carry no inventory, which reduces the amount of capital required for operating such stores. We started to establish our direct stores in the end of 2018. To accelerate the expansion of our physical sales and service network, we started to roll out franchised stores in June 2019, and we opened a total of 79 franchised stores in 2019. Our service centers serve as delivery and after-sales service centers, where customers can pick up the EVs they ordered and access after-sales services. To offer a good delivery and service experience, service centers are typically situated at locations that offer large floor areas and convenient transportation options.

We deliver a consistent brand image, customer experience and price across direct stores and franchised stores. For example, our trainings for sales staff and specifications for store design are consistent across direct stores and franchised stores. We pay franchisees commissions based on their sales volumes and customer satisfaction. We centrally plan our marketing activities and implement them consistently across all stores. Our asset-light franchise model allows us to expand our sales and service network rapidly.

We actively engage in data-driven and targeted online marketing through a variety of channels to further enhance our brand recognition and acquire customers. We mainly utilize (i) our own Xpeng website and mobile app, (ii) our official accounts on online social media platforms, such as Weibo, Wechat, Kuaishou and Douyin, (iii) advertising placements on online portal, such as general news portals and auto news portals, and (iv) our online stores on e-commerce platforms, such as Tmall. As of June 30, 2020, we had an aggregate of more than 2.0 million followers on social media and e-commerce platforms. We are able to precisely and efficiently allocate online leads acquisition based on our own real-time order conversion data. In the first half of 2020, over 50% of our orders were converted from leads generated through our online channels.

Comprehensive Services

We offer our customers a comprehensive suite of charging solutions and after-sales services, as well as various value-added services. These services offer our customers a convenient experience and enable full lifecycle engagement with our customers, which in turn improves their loyalty.

Charging Solutions

We aim to offer our customers a convenient charging experience by giving them access to a wide and expanding charging network in a cost-efficient manner. Our customers can choose to charge their EVs by home chargers, Xpeng-branded super charging stations or third-party charging piles. Our cooperation with third parties allows us to expand our charging network rapidly and cost-efficiently.

•	Home charging. We offer installation of home chargers for our customers. As of June 30, 2020, over 60% of our customers had installed our home chargers.

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Xpeng-branded super charging stations. As of June 30, 2020, there were 114 Xpeng-branded super charging stations, of which 61 were operated by us, and 53 were operated by franchisees. On average, each Xpeng-branded super charging station has about seven superchargers, which has a peak power output of 120kW. Xpeng-branded super charging stations are available 24/7. We are one of few EV companies that have established their own charging networks in China, and we will continue to strategically expand the network of our Xpeng-branded super charging stations in tier-one and tier-two cities to better serve our customers. We believe the Xpeng-branded super charging stations allow us to enhance our brand recognition and provide differentiated user experience to our customers.

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Third-party charging piles. As of June 30, 2020, we offer a charging network that is connected to over 200,000 third-party charging piles across the country, including those operated by large-scale service providers, such as TELD. We plan to expand the charging network available to our customers primarily by partnering with third parties.

Both our in-car navigation system and mobile app can assist our customers to find the nearest available charging pile. Customers can use our Xpeng mobile app to pay for charging at both Xpeng-branded super charging stations and third-party charging piles.

After-Sales Services and Warranty

We provide efficient after-sales services both offline and online. Offline services are available at our service centers and cover repairs and maintenance for our Smart EVs. We also provide online after-sales services, which is enabled by our cloud capabilities and high-speed connectivity of our Smart EVs. Our system is able to monitor vehicle performance status in real time, remotely diagnose certain vehicle malfunctions and potential issues and recommend solutions to prevent problems. Certain software-related issues can be resolved remotely through OTA updates. In 2019, approximately 60% of after-sales service requests were addressed by our remote helpdesk. In addition, we have developed an intelligent remote diagnosis system, which detects potential system error before it occurs to ensure vehicle safety.

We offer competitive warranty terms. To retail customers who purchased the G3, we offer (i) a four-year or 100,000-kilometer warranty and (ii) an eight-year or 150,000-kilometer warranty for critical components, such as battery pack, motors and VCU. To retail customers who purchased the P7, we offer (i) a five-year or 120,000-kilometer warranty and (ii) an eight-year or 160,000-kilometer warranty for critical components, such as battery pack, motors and VCU. With respect to each vehicle model, we also offer a two-year or 50,000-kilometer warranty covering vehicle repair, replacement and refund, in the event of certain product malfunctions specified in the applicable regulation.

Other Services

We also offer the following services.

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Insurance agency service. We assist our customers to obtain automotive insurances from insurance companies. To offer a convenient experience, we leverage the sentry mode function to help customers submit photos of accidents when making insurance claims.

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Automotive loan referral and finance lease. We cooperate with banks and connect them with customers who seek automotive financing solutions. To complement the banks’ services, we also offer finance leases to our customers through a wholly-owned subsidiary, and we record the relevant finance leases on our balance sheet. In 2019 and the first half of 2020, substantially all of financing for our customers’ vehicle purchases were provided by the banks that we cooperate with.

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In-car payment. We have deployed Alipay on the P7, enabling customers to conveniently make transactions on in-car apps. In addition, our customers will be able to set up automatic payment for tolls and parking fees through the in-car Alipay app in the future.

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Ride-hailing service. To enhance our brand recognition and allow more people to experience our Smart EVs, we have deployed a small number of our Smart EVs to offer ride-hailing service in Guangzhou on a trial basis. We have no current plan to scale up our ride-hailing service.

Manufacturing

Our manufacturing philosophy centers around quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality.

We strategically adopt a two-pronged manufacturing approach to balance among capital efficiency, speed-to-market and manufacturing flexibility. We produce the G3 through a contract manufacturing collaboration with Haima Automobile Co., Ltd, or Haima, in Zhengzhou, Henan province, which allows us to retain effective control over the supply chain, manufacturing process and quality control with minimal initial capital expenditure. We built our own plant in Zhaoqing, Guangdong province, which we initially utilize for the production of the P7 and will also utilize for future models. We have effectively transferred our manufacturing expertise accumulated in the Haima plant to our Zhaoqing plant, while achieving more flexibility and direct control over the manufacturing process.

Zhaoqing Plant

The Zhaoqing plant currently occupies a parcel of land of over 600,000 square meters and has a construction area of over 227,000 square meters. The plant has a designed annual production capacity of 100,000 units. We have completed the requisite registration and obtained the key regulatory approvals for the production of the P7 at the plant by May 2020. We have completed the major portion of capital expenditure required for the Zhaoqing plant by the end of 2019. We are eligible to apply for additional land use rights in Zhaoqing, which offers the potential to further expand the plant’s production capacity.

Our Zhaoqing plant is an eco-friendly, digitalized and intelligent manufacturing facility, which is able to produce multiple models concurrently based on customer orders. The Zhaoqing plant houses five major manufacturing processes, which are highly automated and include stamping, welding, painting and assembling and battery packing. We utilize an advanced manufacturing execution system, or MES, that coordinates a large number of robots and automated guided vehicles, or AGVs, to manage our production processes based on customer orders. In our quality control process, we utilize advanced technological systems, such as a testing system for the VCU and an intelligent calibration system for autonomous driving sensors, to ensure the quality of our Smart EVs.

By establishing our own plant, we are able to exercise direct control over product quality and gain more flexibility in adjusting our manufacturing process and production capacity. The same management team oversees the Zhaoqing plant and the Haima plant, which enables us to seamlessly transfer the experience we gained at the Haima plant to the Zhaoqing plant.

Haima Plant

In March 2017, we entered into a contract manufacturing arrangement with Haima, a China-based automotive manufacturer with its shares publicly listed on the Shenzhen Stock Exchange. Haima has over three decades of automotive manufacturing experience, and it has provided a plant in Zhengzhou for the manufacturing of the G3. The Haima plant currently has an annual production capacity of up to 150,000 units.

Our collaboration with Haima has enabled us to achieve rapid speed to market and scalability with minimal capital outlay at the early stage of our business. While Haima is in charge of the day-to-day operations of the plant, we retain effective control over the supply chain, the manufacturing process, testing and quality control. We take comprehensive measures to ensure that our Smart EVs are manufactured in accordance with our standards. We have dedicated production management and quality control teams on site to monitor the manufacturing process and perform quality control procedures.

We have entered into collaboration agreements with Haima with initial terms that will expire on December 31, 2021, and such agreements are renewable by mutual consent. Pursuant to the agreements, we pay Haima manufacturing and technology service fees on a monthly basis based on the number of vehicles ordered, with no minimal requirement on the production volume.

Supply Chain

We procure components from both domestic suppliers and global suppliers. To improve cost efficiency and control supply chain risk, we seek to localize our supply chain to the extent practicable. A majority of our components are purchased in China, and a significant portion of our suppliers are global companies with manufacturing facilities in China.

We have formed strategic partnerships with several key suppliers, such as Bosch, Brembo and CATL. Such strategic partnerships offer us advantages in pricing as well as access to new technologies. We have co-developed cutting-edge technology solutions with certain suppliers, and such collaboration demonstrates the suppliers’ confidence in our research and development capabilities and prospects. For example, we collaborated with CATL to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. In our procurement process, we choose suppliers based on a variety of factors, such as technological expertise, product quality, manufacturing capacity, price and market reputation.

Quality Control

We implement full-cycle quality control, covering design, procurement, production, sales and after-sales services. Our quality assurance measures help us maintain our high standards for products and services. Before we launch a new model, we subject the prototypes to rigorous testing to identify and address weaknesses. We tested our new model under a variety of environmental conditions, such as mountains, deserts and snow fields. We evaluate our suppliers to ensure that their processes and systems are capable of delivering the components that meet our technical specifications.

Our development and production process is supported by a rigorous validation and quality assurance program. We subject each vehicle design to a series of testing and validation to ensure the design’s reliability and performance.

We rely on a holistic quality control process, which combines with our MES and quality management system, or QMS, to ensure that we achieve the highest quality standard for each vehicle. We utilize advanced intelligent inspection methods, such as exterior inspection, battery inspection, autonomous driving system testing and sensor calibration, to conduct quality checks.

Our holistic and rigorous quality assurance process also allows us to deliver consistent and high quality services to our customers. Through our smart vehicle diagnosis and management platform, our Smart EVs can perform automated diagnosis on key components and generate corresponding alerts, thereby allowing us to provide immediate and highly efficient support to our customers. Our QMS, integrated with the after-sales services system, enables us to deploy quick and timely rectifications. Through OTA firmware updates, we can remotely update the ECUs and continuously improve our customers’ driving experience.

Data Privacy and Security

We are committed to complying with data privacy laws and protecting the security of customer data. We mainly collect and store data relating to the usage of the autonomous driving system and the intelligent operating system, as well as data collected through our sales and services channels. Such information is collected with prior consent from our customers in accordance with applicable laws and regulations. Our data usage and privacy policy, which is provided to every customer, describes our data practices. Specifically, we undertake to manage and use the data collected from customers in accordance with applicable laws and make reasonable efforts to prevent the unauthorized use, loss, or leak of customer data and will not disclose sensitive customer data to any third party without customers’ approval except under legal requirement or certain circumstances specified in the customer consent. We strictly limit and monitor employee access to customer data. We provide data privacy training to these employees and require them to report any information security breach.

We use a variety of technologies to protect the data with which we are entrusted. For example, we segregate our internal databases and operating systems from our external-facing services and intercept unauthorized access. We de-sensitize customer data by removing personally identifiable information, when such information is not relevant to our business. We also store customer data in encrypted format. In addition, we encrypt our data transmission, especially customer data transmission, using sophisticated security protocols and algorithms to ensure confidentiality. We back up our customer data and operating data on a regular basis in separate back-up systems to minimize the risk of customer data loss or leakage. In addition, we use third-party cybersecurity company to conduct regular penetration test to identify weaknesses in our system and evaluate its security. Whenever an issue is discovered, we take prompt actions to upgrade our system and mitigate any potential problems that may undermine the security of our system. We believe our policies and practice with respect to data privacy and security are in compliance with applicable laws and with prevalent industry practice.

Competition

We have strategically focused on offering Smart EVs for the mid- to high-end segment of China’s passenger vehicle market. We directly compete with other pure-play EV companies, especially those targeting the mid- to high-end segment. To a lesser extent, our Smart EVs also compete with ICE vehicles in the mid- to high-end segment offered by traditional OEMs. Furthermore, traditional OEMs that have strong brand recognition, substantial financial resources, sophisticated engineering capabilities and established sales channels may shift their focus towards the EV market in the future. We believe that our competitive advantage over existing and potential competitors lies in our innovative product offerings localized for Chinese consumers, ability to offer a great-to-drive and great-to-be-driven experience, deep software, hardware and data technologies, innovative software and content subscription model, scalable and efficient platforms and winning team for Smart EV.

Intellectual Property

We have developed a number of proprietary systems and technologies, and our success depends on our ability to protect our core technology and intellectual property. We utilize a combination of patents, trademarks, copyrights, trade secrets and confidentiality policies to protect our proprietary rights. As of June 30, 2020, we had 450 patents (including 52 invention patents), 1,047 pending patent applications, 451 registered trademarks and 86 pending trademark applications in China and certain other jurisdictions. As of June 30, 2020, we also had 83 registered software copyrights and 106 registered domain names, including www.xiaopeng.com.

Employees

As of December 31, 2018 and 2019 and June 30, 2020, we had a total of 2,593, 3,715 and 3,676 employees, respectively. The following table sets forth a breakdown of our employees categorized by function as of June 30, 2020.

Function	Number of Employees	Percentage
Research and development	1,569	42.7%
Sales and marketing	1,151	31.3%
Manufacturing	617	16.8%
General and administration	77	2.1%
Operation	262	7.1%

Total	3,676	100.0%

As of June 30, 2020, 3,585 of our employees were based in mainland China or Hong Kong, and 91 of our employees were based in the United States. Substantially all of the employees based in the United States are research and development staff dedicated to autonomous driving technology.

We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have been able to attract and retain talented personnel and maintain a stable core management team.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time. In addition, we purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. Historically, we have offered and sold units of the G3 and the P7 to employees at discounts and delivered a small number to employees prior to mass deliveries. We enter into standard labor, confidentiality and non-compete agreements with our employees. The non-compete restricted period typically expires two years after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

We own land use rights with respect to a parcel of land of over 600,000 square meters in Zhaoqing, Guangdong Province, and such land use rights expire in 2067. We have constructed our Zhaoqing plant on this parcel of land, and the plant has a construction area of over 227,000 square meters. We also own land use rights with respect to a parcel of land of over 63,853 square meters in Guangzhou, Guangdong Province, and such land use rights expire in 2070. We plan to construct a trial production facility on this parcel of land.

We also maintain a number of leased properties. Our corporate headquarters is located in Guangzhou, Guangdong Province, where we lease 70,949 square meters of properties primarily for corporate administration, research and development, trial production and testing. We also lease properties of 5,352 square meters in Beijing and Shanghai, as well as 30,088 square feet in Silicon Valley and San Diego in the United States, primarily for research and development and sales and marketing. These leases have terms ranging from two to ten years. In addition, we lease a number of facilities for our direct stores, self-operated charging stations and logistics centers across China.

We intend to add new facilities or expand our existing facilities as we scale up our business operation. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion.

Insurance

We maintain property insurance, fire insurance, public liability insurance, employer’s liability insurance and drivers liability insurance. Pursuant to PRC regulations, we provide social insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees based in China. We also purchase additional commercial health insurance to increase insurance coverage of our employees. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is in line with the industry and adequate to cover our key assets, facilities and liabilities.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising from the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulation Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries. Foreign investments beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on shareholding and senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of the specific industries, fields and regions in which foreign investors are encouraged and guided to invest according to the national economic and social development needs. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely The Special Management Measures for the Entry of Foreign Investment (Negative List) (2020 version), or the 2020 Negative List, as promulgated on June 23, 2020 by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, and taking effect on July 23, 2020, and the Encouraged Industry Catalogue for Foreign Investment (2019 version), as promulgated by the NDRC and the MOFCOM on June 30, 2019 and taking effect on July 30, 2019. Industries not listed in these two catalogues are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system has been established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner.

Regulation Related to Manufacturing New Energy Passenger Vehicles

Under the PRC laws, a newly-established manufacturer of new energy passenger vehicles shall first complete the filings with the competent local counterpart of the NDRC, and thereafter obtain the entry approvals from the Ministry of Industry and Information Technology, or the MIIT, for itself and the new energy passenger vehicles to be manufactured by them.

On June 2, 2015, the NDRC and the MIIT promulgated the Administrative Measures for Newly-established Manufacturers of Pure Electric Passenger Vehicles, or Circular 27, which took effect on July 10, 2015. According to Circular 27, a newly-established manufacturer for pure electric passenger vehicles shall satisfy specific requirements including, among others, having complete vehicle research and development capabilities, power systems and other necessary technologies, and shall obtain the NDRC approval with respect to the project investments in manufacturing the pure electric passenger vehicles. According to the Administrative Measures for Investment in Automobile Industry, which was subsequently promulgated by the NDRC on December 10, 2018 and took effect on January 10, 2019, the projects in relation to newly-established manufacturer for pure electric passenger vehicles shall be filed with the competent provincial counterpart of the NDRC, which supersedes the requirement of obtaining the approval from the NDRC under Circular 27.

In addition, according to the Administrative Measures for the Entry of Manufacturers of New Energy Passenger Vehicles and the Products promulgated by the MIIT on January 6, 2017, which took effect on July 1, 2017, or Circular 39, the MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. The manufacturers shall apply to the MIIT for the entry approval to become a qualified manufacturer in China and shall further apply to the MIIT for the entry approval for the new energy passenger vehicles before commencing the manufacturing and sale of the new energy passenger vehicles in China. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time, or the Manufacturers and Products Announcement, if they have obtained the entry approval from the MIIT.

Furthermore, to obtain the entry approvals from the MIIT, the manufacturers shall meet certain requirements, including, among others, having obtained the approvals or completed the filings with the NDRC in relation to the project investments in manufacturing the electric vehicles, having capabilities in the design, development and manufacture of automotive products, ensuring product consistency, providing after-sales service and product safety assurance, and the new energy vehicles shall meet the technical criteria contained in Circular 39 and other safety and technical requirements specified by the MIIT and pass the inspections conducted by the relevant state-recognized testing institutions. Any manufacturer manufacturing the new energy vehicles without obtaining the entry approval or selling new energy vehicles not listed in the Manufacturers and Products Announcement may be subject to penalties including fines, forfeiture of illegally manufactured and sold vehicles and spare parts and revocation of its business licenses.

Regulation Related to Compulsory Product Certification

According to the Administrative Regulations on Compulsory Product Certification as promulgated by the General Administration of Quality Supervision, Inspection and Quarantine, or the QSIQ, which was merged into the SAMR afterwards, on July 3, 2009 and became effective on September 1, 2009 and the List of the First Batch

of Products Subject to Compulsory Product Certification as promulgated by the QSIQ in association with the State Certification and Accreditation Administration Committee, or the CAA on December 3, 2001, and became effective on the same day, QSIQ are responsible for the quality certification of automobiles. Automobiles and the relevant accessories must not be sold, exported or used in operating activities until they are certified by certification authorities designated by CAA as qualified products and granted certification marks.

Regulation Related to Government Subsidies and Exemption of Vehicle Purchase Tax for Purchasing New Energy Vehicles

On April 22, 2015, the Ministry of Finance, or the MOF, the Ministry of Science and Technology, or the MOST, the MIIT and the NDRC jointly promulgated the Circular on Financial Subsidies on the Promotion and Application of New Energy Vehicles from 2016 to 2020, or the NEV Financial Subsidies Circular, which took effect on the same day. The NEV Financial Subsidies Circular provides that those who purchase new energy vehicles specified in the Catalogue of Recommended New Energy Vehicle Models for Promotion and Application issued by the MIIT, or the Recommended NEV Catalogue, may enjoy government subsidies. A purchaser may purchase a new energy vehicle from a manufacturer by paying the price deducted by the subsidy amount, and the manufacturer may obtain the subsidy amount from the PRC central government after such new energy vehicle is sold to the purchaser. Our products, the G3 and the P7, are eligible for such subsidies. Furthermore, a preliminary phase-out schedule for the provision of subsidies during the period from 2016 to 2020 contained in NEV Financial Subsidies Circular specifies that the subsidy amount per vehicle, or subsidy criteria, for the year 2017 to 2018 will be reduced by 20% compared to that of the year 2016, and the subsidy criteria for the year 2019 to 2020 will be reduced by 40% compared to that of the year 2016.

On December 29, 2016, the MOF, the MOST, the MIIT and NDRC jointly promulgated the Circular on Adjusting the Subsidy Policies on Promotion and Application of New Energy Vehicles, or the Circular on Adjusting the NEV Subsidy Policies, which became effect on January 1, 2017, to enhance the technical requirements and adjust the subsidy criteria of qualified new energy vehicles in the Recommended NEV Catalogue. The Circular on Adjusting the NEV Subsidy Policies caps the subsidy amount from the local governments at 50% of the subsidy amount from the central government, and further specifies that national and local subsidies for purchasers purchasing new energy vehicles (except for fuel cell vehicles) from 2019 to 2020 will be reduced by 20% as compared to the then-existing subsidy standards. The MOF, the MOST, the MIIT and the NDRC promulgated a series of circulars in 2018 and 2019 to further adjust the technical requirements and subsidy criteria of new energy vehicles eligible for government subsidies.

On April 23, 2020, the MOF, the MOST, the MIIT and the NDRC jointly issued the Circular on Improving Subsidy Policies on Promotion and Application of New Energy Vehicles, which took effect on the same day, or the 2020 NEV Financial Subsidies Circular, which extends the implementation period of financial subsidy policy for new energy vehicles to the end of 2022. The 2020 NEV Financial Subsidies Circular further specifies that the subsidy criteria for new energy vehicles during the period from year 2020 to 2022 will generally be reduced by 10%, 20% and 30% compared to the subsidy standard of the previous year respectively, and the number of vehicles eligible for the subsidies will not exceed approximately two million each year.

On December 26, 2017, the MOF, the State Administration of Taxation, or the SAT, the MIIT and the MOST jointly issued the Announcement on Exemption of Vehicle Purchase Tax for New Energy Vehicle, or the Announcement on Exemption of Vehicle Purchase Tax, pursuant to which, from January 1, 2018 to December 31, 2020, the vehicle purchase tax is not imposed on purchases of qualified new energy vehicles listed in the Catalogue of New Energy Vehicle Models Exempted from Vehicle Purchase Tax jointly issued by MIIT and the SAT. On April 16, 2020, the MOF, the SAT and the MIIT further promulgated the Announcement on Relevant Policies for the Exemption of Vehicle Purchase Tax for New Energy Vehicles, which will take effect on January 1, 2021, and will further extend the exemption period for the vehicle purchase tax of new energy vehicles to December 31, 2022.

Regulation Related to Electric Vehicle Charging Infrastructure

Pursuant to the Guiding Opinions of the General Office of the State Council on Accelerating the Promotion and Application of the New Energy Vehicles which took effect on July 14, 2014, the Guiding Opinions of the General Office of the State Council on Accelerating the Construction of Charging Infrastructure of the Electric Vehicle which took effect on September 29, 2015 and the Guidance on the Development of Electric Vehicle Charging Infrastructure (2015-2020) which took effect on October 9, 2015, the PRC government encourages the construction and development of charging infrastructure for electric vehicles, such as charging stations and battery swap stations, and requires relevant local authorities to adopt simplified construction approval procedures and expedite the approval process. In particular, only newly-built centralized charging and battery replacement power stations with independent land occupation are required to obtain the construction approvals and permits from the relevant authorities. Government guidance price should be implemented in managing the rate of the charging service fees before the year 2020. Furthermore, the Circular on Accelerating the Development of Electric Vehicle Charging Infrastructure in Residential Areas jointly promulgated by the NDRC, the National Energy Administration, the MIIT and the Ministry of Housing and Urban-Rural Development on July 25, 2016 provides that charging infrastructures in residential areas should be covered by product liability insurance policies and charging safety liability insurance policies, and operators of electric vehicle charging and battery swap infrastructure facilities are required to be covered under safety liability insurance policies.

In addition, various local governmental authorities have implemented measures to encourage the construction and development of the electric vehicle charging infrastructure. For instance, on April 3, 2020, the Municipal Bureau of Industry and Information Technology of Guangzhou promulgated the Circular on Measures of Promoting Automobile Production and Consumption of Guangzhou, which took effect on the same day and will remain effective until December 31, 2020, aiming, among other things, to promote the construction of ancillary facilities of the new energy vehicles, including the charging facilities in areas such as public carparks and industry parks.

On January 11, 2016, the MOF, the MOST, the MIIT, the NDRC and the National Energy Administration jointly promulgated the Circular on Incentive Policies on the Charging Infrastructure of New Energy Vehicles and Strengthening the Promotion and Application of New Energy Vehicles during the 13th Five-year Plan Period, pursuant to which, the central finance department is expected to provide certain local governments with funds and subsidies for their construction and operation of charging facilities and charging infrastructures as well as their extensive promotion and application of new energy vehicles from the year 2016 to 2020. In addition, various local governmental authorities have formulated and implemented financial support policies to provide appropriate subsidies for charging facilities construction projects.

Regulation Related to Automobile Sales and Consumer Rights Protection

Pursuant to the Product Quality Law of the PRC promulgated on February 22, 1993 and most recently amended on December 29, 2018, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may make a claim for compensation from the producer or the seller of the product. Producers and sellers of non-compliant products may be ordered to cease the production or sale of the products and may be subject to confiscation of the products and fines. Earnings from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, the violator’s business license may be revoked. On October 22, 2012, the State Council issued Regulations on the Administration of Recall of Defective Automobile Products, or the Recall Regulations, which was amended on March 2, 2019. According to the Recall Regulations, manufacturers shall recall all defective automobiles in accordance with requirements contained therein, otherwise, the product quality supervision department of the State Council shall order manufacturers to recall accordingly.

According to the Administrative Measures on Automobile Sales promulgated by the MOFCOM on April 5, 2017, which took effect on July 1, 2017, automobile suppliers and dealers shall sell automobiles, spare parts and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication. Automobile suppliers and dealers are required to file the basic information through the information management system for the national automobile circulation operated by the competent commerce department of the State Council within 90 days after the receipt of a business license. Where there is any change to the filed information, automobile suppliers and dealers must update such information within 30 days upon such change.

Furthermore, the Consumer Rights and Interests Protection Law, as promulgated on October 31, 1993 and most recently amended in 2013 by the Standing Committee of the National People’s Congress of China, or the SCNPC, imposes stringent requirements and obligations on business operators. Failure to comply with the consumer protection requirements could subject the business operators to administrative penalties including warning, confiscation of illegal income, imposition of fines, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

Regulation Related to Value-added Telecommunications Services

Among all of the applicable laws and regulations, the PRC Telecommunications Regulations, or the Telecom Regulations, promulgated by the PRC State Council in September 25, 2000 and most recently amended on February 6, 2016, is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguish “basic telecommunications services” from “value-added telecommunications services”, or “VATS”. VATS are defined as telecommunications and information services provided through public networks. A telecom catalogue was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added, which was most recently updated in June 2019.

The Administrative Measures on Telecommunications Business Operating Licenses promulgated by the MIIT in 2009 and most recently amended in July 2017, set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License from the MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to close.

In addition, pursuant to the Administrative Measures on Internet Information Services promulgated by the State Council in 2000 and amended in 2011, “internet information services” refer to the provision of information through the internet to online users, and are divided into “commercial internet information services” and “non-commercial internet information services”. A provider of commercial internet information service must obtain the VATS License for internet information service. If the operator provides internet information on a non-commercial basis, it only needs to file the relevant information with the provincial Communication Administration.

According to the 2020 Negative List and other related laws and regulations, industries such as VATS (other than the services of electronic commerce, multiparty conferencing within the PRC, information storage and forwarding, and call center) are generally restricted to foreign investment with very limited exceptions in certain pilot demonstration zones. According to the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, as most recently amended in February 2016, foreign-invested value-added telecommunications enterprises must be in the form of a sino-foreign equity joint venture. The regulations limit the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications enterprise to 50% or less other than certain exceptions and require the primary foreign investor in a foreign invested value-added telecommunications enterprise to have a good track record and operational experience in the industry.

In 2006, the predecessor to the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications service industry of China must establish a foreign-invested enterprise and apply for a telecommunications business operation license. This circular further requires that: (i) PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications business operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications service operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) value-added telecommunications enterprises are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular or cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

Regulation Related to Online Taxi Booking Services

On July 27, 2016, the Ministry of Transport, the MIIT, the Ministry of Public Security, the MOFCOM, the SAMR, the QSIQ, and the Cyberspace Administration of China jointly promulgated the Administrative Measures for the Business of Online Taxi Booking Services, or the Online Taxi Booking Services Measures, which took effect on November 1, 2016 and was most recently amended on December 28, 2019, to regulate the business activities of online taxi booking services, and ensure safety of the passengers. According to the Online Taxi Booking Services Measures, before carrying out online taxi booking services, an enterprise serving as the online taxi booking service platform shall obtain the permit for online taxi booking business from the competent local taxi administrative department, complete the record-filing of internet information services with the competent provincial traffic administrative department, and complete the filings with the authority designated by the public security department of the provincial government of the place where the operator of the online taxi booking service platform is located, within 30 days after its network is officially connected. Vehicles used for the online taxi booking services shall install satellite positioning and emergency alarming devices and fulfill the criteria of safe operations, and the competent taxi administrative departments will issue a transportation permit for vehicles used for online taxi booking services that satisfy the prescribed conditions and such vehicles will be registered as vehicles for pre-booked passenger transport. In addition, drivers engaging in the online taxi booking services shall satisfy the requirement of driving experience, no criminal offence or violent crime record to obtain his license for online taxi booking services. Furthermore, various local governmental authorities have promulgated implementing rules to stipulate the requirements for online taxi booking service platforms, vehicles and drivers. For instance, on November 28, 2016, the People’s Government of Guangzhou promulgated the Administrative Measures for the Business Operation of Online Taxi Booking Services of Guangzhou, taking effect on the same day and most recently amended on November 14, 2019, which reiterates that an enterprise serving as the online taxi booking platform shall fulfill the requirements stipulated in the Online Taxi Booking Services Measures and obtain the permit for operating online taxi booking business from the municipal traffic administrative department in Guangzhou.

Regulation Related to Insurance Agency Business

According to the Administrative Measures for Insurance Licenses promulgated by the China Banking and Insurance Regulatory Commission, or the CBIRC, in June 2007 and the PRC Insurance Law promulgated by the

SCNPC, in June 1995 and most recently amended in April 2015, an insurance agent is an entity or individual that has been authorized by an insurer to carry out the insurance business on its behalf within the scope of authorization and receives commission in return from the insurer. Insurance agencies can be divided into full-time insurance agencies and concurrent business insurance agencies, both of them shall obtain an insurance agency business operation license before it engages in insurance agency business.

While the examination and approval by the CBIRC or its local counterparts of the qualification of insurance sales practitioners have been canceled by the PRC Insurance Law amended in 2015, according to the Measures on the Supervision and Administration of Insurance Sales Practitioners promulgated by the CBIRC on January 6, 2013 and effective from July 1, 2013, insurance agency companies are obligated to issue the Practice Certificate of Insurance Sales Practitioner to each of its sales practitioners. Also, pursuant to the Notice on the Regulation of Practitioners in Insurance Intermediaries promulgated by the CBIRC on August 3, 2015, insurance agency companies shall complete the practicing registration for its sales practitioners in the insurance intermediary regulatory information system of the CBIRC for insurance intermediaries including insurance agency companies. An insurance agency company may not entrust a sales practitioner without the issued Practice Certificate of Insurance Salesperson to carry out insurance sales, and any violation will subject an insurance agency company to penalties including without limitation warning, fines, confiscation of illegal gains and order of rectification.

Furthermore, on April 2, 2019, the CBIRC promulgated the Circular on Issuing the 2019 Plan for the Rectification of Chaos in the Insurance Intermediary Market, or the Rectification Plan, aiming to curb the chaos of violations of laws and regulations in the insurance intermediary market. The Rectification Plan mainly provides three key tasks: (i) to ascertain insurance companies’ responsibility for management and control of various intermediary channels; (ii) to carefully investigate business compliance of insurance intermediaries; and (iii) to strengthen the rectification of insurance business of the third-party online platforms in cooperation with insurance institutions. Insurance intermediaries, like the insurance agency companies, shall strengthen the internal control management, prevent business risks, and the concurrent-business insurance agents shall rectify the chaos of collecting or soliciting benefits not stipulated in the insurance contract from the insurance company or its staff.

Regulation Related to Financing Lease

The Administrative Measures of Supervision on Financing Lease Enterprises, or the Administrative Measures on Financing Lease, was formulated by the MOFCOM and took effect on October 1, 2013. According to the Administrative Measures on Financing Lease, the MOFCOM and the provincial-level commerce authorities are in charge of the supervision and administration of financing lease enterprises. A financing lease company shall report, according to the requirements of the MOFCOM, the relevant data in a timely and truthful manner through the National Financing Lease Company Management Information System. Specifically, a financing lease enterprise shall, submit, within 15 business days after the end of each quarter, the statistics on and summary of its operation in the preceding quarter, and statistics on and summary of its operations in the preceding year as well as its financial and accounting report (including appended notes thereto) audited by an auditing firm for the preceding year prior to April 30 of each year. Financing lease enterprises shall use lease properties, which have clear ownership and capable of generating revenue, as lessor to carry out the financing lease business. Financing lease enterprises shall not engage in deposits, loans, entrusted loans or other financial services. Without approval of the relevant government authorities, financing lease enterprises shall not engage in inter-bank borrowing. Financing lease enterprises must not carry out illegal fund-raising activities under the name of a financing lease company. According to the Administrative Measures on Financing Lease, financing lease enterprises shall strengthen their internal risk controls, and establish effective systems for classifying at risk assets, and adopt a credit appraisal system for the lessee, a post recovery and disposal system and a risk alert mechanism.

In addition, the Administrative Measures on Financing Lease also contain regulatory provisions specifically focusing on sale-leaseback transactions. The subject matter of a sale-leaseback transaction shall be properties that possess economic functions and produce continuous economic benefits. A financing lease company shall not accept any property to which a lessee has no title, or on which any mortgage has been created, or which has been sealed up or seized by any judicial authorities, or whose ownership has any other defects as the subject matter of a sale-leaseback transaction. A financing lease company shall give adequate consideration to and objectively evaluate the value of assets leased back, set purchasing prices for subject matter thereof with reference to reasonable pricing basis in compliance with accounting principles, and shall not purchase any subject matter at a price in excess of the value thereof.

In April 2018, the MOFCOM transferred the duties to make rules on the operation and supervision of financing lease companies to the CBIRC.

Furthermore, the PRC Contract Law promulgated by the National People’s Congress effective on October 1, 1999 regulates the civil contractual relationship among natural persons, legal persons and other organizations. Chapter 14 of the PRC Contract Law sets forth mandatory rules about financing lease contracts including that financing lease contracts shall be in written form and shall include terms such as the name, quantity, specifications, technical performance and inspection method of the leased property, the lease term, the composition, payment term, payment method and currency of the rent and the ownership of the leased property upon expiration of the lease. The PRC Contract Law further provides that the lessor and the lessee may agree on the ownership of the leased property upon expiry of the lease term. If the ownership of the leased property is not or is not clearly agreed between the parties and cannot be determined pursuant to the PRC Contract Law, the leased property shall be owned by the lessor.

Regulation Related to Internet Security and Privacy Protection

PRC governmental authorities have enacted laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The Decision in Relation to Protection of Internet Security enacted by the SCNPC on December 28, 2000 and amended on August 27, 2009, provides that, among other things, the following activities conducted through the Internet are subject to criminal punishment: (i) gaining improper entry into a computer or system of strategic importance; (ii) intentionally inventing and spreading destructive programs such as computer viruses to attack the computer system and the communications network, thus damaging the computer system and the communications networks; (iii) in violation of State regulations, discontinuing the computer network or the communications service without authorization; (iv) leaking state secrets; (v) spreading false commercial information; or (vi) infringing intellectual property rights through internet, etc.

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law, which came into effect on June 1, 2017 and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. “Network operators”, who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system’s protection requirements, which include formulating internal security management rules and manual, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events, taking measures to classify, backup and encrypt important data; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. Network service providers who do not comply with the Cybersecurity Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute a crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Furthermore, on November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the MIIT, the General Office of the Ministry of Public Security and the General Office of the SAMR jointly issued the Notice on the Measures for Determining the Illegal Collection and Use of Personal Information through Mobile Applications, which aims to provide reference for supervision and administration departments and provide guidance for mobile applications operators’ self-examination and self-correction and social supervision by netizens, and further elaborates the forms of behavior constituting illegal collection and use of the personal information through mobile applications including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services they provide and beyond the necessary principle; (v) providing personal information to others without the users’ consent; (vi) failing to provide the function of deleting or correcting the personal information according to the laws or failing to publish information such as ways of filing complaints and reports.

Regulation Related to Intellectual Property

Patent

Patents in the PRC are principally protected under the PRC Patent Law, which was initially promulgated by the SCNPC in 1984 and was most recently amended in 2008. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs.

Copyright

Copyrights in the PRC, including software copyrights, is principally protected under the PRC Copyright Law, which took effect in 1991 and was most recently amended in 2010 and other related rules and regulations. Under the PRC Copyright Law, the term of protection for software copyrights is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and Internet service providers.

Trademark

Registered trademarks are protected under the PRC Trademark Law, which was adopted by the SCNPC in 1982 and most recently amended in 2019, as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014 and other related rules and regulations. The State Intellectual Property Office, formerly known as the Trademark Office of the State Administration for Industry and Commerce, handles trademark registrations and grants a protection term of ten years to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner.

Domain Name

Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective since November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulation Related to Employment, Social Insurance and Housing Fund

Pursuant to the PRC Labor Law, which was promulgated in 1994 and most recently amended in 2018, and the PRC Labor Contract Law, which was promulgated on June 29, 2007 and amended on December 28, 2012, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law implemented on July 1, 2011 and most recently amended on December 29, 2018 and the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and most recently amended in 2019, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance and housing funds.

Regulation Related to Foreign Exchange and Dividend Distribution

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, which substantially amends and simplifies the previous foreign exchange procedure. Pursuant to Circular 59, the opening and deposit of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE promulgated the Notice on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors and Supporting Documents, which specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications, conduct the registration and perform statistical monitoring and reporting responsibilities.

In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use RMB converted from foreign currency-denominated capital for equity investments and removes certain other restrictions under previous rules and regulations. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective in June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to Circular 16’s interpretation and implementation in practice.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements and stamp with the outward remittance sum and date on the original copies of tax filing records, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 23, 2019, SAFE issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws. However, as the Circular 28 was newly issued, there are still substantial uncertainties as to its interpretation and implementations in practice.

Regulation on Dividend Distribution

The principal regulations governing dividends distributions by companies include the PRC Company Law, the Foreign Invested Enterprise Law and its implementing rules. Under these laws and regulations, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital unless the laws and regulations regarding foreign investment provide otherwise. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In 2015, the SAFE Notice 13 amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulation Related to Stock Incentive Plans

In February 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies, or the Stock Option Rules, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, domestic individuals, which means the PRC residents and non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, who participate in a stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly-listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights.

Regulation Related to Tax

Enterprise Income Tax

Under the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008 and was most recently amended on December 29, 2018, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its “de facto management body” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate.

The EIT Law and its implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Relevant Issues Concerning the “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, comprehensive analysis based on the stipulated factor therein and actual circumstances shall be adopted when recognizing the “beneficial owner” and agents and designated wire beneficiaries are specifically excluded from being recognized as “beneficial owners”.

Value-added Tax and Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise stipulated by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchases can be offset against such output VAT.

The MOF and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax in November 2011, and promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business

Tax by Value-Added Tax in March 2016, which provides that VAT is generally imposed in lieu of business tax in the modern service industries on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the MOF and the SAT issued the Notice on Adjustment of VAT Rates, which took effect on May 1, 2018 and provides that the taxable goods previously subject to VAT rates of 17% and 11% respectively are subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the MOF, the SAT and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively become subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

M&A Rules and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, adopted the Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our directors and executive officers upon the completion of this offering.

Name	Age	Position/Title
Xiaopeng He	42	Co-founder, Chairman and Chief Executive Officer
Heng Xia	36	Co-founder, Director and President
Hongdi Brian Gu	47	Vice Chairman and President
Tao He	34	Co-founder, Director and Senior Vice President
Yongfu Yu	44	Director
Qin Liu	47	Independent Director
Ji-Xun Foo	52	Independent Director
Fei Yang	62	Independent Director
Donghao Yang	48	Independent Director Appointee*
Qinghong Liao	45	Chief Human Resources Officer and Vice President of Sales and Services
Hsuehching Lu	56	Vice President of Finance and Accounting
Xinzhou Wu	44	Vice President of Autonomous Driving
Yu Ji	40	Vice President of Internet
Jihan Xu	69	Vice President of Automotive Research and Development
Ping Jiang	64	Vice President of Manufacturing
Minghui Liu	52	Vice President of Powertrain

*	Has accepted an independent director appointment, which will be effective upon the SEC’s declaration of effectiveness of the registration statement on Form F-1, of which this prospectus is a part.

Xiaopeng He is our co-founder and has served as our chairman and chief executive officer since August 2017. Prior to joining our company, Mr. He served at Alibaba Group, a public company listed on the NYSE (symbol: BABA) and the HKEx (stock code: 9988), from June 2014 to August 2017, including serving as the president of Alibaba mobile business group, chairman of Alibaba Games and president of Tudou.com. In 2004, Mr. He co-founded UCWeb Inc., and served as the president of production from 2004 to 2014. In June 2014, UCWeb Inc. was acquired by Alibaba Group. Mr. He received his bachelor’s degree in computer science from South China University of Technology in 1999.

Heng Xia is our co-founder and has served as our director and president since January 2015. Prior to founding our company, Mr. Xia worked at the research and development center of Guangzhou Automobile Group Co., Ltd., or GAC, a China-based automotive manufacturing company listed on the HKEx (stock code: 2238) from 2008 to 2015, where he was responsible for the development of control systems for NEVs and smart vehicles. Mr. Xia received his master’s degree in mechanical engineering and bachelor’s degree in automotive engineering from Tsinghua University in 2008 and 2006, respectively.

Hongdi Brian Gu has served as our vice chairman and president since March 2018. Prior to joining our company, Dr. Gu worked at J.P. Morgan Chase from 2004 to 2018 and served as the managing director and chairman of J.P. Morgan Chase Asia Pacific Investment Bank. Dr. Gu received a Ph.D. in biochemistry from the University of Washington in 1997, a master’s degree in business administration from Yale University in 1999, and a bachelor’s degree in chemistry from the University of Oregon in 1993.

Tao He is our co-founder and has served as our director and senior vice president since January 2015. Prior to founding our company, Mr. He worked at the research and development center of GAC from 2011 to 2015, where he built an autonomous driving team, and he was responsible for the development of new energy control systems and involved in the development of GAC’s first model of NEV. Mr. He received his master’s and bachelor’s degrees in automotive engineering from Tsinghua University in 2010 and 2008, respectively.

Yongfu Yu has served as our director since September 2019. Mr. Yu is a member of Alibaba Partnership since December 2015 and currently serves as the chairman of eWTP Tech-innovation Fund and the chairman of Amap. Prior to his current positions, Mr. Yu served as the chairman of Alibaba Pictures and the chairman and the chief executive officer of Alibaba Digital Media & Entertainment Group, the president of Amap, the president of Alibaba Mobile Internet Division, the president of Alimama and the president of UCWeb Inc. after he joined Alibaba Group in June 2014. Mr. Yu also served as an independent director and a member of the audit committee of Xunlei Limited, a company listed on the NASDAQ, from June 2014 to March 2017. From 2006 to June 2014, he was the chairman and the chief executive officer of UCWeb Inc. before it became a wholly-owned subsidiary of Alibaba Group. From 2001 to 2006, he was a vice president and associate with Legend Capital. Mr. Yu received his bachelor’s degree in business administration from Nankai University in 1999.

Qin Liu has served as our director since February 2018 and was determined by the board of directors to be an independent director in August 2020. Mr. Liu has served as managing director of Morningside Venture Capital Limited, or MVCL, since June 2007 and Evolution Capital Management Limited, or ECML, since August 2018. MVCL and ECML provide advisory service to various funds and Mr. Liu has served as a director in both public and non-public portfolio companies of such funds. Prior to that, Mr. Liu served in various roles, including as a business development director for investment at Morningside IT Management Services (Shanghai) Co., Ltd. Mr. Liu has served as a director of JOYY Inc., a China-based technology company listed on the NASDAQ (symbol: YY), since 2008. Mr. Liu has served as a director of Xiaomi Corporation, a technology company listed on the HKEx (stock code: 1810), since 2010. Mr. Liu received his master’s degree in business administration from China Europe International Business School in April 2000, and his bachelor’s degree in industrial electrical automation from University of Science and Technology Beijing in July 1993.

Ji-Xun Foo has served as our director since January 2018 and was determined by the board of directors to be an independent director in August 2020. Mr. Foo also currently serves as a managing partner at GGV Capital, a venture capital firm. From 2000 to 2005, Mr. Foo was a director at Draper Fisher Jurvetson ePlanet Ventures L.P., a venture capital fund. From 1996 to 2000, Mr. Foo served as a manager of the Finance and Investment Division of the National Science and Technology Board of Singapore. From 1993 to 1996, Mr. Foo served as the leader of a research and development project at Hewlett Packard, an information technology company. Mr. Foo received his master of science degree in management of technology in 1997 and his bachelor’s degree in engineering in 1993 from National University of Singapore.

Fei Yang has served as our director since April 2018 and was determined by the board of directors to be an independent director in August 2020. Mr. Yang also currently serves as a partner of IDG Capital, an investment and asset management firm. Mr. Yang has worked at IDG Capital since 1997 and had experience in finance, capital operations, mergers and acquisitions. From 1994 to 1997, Mr. Yang served as a director of the Initial Public Offering Division of the China Securities Regulatory Commission Guangdong Bureau. From 1989 to 1994, Mr. Yang served as a director of the Department of Foreign Trade and Economic Cooperation of Guangdong Province, where he specialized in economic research. From 1984 to 1986, Mr. Yang worked at Jinan Municipal Environmental Protection Bureau. From 1982 to 1984, Mr. Yang worked at Shandong Academy of Agricultural Sciences as a researcher. Mr. Yang received his master’s degree in environmental geography and his bachelor’s degree in geography from Sun Yat-sen University in 1989 and 1982, respectively.

Donghao Yang will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Yang has served as the chief financial officer of Vipshop Holdings Ltd., a public company listed on the NYSE (symbol: VIPS), since 2011. From 2010 to 2011, Mr. Yang served as the chief finance officer of Synutra International Inc., a public company listed on the NASDAQ (symbol: SYUT). From 2007 to 2010, Mr. Yang served as the chief financial officer of Greater China of Tyson Foods, Inc., a public company listed on the NYSE (symbol: TSN). From 2003 to 2007, Mr. Yang served as a finance director of Asia Pacific of Valmont Industries, Inc., a public company listed on the NYSE (symbol: VMI). From 1999 to 2001, Mr. Yang served as a director of China Minmetals Brazil Holding Ltd. Mr. Yang received his master’s degree in business administration from Harvard Business School in 2003, and his bachelor’s degree in economics from Nankai University in 1993.

Qinghong Liao has served as our chief human resources officer and vice president of sales and services since May 2018. Prior to joining our company, he served in various roles, including senior vice president, the human resources president and the president of smart hardware, at Qihoo 360 Technology Co. Ltd., a China-based internet security company listed on Shanghai Stock Exchange (stock code: 601360) from 2016 to 2018. From 1998 to 2016, Mr. Liao served in various roles, including software engineer, vice president of software research and development management department and president of software human resources department, at Huawei Technologies Co., Ltd. Mr. Liao received his bachelor’s degree in computer science and computer application technology from Northwestern Polytechnic University in 1997.

Hsuehching Lu has served as our vice president of finance and accounting since June 2019. Prior to joining our company, he was the financial director of Zhengzhou Yutong Bus Co. Ltd., a China-based company listed on the Shanghai Stock Exchange (stock code: 600066) from 2016 to 2019. From April 2016 to September 2016, Mr. Lu served as the chief financial officer of Greater China of Ford Motor Company. From 2010 to 2016, Mr. Lu served as the chief financial officer and the controller and head of project management department of Jiangling Motors Co., Ltd., a China-based company listed on the Shenzhen Stock Exchange (stock code: 000550). From 2006 to 2010, Mr. Lu served as the operating finance director of Chang’An Ford Mazda Automobile Co., Ltd. From 1989 to 2006, Mr. Lu served in various roles, primarily including controller of technology operations, controller relating to accounting, tax, legal and after-sales business, and associate of planning department, at Ford Lio Ho Motor Company, Ltd., an automotive manufacturing company in Taiwan. Mr. Lu received his executive master of business administration degree from National Central University in Taiwan in 2002 and his bachelor’s degree in business administration from Chung Yuan Christian University in Taiwan in 1986.

Xinzhou Wu has served as our vice president of autonomous driving since December 2018. Prior to joining our company, he was a senior director of engineering and the head of the autonomous driving/ADAS team at Qualcomm Inc. He joined Qualcomm Inc. in 2006 and has taken many leadership roles in various research and development projects during his tenure at Qualcomm Inc., and is well recognized for his many contributions in autonomous driving, precise localization and mapping, vehicle-to-everything (v2x), communications and wireless networking in industrial and academic society. From 2005 to 2006, Dr. Wu served as a member of research team of Flarion Technologies Inc., a wireless technology company bought by Qualcomm Inc. in 2006. Dr. Wu received a Ph.D. in electric engineering from University of Illinois at Urbana-Champaign in 2004, a master’s degree in electric engineering from University of Illinois at Urbana-Champaign in 2000 and a bachelor’s degree in electric engineering from Tsinghua University in 1998.

Yu Ji has served as our vice president of internet and the head of our customer service and operation center since January 2016. Prior to joining our company, he was the chief executive officer of Shanghai Youzhu Information Technology Co., Ltd., a China-based technology company from 2015 to 2016. From 2010 to 2015, Mr. Ji served as innovative product director of UCWeb Inc. From 2004 to 2010, Mr. Ji served as the director of the wireless technology laboratory of Tencent Holdings Ltd., a technology company listed on the HKEx (stock code: 700). From 2002 to 2004, Mr. Ji served as a research and development manager of Wuhan Zondy Information Engineering Co., Limited. Mr. Ji received his bachelor’s degree in hydraulic and hydroelectric engineering from Huazhong University of Science and Technology in 2002.

Jihan Xu has served as our vice president of automotive research and development since June 2017. Prior to joining our company, he was a vice president of NIO Inc. (US Center), a China-based EV company listed on the NYSE (symbol: NIO), from 2016 to 2017. From 2014 to 2016, Dr. Xu served as vice president of Fisker Automotive, a maker of luxury hybrid electric vehicles. From 2009 to 2014, Dr. Xu served as the chief engineer of the Research and Development Center of GAC. From 2008 to 2009, Dr. Xu served as the chief engineer of AVL List GmbH (US Campus), an Austria-based company that provides the development, simulation and testing of powertrain systems. From 2007 to 2008, Dr. Xu served as the director of Hong Kong Automotive Parts and Accessory Systems Research and Development Centre. From 1996 to 2007, Dr. Xu served in various roles, including manager and technical expert in the electric powertrain department at Ford Motor Company. From 1994 to 1996, Dr. Xu served as a senior controls engineer of the brake system department of the Continental AG based in the United States. From 1993 to 1994, Dr. Xu served as a project manager of the System Research Laboratory, a U.S. company. From 1992 to 1993, Dr. Xu served as a project manager of Netrologic, Inc., a U.S. company focused on developing AI algorithm and software. Dr. Xu received his Ph.D. and master’s degree in automation from Swiss Federal Institute of Technology in Zurich in 1989 and his bachelor’s degree in control engineering from Huazhong University of Science and Technology in 1982.

Ping Jiang has served as our vice president of manufacturing since May 2019. Prior to joining our company, he was a vice president of NIO Inc. from 2016 to 2019. From 2013 to 2016, Mr. Jiang served as a vice president of GAC. From 2010 to 2013, Mr. Jiang serviced as an executive vice president of GAC Fiat Chrysler Automobiles Co., Ltd. From 2007 to 2010, Mr. Jiang served as a deputy general manager of GAC. From 2001 to 2007, Mr. Jiang served as a deputy general manager at Guangzhou Honda Automobile Co., Ltd. From 2000 to 2001, Mr. Jiang served as a vice chairman and general manager at GAC Component Co., Ltd. From 1986 to 2000, Mr. Jiang served in various roles, including product engineer, procurement manager and deputy general manager, at Guangzhou Peugeot Sales Company. Mr. Jiang received his master of business administration degree under a joint degree program from Jilin University of Technology and Coventry University in 2000, his master’s degree in internal combustion engine from Hunan University in 1985, and his bachelor’s degree in internal combustion engine from Hunan University in 1982.

Minghui Liu has served as our vice president of powertrain since August 2017. Prior to joining our company, he worked at China FAW Group Co., Ltd., a China-based automotive manufacturing company from 1992 to 2017. He became a vice president of the technology research institute of China FAW Group Co., Ltd. in 2016. Dr. Liu received a Ph.D. in automotive engineering from Jilin University in 2005, a master’s degree in automotive design and manufacturing and a bachelor’s degree in automotive from Jilin University of Technology in 1992 and 1989, respectively.

Board of Directors

Our board of directors will consist of nine directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract or any proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director has declared the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first considered if he knows his interest then exists, or in any other case at the first meeting of the board after he knows he is or has become so interested, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	conducting and managing the business of our company;

•	representing our company in contracts and deals;

•	appointing attorneys for our company;

•	select senior management such as managing directors and executive directors;

•	providing employee benefits and pension;

•	managing our company’s finance and bank accounts;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	exercising any other powers conferred by the shareholders meetings or under our memorandum and articles of association, as amended and restated from time to time.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to our seventh amended and restated memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term as provided in the written agreement with our company, if any. A director will cease to be a director if, among other things, the director (i) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Pursuant to our shareholders agreement dated June 28, 2020, as supplemented on August 5, 2020, and our sixth amended and restated memorandum and articles of association dated August 5, 2020, we have granted (i) each of Taobao China Holding Limited, the Morningside entities (as defined under “Principal Shareholders”), IDG entities and GGV entities the right to designate and remove one director on our board of directors and (ii) the shareholders who hold a majority of the voting power of all shares held by Simplicity Holding Limited, Efficiency Investment Limited and Quality Enterprises Limited the right to designate and remove four directors on our board of directors. The board designation rights pursuant to the shareholders agreement and the sixth amended and restated memorandum and articles of association described above are expected to be terminated immediately prior to the completion of this offering.

Pursuant to our seventh amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering, Taobao China Holding Limited, a wholly-owned subsidiary of Alibaba, will be entitled to designate one director to our board and remove such director, provided, however, in the event that Taobao China Holding Limited, together with its affiliates, ceases to hold at least 10% of our issued and outstanding shares, such director designation right will be terminated.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will initially consist of Mr. Donghao Yang, Mr. Qin Liu and Mr. Ji-Xun Foo. Mr. Donghao Yang will be the chairperson of our audit committee. Mr. Donghao Yang satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Donghao Yang, Mr. Qin Liu and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

•	selecting the independent auditor;

•	pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

•

annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

•	setting clear hiring policies for employees and former employees of the independent auditors;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and, if material, approving all related party transactions on an ongoing basis;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

•

timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•

establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, internal auditors and the independent auditor; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee will initially consist of Mr. Xiaopeng He, Mr. Qin Liu and Mr. Ji-Xun Foo. Mr. Xiaopeng He will be the chairperson of our compensation committee. Each of Mr. Qin Liu and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual.

Our compensation committee is responsible for, among other things:

•	reviewing, evaluating and, if necessary, revising our overall compensation policies;

•	reviewing and evaluating the performance of our directors and senior officers and determining the compensation of our senior officers;

•	reviewing and approving our senior officers’ employment agreements with us;

•	setting performance targets for our senior officers with respect to our incentive—compensation plan and equity-based compensation plans; and

•

administering our equity-based compensation plans in accordance with the terms thereof; and such other matters that are specifically delegated to the remuneration committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will initially consist of Mr. Xiaopeng He, Mr. Qin Liu and Mr. Ji-Xun Foo. Mr. Xiaopeng He will be the chairperson of our nominating and corporate governance committee. Each of Mr. Qin Liu and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Compensation of Directors and Executive Officers

In 2019, we paid aggregate cash compensation of RMB33.5 million (US$4.7 million) to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

For information regarding share awards granted to our directors and executive officers, see “—Share Incentive Plan.”

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, our executive officers are typically employed for a specified time period. We may terminate employment for cause, at any time, without advance notice, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime, or serious breach of duty of loyalty to us. We may also terminate an executive officer’s employment without cause pursuant to applicable law of the jurisdiction where the executive officer is based. Executive officers typically may resign at any time with a 30-day advance written notice.

Executive officers have agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our business partners, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

In addition, executive officers have agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for a period of time following the last date of employment. Specifically, executive officers have agreed not to (i) represent himself or herself as being in any way, connected with or interested in our business; (ii) be engaged in, or concerned directly or indirectly in any capacity, in any business concern which is in competition with our business; (iii) contact and influence our suppliers, customers or other third parties who have business relationships with us; or (iv) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the 12 months preceding such termination.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Share Incentive Plan

In June 2020, XPeng Inc. adopted a share incentive plan, which was amended and restated in August 2020, or the Plan, which allows us to grant options, restricted shares, RSUs and other equity awards to our employees, directors and consultants. The maximum number of ordinary shares that may be subject to equity awards pursuant to the Plan, or the share reserve, was initially set at 161,462,100. If the share reserve falls below 4% of our total outstanding shares on the last day of a calendar year, the share reserve shall automatically be increased to 4% of our total outstanding shares on the January 1 immediately thereafter. We issued RSUs under the Plan to replace the options granted under the share incentive plan of Chengxing Zhidong. Therefore, the share incentive plan of Chengxing Zhidong was terminated.

Administration

Upon the completion of this offering, the Plan will be administered by the compensation committee. The administrator will determine the terms and conditions of each equity award.

Change in Control

In the event of a change in control, the administrators may accelerate the vesting, purchase of equity awards from holders and provide for the assumption, conversion or replacement of equity awards.

Term

Unless terminated earlier, the Plan will continue in effect for a term of ten years from the date of its adoption.

Award Agreements

Equity awards granted under the Plan are evidenced by award agreements that set forth the terms, conditions and limitations for each award, which must be consistent with the Plan.

Vesting Schedule

The vesting schedule of each equity award granted under the Plan will be set forth in the award agreement for such equity award.

Amendment and Termination

The Plan may at any time be amended or terminated with the approval of the board.

RSU Grants

As of the date of this prospectus, 96,274,295 RSUs were granted and outstanding, and shares underlying 43,044,280 of such RSUs have been issued to XPeng Fortune Holdings Limited, which has been established for our share incentive plan. The vesting of these RSUs are contingent upon the completion of an initial public offering or change in control. The table below summarizes the outstanding RSUs granted to our directors and executive officers:

Name	Position	Ordinary Shares Underlying RSUs	Grant Date
Heng Xia	Co-founder, Director and President	*	June 2020
Hongdi Brian Gu	Vice Chairman and President	*	June 2020
Tao He	Co-founder, Director and Senior Vice President	*	June 2020
Qinghong Liao	Chief Human Resource Officer and Vice President of Sales and Services	*	June 2020
Hsuehching Lu	Vice President of Finance and Accounting	*	June 2020
Xinzhou Wu	Vice President of Autonomous Driving	*	June 2020
Yu Ji	Vice President of Internet	*	June 2020
Jihan Xu	Vice President of Automotive Research and Development	*	June 2020
Ping Jiang	Vice President of Manufacturing	*	June 2020
Minghui Liu	Vice President of Powertrain	*	June 2020

*	Less than 1% of our total outstanding shares on an as-converted basis.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own 5.0% or more of our Class A ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

Success Sharing Development Holding Limited, or Success Sharing, was initially established to hold ordinary shares (i) for employees who are eligible to receive equity awards and (ii) on behalf of certain directors and members of the management. In June 2020, we completed a restructuring of Success Sharing by repurchasing and cancelling 137,202,575 Class A ordinary shares held by Success Sharing at par value and then issuing an aggregate of 54,403,400 ordinary shares to certain directors and members of the management, which is equivalent to the number of ordinary shares held by Success Sharing on behalf of such individuals. As part of the restructuring of Success Sharing, we also issued an aggregate of 33,349,070 Class A ordinary shares to XPeng Fortune Holdings Limited, which is established for our share incentive plan.

The total number of ordinary shares outstanding as of the date of this prospectus is 1,240,019,000, assuming automatic conversion of all outstanding preferred shares into ordinary shares on a one-for-one-basis.

The total number of ordinary shares outstanding after completion of this offering will be 1,410,019,000, comprising 801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares, which is based upon (i) 107,051,240 Class A and 331,234,375 Class B ordinary shares outstanding prior to this offering; (ii) the automatic conversion of 16,926,907 Series B preferred shares, 29,871,475 Series B-1 preferred shares, 7,033,275 Series B-2 preferred shares and 43,642,225 Series C preferred shares held by Simplicity Holding Limited into 97,473,882 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (iii) the automatic conversion of 1,137,879 Series B preferred shares held by Efficiency Investment Limited into 1,137,879 Class B ordinary shares on a one-for-one-basis upon the completion of this offering; (iv) the automatic conversion of 50,540,875 Series A preferred shares, 54,709,700 Series B preferred shares, 18,382,450 Series B-1 preferred shares, 5,394,850 Series B-2 preferred shares and 49,590,589 Series C preferred shares owned by Alibaba into 178,618,464 Class C ordinary shares on a one-for-one-basis upon the completion of this offering; (v) the automatic conversion of the remaining outstanding preferred shares into 524,503,160 Class A ordinary shares on a one-for-one-basis upon the completion of this offering; and (vi) 170,000,000 Class A ordinary shares issued in connection with this offering (assuming the underwriters do not exercise their option to purchase additional ADSs), but excludes (i) 53,230,015 Class A ordinary shares issuable upon the settlement of outstanding RSUs and (ii) 32,693,845 additional Class A ordinary shares reserved for future grants under our share incentive plan.

Alibaba, one of our principal shareholders which beneficially owned 14.4% of our total ordinary shares outstanding on an as-converted basis prior to this offering, has indicated interest in purchasing up to US$200 million of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Because this indication of interest is not a binding agreement or commitment to purchase, Alibaba could determine to purchase more, fewer, or no ADSs in this offering, and the underwriters could determine to sell more, fewer, or no ADSs to Alibaba. Accordingly, the figures in the table below do not reflect the possible purchase of ADSs in this offering by Alibaba. The number of ADSs available for sale to the general public will be reduced to the extent that Alibaba purchases the ADSs. If Alibaba were to be allocated such amount in full, assuming an initial public offering price of US$12.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, its voting power would be approximately 0.6% greater upon completion of this offering.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	%	Number of Class A ordinary shares	% of total Class A ordinary shares	Number of Class B ordinary shares	Number of Class C ordinary shares	% of total ordinary shares†	% of voting power††
Directors and Executive Officers**:
Xiaopeng He(1)	391,752,537	31.6	43,044,280	5.4	348,708,257	—	27.8	58.9
Heng Xia(2)	61,150,459	4.9	12,580	*	61,137,879	—	4.3	10.2
Hongdi Brian Gu(3)	34,750,038	2.8	34,750,038	4.3	—	—	2.5	*
Tao He(4)	20,012,580	1.6	12,580	*	20,000,000	—	1.4	3.3
Yongfu Yu	—	—	—	—	—	—	—	—
Qin Liu	—	—	—	—	—	—	—	—
Ji-Xun Foo	—	—	—	—	—	—	—	—
Fei Yang	—	—	—	—	—	—	—	—
Donghao Yang	—	—	—	—	—	—	—	—
Qinghong Liao	*	*	1,153,830	*	—	—	*	*
Hsuehching Lu	*	*	71,850	*	—	—	*	*
Xinzhou Wu	*	*	308,400	*	—	—	*	*
Yu Ji	*	*	4,985,230	*	—	—	*	*
Jihan Xu	*	*	2,960,189	*	—	—	*	*
Ping Jiang	*	*	68,400	*	—	—	*	*
Minghui Liu	*	*	320,100	*	—	—	*	*
All Directors and Executive Officers as a Group	517,533,613	41.4	87,687,477	10.8	429,846,136	—	36.4	73.1

Principal Shareholders:
Simplicity and Respect entities(5)	348,708,257	28.1	—	—	348,708,257	—	24.7	58.2
Alibaba(6)	178,618,464	14.4	—	—	—	178,618,464	12.7	14.9
IDG entities(7)	77,350,175	6.2	77,350,175	9.7	—	—	5.5	1.3
Efficiency Investment Limited(2)	61,137,879	4.9	—	—	61,137,879	—	4.3	10.2
Morningside entities(8)	51,876,700	4.2	51,876,700	6.5	—	—	3.7	*
GGV entities(9)	47,009,082	3.8	47,009,082	5.9	—	—	3.3	*
Shanghai Cheyou Enterprise Management Partnership (Limited Partnership)(10)	43,320,750	3.5	43,320,750	5.4	—	—	3.1	*
Primavera entities(11)	39,884,150	3.2	39,884,150	5.0	—	—	2.8	*

*	Less than 1% of our total outstanding shares on an as-converted basis.
**	The business address for our directors and executive officers is No. 8 Songgang Road, Changxing Street, Cencun, Tianhe District, Guangzhou, Guangdong 510640, People’s Republic of China.
†

For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of (i) the total number of ordinary shares issued and outstanding as of the date of this prospectus, and (ii) the number of ordinary shares that such person or group has the right to acquire beneficial ownership within 60 days after the date of this prospectus.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, each Class B ordinary share will be entitled to 10 votes and each Class C ordinary shares will be entitled to five votes upon the completion of this offering. Each Class B ordinary share or Class C ordinary share will be convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares will not be convertible into Class B ordinary shares or Class C ordinary shares under any circumstances.

(1)

Represents (i) 230,234,375 Class B ordinary shares held by Simplicity Holding Limited, (ii) 97,473,882 Class B ordinary shares, including 16,926,907 Class B ordinary shares issuable upon conversion of 16,926,907 Series B preferred shares, 29,871,475 Class B ordinary shares issuable upon conversion of 29,871,475 Series B-1 preferred shares, 7,033,275 Class B ordinary shares issuable upon conversion of 7,033,275 Series B-2 preferred shares and 43,642,225 Class B ordinary shares issuable upon conversion of 43,642,225 Series C preferred shares held by Simplicity Holding Limited, (iii) 21,000,000 Class B ordinary shares held by Respect Holding Limited, and (iv) 43,044,280 Class A ordinary shares held by XPeng Fortune Holdings Limited. Simplicity Holding Limited and Respect Holding Limited are further described in footnote 5 below. XPeng Fortune Holdings Limited is a limited company incorporated under the laws of the British Virgin Islands with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Mr. Xiaopeng He is entrusted with the voting power and dispositive power over the shares held by XPeng Fortune Holdings Limited, and is deemed to be the beneficial owner of the shares held by XPeng Fortune Holdings Limited.

(2)

Represents (i) 60,000,000 Class B ordinary shares held by Efficiency Investment Limited, (ii) 1,137,879 Class B ordinary shares issuable upon conversion of 1,137,879 Series B preferred shares held by Efficiency Investment Limited, and (iii) 12,580 Class A ordinary shares that Mr. Xia has the right to receive upon the settlement of his RSUs within 60 days after the date of this prospectus. Efficiency Investment Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Efficiency Investment Limited is wholly owned by Mr. Heng Xia, who is deemed to be the beneficial owner of the shares held by Efficiency Investment Limited.

(3)

Represents (i) 1,896,465 Class A ordinary shares issuable upon conversion of 1,896,465 Series B preferred shares and 318,363 Class A ordinary shares issuable upon conversion of 318,363 Series C preferred shares held by Hongdi Brian Gu, (ii) 32,493,960 Class A ordinary shares held by Quack Holding Limited, and (iii) 41,250 Class A ordinary shares that Mr. Gu has the right to receive upon the settlement of his RSUs within 60 days after the date of this prospectus. Quack Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at Craigmuir Chambers, Road Town, Tortola VG 1110, British Virgin Islands. Quack Holding Limited is wholly owned by Hongdi Brian Gu, who is deemed to be the beneficial owner of the shares held by Quack Holding Limited.

(4)

Represents (i) 20,000,000 Class B ordinary shares held by Quality Enterprises Limited, and (ii) 12,580 Class A ordinary shares that Mr. He has the right to receive upon the settlement of his RSUs within 60 days after the date of this prospectus. Quality Enterprise Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Quality Enterprises Limited is wholly owned by Tao He, who is deemed to be the beneficial owner of the shares held by Quality Enterprises Limited.

(5)

Represents (i) 230,234,375 Class B ordinary shares held by Simplicity Holding Limited, (ii) 97,473,882 Class B ordinary shares, including 16,926,907 Class B ordinary shares issuable upon conversion of 16,926,907 Series B preferred shares, 29,871,475 Class B ordinary shares issuable upon conversion of 29,871,475 Series B-1 preferred shares, 7,033,275 Class B ordinary shares issuable upon conversion of 7,033,275 Series B-2 preferred shares and 43,642,225 Class B ordinary shares issuable upon conversion of 43,642,225 Series C preferred shares held by Simplicity Holding Limited, and (iii) 21,000,000 Class B ordinary shares held by Respect Holding Limited. Simplicity Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Simplicity Holding Limited is wholly owned by Xiaopeng He, who is deemed to be the beneficial owner of the shares held by Simplicity Holding Limited. Respect Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands. Respect Holding Limited is wholly owned by Mr. Xiaopeng He, who is deemed to be the beneficial owner of the shares held by Respect Holding Limited. Simplicity Holding Limited and Respect Holding Limited are collectively referred to as Simplicity and Respect entities.

(6)

Represents 178,618,464 Class C ordinary shares, including 50,540,875 Class C ordinary shares issuable upon conversion of 50,540,875 Series A preferred shares, 54,709,700 Class C ordinary shares issuable upon conversion of 54,709,700 Series B preferred shares, 18,382,450 Class C ordinary shares issuable upon conversion of 18,382,450 Series B-1 preferred shares, 5,394,850 Class C ordinary shares issuable upon conversion of 5,394,850 Series B-2 preferred shares and 49,590,589 Class C ordinary shares issuable upon conversion of 49,590,589 Series C preferred shares held by Taobao China Holding Limited, a limited liability company incorporated under the laws of the Hong Kong with its registered office at 26/F. Tower One, Time Square, 1 Matheson Street, Causeway Bay, Hong Kong. Taobao China Holding Limited is a wholly-owned subsidiary of Alibaba Group Holding Limited, which is deemed to be the beneficial owner of the shares held by Taobao China Holding Limited. Alibaba Group Holding Limited is a public company listed on the New York Stock Exchange and Hong Kong Stock Exchange.

(7)

Represents 77,350,175 Class A ordinary shares, including 14,739,650 Class A ordinary shares issuable upon conversion of 14,739,650 Series A-1 preferred shares, 36,473,100 Class A ordinary shares issuable upon conversion of 36,473,100 Series B preferred shares and 26,137,425 Class A ordinary shares issuable upon conversion of 26,137,425 Series C preferred shares held by Pacific Rays Limited. Pacific Rays Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands. Pacific Rays Limited is wholly owned by Shanghai Keji Enterprise Management Partnership (LLP). Shanghai Keji Enterprise Management Partnership (LLP) is

controlled by Tianjin Hexie Qingyu Investment Management Partnership (LLP), its general partner. Tianjin Hexie Qingyu Investment Management Partnership (LLP) is controlled by Xizang Qingyu Venture Capital Management Co., Ltd., its general partner. Xizang Qingyu Venture Capital Management Co., Ltd. is wholly owned by four individuals, including Kuiguang Niu, Dongliang Lin, Fei Yang and Jingbo Wang, who have the voting power and dispositive power over the shares held by Pacific Rays Limited. Tianjin Ruifeng Xinchuang Investment Management Partnership (Limited Partnership), a limited partnership controlled by Kuiguang Niu, Dongliang Lin, Fei Yang and Jingbo Wang, previously held two warrants to purchase 3,501,425 Series A-2 preferred shares and 21,883,875 Series B preferred shares. Pacific Rays Limited and Tianjin Ruifeng Xinchuang Investment Management Partnership (Limited Partnership) are referred to as the IDG entities. In July and August 2020, Tianjin Ruifeng Xinchuang Investment Management Partnership (Limited Partnership) sold its warrants to Dazzling Mount Holdings Limited, Simplicity Holding Limited, Efficiency Investment Limited and Hongdi Brian Gu according to separate agreements negotiated and agreed between and among these parties. The share ownership percentage of the IDG entities decreased from 9.0% to 6.2% as a result of such sale of warrants and additional share issuances by us.
(8)

Represents 51,876,700 Class A ordinary shares, including (i) 14,639,425 Class A ordinary shares issuable upon conversion of 14,639,425 Series A-1 preferred shares, 3,377,400 Class A ordinary shares issuable upon conversion of 3,377,400 Series B preferred shares and 12,556,625 Class A ordinary shares issuable upon conversion of 12,556,625 Series B-1 preferred shares held by Morningside TMT Holding IV Limited, (ii) 7,287,250 Class A ordinary shares issuable upon conversion of 7,287,250 Series B-1 preferred shares held by Morningside Special IV Hong Kong Limited, (iii) 346,050 Class A ordinary shares issuable upon conversion of 346,050 Series C preferred shares held by Evolution Fund I Co- investment, L.P., (iv) 2,306,975 Class A ordinary shares issuable upon conversion of 2,306,975 Series C preferred shares held by Evolution Special Opportunity Fund I, L.P., and (v) 3,932,550 Class A ordinary shares issuable upon conversion of 3,932,550 Series A-1 preferred shares, 999,350 Class A ordinary shares issuable upon conversion of 999,350 Series B preferred shares, 5,432,025 Class A ordinary shares issuable upon conversion of 5,432,025 Series B-1 preferred shares and 999,050 Class A ordinary shares issuable upon conversion of 999,050 Series B-2 preferred shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited is a limited liability company incorporated under the laws of Hong Kong with its registered office at the Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong. Morningside TMT Holding IV Limited is wholly-owned by Morningside China TMT Fund IV, L.P., or Morningside Fund IV, and Morningside China TMT Fund IV Co-Investment, L.P., or Morningside Fund IV Co-Investment. Morningside Fund IV and Morningside Fund IV Co-Investment are controlled by Morningside China TMT GP IV, L.P., their general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. Morningside Special IV Hong Kong Limited is a limited company incorporated under the laws of Hong Kong with its registered office at the Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong. Morningside Special IV Hong Kong Limited is wholly owned by Morningside China TMT Special Opportunity Fund II, L.P., or Morningside Sidecar II, and Morningside Fund IV Co-Investment. Morningside Sidecar II is controlled by Morningside China TMT GP IV, L.P., its general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. TMT General Partner Ltd. is controlled by its board consisting of five individuals, including Jianming Shi, Qin Liu, Gerald Lokchung Chan, Maria K. Lam and Makim Wai On Andrew Ma, who have the voting and dispositive powers over the shares held by Morningside TMT Holding IV Limited and Morningside Special IV Hong Kong Limited. Evolution Special Opportunity Fund I, L.P., is a limited partnership established under the laws of the Cayman Islands with its registered office at the office of Estera Trust (Cayman) Limited, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. Evolution Fund I Co-investment, L.P. is a limited partnership established under the laws of the Cayman Islands with its registered office at the office of Estera Trust (Cayman) Limited, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. are controlled by MSVC GP Limited, their general partner. MSVC GP Limited is controlled by its board consisting of three individuals, including Qin Liu, Wai Shan Wong and Riyaz Hussain Nooruddin, who have the voting and dispositive powers over the shares held by Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. CX TMT Holding IV Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. CX TMT Holding IV Limited is owned by Shanghai Chenxi Venture Capital Center (Limited Partnership), which is controlled by Shanghai Xingpan Investment Management Consulting Co., Ltd., its general partner. Shanghai Xingpan Investment Management Consulting Co., Ltd. is controlled by its investment committee consisting of three individuals, including Qin Liu, Jianming Shi and Yu Cheng who have the voting and dispositive powers over the shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited, Morningside Special IV Hong Kong Limited, Evolution Special Opportunity Fund I, L.P., Evolution Fund I Co-investment, L.P. and CX TMT Holding IV Limited are collectively referred to as the Morningside entities.

(9)

Represents 47,009,082 Class A ordinary shares, including (i) 18,571,950 Class A ordinary shares issuable upon conversion of 18,571,950 Series A-1 preferred shares, 4,376,775 Class A ordinary shares issuable upon conversion of 4,376,775 Series B preferred shares, 7,148,750 Class A ordinary shares issuable upon conversion of 7,148,750 Series B-1 preferred shares, 1,776,075 Class A ordinary shares issuable upon conversion of 1,776,075 Series B-2 preferred shares and 3,183,625 Class A ordinary shares issuable upon conversion of 3,183,625 Series C preferred shares held by GGV (Xpeng) Limited, and (ii) 8,935,900 Class A ordinary shares issuable upon conversion of 8,935,900 Series B-1 preferred shares, 2,220,100 Class A ordinary shares issuable upon conversion of 2,220,100 Series B-2 preferred shares and 795,907 Class A ordinary shares issuable upon conversion of 795,907 Series C preferred shares held by Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership). GGV (Xpeng) Limited is a limited liability company incorporated under the laws of Hong Kong with its registered office at 402 Jardine House, 1 Connaught Place Central, Hong Kong. GGV (Xpeng) Limited is wholly-owned by GGV Capital VI L.P., GGV Capital VI Plus L.P. and GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI L.P., GGV Capital VI Plus L.P. and GGV Capital VI Entrepreneurs Fund L.P. are controlled by five individuals, including Ji-Xun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung, who have the shared voting and investment control over the shares held by GGV (Xpeng) Limited. Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) is a limited partnership established under the laws of the PRC with its registered office at Unit 205 West, Level 2, 707

Zhangyang Road, China (Shanghai) Pilot Free Trade Zone, P.R.C. Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) is controlled by Ningbo Jiyuan Investment Management Co., Ltd., its general partner. Ningbo Jiyuan Investment Management Co., Ltd. is controlled by its investment committee consisting of three individuals, including Ji-Xun Foo, Jenny Hongwei Lee and Bingdong Xu, who have the shared voting and investment control over the shares held by Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership).
(10)

Represents 43,320,750 Class A ordinary shares, including 15,753,000 Class A ordinary shares and 27,567,750 Class A ordinary shares issuable upon conversion of 27,567,750 Series A preferred shares held by Shanghai Cheyou Enterprise Management Partnership (Limited Partnership), a limited partnership incorporated under the laws of the PRC with its registered office at Room 205, West Zone, 2nd Floor, No. 707 Zhangyang Road, China (Shanghai) Pilot Free Trade Zone. Shanghai Cheyou Enterprise Management Partnership (Limited Partnership) is controlled by Rizhao Centurium Equity Investment Management Center (Limited Partnership), its general partner. Rizhao Centurium Equity Investment Management Center (Limited Partnership) is ultimately controlled by Hui Li, who is deemed to be the beneficial owner of the shares held by Shanghai Cheyou Enterprise Management Partnership (Limited Partnership).

(11)

Represents 39,884,150 Class A ordinary shares, including (i) 3,888,600 Class A ordinary shares issuable upon conversion of 3,888,600 Series B-1 preferred shares and 614,800 Class A ordinary shares issuable upon conversion of 614,800 Series B-2 preferred shares held by Yincheng Investment Limited, (ii) 21,387,275 Class A ordinary shares issuable upon conversion of 21,387,275 Series B-1 preferred shares and 3,381,375 Class A ordinary shares issuable upon conversion of 3,381,375 Series B-2 preferred shares held by Xenon Investment Limited, and (iii) 10,612,100 Class A ordinary shares issuable upon conversion of 10,612,100 Series C preferred shares held by PV Xenon Investment II Limited. Yincheng Investment Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands. Yincheng Investment Limited is wholly-owned by Chunhua Xingkang (Tianjin) Investment Center (Limited Partnership) and Chunhua Xing’an (Tianjin) Investment Center (Limited Partnership). Both Chunhua Xingkang (Tianjin) Investment Center (Limited Partnership) and Chunhua Xing’an (Tianjin) Investment Center (Limited Partnership) are controlled by Qiushi (Tianjin) Equity Investment Management Partnership (Limited Partnership), their general partner. Qiushi (Tianjin) Equity Investment Management Partnership (Limited Partnership) is wholly-owned by Chunhua Qiushi (Tianjin) Equity Investment Management Co., Ltd., which is controlled by Xueqing Wang, who have the voting power and dispositive power over the shares held by Yincheng Investment Limited. Xenon Investment Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands. Xenon Investment Limited is wholly-owned by Primavera Capital Fund III L.P. Primavera Capital Fund III L.P. is controlled by Primavera Capital GP III Ltd., its general partner. Primavera Capital GP III Ltd. is controlled by its board consisting of three individuals, including Zuliu Hu, Richard Alvah Ruffer Jr. and Leon Dwayne Rhule, who have the voting power and dispositive power over the shares held by Xenon Investment Limited. PV Xenon Investment II Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands. PV Xenon Investment II Limited is wholly-owned by Primavera Capital Fund III L.P. Primavera Capital Fund III L.P. is controlled by Primavera Capital GP III Ltd., its general partner. Primavera Capital GP III Ltd. is controlled by its board consisting of three individuals, including Zuliu Hu, Richard Alvah Ruffer Jr. and Leon Dwayne Rhule, who have the voting power and dispositive power over the shares held by PV Xenon Investment II Limited. Xenon Investment Limited, Yincheng Investment Limited and PV Xenon Investment II Limited are collectively referred to as the Primavera entities.

As of the date of this prospectus, a total of 265,300 Series C preferred shares, which will be converted into our ordinary shares on a one-for-one basis upon completion of this offering, are held by one record holder in the United States, representing less than 1% of our total outstanding shares on an as-converted basis. We are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Registration Rights.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Transaction with Xiaopeng He

As of December 31, 2018 and 2019, amount due from Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, was RMB20.4 million and RMB20.4 million (US$2.9 million), respectively, in relation to the deposit and prepayment paid on behalf of Mr. He relating to a property lease. Mr. He paid off the outstanding amount in May 2020. As of June 30, 2020, we did not record any amount due from Mr. He.

In February and March 2020, we received loans from Mr. He with principal amounts of US$150.0 million and maturity of six months, and such loans have been repaid subsequently. As of June 30, 2020, we recorded amount due to Mr. He of RMB5.5 million (US$0.8 million) in relation to a land Mr. He leased to us.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$50,000 divided into 5,000,000,000 shares, including (i) 3,443,671,015 Class A ordinary shares of par value US$0.00001 each, (ii) 750,000,000 Class B ordinary shares of par value US$0.00001 each, (iii) 78,108,625 Series A preferred shares of par value US$0.00001 each, (iv) 67,802,375 Series A-1 preferred shares of par value US$0.00001 each, (v) 11,671,400 Series A-2 preferred shares of par value US$0.00001 each, (vi) 160,481,700 Series B preferred shares with par value of US$0.00001 each, (vii) 137,868,350 Series B-1 preferred shares of par value US$0.00001 each, (viii) 35,965,675 Series B-2 preferred shares of par value US$0.00001 each, and (ix) 314,430,860 Series C preferred shares with par value of US$0.00001 each.

As of the date of this prospectus, there were 1,240,019,000 shares issued and outstanding, including (i) 107,051,240 Class A ordinary shares of par value US$0.00001 each, (ii) 331,234,375 Class B ordinary shares of par value US$0.00001 each, (iii) 78,108,625 Series A preferred shares of par value US$0.00001 each, (iv) 67,802,375 Series A-1 preferred shares of par value US$0.00001 each, (v) 11,671,400 Series A-2 preferred shares of par value US$ 0.00001 each, (vi) 160,481,700 Series B preferred shares with par value of US$0.00001 each, (vii) 133,272,750 Series B-1 preferred shares of par value US$0.00001 each, (viii) 35,965,675 Series B-2 preferred shares of par value US$ 0.00001 each, and (ix) 314,430,860 Series C preferred shares with par value of US$0.00001 each.

Upon the closing of this offering, we will have 801,554,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares issued and outstanding (or 827,054,400 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares if the underwriters exercise in full the over-allotment option), excluding Class A ordinary shares issuable upon the vesting of outstanding RSUs under our share incentive plan and Class A ordinary shares reserved for future issuance under our share incentive plan. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Class A ordinary shares to be issued in the offering will be issued as fully paid. Our authorized share capital post-offering will be US$100,000 divided into 8,850,000,000 Class A ordinary shares, 750,000,000 Class B ordinary shares and 400,000,000 Class C ordinary shares with a par value of US$0.00001 each.

Our seventh amended and restated memorandum and articles of association will become effective upon completion of this offering. The following are summaries of material provisions of our seventh amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights except for voting and conversion rights. All of our issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our seventh amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 10 votes, and each Class C ordinary share is entitled to five votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the nominal value of the total issued voting shares of our company present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our seventh amended and restated memorandum and articles of association.

Conversion

Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares

Subject to the restrictions contained in our seventh amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up, or which is issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a simple majority of the vote of all of the shares in that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu with such shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors. Advance notice of at least ten clear business days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third of the aggregate voting power of all of the ordinary shares present in person or by proxy.

Inspection of Books and Records

Holders of our ordinary shares will have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find More Information.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our seventh amended and restated memorandum and articles of association; or

•	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As our ADSs will be listed on NYSE, we will also be subject to the rules of NYSE, but we intend to follow home country practice for certain corporate governance practices in lieu of NYSE corporate governance listing standards. See “Risk Factors—Risks Relating to This Offering—As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.”

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which whose issued shares that together represent at least ninety percent (90%) of the votes at a general meeting are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Law. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our seventh amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our seventh amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our seventh amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our seventh amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our seventh amended and restated articles of association allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our seventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our seventh amended and restated articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law of the Cayman Islands and our seventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our seventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our seventh amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our seventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our seventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances since the inception of Chengxing Zhidong. None of transactions set forth below involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following transactions was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

In connection with the Reorganization, the shareholders of Chengxing Zhidong obtained shares or warrants to purchase shares of XPeng Inc. in proportion to the shares they held in Chengxing Zhidong. As we effected a share split on March 30, 2020, in which each one of the previously issued ordinary shares and preferred shares was split into 25 ordinary shares and preferred shares, respectively, the following share numbers have given effect to such share split.

Ordinary Shares

We were incorporated in the Cayman Islands as an exempted limited liability company on December 27, 2018. We issued (i) 25 ordinary shares to the Vistra (Cayman) Limited, which was transferred on the same day to Simplicity Holding Limited at par value, (ii) 230,234,350 ordinary shares to Simplicity Holding Limited for a consideration of US$51,596,941.03, (iii) 60,000,000 ordinary shares to Efficiency Investment Limited for a consideration of US$391,446.89, (iv) 20,000,000 ordinary shares to Quality Enterprises Limited for a consideration of US$130,588.79, (v) 137,202,575 ordinary shares to Success Sharing for a consideration of US$522,168.80, and (vi) 583,575 ordinary shares to XPD Holdings Limited for a consideration of US$789,639.92.

On August 8, 2019, we issued (i) 230,234,350 ordinary shares to Simplicity Holding Limited, (ii) 59,999,975 ordinary shares to Efficiency Investment Limited, (iii) 19,999,975 ordinary shares to Quality Enterprises Limited, (iv) 137,202,550 ordinary shares to Success Sharing, and (v) 583,550 ordinary shares to XPD Holdings Limited.

On June 28, 2020, in connection with the restructuring of Success Sharing, we issued (i) 17,643,400 Class A ordinary shares to Quack Holding Limited at par value, (ii) 15,760,000 Class A ordinary shares to Like Minded Enterprise Limited at par value, (iii) 33,349,070 Class A ordinary shares to Xpeng Fortune Holdings Limited at par value, and (iv) 21,000,000 Class B ordinary shares to Respect Holding Limited at par value.

Preferred Shares and Warrants

On September 12, 2019, we issued 50,540,875 Series A preferred shares to Taobao China Holding Limited for a consideration of US$46,586,904.24.

On the same day, we issued a total of 46,477,050 Series A-1 preferred shares, of which (i) 18,571,950 Series A-1 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$19,090,909,

(ii) 14,639,425 Series A-1 preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$15,048,485, (iii) 10,317,750 Series A-1 preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$10,606,051, and (iv) 2,947,925 Series A-1 preferred shares were issued to Shunwei Top Venture Limited for a consideration of US$3,030,303.03.

On the same day, we issued a total of 79,970,975 Series B preferred shares, of which (i) 54,709,700 Series B preferred shares were issued to Taobao China Holding Limited for a consideration of US$117,787,479.98, (ii) 4,376,775 Series B preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$9,375,000, (iii) 3,377,400 Series B preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$7,234,375, (iv) 2,917,850 Series B preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$6,249,990, and (v) 14,589,250 Series B preferred shares were issued to Markarian Investments Limited for a consideration of US$31,250,000.

On the same day, we issued a total of 109,041,950 Series B-1 preferred shares, of which (i) 29,871,475 Series B-1 preferred shares were issued to Simplicity Holding Limited for a consideration of US$94,487,730.81, (ii) 7,148,750 Series B-1 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$22,595,040.30, (iii) 12,556,625 Series B-1 preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$39,645,090.61, (iv) 7,287,250 Series B-1 preferred shares were issued to Morningside Special IV Hong Kong Limited for a consideration of US$23,182,070.70, (v) 2,297,800 Series B-1 preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$7,285,332.53, (vi) 21,387,275 Series B-1 preferred shares were issued to Xenon Investment Limited for a consideration of US$67,550,819.37, (vii) 2,297,800 Series B-1 preferred shares were issued to Sino EV Limited for a consideration of US$7,257,526.05, (viii) 2,665,450 Series B-1 preferred shares were issued to Magical Star Project Company Limited for a consideration of US$8,554,319.93, (ix) 1,571,700 Series B-1 preferred shares were issued to Proficient Development Project Company Limited for a consideration of US$5,044,098.99, (x) 358,450 Series B-1 preferred shares were issued to CK Investment Holdings Limited for a consideration of US$1,156,005.01, (xi) 2,297,800 Series B-1 preferred shares were issued to HH XP (HK) Holdings Limited for a consideration of US$7,285,337.53, (xii) 919,125 Series B-1 preferred shares were issued to Robert S Bao for a consideration of US$2,914,135.01, and (xiii) 18,382,450 Series B-1 preferred shares were issued to Taobao China Holding Limited for a consideration of US$57,965,973.97.

On the same day, we issued a total of 26,137,425 Series B-2 preferred shares, of which (i) 7,033,275 Series B-2 preferred shares were issued to Simplicity Holding Limited for a consideration of US$25,584,370.19, (ii) 1,776,075 Series B-2 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$6,455,725.91, (iii) 3,381,375 Series B-2 preferred shares were issued to Xenon Investment Limited for a consideration of US$12,281,967.23, (iv) 1,298,750 Series B-2 preferred shares were issued to KTB China Synergy Fund for a consideration of US$4,710,964, (v) 2,697,425 Series B-2 preferred shares were issued to KTB AI Limited Partnership for a consideration of US$10,049,577.92, (vi) 559,475 Series B-2 preferred shares were issued to Sino EV Limited for a consideration of US$2,032,107.30, (vii) 783,250 Series B-2 preferred shares were issued to Luminous Ace Limited for a consideration of US$2,885,000, (viii) 1,214,850 Series B-2 preferred shares were issued to Truly Magnetic Project Company Limited for a consideration of US$4,483,643.55, (ix) 1,998,100 Series B-2 preferred shares were issued to HH XP (HK) Holdings Limited for a consideration of US$7,285,337.53, and (x) 5,394,850 Series B-2 preferred shares were issued to Taobao China Holding Limited for a consideration of US$19,563,516.22.

On the same day, we issued warrants to several investors, most of whom have exercised their warrants on April 24, 2020, as further described below. On May 22, 2020, a warrant held by Zhaoqing Hightech Zone Construction Investment Development Co., Ltd. was cancelled, as further described below. In addition, two warrants held by Tianjin Ruifeng Xinchuang Investment Management Partnership (Limited Partnership) were transferred to Dazzling Mount Holdings Limited, Simplicity Holding Limited, Efficiency Investment Limited and Hongdi Brian Gu, and these parties exercised the warrants in August 2020, as described below.

On December 2, 2019, we issued a total of 79,590,650 Series C preferred shares, of which (i) 10,612,100 Series C preferred shares were issued to PV Xenon Investment II Limited for a consideration of US$40,000,000, (ii) 13,265,100 Series C preferred shares were issued to Fast Pace Limited for a consideration of US$50,000,000, (iii) 43,642,225 Series C preferred shares were issued to Simplicity Holding Limited for a consideration of US$164,500,000, (iv) 3,183,625 Series C preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$12,000,000, (v) 1,326,500 Series C preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$5,000,000, (vi) 397,950 Series C preferred shares were issued to Shunwei Top Venture Limited for a consideration of US$1,500,000, (vii) 2,653,025 Series C preferred shares were issued to Golden Eagle (Asia) Investment Limited for a consideration of US$10,000,000, (viii) 1,326,500 Series C preferred shares were issued to Duowan Entertainment Corp. for a consideration of US$5,000,000, (ix) 2,306,975 Series C preferred shares were issued to Evolution Special Opportunity Fund I, L.P. for a consideration of US$8,695,652, (x) 346,050 Series C preferred shares were issued to Evolution Fund I Co- investment, L.P. for a consideration of US$1,304,348, (xi) 265,300 Series C preferred shares were issued to Bryan White for a consideration of US$1,000,000, and (xii) 265,300 Series C preferred shares were issued to Markarian Investments Limited for a consideration of US$1,000,000.

On April 10, 2020, we issued 26,137,425 Series C preferred shares to Pacific Rays Limited for a consideration of US$98,519,394.25.

On May 11, 2020, we issued 795,907 Series C preferred shares to Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) for a consideration of US$3,000,000.

Considerations from (i) Pacific Rays Limited for the Series C preferred shares and (ii) Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) for the Series C preferred shares were initially paid to Chengxing Zhidong in the form of interest-free loans denominated in RMB. After the relevant shareholder completes the regulatory registrations for overseas investment, Chengxing Zhidong will repay the loan, and the shareholder will pay the equivalent amount to XPeng Inc. in U.S. dollars.

On April 24, 2020, certain warrant holders purchased our shares pursuant to the warrants issued on September 12, 2019, including (i) Shanghai Cheyou Enterprise Management Partnership (Limited Partnership) purchased 15,753,000 Class A ordinary shares and 27,567,750 Series A preferred shares for a consideration of US$25,531,932.02, (ii) Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) purchased 8,935,900 Series B-1 preferred shares and 2,220,100 Series B-2 preferred shares for a consideration of US$36,034,997.19, (iii) CX TMT Holding IV Limited purchased 3,932,550 Series A-1 preferred shares, 999,350 Series B preferred shares, 5,432,025 Series B-1 preferred shares and 999,050 Series B-2 preferred shares for a consideration of US$27,032,426.33, (iv) Pacific Rays Limited purchased 14,739,650 Series A-1 preferred shares and 36,473,100 Series B preferred shares for a consideration of US$95,379,531.89, (v) Zhuhai Guangkong Zhongying Industrial Investment Fund Partnership (Limited Partnership) purchased 2,653,125 Series A-1 preferred shares for a consideration of US$ 2,848,416.76, (vi) Shanghai Jihe Enterprise Management Consulting Partnership (Limited Partnership) purchased 2,917,850 Series A-2 preferred shares, 729,450 Series B preferred shares, 919,125 Series B-1 preferred shares and 3,996,200 Series B-2 preferred shares for a consideration of US$22,830,179.38, (vii) Shanghai Guangyi Investment Management Center (Limited Partnership) purchased 2,334,275 Series A-2 preferred shares for a consideration of US$ 3,162,255.32, (viii) Speed Up Holdings Limited purchased 2,334,275 Series A-2 preferred shares and 459,550 Series B-1 preferred shares for a consideration of US$4,602,990.67, (ix) Shanghai Huiyu Enterprise Management Partnership (Limited Partnership) purchased 7,294,625 Series B preferred shares for a consideration of US$ 15,914,950.50, (x) XP Management Limited purchased 13,130,325 Series B preferred shares for a consideration of US$28,611,848.48, (xi) Yincheng Investment Limited purchased 3,888,600 Series B-1 preferred shares and 614,800 Series B-2 preferred shares for a consideration of US$14,418,155.34, and (xii) Ningbo Dingpeng Equity Investment Partnership (Limited Partnership) purchased 4,595,600 Series B-1 preferred shares and 1,998,100 Series B-2 preferred shares for a consideration of US$21,659,089.41.

On May 22, 2020, a warrant to purchase 4,595,600 Series B-1 preferred shares issued to Zhaoqing High-tech Zone Construction Investment Development Co., Ltd. was cancelled.

On May 26, 2020, we issued 318,363 Series C preferred shares to Hongdi Brian Gu for a consideration of US$1,200,000.

On July 22, 2020, we issued a total of 76,115,787 Series C preferred shares, of which (i) 20,758,851 Series C preferred shares were issued to Aspex Master Fund for a consideration of US$90,000,000, (ii) 20,758,851 Series C preferred shares were issued to Coatue PE Asia 33 LLC for a consideration of US$90,000,000, (iii) 16,145,773 Series C preferred shares were issued to Hillhouse Capital through HH XP (HK) Holdings Limited for a consideration of US$70,000,000, (iv) 16,145,773 Series C preferred shares were issued to Sequoia Capital China through SCC Growth VI Holdco E, Ltd. for a consideration of US$70,000,000, and (v) 2,306,539 Series C preferred shares were issued to Hel Ved Master Fund for a consideration of US$10,000,000.

On July 24, 2020, we issued a total of 35,751,359 Series C preferred shares, of which (i) 4,613,078 Series C preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$20,000,000, (ii) 3,010,034 Series C preferred shares were issued to Anatole Partners Master Fund, L.P. for a consideration of US$13,050,000, (iii) 449,775 Series C preferred shares were issued to Anatole Partners Enhanced Master Fund, L.P. for a consideration of US$1,950,000, (iv) 3,459,809 Series C preferred shares were issued to Tairen Alpha Fund Limited for a consideration of US$15,000,000, (v) 3,459,809 Series C preferred shares were issued to 3W Global Fund for a consideration of US$15,000,000, (vi) 3,459,809 Series C preferred shares were issued to ZWC XP Investments Limited for a consideration of US$15,000,000, (vii) 2,306,539 Series C preferred shares were issued to CloudAlpha Master Fund for a consideration of US$10,000,000, (viii) 2,306,539 Series C preferred shares were issued to Summer Rocket Holdings Limited for a consideration of US$10,000,000, (ix) 2,306,539 Series C preferred shares were issued to Grand Horizon Plus Investment Limited for a consideration of US$10,000,000, (x) 2,306,539 Series C preferred shares were issued to Azure Kingfisher Limited for a consideration of US$10,000,000, (xi) 1,153,270 Series C preferred shares were issued to Pine Summit International Limited for a consideration of US$5,000,000, (xii) 1,153,270 Series C preferred shares were issued to Neumann Capital for a consideration of US$5,000,000, (xiii) 461,308 Series C preferred shares were issued to Shengyu Ventures Limited for a consideration of US$2,000,000, (xiv) 461,308 Series C preferred shares were issued to Luminous Time Limited for a consideration of US$2,000,000, (xv) 461,308 Series C preferred shares were issued to Cheung Shun Ching for a consideration of US$2,000,000, (xvi) 461,308 Series C preferred shares were issued to Celestial Dragon Holdings Limited for a consideration of US$2,000,000, (xvii) 230,654 Series C preferred shares were issued to Robert S Bao for a consideration of US$1,000,000, (xviii) 230,654 Series C preferred shares were issued to Ampere Partners Holding Limited for a consideration of US$1,000,000, and (xix) 3,459,809 Series C preferred shares were issued to Credit Suisse AG, Singapore Branch for a consideration of US$15,000,000.

On July 29, 2020, we issued 23,065,390 Series C preferred shares to Qatar Investment Authority through Al-Rayyan Holding LLC for a consideration of US$100,000,000.

On August 6, 2020, we issued a total of 72,655,979 Series C preferred shares, of which (i) 49,590,589 Series C preferred shares were issued to Taobao China Holding Limited for a consideration of US$215,000,000, and (ii) 23,065,390 Series C preferred shares were issued to Mubadala Investment Company through Aerospace Holding Company LLC for a consideration of US$100,000,000.

On the same day, we issued 14,850,560 Class A ordinary shares to Quack Holding Limited, which is wholly owned by Hongdi Brian Gu at par value pursuant to the RSUs granted to Hongdi Brian Gu. In addition, we issued 9,695,210 Class A ordinary shares to XPeng Fortune Holdings Limited, which is established for our share incentive plan, at par value.

On the same day, certain warrant holders purchased our shares pursuant to the warrants issued on September 12, 2019, including (i) Dazzling Mount Holdings Limited purchased 3,501,425 Series A-2 preferred shares and 1,922,624 Series B preferred shares for a consideration of US$8,059,249.8, (ii) Simplicity Holding Limited purchased 16,926,907 Series B preferred shares for a consideration of US$33,183,603.35, (iii) Efficiency Investment Limited purchased 1,137,879 Series B preferred shares for a consideration of US$2,230,703.89, and (iv) Hongdi Brian Gu purchased 1,896,465 Series B preferred shares for a consideration of US$3,717,839.82.

Shareholders Agreement

We entered into an amended and restated shareholders agreement dated June 28, 2020, as supplemented on August 5, 2020, with our shareholders, which consist of holders of our ordinary shares, Series A preferred shares, Series A-1 preferred shares, Series A-2 preferred shares, Series B preferred shares, Series B-1 preferred shares, Series B-2 preferred shares and Series C preferred shares. The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contain provisions governing the board of directors. These special rights will automatically terminate upon the completion of this offering.

Registration Rights

On August 20, 2020, we entered into a registration right agreement with our shareholders, under which we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights under this agreement.

Required Registration Rights

At any time or from time to time after the date that is six months after the closing of this offering, holders holding 25% or more of the registrable securities have the right to request that we effect a registration under the Securities Act covering the registration of all or part of their registrable securities, so long as the anticipated aggregate offering price to the public of such registrable securities is no less than $5,000,000. We, however, are not obligated to effect a required registration if we have already effected two required registrations, unless less than 50% of the registrable securities sought to be included in the required registration were sold.

Piggyback Registration Rights

If we propose to file a registration statement in connection with a public offering of securities of our company, other than relating to (i) an employee share option plan, (ii) corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, or (iv) a registration in which the only shares being registered are those issuable upon conversion of debt securities, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement.

Form F-3 Registration Rights

When eligible for use of form F-3, holders of the registrable securities have the right to request in writing that we file a registration statement on Form F-3. Registration pursuant to Form F-3 registration rights will not be deemed to be a required registration. We, however, are not obligated to effect a registration on Form F-3 if (i) the aggregate price of the registrable securities requested to be sold pursuant to such registration is, in the good faith judgment of our board of directors, expected to be less than $5,000,000, or (ii) we have already effected two such registrations within any twelve-month period preceding the date of the registration request.

Expenses of Registration

We will pay all expenses incurred in connection with any required registration, piggyback registration or Form F-3 registration, including, among others, registration and filing fees, compliance fees, listing fees, printing expenses, fees and disbursements of counsel and independent public accountants of our company, fees and disbursements of the underwriters, but excluding underwriting discounts and commissions and share transfer taxes. We will not, however, be required to pay for any expenses of any registration proceeding begun pursuant to required registration rights, if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities requested to be registered, subject to certain exceptions.

Termination of Registration Rights

The registration rights discussed above shall terminate (i) five years after this offering, or (ii) with respect to any holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any three-month period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hon Hai Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-248098 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, two Class A ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A ordinary shares

Upon completion of the offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A ordinary shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in “Description of Share Capital”.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the Custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the common shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of common shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A ordinary shares, upon a change in the ADS(s)-to-Shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

Service	Fees

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon closing of this offering, we will have 85,000,000 ADSs outstanding representing approximately 12.1% of our ordinary shares (or 97,750,000 ADS outstanding representing approximately 13.6% of our ordinary shares if the underwriters exercise in full the over-allotment option).

All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All issued ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.

Pursuant to Rule 144, ordinary shares will be eligible for sale at various times after the date of this prospectus, subject to the lock-up agreements.

Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs, and while we will make an application to list ADSs on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

We, our directors, executive officers and our existing shareholders have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, or ADSs representing the ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, or ADSs representing the ordinary shares, for a period of 180 days after the date this prospectus becomes effective. Any ADSs purchased by Alibaba, Coatue, Qatar Investment Authority, Xiaomi and/or their affiliates in this offering will not be subject to the foregoing lock-up restrictions. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our issued shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 14,100,190 ordinary shares immediately after this offering; and

•	the average weekly trading volume of the ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in “brokers’ transactions” as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following is a general summary of certain Cayman Islands, People’s Republic of China and United States federal income tax consequences relevant to an investment in the ADSs and Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and Class A ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of the ADSs and Class A ordinary shares. Stamp duties may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

In February 2017, the National People’s Congress of China enacted the modified Enterprise Income Tax Law, which became effective on February 24, 2017. The modified Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementing rules of the Enterprise Income Tax Law further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs. Furthermore, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be subject to reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Certain United States Federal Income Tax Considerations

The following discussion describes certain United States federal income tax consequences of the purchase, ownership and disposition of our ADSs and Class A ordinary shares as of the date hereof.

This discussion deals only with ADSs and Class A ordinary shares that are held as capital assets by a United States Holder (as defined below).

As used herein, the term “United States Holder” means a beneficial owner of our ADSs or Class A ordinary shares that is, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. In addition, this discussion is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs or Class A ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our stock by vote or value;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•

a person required to accelerate the recognition of any item of gross income with respect to our ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement; or

•	a person whose “functional currency” is not the United States dollar.

If an entity or other arrangement treated as a partnership for United States federal income tax purposes holds our ADSs or Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or Class A ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our ADSs or Class A ordinary shares, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our ADSs or Class A ordinary shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Class A ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes, as discussed above under “Taxation—People’s Republic of China Taxation”) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ADSs or Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which we have applied for listing on the NYSE) will be readily tradable on an established securities market in the United States once they are so listed. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for these reduced tax rates. Since we do not expect that our Class A ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Class A ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There also can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, we may be eligible for the benefits of the income tax treaty between the United States and PRC, or the Treaty, and if we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by ADSs, would be eligible for reduced rates of taxation. See “Taxation—People’s Republic of China Taxation.” Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your tax advisors regarding the application of these rules given your particular circumstances.

Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company” below).

Subject to certain conditions and limitations (including a minimum holding period requirement), any PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or Class A ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Distributions of ADSs, Class A ordinary shares or rights to subscribe for ADSs or Class A ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill (which we have determined based on the expected price of our ADSs in this offering), we do not believe we were a passive foreign investment company, or a PFIC, for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Cash is treated as an asset that produces or is held for the production of passive income. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. In addition, the application of the 75% gross income test described above is not entirely clear when a company has a gross loss from sales (sales less cost of goods sold), although we believe that even if we have such a gross loss from sales, we will not be a PFIC if the gross loss from sales exceeds our other income and we would not otherwise be a PFIC under the 50% asset test for the relevant taxable year. There can be no assurance, however, that the Internal Revenue Service will not take a contrary position.

The determination of whether we are a PFIC is made annually. Accordingly, we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The composition of our assets and income may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Because we have valued our goodwill based on the expected market value of our ADSs, a decrease in the price of our ADSs may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge and a deemed sale discussed in the following paragraph, of ADSs or Class A ordinary shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for individuals or corporations, as applicable, for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or Class A ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or Class A ordinary shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or Class A ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your tax advisor about this election.

In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or Class A ordinary shares provided such ADSs or Class A ordinary shares are treated as “marketable stock.” The ADSs or Class A ordinary shares generally will be treated as marketable stock if the ADSs or Class A ordinary shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs once the ADSs are listed on the NYSE which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It is intended that only the ADSs and not the Class A ordinary shares will be listed on the NYSE. Consequently, if you are a holder of Class A ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your ADSs in a year that we are a PFIC, any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election, and any gain will be treated as ordinary income. If you make a mark-to-market election, any distributions that we make would generally be subject to the tax rules discussed above under “—Taxation of Dividends,” except that the lower rate applicable to dividends received from a qualified foreign corporation (discussed above) would not apply if we are a PFIC in the taxable year in which the dividend is paid or in the preceding taxable year.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, U.S. taxpayers can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to prepare or provide you with the tax information necessary to permit you to make this election.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You will not be able to make the mark-to-market election described above in respect of any lower-tier PFIC. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file Internal Revenue Service Form 8621 if you hold our ADSs or Class A ordinary shares in any year in which we are a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or Class A ordinary shares if we are a PFIC in any taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other disposition of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized for the ADSs or Class A ordinary shares and your tax basis in the ADSs or Class A ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or Class A ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if PRC tax is imposed on any gain (for instance, because we are treated as a PRC resident enterprise for PRC tax purposes or the PRC treats the sale, exchange or other disposition as an indirect transfer of PRC taxable assets), and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty. If you are not eligible for the benefits of the Treaty or if you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources.

Information Reporting and Backup Withholding

In general, information reporting will apply to distributions in respect of our ADSs or Class A ordinary shares and the proceeds from the sale, exchange or other disposition of our ADSs or Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We are offering the ADSs described in this prospectus through a number of underwriters. Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
ABCI Securities Company Limited
BOCI Asia Limited
Futu Inc.
Haitong International Securities Company Limited
Tiger Brokers (NZ) Limited

Total

The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Four of our existing shareholders, Alibaba, Coatue, Qatar Investment Authority and Xiaomi, and/or their affiliates have indicated interest in purchasing up to US$200 million, US$100 million, US$50 million and US$50 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. In addition, PRIMECAP Management Company and/or its affiliate have indicated interest in purchasing up to US$100 million of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus, the number of ADSs to be purchased by these investors would be up to 41,666,667 ADSs, representing approximately 49.0% of the ADSs being offered in this offering. Because such indications of interest are not binding agreements or commitments to purchase, such investors could determine to purchase more, fewer, or no ADSs in this offering, and the underwriters could determine to sell more, fewer, or no ADSs to such investors. The underwriters will receive the same underwriting discounts and commissions on any of the ADSs purchased by such investors as they will from any other ADSs sold to the public in this offering.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$             per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to US$             per ADS from the initial public offering price. After the initial offering of the ADSs to the public, if all of the ADSs are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 12,750,000 additional ADSs from us to cover sales of ADSs by the underwriters which exceed the ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is US$             per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Without option to purchase additional ADSs exercise	With full option to purchase additional ADSs exercise
Per ADS	US$	US$
Total	US$	US$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$            .

Credit Suisse AG, Singapore Branch, an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters, subscribed for 3,459,809 Series C preferred shares for an aggregate consideration of US$15,000,000 in July 2020. Such shares, and any Class A ordinary shares issued upon conversion thereof, are deemed to be underwriting compensation pursuant to FINRA Rule 5110 and will be subject to the lock-up restrictions required by FINRA Rule 5110(g), and thus may not be sold or otherwise disposed of (including by means of any hedging or other arrangement that would result in the effective economic disposition by Credit Suisse AG, Singapore Branch) for a period of 180 days following the effective date or commencement of sales of the offering, except as otherwise permitted by FINRA Rule 5110(g)(2).

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. ABCI Securities Company Limited is not a broker-dealer registered with the SEC and it may not make sales in the United States or to U.S. persons. ABCI Securities Company Limited has agreed that it does not intend to, and will not, offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering. BOCI Asia Limited is not a broker-dealer registered with the SEC and it may not make sales in the United States or to U.S. persons. BOCI Asia Limited has agreed that it does not intend to, and will not, offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering. Haitong International Securities Company Limited is not a broker-dealer registered with the SEC. It will offer the ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Haitong International Securities (USA) Inc. Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

We have agreed that we will not (i) offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or ADSs or securities convertible into or exercisable or exchangeable for any of our ordinary shares or ADSs, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences of the ownership of any ordinary shares, ADSs or any such other securities, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ordinary shares, ADSs or any such other securities, or publicly disclose the intention to make any such agreement or transaction (regardless of whether any of the transactions described in (i) or (ii) above are to be settled by the delivery of ordinary shares, ADSs or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, other than the ADSs to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of ordinary shares, ADSs or securities convertible into or exercisable for our ordinary shares or ADSs pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of share options, share awards, restricted shares, RSUs, or other equity awards and the issuance of our ordinary shares, ADSs or securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs (whether upon the exercise of share options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus; (iii) the facilitation of the establishment of a trading plan on behalf of a our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our ordinary shares or ADSs, provided that such plan does not provide for the transfer of ordinary shares, ADSs or such other securities during the 180-day period and that no public announcement or filing under the Exchange Act is required of or voluntarily made regarding the establishment of such plan; or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors, officers, and existing shareholders, or collectively, the lock-up parties have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus, or the restricted period, may not (and may not cause any of their controlled affiliates to), without the prior written consent of the representatives, (1) offer, pledge, sell, contract to sell, sell any option, sell any contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs owned, or which may be deemed to be beneficially owned, by such lock-up parties in accordance with the rules and regulations of the SEC, and any ordinary shares, ADSs or such other securities which may be issued upon exercise of a share option or warrant, or collectively, the lock-up securities, (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), or (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to partners, members or shareholders of the lock-up party; provided that in the case of any transfer pursuant to clauses (i) through (vi), each transferee shall be subject to restrictions similar to those in the immediately preceding paragraph, and no public announcement or filing under the Exchange Act shall be required or voluntarily made in connection with such transfer; (b) transfers of lock-up securities (i) by operation of law, (ii) to us from an employee upon death, disability or termination of employment of such employee, (iii) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, provided that no public announcement or filing under the Exchange Act shall be required or voluntarily made in connection with such sale, (iv) to us in connection with the vesting, settlement or exercise of restricted share units, options, warrants or other rights to purchase our ordinary shares or ADSs (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (v) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (c) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the conversion of outstanding preferred shares, warrants to acquire preferred shares, or convertible securities into our ordinary shares or ADSs or warrants to acquire our ordinary shares or ADSs, provided that any ordinary shares or ADSs or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (e) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period and that no filing by any person under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such plan.

Any ADSs purchased by Alibaba, Coatue, Qatar Investment Authority, Xiaomi and/or their affiliates in this offering will not be subject to the foregoing lock-up restrictions.

The representatives, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters referred to above, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact the price of our ADSs. In addition, a shareholder who is not subject to a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering. We have agreed to instruct Citibank, N.A., as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise with the prior written consent of the representatives on behalf of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to have our ADSs approved for listing on NYSE under the symbol “XPEV.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Directed Share Program

At our request, the underwriters have reserved up to 3.0% of the ADSs offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale, at the initial public offering price, to our directors, officers, employees and other individuals associated with us and members of their families. Any sales made through the directed share program will be made by Tiger Brokers (NZ) Limited. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. Any ADSs sold in the directed share program to our directors, executive officers or shareholders who have entered into lock-up agreements described above shall be subject to the provisions of such lock-up agreements.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This document:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or Exempt Investors.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section

707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center, or DIFC

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, or each a Relevant State, no ADSs have been offered or will be offered pursuant to this offering to the public in that

Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Kingdom of Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s

approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Mexico

None of the ADSs or the ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores), or CNBV, of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores). As required under the Mexican Securities Market Law, the company will give notice to the CNBV of the offering of the securities under the terms set forth herein. Such notice will be submitted to the CNBV to comply with the Mexican Securities Market Law, and for informational purposes only. The delivery to, and receipt by, the CNBV of such notice does not certify the solvency of the company, the investment quality of the securities, or that the information contained in this prospectus or in any prospectus supplement. The company has prepared this prospectus and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

People’s Republic of China

This prospectus will not be circulated or distributed in the PRC and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and will not offer or sell any ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

State of Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, or collectively, the relevant persons, or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, NYSE listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$	164,943
NYSE listing fee		295,000
Financial Industry Regulatory Authority filing fee		191,113
Printing and engraving expenses		250,000
Legal fees and expenses		3,000,000
Accounting fees and expenses		1,296,000
Miscellaneous		2,037,944

Total	US$	7,235,000

LEGAL MATTERS

We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York state law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by JunHe LLP. Simpson Thacher & Bartlett LLP and Harney Westwood & Riegels may rely upon Fangda Partners with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s web site at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

XPENG INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of XPeng Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XPeng Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Guangzhou, the People’s Republic of China

June 2, 2020

We have served as the Company’s auditor since 2019.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND 2019

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
ASSETS
Current assets
Cash and cash equivalents	2(g)	1,626,878	1,946,931	275,570
Restricted cash	2(h)	4,647	460,812	65,224
Short-term deposits	2(i)	759,975	—	—
Short-term investments	2(j)	2,246,272	407,844	57,727
Accounts receivable, net	2(k)	38,393	539,199	76,319
Current portion of finance lease receivables, net	15(b)	—	45,836	6,488
Inventory	6	169,326	454,116	64,276
Amounts due from related parties	24	26,956	22,605	3,200
Prepayments and other current assets	7	1,236,596	1,083,307	153,332

Total current assets		6,109,043	4,960,650	702,136

Non-current assets
Property, plant and equipment, net	8	863,357	3,229,952	457,170
Right-of-use assets	15(a)	342,123	440,097	62,292
Intangible assets, net	9	48,853	117,932	16,692
Land use rights, net	10	260,580	255,257	36,129
Finance lease receivables, net	15(b)	—	109,965	15,565
Other non-current assets	11	49,232	137,512	19,465

Total non-current assets		1,564,145	4,290,715	607,313

Total assets		7,673,188	9,251,365	1,309,449

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND 2019 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
LIABILITIES
Current liabilities
Short-term borrowings	13	200,000	419,950	59,440
Accounts and notes payable		214,893	953,946	135,022
Amounts due to a related party	24	—	678	96
Current portion of lease liabilities	15(a)	83,582	90,740	12,843
Current portion of deferred revenue	17	1,565	16,382	2,319
Current portion of long-term borrowings	13	-	60,000	8,492
Accruals and other liabilities	12	472,946	1,755,995	248,546

Total current liabilities		972,986	3,297,691	466,758

Non-current liabilities
Long-term borrowings	13	1,000,000	1,690,000	239,204
Lease liabilities	15(a)	267,356	361,404	51,153
Deferred revenue	17	801	69,116	9,783
Derivative liabilities	19	637,015	897,091	126,978
Other non-current liabilities	14	782	73,015	10,335

Total non-current liabilities		1,905,954	3,090,626	437,453

Total liabilities		2,878,940	6,388,317	904,211

Commitments and contingencies	25

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND 2019 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (“Series A Preferred Shares”) (US$0.00001 par value; 78,108,625 shares authorized, and 78,108,625 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB549,146 and RMB615,044 as of December 31, 2018 and 2019, respectively)	19	532,353	597,559	84,579
Series A-1 convertible redeemable preferred shares (“Series A-1 Preferred Shares”) (US$0.00001 par value; 67,802,375 shares authorized, and 67,802,375 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB514,401 and RMB576,129 as of December 31, 2018 and 2019, respectively)	19	498,581	559,654	79,214
Series A-2 convertible redeemable preferred shares (“Series A-2 Preferred Shares”) (US$0.00001 par value; 11,671,400 shares authorized, and 11,671,400 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB111,825 and RMB125,244 as of December 31, 2018 and 2019, respectively)	19	108,002	121,257	17,163
Series B convertible redeemable preferred shares (“Series B Preferred Shares”) (US$0.00001 par value; 160,481,700 shares authorized, and 160,481,700 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB2,399,821 and RMB2,687,801 as of December 31, 2018 and 2019, respectively)	19	2,274,403	2,562,098	362,641
Series B-1 convertible redeemable preferred shares (“Series B-1 Preferred Shares”) (US$0.00001 par value; 137,868,350 shares authorized, and 133,272,750 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB3,040,143 and RMB3,404,960 as of December 31, 2018 and 2019, respectively)	19	2,685,499	3,080,443	436,008
Series B-2 convertible redeemable preferred shares (“Series B-2 Preferred Shares”) (US$0.00001 par value; 35,965,675 shares authorized, 38,163,575 and 35,965,675 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of RMB1,001,152 and RMB1,056,715 as of December 31, 2018 and 2019, respectively)	19	880,635	952,068	134,756
Series C convertible redeemable preferred shares (“Series C Preferred Shares”) (US$0.00001 par value; 265,302,225 shares authorized, nil and 79,590,650 shares issued and outstanding as of December 31, 2018 and 2019; redemption value of nil and RMB2,111,790 as of December 31, 2018 and 2019, respectively)	19	—	1,820,399	257,661

Total mezzanine equity		6,979,473	9,693,478	1,372,022

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND 2019 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
SHAREHOLDERS’ (DEFICIT) EQUITY
Ordinary shares (US$0.00001 par value; 4,242,799,650 shares and nil shares authorized, 463,189,950 shares and nil shares issued, 349,414,050 and nil shares outstanding as of December 31, 2018 and 2019, respectively)	20	21	—	—
Class A Ordinary shares (US$0.00001 par value; nil and 3,492,799,650 shares authorized, nil and 131,955,575 shares issued, nil and 31,513,000 outstanding as of December 31, 2018 and 2019, respectively)	20	—	2	—
Class B Ordinary shares (US$0.00001 par value, nil and 750,000,000 shares authorized, nil and 331,234,375 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	20	—	19	3
Additional paid-in capital		—	—	—
Accumulated deficit		(2,182,266)	(6,824,503)	(965,946)
Accumulated other comprehensive loss		(2,980)	(5,948)	(841)

Total shareholders’ (deficit) equity		(2,185,225)	(6,830,430)	(966,784)

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		7,673,188	9,251,365	1,309,449

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(All amounts in thousands, except for share and per share data)

		Year Ended December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
Revenues
Vehicle sales	16	4,153	2,171,231	307,318
Services and others	16	5,553	149,988	21,229

Total revenues		9,706	2,321,219	328,547

Cost of sales
Vehicle sales		(8,220)	(2,733,531)	(386,906)
Services and others		(3,847)	(145,829)	(20,641)

Total cost of sales		(12,067)	(2,879,360)	(407,547)

Gross loss		(2,361)	(558,141)	(79,000)

Operating expenses(1)
Research and development expenses	2(t)	(1,051,219)	(2,070,158)	(293,012)
Selling, general and administrative expenses	2(u)	(642,541)	(1,164,569)	(164,834)

Total operating expenses		(1,693,760)	(3,234,727)	(457,846)

Other income		1,487	12,294	1,740

Loss from operations		(1,694,634)	(3,780,574)	(535,106)

Interest income		65,376	88,843	12,575
Interest expenses		(5,822)	(32,017)	(4,532)
Fair value gain on derivative liabilities		254,361	27,679	3,918
Other non-operating (loss) income, net		(18,104)	4,397	622

Loss before income tax expenses		(1,398,823)	(3,691,672)	(522,523)

Income tax expenses	22(a)	—	(1)	—

Net loss		(1,398,823)	(3,691,673)	(522,523)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(136,028)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	1,411

Net loss attributable to ordinary shareholders of XPeng Inc.		(2,254,864)	(4,642,754)	(657,140)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		Year Ended December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
Net loss		(1,398,823)	(3,691,673)	(522,523)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(2,980)	(2,968)	(420)

Total comprehensive loss attributable to XPeng Inc.		(1,401,803)	(3,694,641)	(522,943)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(136,028)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	1,411

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(2,257,844)	(4,645,722)	(657,560)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	23	330,176,070	349,450,580	349,450,580
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	23	(6.83)	(13.29)	(1.88)

(1) Share-based compensation was allocated in operating expenses as follows:

		Year Ended December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
Selling, general and administrative expenses		1,630	517	73

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Note	Shares	Par Value	Shares	Par Value
Balance as of December 31, 2017		400,061,875	26	(103,240,000)	(7)	363,789	—	(403,608)	(39,800)

Share-based compensation	21	—	—	26,666,675		1,630	—	—	1,630
Issuance of ordinary shares	20	37,202,575	2	(37,202,575)	(2)	—	—	—	—
Accretion on convertible redeemable Preferred Shares to redemption value	19	—	—	—	—	(325,494)	—	(379,835)	(705,329)
Deemed dividend due to extinguishment of Preferred Shares		—	—	—	—	(43,136)	—	—	(43,136)
Deemed dividend due to modification of Preferred Shares		—	—	—	—	(41,485)	—	—	(41,485)
Reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares	20	25,925,500	2	—	—	44,696	—	—	44,698
Foreign currency translation adjustment		—	—	—	—	—	(2,980)	—	(2,980)
Net loss		—	—	—	—	—	—	(1,398,823)	(1,398,823)

Balance as of December 31, 2018		463,189,950	30	(113,775,900)	(9)	—	(2,980)	(2,182,266)	(2,185,225)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Note	Shares	Par Value	Shares	Par Value
Balance as of December 31, 2018		463,189,950	30	(113,775,900)	(9)	—	(2,980)	(2,182,266)	(2,185,225)

Share-based compensation	21	—	—	13,333,325		517	—	—	517
Accretion on convertible redeemable Preferred Shares to redemption value	19	—	—	—	—	(10,486)	—	(950,564)	(961,050)
Deemed contribution from repurchase of Preferred Shares		—	—	—	—	9,969	—	—	9,969
Foreign currency translation adjustment		—	—	—	—	—	(2,968)	—	(2,968)
Net loss		—	—	—	—	—	—	(3,691,673)	(3,691,673)

Balance as of December 31, 2019		463,189,950	30	(100,442,575)	(9)	—	(5,948)	(6,824,503)	(6,830,430)

The accompanying notes are an integral part of these consolidated financial statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(All amounts in thousands, except for share and per share data)

		Year Ended December 31,
	Note	2018	2019	2019
		RMB	RMB	US$
				Note 2(e)
Cash flows from operating activities
Net loss		(1,398,823)	(3,691,673)	(522,523)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	8	53,527	125,453	17,757
Amortization of intangible assets	9	3,546	7,681	1,087
Amortization of right-of-use assets		34,500	88,208	12,485
Amortization of land use right	10	4,058	5,323	753
Foreign exchange losses (gains)		11,807	(8,363)	(1,184)
Loss of disposal of property, plant and equipment		30,275	1,191	169
Share-based compensation	21(b)	1,630	517	73
Impairment of property, plant and equipment	8	—	79,185	11,208
Impairment of accounts receivable	2(k)	—	3,812	540
Impairment of finance lease receivables	2(ab),15(b)	—	833	118
Inventory write-downs	2(1),6	—	109,505	15,499
Interest income	2(j)	(55,885)	(66,782)	(9,452)
Fair value gain on derivative liabilities		(254,361)	(27,679)	(3,918)
Changes in operating assets and liabilities:
Accounts receivable		(35,390)	(504,618)	(71,424)
Inventory	6	(137,877)	(394,295)	(55,809)
Amounts due from related parties	24	(26,956)	4,351	616
Prepayments and other current assets		(277,651)	(418,103)	(59,179)
Other non-current assets		(24,737)	(5,616)	(795)
Accounts and notes payable		176,817	739,053	104,606
Deferred revenue	17	2,366	83,132	11,767
Lease liabilities		(4,376)	(84,626)	(11,978)
Accruals and other liabilities		324,815	520,547	73,679
Other non-current liabilities	14	—	26,155	3,705
Finance lease receivables		—	(156,634)	(22,170)
Amount due to a related party	24	—	678	96

Net cash used in operating activities		(1,572,715)	(3,562,765)	(504,274)

Cash flows from investing activities
Placement of term deposits	2(i)	(759,975)	—	—
Maturities of term deposits	2(i)	—	759,975	107,567
(Placement) maturities of short-term investments	2(j)	(1,863,447)	1,905,210	269,665
Purchase of property, plant and equipment		(770,339)	(1,831,593)	(259,245)
Receipt of government subsidy related to assets		2,007	83,201	11,776
Purchase of intangible assets		(47,479)	(76,760)	(10,865)
Purchase of land use right		(191,580)	—	—
Disposal of property, plant and equipment		489	263	37
Prepayment for acquisition of assets		—	(100,000)	(14,154)

Net cash (used in) provided by investing activities		(3,630,324)	740,296	104,781

Cash flows from financing activities
Proceeds from issuance of convertible redeemable Preferred Shares		5,854,200	2,678,612	379,133
Proceeds from borrowings	13	1,200,000	1,620,000	229,296
Repayment of borrowings	13	(320,000)	(748,060)	(105,881)
Repurchase of Preferred Shares		—	(55,000)	(7,785)
Proceeds from noncontrolling interests	12	—	98,010	13,872

Net cash provided by financing activities		6,734,200	3,593,562	508,635

Effects of exchange rate changes on cash, cash equivalents and restricted cash		(14,782)	5,125	725
Net increase in cash, cash equivalents and restricted cash		1,516,379	776,218	109,867
Cash, cash equivalents and restricted cash at beginning of the year		115,146	1,631,525	230,927

Cash, cash equivalents and restricted cash at end of the year		1,631,525	2,407,743	340,794

Supplemental disclosure of cash flows information
Cash paid for interest, net of amounts capitalized		(29,697)	(26,406)	(3,738)
Acquisition of property, plant and equipment included in liabilities		69,360	762,151	107,875

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations

(a) Principal activities

XPeng Inc. (“XPeng” or the “Company”) was incorporated under the laws of the Cayman Islands in December 27, 2018, as an exempted company with limited liability. The Company, its subsidiaries and consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (“VIEs”, also refer to VIE and its subsidiaries as a whole, where appropriate) are collectively referred to as the “Group”.

The Group designs and develops smart electric vehicles. It delivered its first model of smart electric vehicles, G3, commercially in December 2018. The Group manufactures G3 through strategic collaboration with a third-party vehicles manufacturer. As of December 31, 2018 and 2019, its primary operations are conducted in the People’s Republic of China (“PRC”).

(b) History of the Group and Reorganization

The Group commenced its operation through Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd. (“Chengxing”) since 2015, Chengxing was founded by Mr. Heng Xia, Mr. Tao He and Mr. Xiaopeng He (collectively the ‘‘Founders’’), and subsequently obtained financing from various third party investors (collectively ‘‘Third Party Investors’’) from 2016 through 2018.

In preparation for its initial public offering (“IPO”), the Group completed a reorganization (the “Reorganization”) in September 2019, which involved the following steps:

•	On December 27, 2018, the Company was established under the laws of the Cayman Islands as an exempted company with limited liability.

•	On January 7, 2019, XPeng Limited was incorporated in British Virgin Islands as a wholly owned subsidiary of the Company.

•	On February 21, 2019, XPeng (HK) Limited was incorporated in Hong Kong as a wholly owned subsidiary of XPeng Limited.

•	On June 21, 2019, Guangdong Xiaopeng Motors Technology Co., Ltd. (“WFOE”) was established as a wholly owned subsidiary of XPeng (HK) Limited in the PRC.

•

On September 2019, the Company issued 17,897,478 ordinary shares, 2,021,635 Series A Preferred Shares, 1,859,082 Series A-1 Preferred Shares, 23,343 Series A-2 Preferred Shares, 3,198,839 Series B Preferred Shares, 4,361,678 Series B-1 Preferred Shares, 1,045,497 Series B-2 Preferred Shares, 3,183,626 Series C Preferred Shares and 7,612,147 warrants in aggregate, to the existing shareholders of Chengxing, based on their respective equity interests in Chengxing. Concurrently, as a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, Guangdong Xiaopeng Motors Technology Co., Ltd. exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently Chengxing became an indirect wholly owned subsidiary of XPeng Inc.

The equity interests held by the existing shareholders in the Company after the Reorganization are the same as the equity interests held by them in Chengxing before the Reorganization. Out of the equity interests issued, 43.44%, 38.09% and 18.47% were in the form of ordinary shares, Preferred Shares and warrants, respectively.

Prior to the Reorganization, the shareholders of Chengxing included individual shareholders and institutional shareholders. Pursuant to laws applicable to PRC residents and entities incorporated in the PRC, PRC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

individuals should complete registration of its outbound investments (i.e. the foreign exchange registration under SAFE Circular 37), and PRC institutional investors should complete its statutory filings and foreign exchange registrations for outbound investment (i.e. ODI) respectively, before such PRC residents or entities’ can legally own offshore investments or equity interests in offshore entities. As such, all PRC individual shareholders and PRC institutional shareholders of Chengxing shall complete their relevant registrations and/or statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly the ordinary shares of the Company, which is incorporated under the laws of the Cayman Islands. The warrants are to reflect the holder’s (indirect) rights, obligations and interest in the Company as if the holders are holding Preferred Shares of the Company before the holders complete their necessary registration for outbound investment to exercise their warrants into Preferred Shares of the Company. Once the holders complete the necessary registration for outbound investment, the holders are required to exercise the warrants immediately at a nil price per share. The warrants are transferrable by the holder subject to approval of the Company’s board of directors. Accordingly, the warrants are accounted for and presented based on the terms on the underlying Preferred Shares that the warrants are exercisable into (see Note 19).

The shareholders and their respective equity interest in the Company remain the same immediately before and after the Reorganization. Further, the Company, being the holding company after the Reorganization, is a newly established shell company. Accordingly, the Company determined that the Reorganization lacks substance and should be treated as a non-substantive merger with no change in the basis of assets, liabilities and shareholders’ deficits of Chengxing.

These consolidated financial statements are presented as if the Group Reorganization had already taken place as of the beginning of the period covered by these financial statements.

On March 20, 2020, the Company completed a 1:25 share split of all of its ordinary and Preferred Shares of the Company. All shares and per share amounts presented in the consolidated financial statements have been retrospectively adjusted to reflect the share split.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

As of December 31, 2019, the Company’s principal subsidiaries and VIEs are as follows:

	Place of incorporation	Date of incorporation or acquisition	Equity interest held	Principal activities
Principal subsidiaries
XSense. AI, Inc.	United States	November 27, 2018	100%	Technology development
XMotors. AI, Inc.	United States	January 05, 2018	100%	Technology development
Chengxing(1)	PRC	January 09, 2015	100%	Investment holding
Guangzhou Xiaopeng Motors Technology Co., Ltd.(Xiaopeng Technology)	PRC	May 12, 2016	100%	Design and technology development
Guangzhou Xiaopeng Automobile Manufacturing Co., Ltd.	PRC	April 07, 2017	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng Automobile Co., Ltd.(“Zhaoqing XPeng”)	PRC	May 18, 2017	100%	Manufacturing of vehicles
Xiaopeng Automobile Sales Co., Ltd.	PRC	January 08, 2018	100%	Vehicle wholesale and retail
Beijing Xiaopeng Automobile Co., Ltd.	PRC	April 28, 2018	100%	Vehicle wholesale and retail, design and technology development
Shenzhen Xiaopeng Automobile Sales Service Co., Ltd.	PRC	August 06, 2018	100%	Vehicle wholesale and retail
Shanghai Xiaopeng Automobile Sales Service Co., Ltd.	PRC	October 10, 2018	100%	Vehicle wholesale and retail

	Place of incorporation	Date of incorporation or acquisition	Economic interest held	Principal activities
VIEs
Guangzhou Zhipeng IoV Technology Co., Ltd.(Zhipeng IoV)	PRC	May 23, 2018	100%	Ride-hailing services and operating the related mobile app
Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.(Yidian Chuxing)	PRC	May 24, 2018	100%	Mobile apps and providing value-added services

(1)

A transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, Guangdong Xiaopeng Motors Technology Co., Ltd exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity

Contractual Arrangements with Zhipeng IoV

Zhipeng IoV was established in May 23, 2018. In May 28, 2018, Xiaopeng Technology, Zhipeng IoV, and its shareholders entered into a series of contractual agreements. These agreements provide the Company, as the only shareholder of Xiaopeng Technology, with effective control over Zhipeng IoV to direct the activities that most significantly impact Zhipeng IoV’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Zhipeng IoV. Management concluded that Zhipeng IoV is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Zhipeng IoV and shall consolidate the financial results of Zhipeng IoV in the Group’s consolidated financial statements. As of December 31, 2018 and 2019, Zhipeng IoV did not have significant operations, nor any material assets or liabilities.

•

Equity Interest Pledge Agreements. Pursuant to the equity interest pledge agreement, each shareholder of Zhipeng IoV, has pledged all of such shareholder’s equity interest in Zhipeng IoV as a security interest, as applicable, to respectively guarantee Zhipeng IoV and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Zhipeng IoV or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Technology, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon giving written notice to Zhipeng IoV’s shareholders, Xiaopeng Technology to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Zhipeng IoV from the proceeds from auction or sale of the equity interest. Each of the shareholders of Zhipeng IoV agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Technology. Zhipeng IoV’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Technology. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed and all secured indebtedness have been fully paid, whichever is later.

•

Power of Attorney. Pursuant to the power of attorney, each shareholder of Zhipeng IoV has irrevocably authorized Xiaopeng Technology to exercise the following rights relating to all equity interests held by such shareholder in Zhipeng IoV during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and attorney with respect to all matters concerning its shareholding in Zhipeng IoV according to Zhipeng IoV’s articles of association, including without limitation to: (i) exercising all the shareholder’s voting rights, including but not limited designating and appointing the directors and other senior management members of Zhipeng IoV; (ii) other shareholder’s voting rights such shareholder is entitled to according to Zhipeng IoV’s articles of association, as amended; and (iii) equity transfer (according to the exclusive option agreement), asset transfer, capital reduction and capital increase of Zhipeng IoV.

•

Loan Agreement. Pursuant to the loan agreement, the Xiaopeng Technology should provide the shareholders of Zhipeng IoV with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Technology. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Zhipeng IoV, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Technology under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity (continued)

Contractual Arrangements with Zhipeng IoV (continued)

of Xiaopeng Technology’s licensed operating period; and (iii) the expiry date of Zhipeng IoV’s licensed operating period. During the term of loan agreement, Xiaopeng Technology has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

•

Exclusive Service Agreement. Under the exclusive service agreement, Zhipeng IoV appoints Xiaopeng Technology as its exclusive services provider to provide Zhipeng IoV with services related to Zhipeng IoV’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Technology, Zhipeng IoV shall pay Xiaopeng Technology annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Technology’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Technology, the exclusive service agreement shall remain effective for 20 years from May 28, 2018, and can be automatically renewed for one year every sequent year.

•

Exclusive Option Agreement. Pursuant to the exclusive option agreement, Zhipeng IoV and each of Zhipeng IoV’s shareholders have irrevocably granted Xiaopeng Technology an irrevocable and exclusive right to purchase, or designate one or more entities or persons to purchase the equity interests in Zhipeng IoV then held by its shareholders, and the assets of Zhipeng IoV, once or at multiple times at any time in part or in whole at Xiaopeng Technology’s sole and absolute discretion to the extent permitted by PRC law. The purchase price for the equity interests in Zhipeng IoV shall equal to the amount of relevant registered capital contributed by the shareholders in Zhipeng IoV while the purchase price for the assets of Zhipeng IoV shall equal to the net book value of such assets, and if such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. This agreement will remain effective until all equity interests of Zhipeng IoV held by its shareholders and all of Zhipeng IoV’s assets have been transferred or assigned to Xiaopeng Technology or its designated entities or persons.

Contractual Arrangements with Yidian Chuxing

Yidian Chuxing was established in May 24, 2018. In May 28, 2018, Xiaopeng Chuxing, Yidian Chuxing, and its shareholders entered into a series of contractual agreements. These agreements provide the Company, as the only shareholder of Xiaopeng Chuxing, with effective control over Yidian Chuxing to direct the activities that most significantly impact Yidian Chuxing’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Yidian Chuxing. Management concluded that Yidian Chuxing is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Yidian Chuxing and shall consolidate the financial results of Yidian Chuxing in the Group’s consolidated financial statements. As of December 31, 2018 and 2019, Yidian Chuxing did not have significant operations, nor any material assets or liabilities.

•

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement, each shareholder of Yidian Chuxing, has pledged all of such shareholder’s equity interest in Yidian Chuxing as a security interest, as applicable, to respectively guarantee Yidian Chuxing and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Yidian Chuxing or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Chuxing, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity (continued)

Contractual Arrangements with Yidian Chuxing (continued)

giving written notice to Yidian Chuxing’s shareholders, Xiaopeng Chuxing to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Yidian Chuxing from the proceeds from auction or sale of the equity interest. Each of the shareholders of Yidian Chuxing agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Chuxing. Yidian Chuxing’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Chuxing. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed or all secured indebtedness have been fully paid, whichever is later.

•

Power of Attorney. Pursuant to the power of attorney, each shareholder of Yidian Chuxing has irrevocably authorized Xiaopeng Chuxing to exercise the following rights relating to all equity interests held by such shareholder in Yidian Chuxing during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and attorney with respect to all matters concerning its shareholding in Yidian Chuxing according to Yidian Chuxing’s articles of association, including without limitation to: (i) exercising all the shareholder’s voting rights, including but not limited designating and appointing the directors and other senior management members of Yidian Chuxing; (ii) other shareholder’s voting rights such shareholder is entitled to according to Yidian Chuxing’s articles of association, as amended; and (iii) equity transfer (according to the exclusive option agreement), asset transfer, capital reduction and capital increase of Yidian Chuxing.

•

Loan Agreement. Pursuant to the loan agreement, the Xiaopeng Chuxing should provide the shareholders of Yidian Chuxing with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Chuxing. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Yidian Chuxing, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Chuxing under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date of Xiaopeng Chuxing’s licensed operating period; and (iii) the expiry date of Yidian Chuxing’s licensed operating period. During the term of loan agreement, Xiaopeng Chuxing has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

•

Exclusive Service Agreement. Under the exclusive service agreement, Yidian Chuxing appoints Xiaopeng Chuxing as its exclusive services provider to provide Yidian Chuxing with services related to Yidian Chuxing’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Chuxing, Yidian Chuxing shall pay Xiaopeng Chuxing annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Chuxing’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Chuxing, the exclusive service agreement shall remain effective for 20 years, starting from May 28, 2018, and can be automatically renewed for one year every sequent year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity (continued)

Risks in relation to the VIE structure

In the opinion of management, the contractual arrangements with the VIE and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements. In March 2019, the National People’s Congress enacted PRC Foreign Investment Law which would be effective starting from January 1, 2020. The Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, but it contains a catch-all provision under the definition of “foreign investment”, which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Existing laws or administrative regulations remain unclear whether the contractual arrangements with variable interest entities will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. However, the possibility that such entities will be deemed as foreign invested enterprise and subject to relevant restrictions in the future shall not be excluded. If variable interest entities fall within the definition of foreign investment entities, the Group’s ability to use the contractual arrangements with its VIE and the Group’s ability to conduct business through the VIE could be severely limited. The Group’s ability to control the VIE also depends on the power of attorney that the wholly owned subsidiary of the Group has to vote on all matters requiring shareholder approval in the VIE. As noted above, the Group believes these power of attorney are legally enforceable but may not be as effective as direct equity ownership. In addition, if the Group’s corporate structure and the contractual arrangements with the VIE through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group’s relevant PRC regulatory authorities could:

•	revoke or refuse to grant or renew the Group’s business and operating licenses;

•	restrict or prohibit related party transactions between the wholly owned subsidiary of the Group and the VIE;

•	impose fines, confiscate income or other requirements which the Group may find difficult or impossible to comply with;

•	require the Group to alter, discontinue or restrict its operations;

•	restrict or prohibit the Group’s ability to finance its operations, and

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIE, which may result in deconsolidation of the VIE in the Group’s consolidated financial statements. In the opinion of management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group’s operations depend on the VIE to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. The management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity (continued)

Risks in relation to the VIE structure (continued)

their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fail to perform their obligations under those arrangements.

(d) Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB1,398,823 and RMB3,691,673 for the years ended December 31, 2018 and 2019, respectively. Accumulated deficit amounted to RMB2,182,266 and RMB6,824,503 as of December 31, 2018 and 2019, respectively. Net cash used in operating activities was approximately RMB1,572,715 and RMB3,562,765 for the years ended December 31, 2018 and 2019, respectively.

The Group’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. The Group’s ability to continue as a going concern is dependent on management’s ability to execute its business plan successfully, which includes increasing market acceptance of the Group’s products to boost its sales volume to achieve economies of scale while applying more effective marketing strategies and cost control measures to better manage operating cash flow position and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2018 and 2019, the Group’s balance of cash and cash equivalents, restricted cash, excluding RMB35,000 restricted cash in relation to a supplier dispute, short-term deposits and short-term investments was RMB4,637,772 and RMB2,780,587, respectively. Subsequent to December 31, 2019, the Group continued to obtain funds through capital financing and bank borrowings. Up to the date of this report, the Company has received the Series C financing amounted to RMB980,000, RMB20,000 and RMB8,400 on April 10, May 11 and May 26, 2020, respectively. Besides, the Group has received short-term unsecured bank borrowings of RMB107,900 subsequent to December 31, 2019. If the Group does not have, or is not able to obtain, sufficient funds, the Group may have to adjust the pace of its operation expansion and reduce operating expenses devoted to the products.

Management has concluded, after giving consideration to its plans as noted above and existing balance of cash and cash equivalents as of December 31, 2019, that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the consolidated financial statements. Accordingly the consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(a) Basis of presentation (continued)

results of operations and cash flows of the Group. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power: has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Company’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIEs that could potentially be significant to the VIEs.

(c) Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, mezzanine equity and related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements primarily include, but are not limited to, the determination of performance obligations and allocation of transaction price to those performance obligations, the determination of warranty cost, lower of cost and net realizable value of inventory, assessment for impairment of long-lived assets and intangible assets, valuation of deferred tax assets, determination of share-based compensation expenses as well as redemption value of the Preferred Shares.

Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

(d) Functional currency and foreign currency translation

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currencies of the Company and its subsidiaries which are incorporated in United States or in Hong Kong are United States dollars (“US$”), while the functional currencies of the other subsidiaries and VIEs in the Group are RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(d) Functional currency and foreign currency translation (continued)

denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the consolidated statements of comprehensive loss, and the accumulated currency translation adjustments are presented as a component of accumulated other comprehensive (loss) gain in the consolidated statements of shareholders’ deficit.

(e) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2019 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.0651 on June 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2019, or at any other rate.

(f) Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I — Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level II — Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

Level III — Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(f) Fair value (continued)

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term deposits, short-term investments, accounts receivable, other assets, accounts and notes payable, short-term borrowings, lease liabilities, accruals and other liabilities and long-term borrowings. As of December 31, 2018 and 2019, the carrying values of these financial instruments, except for other non-current assets, long-term borrowings and non-current portion for lease liabilities, are approximated to their fair values due to the short-term maturity of these instruments.

Financial assets that are measured at fair value on a recurring basis consist only of short-term investments. All of its short-term investments, which are comprised primarily of structured deposits and bank financial products, are classified within Level II of the fair value hierarchy because they are floating income products linked to currency exchange rate, gold and benchmark interest rate. They are not valued using quoted market prices, but can be valued based on other observable inputs, such as interest rates and currency rates. The group has derivative liabilities that are measured at fair value. The derivative liabilities are used to account for the redemption right that met the definition of a derivative and are classified within level III at the fair value hierarchy as the Company adopted the equity allocation model with unobservable inputs for which there little or no market data to determine the fair value.

(g) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

Cash and cash equivalents as reported in the consolidated statement of cash flows are presented separately on the consolidated balance sheet as follows:

	December 31, 2018		December 31, 2019
	Amount	RMB equivalent	Amount	RMB equivalent
Cash and cash equivalents:
RMB	757,032	757,032	772,435	772,435
US$	126,093	865,317	167,732	1,168,754
HKD	5,158	4,529	6,418	5,742

Total		1,626,878		1,946,931

As of December 31, 2018 and 2019, substantially all of the Group’s cash and cash equivalents were held in reputable financial institutions located in the PRC, Hong Kong and the United States.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(h) Restricted cash

Restricted cash primarily represents bank deposits for letter of credit and bank acceptance bill amounted to RMB4,647 as of December 31, 2018. Restricted cash primarily represents bank deposits for letter of credit and bank notes amounted to RMB425,812 and deposits, amounted to RMB35,000, that were restricted due to a supplier dispute as of December 31, 2019.

(i) Short-term deposits

Short-term deposits represent time deposits placed with banks with original maturities between three months and one year. Interest earned is recorded as interest income in the consolidated statements of comprehensive loss during the years presented. As of December 31, 2018, substantially all of the Group’s short-term deposits amounted to RMB759,975 were placed with the reputable financial institutions in Hong Kong. As of December 31, 2019, there was no short-term deposit.

(j) Short-term investments

For investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Group elected the fair value method at the date of initial recognition and carried these investments subsequently at fair value. Changes in fair values are reflected in the consolidated statements of comprehensive loss. The Group’s short-term investments in financial instruments were RMB2,246,272 and RMB407,844 as of December 31, 2018 and 2019, respectively.

(k) Accounts receivable and allowance for doubtful accounts

The Group typically does not carry significant accounts receivable related to vehicle sales and related sales as customer payments are due prior to vehicle delivery, except for amounts of vehicle sales in relation of government subsidy to be collected from government on behalf of customers. The Group provides an allowance against accounts receivable to the amount the Group reasonably believes will be collected. The Group writes off accounts receivable when they are deemed uncollectible. Allowance for doubtful accounts amounted to nil and RMB3,812 were recognized for the years ended December 31, 2018 and 2019, respectively.

(l) Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the standard cost basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition, which approximates actual cost on monthly weighted average method. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

No inventory write-downs were recognized for the years ended December 31, 2018. Inventory write-downs of RMB109,505 mainly due to the phasing out of G3 2019 model in 2019 were recognized in cost of sales for the year ended December 31, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(m) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property, plant and equipment are depreciated primarily using the straight-line method over the estimated useful life of the asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives, which range from two to ten years, of the related assets. Salvage value rate is determined to 0% based on the economic value of the property, plant and equipment at the end of the estimated useful lives as a percentage of the original cost.

Estimated useful lives
Machinery and equipment	5 to 10 years
Charging infrastructure	5 years
Vehicles	4 to 5 years
Computer and electronic equipment	3 years
Others	2 to 5 years

Depreciation for mold and tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets.

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. Completed assets are transferred to their respective asset classes and depreciation begins when an asset is ready for its intended use. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest expense on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statement of comprehensive loss. The loss on the disposal of property, plant and equipment were recognized amounted to RMB30,275 and RMB1,191 in operating expenses during the years ended December 31, 2018 and 2019, respectively.

(n) Intangible assets, net

Intangible assets consist of license plate, software and license of maintenance and overhauls. Intangible assets with finite lives, including software and license of maintenance and overhaul, are carried at acquisition cost less accumulated amortization and impairment, if any. Finite lived intangible assets are tested for impairment if impairment indicators arise.

Amortization of intangible assets with finite lives are computed using the straight-line method over the estimated useful lives as below:

Estimated useful lives
Software	2 to 10 years
License of maintenance and overhauls	26 months

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(n) Intangible assets, net (continued)

Intangible assets that have indefinite useful life was license plate as of December 31, 2018 and 2019. The Group evaluates indefinite-lived intangible assets each reporting period to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

(o) Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 50 years that represent the terms of land use rights certificate.

(p) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is determined using anticipated cash flows discounted at a rate commensurate with the risk involved.

(q) Warranties

The Group provides a manufacturer’s standard warranty on all vehicles sold. The Group accrues a warranty reserve for the vehicles sold by the Group, which includes the Group’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accruals and other liabilities, while the remaining balance is included within other non-current liabilities on the consolidated balance sheets. Warranty expense is recorded as a component of cost of sales in the consolidated statements of comprehensive loss.

The Group considers the standard warranty is not providing incremental service to customers rather an assurance to the quality of the vehicle, and therefore is not a separate performance obligation and should be accounted for in accordance with ASC 460, Guarantees. The Group also provides extended lifetime warranty embedded through a vehicle sales contract. The extended lifetime warranty is likely incremental service provided to the customer to differentiate with other peer companies, as such, the lifetime warranty is a separate performance obligation distinct from other promises and should be accounted for in accordance with ASC 606.

(r) Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(r) Revenue recognition (continued)

and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. The Group generally determines standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by the Group to all performance obligations as conditions under ASC 606-10-32-37 are not met.

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities are primarily resulted from the multiple performance obligations identified in the vehicle sales contract, which is recorded as deferred revenue and recognized as revenue based on the consumption of the services or the delivery of the goods.

Vehicle sales

The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a contract. The Group identifies the customers who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card, and vehicle internet connection services which are accounted for in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(r) Revenue recognition (continued)

Vehicle sales (continued)

accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when the Group transfers the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase electric vehicles. For efficiency purpose and better customer service, the Group or Zhengzhou Haima Automobile Co., Ltd. (“Haima Auto”) applies for and collect such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. The Group determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the electric vehicle and the buyer remains liable for such amount in the event the subsidies were not received by the Group.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the vehicle and household charging pile is recognized at a point in time when the control of the vehicle is transferred to the customer and the charging pile is installed at customer’s designated location. For vehicle internet connection service, the Group recognizes the revenue using a straight-line method. For the extended lifetime warranty, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within 4 years or 100,000 kilometers and charging card to be consumed to exchange for charging services, the Group considers a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as advances from customers (accruals and other liabilities). When vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

Other services

The Group provides variable other services to customers including services embedded in a sales contract, supercharging service, maintenance service, ride hailing services and vehicle leasing service.

Services embedded in a sales contract may include free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card and vehicle internet connection services. Other services also include supercharging service and maintenance service. These services are recognized under ASC 606.

The Group provides ride hailing services with smart commuting solutions to customers by using the Group’s self-owned G3 vehicles and hiring and training drivers employed by third party agents via service agreement. The Group believes it acts as a principle in the ride hailing services as it controls a specified good or service before it is transferred to the customers. The revenue for ride hailing services is recognized overtime in a period when the ride hailing services is consumed under ASC 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(r) Revenue recognition (continued)

Other services (continued)

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

Practical expedients and exemptions

The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. The Group also performs an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price, namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

Customer Upgrade Program

In the third quarter of 2019, due to the upgrade of the latest vehicle model, G3 2020, the Group voluntarily offered all owners of G3 2019 model the options to either receive loyalty points, valid for 5 years since the grant date, which can be redeemed for goods or services, or obtain an enhanced trade-in right, which is valid for 120 days, contingent on a future purchase starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. The owners of G3 2019 model had to choose one of the two options within 30 days after receiving the notice. Anyone who did not make the choice before the date was deemed abandoning the options. At the time the offers were made, the Group still had unfulfilled performance obligations for services to the owners of G3 2019 model associated with their original purchase. The Group considered this offering is to improve the satisfaction of the owners of G3 2019 model but was not the result of any defects or resolving past claims regarding the G3 2019 model.

As both options provide a material right (a significant discount on future goods or services) for no consideration to existing customers with unfulfilled performance obligations, the Group considers this arrangement to be a modification of the existing contracts with customers. Further, as the customers did not pay for the additional rights, the contract modification is accounted for as the termination of the original contract and commencement of a new contract, which will be accounted for prospectively. The material right from the loyalty points or the trade-in right shall be considered in the reallocation of the remaining consideration from the original contracts among the promised goods or services not yet transferred at the date of the contract modification. This reallocation is based on the relative stand-alone selling prices of these various goods and services.

For the material right from loyalty points, the Group estimated the probability of points redemption when determining the stand-alone selling price. Since the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to customers, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(r) Revenue recognition (continued)

Customer Upgrade Program (continued)

amount allocated to the points as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when future goods or services are transferred. The Group will continue to monitor forfeiture rate data and will apply and update the estimated forfeiture rate at each reporting period. The estimated inventory cost associated with the material right from loyalty points amounted to RMB17,172, subject to adjustment for forfeiture rate, will be recognized as cost of sales, depending on the nature of the goods or services redeemed, upon the redemption.

According to the terms of the trade-in program, owners of G3 2019 who elected the trade-in right have the option to trade in their G3 2019 at a fixed predetermined percentage of its original G3 2019 purchase price (the “guaranteed trade-in value”) starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. Such trade-in right is valid for 120 days. That is, if the owner of a G3 2019 does not purchase a new vehicle within that 120-day period, the trade-in right expires. The guaranteed trade-in value will be deducted from the retail selling price of the new vehicle purchase. The customer cannot exercise the trade-in right on a stand-alone basis solely as a function of their original purchase of the G3 2019 and this program, and therefore, the Group does not believe the substance of the program is a repurchase feature that provides the customer with a unilateral right of return. Rather, the trade-in right and purchase of a new vehicle are linked as part of a single transaction to provide a loyalty discount to existing customers. The Group believes the guaranteed trade-in value will be greater than the expected market value of the G3 2019 at the time the trade-in rights become exercisable, and therefore, the excess value is essentially a sales discount on the new vehicle purchase. The Group estimated, for the trade-in right, the potential forfeiture rate based on the market expectation of the possibility of the future buying and applied the forfeiture rate when determining the stand-alone selling price at the date of the contract modification. The amount allocated to the trade-in right as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when the trade-in right is exercised and a new vehicle is purchased. The Group will continue to reassess the reasonableness of the forfeiture rate applied in the subsequent reporting periods. The estimated inventory provision cost of the trade-in right, taking into the forfeiture rate consideration, amounted to RMB67,058, will be recognized as cost of sales upon the Group repurchase the original model.

(s) Cost of sales

Vehicle

Cost of vehicle revenue includes direct parts, material, labor cost and manufacturing overhead (including depreciation of assets associated with the production) and reserves for estimated warranty expenses. Cost of vehicle revenue also includes charges to write-down the carrying value of the inventories when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand, and impairment charge of property, plant and equipment.

Services and others

Cost of services and others revenue generally includes cost of direct part, material, labor costs, installment costs, costs associated with providing non-warranty after-sales service and depreciation of associated assets used for providing the services.

Cost of ride hailing services revenue also includes agent and service fee paid to third party agents and revenue sharing fee to a third party data supporting entity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(t) Research and development expenses

All costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses consist primarily of employee compensation for those employees engaged in R&D activities, design and development expenses with new technology, materials and supplies and other R&D related expenses. For the years ended December 31, 2018 and 2019, R&D expenses were RMB1,051,219 and RMB2,070,158, respectively.

(u) Selling, general and administrative expenses

Sales and marketing expenses consist primarily of employee compensation and marketing, promotional and advertising expenses. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. Selling costs are expenses as incurred. For the years ended December 31, 2018 and 2019, advertising costs were RMB58,326 and RMB168,170 respectively, and total sales and marketing expenses were RMB317,109 and RMB668,602 respectively.

General and administrative expenses consist primarily of employee compensation for employees involved in general corporate functions and those not specifically dedicated to R&D activities, depreciation and amortization expenses, legal, and other professional services fees, lease and other general corporate related expenses. For the years ended December 31, 2018 and 2019, general and administrative expenses were RMB325,432 and RMB495,967 respectively.

(v) Employee benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, work-related injury benefits, maternity insurance, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB104,201 and RMB215,046 for the years ended December 31, 2018 and 2019, respectively.

(w) Government grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consist of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as land fulfillment costs related to the manufacturing plant construction of Zhaoqing XPeng (“Zhaoqing manufacturing plant”). Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group, receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific subsidies as other non-current liabilities when received or reduce interest expensed. The specific subsidies are amortized over the depreciation period of associated assets to reduce their depreciation cost. Other subsidies are recognized as other income upon receipt as further performance by the Group is not required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(x) Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statements of comprehensive loss. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2018 and 2019. As of December 31, 2018 and 2019, the Group did not have any significant unrecognized uncertain tax positions.

Adoption of ASU 2016-16

In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory (Topic 740). This standard requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of transfer. This standard requires a modified retrospective approach to adoption. The Company adopted ASU 2016-16 as of January 1, 2018 using a modified retrospective transition method, no reclassification of prepaid income taxes related to asset transfers that occurred prior to adoption from other current and non-current assets to opening retained earnings. There was no material impact on the Company’s consolidated financial statements.

(y) Share-based compensation

The Group grants restricted shares and share options (collectively, “Share-based Awards”) to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, Company would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

The fair value of Share-based Awards is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(y) Share-based compensation (continued)

expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

Share options granted to employees:

Since 2015, Chengxing has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an IPO or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an IPO (collectively, the “Liquidity Event”) to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

Restricted shares granted to two co-founders:

In the years ended December 31, 2018 and 2019, two co-founders have agreed that their founders’ shares would be subject to requisite service conditions that shall vest in a certain period. The restricted shares require future requisite service and it does not contain a market or performance condition that must be satisfied before the grant date. Accordingly, no share-based compensation expenses would be recognized prior to the grant date but would be recognized based on the fair value of the shares at the grant date over the requisite service period.

A change in any of the terms or conditions of restricted shares granted to two co-founders is accounted for as a modification of the awards. The cumulative amount of share-based compensation expenses that would be recognized is the original grant-date fair value of the award plus any incremental fair value resulting from the modification. The Group calculates incremental compensation expense of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested restricted shares, the Group recognizes incremental compensation cost in the period when the modification occurs. For restricted shares not being fully vested, the Group recognizes the sum of the incremental compensation expense and the remaining unrecognized compensation expense for the original awards over the remaining requisite service period after modification.

(z) Statutory reserve

The Group’s subsidiaries and VIEs established in the PRC are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to PRC’s Foreign Investment Enterprises, the Group’s subsidiaries registered as wholly owned foreign enterprises have to make appropriations from its after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”) to reserve funds including general reserve fund, and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the company. Appropriation to the staff bonus and welfare fund is at the company’s discretion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(z) Statutory reserve (continued)

In addition, in accordance with the Company Laws of the PRC, the VIEs of the Company registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined under the PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund is restricted to the offsetting of losses or increasing capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to staff and for the collective welfare of employees. No reserves are allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

During the years ended December 31, 2018 and 2019, there is no statutory reserves.

(aa) Comprehensive loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net loss.

(ab) Leases

In February 2016, the FASB issued ASC 842, Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to lease accounting under ASC 840. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting.

(a) As a lessee

(i) Operating lease

The Group early adopted the ASUs as of January 1, 2018 using the cumulative effect adjustment approach. Upon adoption, the Group elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Group to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. In addition, the Group also elected the practical expedient to apply consistently to all of the Group’s leases to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of the Group’s right-of-use assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(ab) Leases (continued)

(a) As a lessee (continued)

(i) Operating lease (continued)

The Group includes a right-of-use asset and lease liability related to substantially all of the Group’s lease arrangements in the consolidated balance sheets. All of the Group’s leases are operating leases. Operating lease assets are included within right-of-use assets, and the corresponding lease liabilities are included within current portion of lease liabilities for the current portion, and within lease liabilities for the long-term portion on the consolidated balance sheet as of December 31, 2018 and 2019.

The Group has lease agreements with lease and non-lease components, and has elected to utilize the practical expedient to account for the non-lease components together with the associated lease component as a single combined lease component.

The Group has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at commencement date of the lease and do not include options to purchase or renew that the Group is reasonably certain to exercise. The Group recognizes lease expenses for such short-term lease generally on a straight-line basis over the lease term. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Group’s leases do not provide an implicit rate of return, the Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

(b) As a lessor

The Group provides vehicle leasing service to customers under operating lease and finance lease.

(i) Operating lease

The Group recognizes the lease payments as vehicle leasing income in profit or loss over the lease term on a straight-line basis.

(ii) Finance lease

At the commencement of the lease term, the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs is recognized as finance lease receivables, and the unguaranteed residual value is recorded at the same time. The difference between the aggregate of the minimum lease receivable, the initial direct costs and the unguaranteed residual value, and the aggregate of their present values is recognized as unearned finance income. The net amount of finance lease receivables less unearned finance income is divided into finance lease receivable—net and current portion of finance lease receivable—net due within one year for presentation.

Finance lease receivables are carried at amortized cost net of loss allowance for finance lease receivables. When determining the loss allowance for a net investment in the lease, the Group takes into consideration the collateral relating to the net investment in the lease. The collateral relating to the net investment in the lease represents the cash flows that the Group would expect to receive (or derive) from the lease receivable and the unguaranteed residual asset during and following the end of the remaining lease term.

Lease income from finance lease is recognized in other revenues using the effective interest method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(ac) Dividends

Dividends are recognized when declared. No dividends was declared for the years ended December 31, 2018 and 2019, respectively.

(ad) Earnings (losses) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of ordinary shares, considering the accretion on Preferred Shares to redemption value, deemed dividend due to extinguishment of Preferred Shares, deemed dividend due to modification of Preferred Shares, deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares and deemed contribution from repurchase of Preferred Shares, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the Preferred Shares using the if-converted method, unvested restricted shares, and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

(ae) Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

3. Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, to require financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU 2019-10 and ASU 2019- 11 to provide additional guidance on the credit losses standard. The ASUs are effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group plans to adopt the ASUs on January 1, 2020. The ASUs are currently not expected to have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the test for goodwill impairment by removing Step 2. An entity will, therefore, perform the goodwill

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (continued)

Recently issued accounting pronouncements not yet adopted (continued)

impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the fair value, not to exceed the total amount of goodwill allocated to the reporting unit. An entity still has the option to perform a qualitative assessment to determine if the quantitative impairment test is necessary. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is prospective. The Group plans to adopt the ASU prospectively on January 1, 2020. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is either retrospective or prospective. The Group plans to adopt the ASU prospectively on January 1, 2020. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Group plans to adopt the ASU prospectively on January 1, 2021. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). The amendments in this update clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments related to Issue 1 (“Fair Value Option Disclosures”), Issue 2 (“Applicability of Portfolio Exception in Topic 820 to Nonfinancial Items”), Issue 4(“Cross-Reference to Line of-Credit or Revolving-Debt Arrangements Guidance in Subtopic 470-50”), and Issue 5 (“Cross-Reference to Net Asset Value Practical Expedient in Subtopic 820-10”) are conforming amendments. For public business entities, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (continued)

Recently issued accounting pronouncements not yet adopted (continued)

amendments are effective upon issuance of this final Update. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early application is permitted. The amendment related to Issue 3 (“Disclosures for Depository and Lending Institutions”) is a conforming amendment that affects the guidance in the amendments in Accounting Standards Update 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. That guidance relates to the amendments in 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The effective date of Update 2019-04 for the amendments to Update 2016-01 is for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The amendments of Issues 6 (“Interaction of Topic 842 and Topic 326”) clarify that the contractual term of a net investment in a lease determined in accordance with Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. The amendments of Issues 6 clarify that when an entity regains control of financial assets sold, an allowance for credit losses should be recorded in accordance with Topic 326. For entities that have not yet adopted the amendments related to Update 2016-13, the effective dates and the transition requirements for amendments of Issue 6 and Issue 7 (“Interaction of Topic 326 and Subtopic 860-20”) are the same as the effective date and transition requirements in Update 2016-13. For entities that have adopted the guidance in Update 2016-13, the amendments of Issue 6 and Issue 7 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For those entities, the amendments should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to opening retained earnings in the statement of financial position as of the date that an entity adopted the amendments in Update 2016-13. The ASU is currently not expected to have a material impact on the consolidated financial statements.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, to require lessees to recognize all leases, with limited exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to legacy lease accounting, ASC 840. The ASU also eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. Other than disclosed in Note 15, the adoption of the ASUs did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share -Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions specifically related to the tax effects associates with share-based compensation, an accounting policy election to determine how forfeitures are recorded and a change in the presentation requirements in the statement of cash flows. The adoption of ASU 2016-09 had no material impact on the Group’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, to reduce the diversity in practice with respect to the classification of certain cash receipts and cash payments on the statement of cash flows. The ASU is effective for interim and annual periods beginning after December 15, 2017. Adoption of the ASU is retrospective. The Group adopted the ASU on January 1, 2018, which did not have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (continued)

Recently adopted accounting pronouncements (continued)

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard should be applied to each period presented using a retrospective transition method. The adoption of this standard did not have a material impact on the consolidated financial statements, but resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. The Group adopted the ASU on January 1, 2018, which did not have a material impact on the consolidated financial statements.

4. Concentration and Risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, short-term deposits and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2018 and 2019, substantially all of the Group’s cash and cash equivalents, restricted cash, short-term deposits and short-term investments were placed with the PRC and international financial institutions. Management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and management periodically reviews these institutions’ reputations, track records, and reported reserves. Management expects that any additional institutions that the Group uses for its cash and bank deposits would be chosen with similar criteria for soundness. Bank failure is uncommon in PRC and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents, restricted cash, short-term deposits and short-term investments are financially sound based on publicly available information.

(b) Foreign currency exchange rate risk

The revenues and expenses of the Group’s entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The Group’s oversea financing activities are denominated in U.S. dollars. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities and certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies.

5. Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

5. Fair Value of Financial Instruments (continued)

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes which inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value. Assets and liabilities that were measured at fair value on a recurring basis were as follows:

	December 31, 2018				December 31, 2019
	Fair Value	Level I	Level II	Level III	Fair Value	Level I	Level II	Level III
Short-term investments	2,246,272	—	2,246,272	—	407,844	—	407,844	—
Derivative liabilities(i)	637,015	—	—	637,015	897,091	—	—	897,091

(i)

In determining the fair value of derivative liabilities, the Company has adopted the equity allocation model. For purposes of determining the redemption right of Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares, on March 26, 2018 (the issuance date of Series B), August 1, 2018 (the issuance date of Series B-1 and B-2), December 31, 2018, December 2, 2019 (the issuance date of Series C) and December 31, 2019, the Company re-performed the equity allocation model for Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares in scenarios assuming the redemption feature is removed, the difference between the with embedded redemption features scenario and the without embedded redemption features scenario is considered to be value of the redemption features of the Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares. Such approach involves certain significant estimates which are as follows:

Valuation Date	March 26, 2018	August 1, 2018	December 31, 2018	December 2, and December 31, 2019
Volatility(1)	33.80%	40.00%	40.00%	37.90%
Risk-free rate(2)	3.40%	3.65%	3.31%	2.65%
Dividend yield(3)	0.00%	0.00%	0.00%	0.00%
Time to expiration(4) (in years)	7.00	6.71	6.29	5.37

(1)	The volatility is estimated based on the historical share price movement of comparable companies for the period of time close to the expected time to exercise.
(2)	The risk-free rate is based on the market yield of US treasury curve with China country risk premium.
(3)	The dividend yield is estimated by the Company based on its expected dividend policy over the contractual term of the options.
(4)	Time to expiration is the time between valuation date and the redemption or liquidation date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

6. Inventory

Inventory consisted of the following:

	December 31,
	2018	2019
Raw materials and work-in-process	108,973	125,673
Finished goods	60,353	328,443

Total	169,326	454,116

Raw materials and work-in-process primarily consist of materials for volume production as well as materials used for trial production, or for R&D of new models which are expensed as incurred.

Finished goods primarily consist of vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at its delivery and service centers, vehicle parts and charging piles.

7. Prepayments and Other Current Assets

Prepayments and other current assets consisted of the following:

	December 31,
	2018	2019
Receivables from issuance of Preferred Shares	851,800	279,048
Deductible value-added tax input	170,501	437,129
Deposits	23,326	188,190
Prepayments	151,956	80,699
Others	39,013	98,241

Total	1,236,596	1,083,307

Up to the date of this report, all the amount receivables from issuance of Preferred Shares have been received.

Deposits primarily consist of deposits to suppliers for guarantee of procurement and short-term leases.

Prepayments primarily consist of prepayment for raw materials, marketing and consulting services provided by suppliers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

8. Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following:

	December 31,
	2018	2019
Construction in progress	623,262	2,236,775
Mold and tooling	27,569	497,174
Vehicles	64,182	230,328
Machinery and equipment	39,790	193,889
Leasehold improvements	107,247	191,356
Computer and electronic equipment	33,941	54,044
Charging infrastructure	3,400	39,792
Others	6,802	27,770

Sub-total	906,193	3,471,128

Less: Accumulated depreciation	(42,836)	(161,991)
Less: Impairment charges	—	(79,185)

Property, plant and equipment, net	863,357	3,229,952

The Group recorded depreciation expenses of RMB53,527 and RMB125,453 for the years ended December 31, 2018 and 2019, respectively.

Vehicles represent the rides-qualified vehicles operated by the Group for the ride hailing services, certain vehicles under operating lease arrangement with customers and the vehicles used for the Group’s daily operation.

Construction in progress primarily consists of the construction of Zhaoqing manufacturing plant and mold, tooling, machinery and equipment related to the manufacturing of the Group’s vehicles. During the years ended December 31, 2018 and 2019, the Group capitalized RMB1,907 and RMB38,483 of interest, respectively. Subsidies for interest expenses capitalized received from government by the Group were recognized to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant.

With the phasing out of G3 2019 model and associated mold and tooling, the impairment charges of property, plant and equipment specifically for G3 2019, amounted to nil and RMB79,185, were recognized in cost of sales in the years ended December 31, 2018 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

9. Intangible Assets, Net

Intangible assets and related accumulated amortization consisted of the following:

	December 31, 2018			December 31, 2019
	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount
Finite-lived intangible assets
Software	21,642	(3,389)	18,253	98,402	(10,009)	88,393
License of maintenance and overhauls	2,290	(617)	1,673	2,290	(1,678)	612

Total finite-lived intangible assets	23,932	(4,006)	19,926	100,692	(11,687)	89,005

Indefinite-lived intangible assets
License plate	28,927	—	28,927	28,927	—	28,927

Total intangible assets	52,859	(4,006)	48,853	129,619	(11,687)	117,932

The Group recorded amortization expenses of RMB3,546 and RMB7,681 for the years ended December 31, 2018 and 2019, respectively.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

2020	21,412
2021	19,742
2022	16,157
2023	14,797
2024	12,639
Thereafter	4,258

Total	89,005

10. Land Use Rights, Net

Land use rights and related accumulated amortization consisted of the following:

	December 31,
	2018	2019
Land use rights	264,886	264,886
Less: Accumulated amortization	(4,306)	(9,629)

Total land use rights, net	260,580	255,257

In November 2017, February 2018 and May 2018, the Group acquired land use rights to build a factory for manufacturing vehicles of the Group in Zhaoqing city, Guangdong province, PRC.

The Group recorded amortization expenses for land use rights of RMB4,058 and RMB5,323 for the years ended December 31, 2018 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

11. Other Non-current Assets

Other non-current assets consisted of the following:

	December 31,
	2018	2019
Prepayment for acquisition of assets	—	100,000
Long-term deposits	23,792	29,316
Prepayments for purchase of property, plant and equipment	24,495	7,159
Others	945	1,037

Total	49,232	137,512

As of December 31, 2019, prepayments for acquisition of assets represented the prepayment amounted to RMB100,000 for an acquisition of a company that holds a manufactory license (Note 26(c)).

Long-term deposits primarily consist of deposits for offices and retail and service centers which will not be collectable within one year.

12. Accruals and Other Liabilities

Accruals and other liabilities consisted of the following:

	December 31,
	2018	2019
Payables for purchase of property, plant and equipment	69,493	831,644
Payable for R&D expenses	6,994	257,473
Employee compensation payable	189,442	199,515
Accrued expenses	36,119	107,712
Noncontrolling interests(i)	—	98,010
Payables for marketing events	67,931	83,552
Deposits from third parties	14,535	62,696
Advances from customers	34,951	37,478
Interest payables	13,818	23,315
Warranty	11	8,380
Others	39,652	46,220

Total	472,946	1,755,995

Accrued expenses primarily reflected receipts of goods and services that the Group had not been invoiced yet. As the Group are invoiced for these goods and services, this balance will reduce and accounts payable will increase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

12. Accruals and Other Liabilities (continued)

(i)

On September 19, 2019, the Group entered into a partnership agreement with Guangzhou Industrial Transformation and Upgrading Development Fund Co., Limited (“Industrial Fund”) and Shenzhen Antuo Hengyuan Fund management Co., Limited (“Shenzhen Antuo”) to set up a limited liability partnership entity (the “Kunpeng Kechuang LLP”). Industrial Fund and Shenzhen Antuo subscribed for RMB98,000 and RMB10 paid in capital in Kunpeng Kechuang LLP with 24.5% and 0.0025%, of the shares, respectively. On October 22, 2019 and October 24, 2019, Industrial Fund and Shenzhen Antuo injected RMB98,000 and RMB10 in cash to Kunpeng Kechuang LLP, respectively. Pursuant to the investment agreement, Industrial Fund and Shenzhen Antuo do not have substantive participating rights to Kunpeng Kechuang LLP nor are able to transfer their interest in Kunpeng Kuchuang LLP to other third party. In addition, at any time within three years the Group is entitled to upon its request or is obligated to upon Industrial Fund’s request to purchase from Industrial Fund all of its interest in Kunpeng Kechuang LLP at its investment amount paid plus interest calculated at the current annual interest rate of the 3-year Treasury Bond in PRC. Upon exit of Industrial Fund, Kunpeng Kechuang LLP will be dissolved and Shenzhen Antuo will be entitled to its investment amount paid amounted to RMB10. As such, the Group consolidates Kunpeng Kechuang LLP. The investments by Industrial Fund and Shenzhen Antuo are accounted for as a liability because liability classification is required when the Group enters into a purchased call and written put with the NCI holders, and the put and call have the same fixed exercise price and exercise date.

13. Borrowings

Borrowings consisted of the following:

	December 31,
	2018	2019
Current
Short-term borrowings:
Bank loans	200,000	419,950

	200,000	419,950
Current portion of long-term borrowings	—	60,000

Total current borrowings	200,000	479,950

Non-Current
Long-term borrowings:
Bank loans	—	90,000
Other loans	1,000,000	1,600,000

Total non-current borrowings	1,000,000	1,690,000

Total borrowings	1,200,000	2,169,950

As of December 31, 2018, the Group obtained two short-term borrowings of RMB200,000 in aggregate. The effective interest rate of these borrowings is 3.92% to 4.13% per annum.

As of December 31, 2019, the Group obtained short-term borrowings from five banks of RMB419,950 in aggregate. The effective interest rate of these borrowings is 3.92% to 4.57% per annum.

As of December 31, 2019, the Group entered into long-term loan agreements with a bank in PRC of total principals of RMB150,000, subject to a fixed interest rate of 4.99% per annum, and with a maturity date from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

13. Borrowings (continued)

January 22, 2020 to November 20, 2022. As of December 31, 2019, the principal amount of RMB60,000 was due within 12 months after the reporting period and presented as current liabilities in the consolidated balance sheet.

In May 2017, Zhaoqing XPeng obtained a facility, specified for expenditures of the construction of Zhaoqing manufacturing plant, of up to RMB1,600,000 from Zhaoqing High-tech Zone Construction Investment Development Co., Ltd. As of December 31, 2018 and 2019, the aggregated draw amounted to RMB1,000,000 and RMB1,600,000 respectively. Out of the borrowing amounted to RMB 1,600,000 in aggregate as of December 31, 2019, RMB 500,000, RMB 500,000 and RMB 600,000 mature 6 years, 7 years and 8 years, respectively, since the commencement of production of the Zhaoqing manufacturing plant. The interest rate of these loans is 4.90% per annum. Moreover, the Group received subsidies from government for interest expenses incurred associated with this borrowing. For the year ended December 31, 2018 and 2019, upon the acceptance of subsidy application by government, the Group recognized the subsidies to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing factory or reduce related interest expenses as incurred if any.

Certain of the Group’s banking facilities are subject to the fulfillment of covenants relating to certain of the Group’s consolidated statement of financial position performance and results, as are commonly found in lending arrangements with financial institutions. If the Group were to breach the covenants, the drawn down facilities would become payable on demand. The Group regularly monitors its compliance with these covenants. As at December 31, 2018 and 2019, none of the covenants relating to drawn down facilities had been breached.

The carrying value of the borrowings approximates its fair value as of December 31, 2018 and 2019. The interest rates under the loan agreements with the banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level II.

14. Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	December 31,
	2018	2019
Government grants	720	46,798
Warranty	62	26,217

Total	782	73,015

Movement of accrued warranty is as following:

	Year Ended December 31,
	2018	2019
Accrued warranty - beginning of year	—	73
Warranty costs incurred	—	(575)
Provision for warranty	73	35,099

Accrued warranty - end of year	73	34,597
Less: Current portion of warranty	(11)	(8,380)

Non-current portion of warranty	62	26,217

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases

(a) As a lessee

The Group has entered into various non-cancellable operating lease agreements for certain offices, retail and service centers, warehouses for finished goods, parking area for charging infrastructure and factories for R&D activities which are substantially located in PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The Group’s leases, where the Group is the lessee, may include options to extend the lease term and options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Group will exercise such options.

The balances for the operating leases where the Group is the lessee are presented as follows within the consolidated balance sheet:

	December 31,
	2018	2019
Operating lease right-of-use assets	342,123	440,097

Lease liabilities - current	83,582	90,740
Lease liabilities - non current	267,356	361,404

Total operating lease liabilities	350,938	452,144

The components of operating lease expense are as follows within the consolidated statements of comprehensive loss:

	Year Ended December 31,
	2018	2019
Operating lease expense	44,476	107,850
Short-term lease expense	5,398	15,033

Total lease expense	49,874	122,883

Short-term leases primarily represent the lease on parking area with a term of 12 months or less.

The operating lease expense and short-term lease expense were recognized in cost of sales, research and development expenses and selling, general and administrative expenses.

Other information related to operating leases where the Group is the lessee is as follows:

	December 31,
	2018	2019
Weighted-average remaining lease term	6.3 years	5.4 years
Weighted-average discount rate	4.74%	4.48%

Because most of the Group’s leases do not provide an implicit rate of return, the Group used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases (continued)

(a) As a lessee (continued)

Supplemental cash flow information related to leases where the Group is the lessee is as follows:

	Year Ended December 31,
	2018	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	23,750	84,975
Leased assets obtained in exchange for operating lease liabilities	224,851	186,181

As of December 31, 2018, the maturities of the Group’s operating lease liabilities (excluding short-term leases) are as follows:

December 31, 2018
2019	76,925
2020	61,336
2021	53,611
2022	70,776
2023	37,252
Thereafter	119,178

Total minimum lease payments	419,078
Less: Interest	(68,140)

Present value of lease obligations	350,938
Less: Current portion	(83,582)

Non-current portion of lease obligations	267,356

As of December 31, 2019, the maturities of the Group’s operating lease liabilities (excluding short-term leases) are as follows:

December 31, 2019
2020	110,158
2021	94,535
2022	97,395
2023	56,145
2024	43,328
Thereafter	124,397

Total minimum lease payments	525,958
Less: Interest	(73,814)

Present value of lease obligations	452,144
Less: Current portion	(90,740)

Non-current portion of lease obligations	361,404

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases (continued)

(b) As a lessor

Finance lease receivables consisted of the following:

	December 31,
	2018	2019
Current portion of finance lease receivables - net	—	45,836
Finance lease receivables - net	—	109,965

Total	—	155,801

The Group recognized interest income on the net investment in the lease of RMB4,929 for the year ended December 31, 2019.

Maturity analysis of the minimum lease payments receivable for each of the first five years and reconciliation of the undiscounted cash flows to the net investment in the lease are as follows:

	December 31,
	2018	2019
Within 1 year	—	55,357
Between 1 and 2 years	—	55,357
Between 2 and 3 years	—	47,767
Between 3 and 4 years	—	16,229
Between 4 and 5 years	—	8,610

Total lease payments	—	183,320

Less: Unrealized finance income	—	(26,686)

Net investment in the lease	—	156,634
Less: Allowance for finance lease receivables	—	(833)

Finance lease receivables - net	—	155,801

16. Revenues

Revenues by source consisted of the following:

	Year Ended December 31,
	2018	2019
Vehicle sales	4,153	2,171,231
Services and others	5,553	149,988

Total	9,706	2,321,219

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Deferred Revenue

The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue.

	December 31,
	2018	2019
Deferred revenue - beginning of year	—	2,366
Additions	4,211	1,865,564
Recognition	(1,845)	(1,782,432)

Deferred revenue - end of year	2,366	85,498

Deferred revenue represents the transaction price allocated to the performance obligations that are unsatisfied, which primarily arises from the undelivered vehicles, charging piles, free charging within 4 years or 100,000 kilometers, the extended lifetime warranty, option between household charging pile and charging card as well as vehicle internet connection services, with unrecognized deferred revenue balance of RMB2,366 and RMB85,498 as of December 31, 2018 and 2019, respectively.

The Group expects that 19% of the transaction price allocated to unsatisfied performance obligations which were accounted for as deferred revenue as of December 31, 2019 will be recognized as revenue during the period from January 1, 2020 to December 31, 2020. The remaining 81% will be substantially recognized during the period from January 1, 2021 to December 31, 2030.

18. Manufacturing in Collaboration with Haima Auto

On March 31, 2017, the Group entered into a contract arrangement with Haima Auto for the manufacture of vehicles. The agreement will expire on December 31, 2021, and such agreements are renewable by mutual consent. Pursuant to the arrangement, starting from 2018, Haima Auto provides an annual production capacity of 50,000 units, for the manufacturing of G3. While Haima is in charge of the day-to-day operations of the plant, the Group retain effective control over the supply chain, the manufacturing process, testing and quality control. For each vehicle produced, the Group will incur manufacturing cost on a per-vehicle basis monthly. The Group did not have any compensation or fees for Haima Auto other than the aforementioned manufacturing cost.

19. Convertible Redeemable Preferred Shares

Series A Preferred Shares

On June 9, 2017, the Group issued 1,102,710 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB168,000, or RMB152 per share. These 1,102,710 Series A Preferred Shares were split into 27,567,750 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On November 27, 2017, the Group issued 2,021,635 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB308,000, or RMB152 per share. These 2,021,635 Series A Preferred Shares were split into 50,540,875 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Series A-1 Preferred Shares

On January 5, 2018, the Group issued 2,712,095 Series A-1 Preferred Shares in exchange for an aggregate cash consideration of RMB460,000, or RMB170 per share. These 2,712,095 Series A-1 Preferred Shares were split into 67,802,375 Series A-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-2 Preferred Shares

On January 5, 2018, the Group issued 466,856 Series A-2 Preferred Shares in exchange for an aggregate cash consideration of RMB100,000, or RMB214 per share. These 466,856 Series A-2 Preferred Shares were split into 11,671,400 Series A-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B Preferred Shares

On March 26, 2018, the Group issued 6,419,268 Series B Preferred Shares in exchange for an aggregate cash consideration of RMB2,200,000, or RMB343 per share. These 6,419,268 Series B Preferred Shares were split into 160,481,700 Series B Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-1 Preferred Shares

On August 1, 2018, the Company issued 5,330,910 Series B-1 Preferred Shares in exchange for an aggregate cash consideration of RMB2,900,000, or RMB544 per share. These 5,330,910 Series B-1 Preferred Shares were split into 133,272,750 Series B-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-2 Preferred Shares

On August 1, 2018, the Company issued 1,526,543 Series B-2 Preferred Shares in exchange for an aggregate cash consideration of RMB955,000, or RMB626 per share. These 1,526,543 Series B-2 preferred shares were split into 38,163,575 Series B-2 preferred shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series C Preferred Shares

On December 2, 2019, the Company issued 3,183,626 Series C Preferred Shares in exchange for an aggregate cash consideration of RMB2,107,860, or RMB662 per share. These 3,183,626 Series C preferred shares were split into 79,590,650 Series C preferred shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

The key terms of the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series C Preferred Shares (collectively referred as the “Preferred Shares”) are summarized as follows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Conversion feature

Each Preferred Share shall automatically be converted into Class A Ordinary Shares at the Conversion Price at the time in effect immediately upon the earlier of (a) the consummation of a Qualified IPO; and (b) the date specified by written consent or agreement of 80% holders of each series.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) reorganizations, mergers, consolidations or sales of Assets, (ii) certain issuances of shares below the Conversion Price, (iii) share dividends, subdivisions and combinations of Class A ordinary shares, (iv) other distributions or (v) reclassification or recapitalization of Class A ordinary shares.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Redemption feature

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares

Upon issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares, the Company shall redeem, all of the outstanding Preferred Shares held by the requesting holder upon the written request of such holder, at any time after the earliest to occur of: (1) the Company fails to complete a Qualified IPO on or prior to April 16, 2025; (2) a breach by any of the Company, Principal Shareholders or the ESOP Holdco, where applicable, of its obligations that will have a material adverse effect to the Group; (3) A certain shareholder having requested the Company to redeem all or a portion of its shares after the occurrence of the Company’s failure to cure, within a reasonable cure period, after the occurrence of a breach by any of the Company, Principal Shareholders or the ESOP Holdco, if where applicable, of its obligations under the specified agreements has, individually or together, caused a material adverse effect on the certain shareholder’s business, goodwill, or brand (“A Certain Shareholder Redemption Event”).

The redemption amount payable for each Preferred Share upon exercise of the redemption option by the holder, will be an amount equal to the greater of (a) 120% of the Original Issue Price of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon the issuance of Series C, the redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon redemption event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the redemption of the Series B-2 Preferred Shares shall rank pari passu with the redemption of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the redemption of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

If any holder of outstanding Preferred Shares chooses to redeem and the Company does not have sufficient funds to pay the Redemption Price, such holder may sell its interests to a third party. If the aggregate price of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Redemption feature (continued)

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares (continued)

the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares.

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares

Prior to the issuance of Series A-1 and A-2 Preferred Shares, the Company shall redeem, at the option of the holder, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; (2) any sale, conveyance, lease or disposition of all or substantially all of the Group Companies’ assets to a third party other than a Group Company; (3) any acquisition, amalgamation, scheme of arrangement or merger of the Company or other Group Company, which the Persons having Control over the Company or such other Group Companies will discontinue to have Control over the surviving entity; and (4) A Certain Shareholder Redemption Event.

Upon issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares, the Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; and (2) A Certain Shareholder Redemption Event.

The redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

Liquidation preferences

Liquidation Event means any of the following events: (i) any liquidation, dissolution or winding up of the Company, ii) any sale, conveyance, lease or disposition of all or substantially all of the Group’s assets (including by means of an exclusive licensing of all or substantially all of the Group’s intellectual property or similar arrangement) to a third party other than the Group; and (iii) any acquisition, amalgamation, scheme of arrangement or merger of the Company or the Group by or with another entity where the gross or net value of the assets or equities being acquired represents more than 50% of the consolidated total assets or the consolidated net assets of the Group, by means of any transaction or series of related transactions to which the Company or such other Group Company, as applicable, is a party (other than a transaction or series of transactions in which the Persons having Control over the Company or such other Group Companies will continue to have Control over the surviving entity), Provided, however, that the events set forth in the foregoing (ii) or (iii) shall not be deemed a Liquidation Event unless the Majority Preferred Holders have, by written notice to the Company, determined that such events constitute a Liquidation Event. The occurrence of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Liquidation preferences (continued)

a Liquidation Event will trigger redemption and liquidation of net assets of the Company and distribution of the proceeds to redeem all the Company’s equity securities in accordance with the seniority described below, not the Preferred Shares.

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation Event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the liquidation preference of the Series B-2 Preferred Shares shall rank pari passu with the liquidation preference of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the liquidation preference of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

The holders of Preferred Shares and the ordinary shares shall be entitled to receive an amount per share equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Ordinary Shares, the remaining assets of the Company available for distribution to Shareholders, if any, shall be distributed to the holders of Class A and Class B Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Shares then held by each holder on an as converted basis.

Dividends rights

Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any declaration or payment of any cash or non-cash dividend on the Ordinary Shares, but pari passu with other holders of Preferred Shares, noncumulative dividends at a simple rate of four percent (4%) per annum of the Original Issue Price of such Preferred Shares on each such Preferred Share held by such holder, payable when, as and if declared by the Board. Notwithstanding the foregoing, if the Board shall declare dividends on Ordinary Shares, each holder of any Preferred Shares shall be entitled to receive the higher of (i) four percent (4%) of the Original Issue Price of such Preferred Share, and (ii) the amount of dividends in respect of the Ordinary Shares into which such Preferred Share is then convertible.

Voting rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 4 out of 7 directors of the Board.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares

Prior to issuance of Series A-1 and A-2

The Company classified the Series A Preferred Shares as mezzanine equity in the consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series A-1 and A-2

The issuance of Series A-1 and A-2 Preferred Shares concurrently amended terms of Series A Preferred Shares. Key changes include 1) changing from all shareholders sharing net asset on pro rate basis upon liquidation to having liquidation preference based on the formula and a distribution waterfall and 2) under the liquidation event, an investor shall receive an amount equal to the higher of a) 120% of the original investment amount, and 2) 100% of the original investment plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. The management assessed the amendments quantitatively using the fair value model to Series A and concluded Series A should be accounted for as an extinguishment based on the assessment.

Post issuance of Series A-1 and A-2, the Company classified the Series A, Series A-1 and A-2 Preferred Shares as mezzanine equity in the consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series B

The issuance of Series B Preferred Shares concurrently amended terms of Series A, A-1 and A-2 Preferred Shares. Key changes include (i) under a redemption event, if any holder of outstanding Preferred Shares chooses to sell its interests to a third party but the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares; (2) if the Company fails to complete a Qualified IPO on or prior to April 16, 2025, the redemption event is triggered.

Upon the amendment, the time-based redemption right of Series A, A-1 and A-2 Preferred Shares, was deemed to have the characteristic of net settlement, and therefore the redemption right met the definition of a derivative. Accordingly, this feature was bifurcated and accounted for as a derivative liability, initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the feature is not considered clearly and closely related to the host. The Company concluded that the amendment to Series A, A-1 and A-2 should be accounted for as an extinguishment or modification based on its assessment on the amendments both qualitatively and quantitatively.

Post issuance of Series B

The net settlement mechanism of the redemption right described earlier exist in Series B, B-1, B-2 and C Preferred Shares subsequently issued. Therefore, the redemption right of Series B, B-1 and B-2 also met the definition of a derivative and was bifurcated and accounted for as derivative liabilities, which are initially

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares (continued)

Post issuance of Series B (continued)

measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the host contract of the Preferred Shares is considered to be an equity host and the redemption feature is not clearly and closely related to the host contract. The initial carrying value for each series of Preferred Shares recorded in mezzanine equity is allocated on a residual basis, after the recognition of the redemption option at its fair value upon bifurcation. The mezzanine equity component is subsequently accreted to the amount equals to redemption value of each series of Preferred Shares, less the-then fair value of the derivative liability using the interest method.

Fair values of derivative liabilities

For the year ended December 31, 2018 and 2019, changes in the fair values of these redemption right are as follows:

	Redemption feature embedded in Series A	Redemption feature embedded in Series A-1	Redemption feature embedded in Series A-2	Redemption feature embedded in Series B	Redemption feature embedded in Series B-1	Redemption feature embedded in Series B-2	Redemption feature embedded in Series C	Total
Balance as of December 31, 2017	—	—	—	—	—	—	—	—

Bifurcation of redemption feature as of March 26, 2018	30,987	28,925	6,833	376,046	—	—	—	442,791
Bifurcation of redemption feature as of August 1, 2018	—	—	—	—	334,886	113,801	—	448,687
Fair value (gain) loss on derivative liabilities	(14,092)	(13,105)	(3,010)	(250,628)	19,758	6,716	—	(254,361)
Derecognition of mezzanine equity classified as Preferred Shares	(102)	—	—	—	—	—	—	(102)

Balance as of December 31, 2018	16,793	15,820	3,823	125,418	354,644	120,517	—	637,015

Bifurcation of redemption feature as of December 2, 2019	—	—	—	—	—	—	306,458	306,458
Fair value loss (gain) on derivative liabilities	692	655	164	285	(30,127)	652	—	(27,679)
Repurchase of the Preferred Shares	—	—	—	—	—	(16,522)	—	(16,522)
Currency translation difference	—	—	—	—	—	—	(2,181)	(2,181)

Balance as of December 31, 2019	17,485	16,475	3,987	125,703	324,517	104,647	304,277	897,091

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

The Company’s Preferred Shares activities for the years ended December 31, 2018 and 2019 are summarized below:

	Redeemable Ordinary Shares		Series A		Series A-1		Series A-2		Series B		Series B-1		Series B-2		Series C		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balances as of December 31, 2017	15,753,000	11,201	88,281,125	499,397	—	—	—	—	—	—	—	—	—	—	—	—	104,034,125	510,598

Issuance of Preferred Shares of Series A-1 and A-2 on January 5, 2018	—	—	—	—	67,802,375	460,000	11,671,400	100,000	—	—	—	—	—	—	—	—	79,473,775	560,000
Extinguishment of mezzanine equity upon the completion of the issuance of Series A-1 and A-2 on January 5, 2018	—	—	—	(474,376)	—	—	—	—	—	—	—	—	—	—	—	—	—	(474,376)
Recognition of mezzanine equity upon the completion of the issuance of Series A-1 and A-2 on January 5, 2018	—	—	—	508,923	—	—	—	—	—	—	—	—	—	—	—	—	—	508,923
Issuance of Preferred Shares of Series B on March 26, 2018	—	—	—	—	—	—	—	—	160,481,700	1,823,954	—	—	—	—	—	—	160,481,700	1,823,954
Modification of mezzanine equity upon the completion of the issuance of Series B on March 26, 2018	—	—	—	(12,088)	—	(10,597)	—	(2,360)	—	—	—	—	—	—	—	—	—	(25,045)
Extinguishment of mezzanine equity upon the completion of the issuance of Series B on March 26, 2018	—	—	—	(25,021)	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,021)
Recognition of mezzanine equity at fair value upon the completion of the issuance of Series B on March 26, 2018	—	—	—	33,395	—	—	—	—	—	—	—	—	—	—	—	—	—	33,395
Issuance of Preferred Shares of Series B-1 and B-2 on August 1, 2018	—	—	—	—	—	—	—	—	—	—	133,272,750	2,565,113	38,163,575	841,199	—	—	171,436,325	3,406,312
Accretion on Preferred Shares to redemption value	—	—	—	35,518	—	49,178	—	10,362	—	450,449	—	120,386	—	39,436	—	—	—	705,329
Derecognition of mezzanine equity classified as Preferred Shares	—	—	(10,172,500)	(33,395)	—	—	—	—	—	—	—	—	—	—	—	—	(10,172,500)	(33,395)
Derecognition of mezzanine equity classified as Redeemable Ordinary Shares	(15,753,000)	(11,201)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,753,000)	(11,201)

Balances as of December 31, 2018	—	—	78,108,625	532,353	67,802,375	498,581	11,671,400	108,002	160,481,700	2,274,403	133,272,750	2,685,499	38,163,575	880,635	—	—	489,500,425	6,979,473

Issuance of Preferred Shares post extinguishment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	79,590,650	1,801,402	79,590,650	1,801,402
Accretion on Preferred Shares to redemption value post extinguishment	—	—	—	65,206	—	61,073	—	13,255	—	287,695	—	394,944	—	119,880	—	18,997	—	961,050
Repurchase of the Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	(2,197,900)	(48,447)	—	—	(2,197,900)	(48,447)

Balances as of December 31, 2019	—	—	78,108,625	597,559	67,802,375	559,654	11,671,400	121,257	160,481,700	2,562,098	133,272,750	3,080,443	35,965,675	952,068	79,590,650	1,820,399	566,893,175	9,693,478

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

20. Ordinary Shares

As of December 31, 2018, the Company authorized 169,711,986 ordinary shares of par value US$0.00025, among which 18,527,598 shares were issued and 13,976,562 shares were outstanding.

As detailed in Note 19, upon closing of the issuance of Series C Preferred Shares on December 2, 2019, the Company adopted a dual voting structure on its shares and the Company’s ordinary shares were divided into Class A and Class B ordinary shares, accordingly, the Company’s issued ordinary shares as of December 31, 2018 were divided into 5,278,223 Class A and 13,249,375 Class B ordinary shares, and the Company’s outstanding ordinary shares as of December 31, 2018 were divided into 1,260,520 Class A ordinary shares and 12,716,042 Class B ordinary shares, respectively. The Company’s authorized ordinary shares have been revised as 169,711,986 shares, including 139,711,986 Class A ordinary shares of par value US$0.00025 and 30,000,000 Class B ordinary shares of par value US$0.00025.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share in all shareholders’ meetings, while holders of Class B ordinary shares are entitled to five votes per share.

After a share split effective on March 30, 2020, the Company authorized 3,492,799,650 Class A and 750,000,000 Class B ordinary shares of par value US$0.00001.

As of December 31, 2019, 131,955,575 Class A ordinary shares had been issued, 31,513,000 Class A ordinary shares outstanding and 331,234,375 Class B ordinary shares had been issued and outstanding.

630,120 ordinary shares issued to a shareholder on December 1, 2017, which were subdivided into 15,753,000 Class A ordinary shares with par value of US$0.00001 upon a 1:25 share split in March 2020, have redemption right upon certain redemption event (“Redeemable Ordinary Shares”) and were accounted for as mezzanine equity. Upon issuance of Series A-1 and A-2 on January 5, 2018, the redemption right was removed and the Redeemable Ordinary Shares were reclassified from mezzanine equity to permanent equity.

406,900 Series A Preferred Shares issued to a shareholder on July 24, 2018, which were subdivided into 10,172,500 Class B ordinary shares with par value of US$0.00001 upon a 1:25 share split in March 2020, have redemption right upon certain redemption event and were accounted for as mezzanine equity. Upon issuance of Series B-1 and B-2 on August 1, 2018, the redemption right was removed and the Redeemable Ordinary Shares were reclassified from mezzanine equity to permanent equity.

21. Share-based Compensation

(a) Share options

From 2015 to 2019, the Group granted share options to the employees to purchase its shares. One share option represent a right to purchase one Class A ordinary share of the Group with exercise price of RMB0.0004. The share options include both service condition and performance condition. For service condition, there are three types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for four years thereafter; (ii) 40% of the share options shall become vested on the grant date and 15% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter; (iii) 85% of the share options shall become vested on the grant date and 3.75% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter . In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh anniversary of the vesting commencement date, all share options, even those for which the service condition have been satisfied, shall be forfeited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (continued)

(a) Share options (continued)

Activities of the Group’s share options during the years ended December 31, 2018 and 2019 were as follow:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life In Years
		RMB
Outstanding as of December 31, 2017	31,472,750	0.0004	5.72
Granted	44,706,900	0.0004
Forfeited	(1,088,010)
Outstanding as of December 31, 2018	75,091,640	0.0004	5.56
Granted	23,599,310	0.0004
Forfeited	(7,552,250)
Outstanding as of December 31, 2019	91,138,700	0.0004	4.98
Expected to vest as of December 31, 2019	83,640,868

No share-based compensation expenses was recognized for share options during the years ended December 31, 2018 and 2019. As of December 31, 2018 and 2019, there were RMB183,244 and RMB342,683 of unrecognized share-based compensation expenses in relation to the share options granted to the Group’s employees, out of which, unrecognized share-based compensation expenses of RMB58,176 and RMB86,205 in relation to share options for which the service condition had been met and are expected to be recognized when the performance condition is achieved.

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

	For the year ended December 31,
	2018	2019
Expected term (years)	7	7
Exercise price (RMB)	0.0004	0.0004
Fair value of the ordinary shares on the date of option grant (RMB)	2.51 ~ 8.08	8.36 ~ 8.60
Risk-free interest rate	3.03% ~ 3.68%	2.66% ~ 3.31%
Expected dividend yield	0.00%	0.00%
Expected volatility	34.28% ~ 34.39%	33.32% ~ 33.56%

Notes:

(i) The risk-free interest rate of periods within the contractual life of the share option based on the market yield of US Treasury Curve adjusted with the China country risk premium.

(ii) The dividend yield was estimated by the Company based on its expected dividend policy over the contractual term of the options.

(iii) The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(iv) Expected term is the contract life of the options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (continued)

(b) Restricted shares

On May 7, 2016, two co-founders entered into an arrangement with other investors of the Company, and 75% of their 80,000,000 ordinary shares (“Restricted Shares”) would be subject to requisite service conditions, which shall vest 25%, 25% and 25% in 2016, 2017 and 2018.

On January 5, 2018, two co-founders entered into an arrangement with other investors of the Company, and the number of Restricted Shares is modified to one-third of their ordinary shares held as of January 5, 2018, which is 26,666,675 shares. 50% of the Restricted Shares shall become vested on each anniversary of January 5, 2018 for 2 years thereafter.

As of January 5, 2018, only 50% of the Restricted Shares, which is 40,000,000 shares, were vested. Before the modification, there were 40,000,000 unvested Restricted Shares, among which 20,000,000 Restricted Shares to be vested on January 9, 2018 and 20,000,000 Restricted Shares to be vested on January 8, 2019. Upon the modification, there were 26,666,675 unvested Restricted Shares, and each 13,333,325 Restricted Shares to be vested on January 5, 2019 and January 5, 2020, respectively. There were effectively two modification in the arrangement. Since the Restricted Shares after modification are still subject to the service condition, excess of the fair value of the modified awards over the fair value of the original awards immediately before the terms are modified at the modification date is considered immaterial. For the reduction of 13,333,325 shares, which is the difference of unvested 40,000,000 shares and 26,666,675 shares, it is effectively a modification to shorten the requisite service period ending from January 9, 2018 to January 5, 2018. Share-based compensation expenses was recognized immediately. Given there is no future requisite service period for the 13,333,325 shares, there is no incremental expense to be further recognized. For the remaining 26,666,675 unvested Restricted Shares, the requisite service period was extended. Unrecognized share-based compensation expenses was recognized over the remaining two years of modified requisite service period.

On March 26, 2018, two co-founders entered into an arrangement with other investors of the Company, and Restricted Shares would be subject to requisite service conditions. 50% of the Restricted Shares shall become vested on each anniversary of January 1, 2018 for 2 years thereafter. Pursuant to the arrangement, the vesting commencement date is changed from January 5, 2018 to January 1, 2018, it is effectively a modification to shorten the requisite service period. Share-based compensation expenses was recognized over the modified requisite service period.

Vesting schedule of the Restricted Shares’ during the years ended December 31, 2018 and 2019 was as follow:

	Number of shares	Weighted average grant date fair value
		RMB
Unvested as of December 31, 2017	40,000,000	10.16
Vested	(26,666,675)	—

Unvested as of December 31, 2018	13,333,325	10.16
Vested	(13,333,325)	—

Unvested as of December 31, 2019	—	—

Share-based compensation amounted to RMB1,630 and RMB517 in relation to the Restricted Shares was recognized during years ended December 31, 2018 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation

(a) Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

BVI

XPeng Limited is exempted from income tax on its foreign-derived income in the BVI. There are no withholding taxes in the BVI.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

United States

The applicable income tax rate of United States where the Company’s subsidiaries having significant operations for the years ended December 31, 2018 and 2019 is 27.98%, which is a blended state and federal rate.

PRC

The PRC Enterprise Income Tax Law (“EIT Law”), which became effective on January 1, 2008, applies a uniform enterprise income tax (“EIT”) rate of 25% to both foreign-invested enterprises (“FIEs”) and domestic enterprises. Certified High and New Technology Enterprises (“HNTE”) are entitled to a favorable statutory tax rate of 15%, but need to re-apply every three years. During this three-year period, an HNTE must conduct a qualification self-review each year to ensure it meets the HNTE criteria and is eligible for the 15% preferential tax rate for that year. If an HNTE fails to meet the criteria for qualification as an HNTE in any year, the enterprise cannot enjoy the 15% preferential tax rate in that year, and must instead use the regular 25% EIT rate.

Xiaopeng Technology applied for the HNTE qualification and received approval in December 2019. Xiaopeng Technology is entitled to continue to enjoy the beneficial tax rate of 15% as an HNTE for the years 2019 through 2021.

Under the EIT Law enacted by the National People’s Congress of the PRC, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(a) Income taxes (continued)

PRC (continued)

In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. The Group did not record any dividend withholding tax, as it has no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in R&D activities are entitled to claim an additional tax deduction amounting to 50% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. The additional tax deduction amount of the qualified R&D expenses has been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018 (“Super Deduction”).

Composition of income tax expenses for the periods presented are as follows:

	Year Ended December 31,
	2018	2019
Current income tax expenses	—	1
Deferred income tax expenses	—	—

Income tax expenses	—	1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(a) Income taxes (continued)

PRC (continued)

Reconciliations of the income tax expenses computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expenses of the years presented are as follows:

	Year Ended December 31,
	2018	2019
Loss before income tax expenses	(1,398,823)	(3,691,672)
Income tax expenses computed at the PRC statutory income tax rate of 25%	(349,706)	(922,918)
Effect of tax holiday	—	271,242
Effect of change in tax rate	—	213,331
Effect of different tax rate of different jurisdictions	(64,793)	(9,853)
Effect of additional deduction for qualified R&D expenses	(127,329)	(236,704)
Non-deductible expenses	1,421	2,050
Changes in valuation allowance	540,407	682,853

Income tax expenses	—	1

Effect of tax holiday inside the PRC on basic and dilutive loss per share	—	—

The PRC statutory income tax rate is used because the majority of the Group’s operations are based in the PRC.

(b) Deferred tax

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

	December 31,
	2018	2019
Deferred tax assets:
Net operating loss carry-forwards	594,035	1,256,218
Deferred revenue	—	9,168
Impairment of property, plant and equipment	—	11,878
Government grants	—	11,579
Impairment of inventory	—	27,341
Advertising expenses in excess of deduction limit	31,562	65
Accruals and others	32,494	24,695
Valuation allowance	(658,091)	(1,340,944)

Total deferred tax assets, net	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(b) Deferred tax (continued)

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:

	Year Ended December 31,
	2018	2019
Valuation allowance
Balance at beginning of the year	117,684	658,091
Additions	545,605	901,491
Loss utilized	(5,198)	(5,307)
Effect of change in tax rate	—	(213,331)

Balance at end of the year	658,091	1,340,944

For the year ended December 31, 2018 and 2019, with the growth of its business performance, some subsidiaries of the Group making profit and utilized the tax loss brought forward from prior years.

The Group has tax losses arising in Mainland PRC of RMB7,234,183 that will expire in one to ten years for deduction against future taxable profit.

Loss expiring in 2021	35,077
Loss expiring in 2022	12,866
Loss expiring in 2023	201,868
Loss expiring in 2024	896,052
Loss expiring in 2026	75,970
Loss expiring in 2027	310,939
Loss expiring in 2028	1,584,160
Loss expiring in 2029	4,117,251

Total	7,234,183

The Group has tax losses arising in the United States and Hong Kong of RMB221,780 that will not expire for deduction against future taxable profit.

United States	196,793
Hong Kong	24,987

Total	221,780

Uncertain Tax Position

The Group did not identify any significant unrecognized tax benefits for the years ended December 31, 2018 and 2019. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

23. Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2018 and 2019 as follows:

	Year Ended December 31,
	2018	2019
Numerator:
Net loss	(1,398,823)	(3,691,673)
Accretion on Preferred Shares to redemption value	(705,329)	(961,050)
Deemed dividend due to extinguishment of Preferred Shares	(43,136)	—
Deemed dividend due to modification of Preferred Shares	(41,485)	—
Deemed contribution from repurchase of Preferred Shares	—	9,969
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares	(66,091)	—

Net loss attributable to ordinary shareholders of XPeng Inc.	(2,254,864)	(4,642,754)

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	330,176,070	349,450,580

Basic and diluted net loss per share attributable to ordinary shareholders of XPeng Inc.	(6.83)	(13.29)

For the years ended December 31, 2018 and 2019, the Company had potential ordinary shares, including non-vested restricted shares, share options granted and Preferred Shares. As the Group incurred losses for the years ended December 31, 2018 and 2019, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested share options excluded from the calculation of diluted net loss per share of the Company were 78,834,504 as of December 31, 2018 and 100,442,575 as of December 31, 2019. The weighted-average numbers of non-vested restricted shares excluded from the calculation of diluted net loss per share of the Company were 13,333,325 as of December 31, 2018 and nil as of December 31, 2019. Preferred Shares to be converted into ordinary shares were 352,122,730 as of December 31, 2018 and 500,059,108 as of December 31, 2019 on a weighted average basis.

24. Related parties

The principal related parties with which the Group had transactions during the year presented are as follows:

Name of Entity or Individual	Relationship with the Company
Mr. Xiaopeng He	Principal Shareholder of the Company, Chairman of the Board and Chief Executive Officer
Alibaba Group	Principal Shareholder

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

24. Related parties (continued)

Transaction with related parties:

	Year Ended December 31,
	2018	2019
Operation support services provided by Alibaba Group	2,525	24,522

	2,525	24,522

	Year Ended December 31,
	2018	2019
Amount due from related parties consisted of the following:
Mr. Xiaopeng He	20,425	20,425
Alibaba Group	6,531	2,180

Total	26,956	22,605

Amount due to a related party consisted of the following:
Alibaba Group	—	678

Total	—	678

Amount due from a related party represents the deposit and prepayment paid on behalf of Mr. Xiaopeng He, a principal shareholder of the Company, Chairman of the Board and Chief Executive Officer.

25. Commitments and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the consolidated financial statements are as follows:

	December 31,
	2018	2019
Property, plant and equipment	740,482	160,844

Investments (Note 26(c))	—	410,000

26. Subsequent events

(a) The Impact of COVID-19

Starting from January 2020, it was reported that a novel strain of coronavirus, later named COVID-19, spread worldwide. In an effort to halt the outbreak, the PRC government placed significant restrictions on travel within China and closed certain businesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

26. Subsequent events (continued)

(a) The Impact of COVID-19 (continued)

The COVID-19 has impact on China’s auto industry in general and the production and delivery of vehicles of the Group. While the Group has resumed normal business operations, the Group has experienced certain disruptions in its operations as a result of the government imposed suspensions due to COVID-19 outbreak in China. A substantial number of its offices and stores, as well as both of its manufacturing facilities, were closed for certain periods in February and March of 2020. Furthermore, as the Group orders certain components with some lead time and keeps an inventory of such components, the outbreak may affect future delivery of components from certain suppliers that are currently suspended in production. In addition, the Group incurred additional costs relating to the delivery of new smart EVs to customers’ homes, mask donations to its customers, technology advancement for remote working arrangements and OTA upgrades.

As a result of the outbreak of COVID-19, the Group’s business, results of operation, financial position and cash flows were adversely affected in the first quarter of 2020 with potential continuing impact on subsequent periods, including but not limited to the adverse impact on the Group’s revenues and operating cash flows. The extent to which COVID-19 impacts the business and financial results of the Group in the longer term will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The Group will continue to evaluate the impact on the results of operation, financial position and cash flows of the Group and react actively as the situation evolves.

(b) Issuance of Series C Preferred Shares

On April 10, 2020, the Company issued 26,137,425 Series C Preferred Shares for a consideration of US$98,519. On May 11, 2020, the Company issued 795,907 Series C Preferred Shares for a consideration of US$3,000. On May 26, 2020, the Company issued 318,363 Series C Preferred Shares for a consideration of US$1,200.

(c) Acquisition of a Company that holds a manufacturing license

In March 2020, the Group entered into a framework agreement with a company to acquire its 100% equity interest (the “Transaction”) for a total cash consideration of approximately RMB500 million. Through a series of transactions, the Group will only ultimately obtain the manufacturing license that will enable them to manufacture their own vehicles or components.

(d) Loans from a shareholder

In February and March, 2020, the Company received shareholder loans from Mr. Xiaopeng He with principal amounts of US$150,000, subject to a interest rate of three months LIBOR plus 190 BPS per annum, with the maturity of six months. The loans have been repaid subsequently on March 13, 2020, April 8, 2020 and April 30, 2020.

27. Company Financial Statements

The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the Company only.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27. Company Financial Statements (continued)

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments, or guarantees as of December 31, 2019.

Condensed Balance Sheets	As of December 31,
	2018	2019	2019
	RMB	RMB	US$ Note 2(e)
ASSETS
Current assets
Cash and cash equivalents	—	269,169	38,098

Total current assets	—	269,169	38,098

Non-current assets
Investments in subsidiaries and VIEs	5,431,263	3,490,970	494,118

Total non-current assets	5,431,263	3,490,970	494,118

Total assets	5,431,263	3,760,139	532,216

Liabilities
Non-current liabilities
Derivative liabilities	637,015	897,091	126,978

Total non-current liabilities	637,015	897,091	126,978

Total liabilities	637,015	897,091	126,978

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27. Company Financial Statements (continued)

Condensed Balance Sheets		As of December 31,
	Note	2018	2019	2019
		RMB	RMB	US$ Note 2(e)
MEZZANINE EQUITY
Series A Preferred Shares		532,353	597,559	84,579
Series A-1 Preferred Shares		498,581	559,654	79,214
Series A-2 Preferred Shares		108,002	121,257	17,163
Series B Preferred Shares		2,274,403	2,562,098	362,641
Series B-1 Preferred Shares		2,685,499	3,080,443	436,008
Series B-2 Preferred Shares		880,635	952,068	134,756
Series C Preferred Shares		—	1,820,399	257,661

Total mezzanine equity		6,979,473	9,693,478	1,372,022

SHAREHOLDERS’ DEFICIT
Ordinary shares	20	21	—	—
Class A Ordinary shares		—	2	—
Class B Ordinary shares		—	19	3
Accumulated deficit		(2,182,266)	(6,824,503)	(965,946)
Accumulated other comprehensive loss		(2,980)	(5,948)	(841)

Total shareholders’ deficit		(2,185,225)	(6,830,430)	(966,784)

Total liabilities, mezzanine equity and shareholders’ deficit		5,431,263	3,760,139	532,216

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27. Company Financial Statements (continued)

Condensed Statements of Comprehensive Loss		Year Ended December 31,
	Note	2018	2019	2019
		RMB	RMB	US$ Note 2(e)
Operating expenses
Selling, general and administrative expenses		(1,630)	(517)	(73)

Total operating expenses		(1,630)	(517)	(73)

Loss from operations		(1,630)	(517)	(73)
Interest income		—	1,140	161
Equity in loss of subsidiaries and VIEs		(1,651,554)	(3,719,975)	(526,529)
Fair value gain on derivative liabilities		254,361	27,679	3,918

Loss before income tax expenses		(1,398,823)	(3,691,673)	(522,523)

Income tax expenses		—	—	—

Net loss		(1,398,823)	(3,691,673)	(522,523)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(136,028)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	1,411

Net loss attributable to ordinary shareholders of XPeng Inc.		(2,254,864)	(4,642,754)	(657,140)

Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(2,980)	(2,968)	(420)

Total comprehensive loss attributable to XPeng Inc.		(1,401,803)	(3,694,641)	(522,943)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(136,028)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	1,411

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(2,257,844)	(4,645,722)	(657,560)

Consolidated Statements of Cash Flows	Year Ended December 31,
	2018	2019	2019
	RMB	RMB	US$ Note 2(e)
Cash flows from operating activities	—	1,140	160

Cash flows from investing activities
Acquisitions of equity investees	—	(1,658,783)	(234,785)

Net cash used in investing activities	—	(1,658,783)	(234,785)
Cash flows from financing activities
Proceeds from issuance of Preferred Shares	—	1,926,812	272,723

Net cash provided by financing activities	—	1,926,812	272,723
Net increase in cash, cash equivalents and restricted cash	—	269,169	38,098
Cash, cash equivalents and restricted cash at beginning of the year	—	—	—

Cash, cash equivalents and restricted cash at end of the year	—	269,169	38,098

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27. Company Financial Statements (continued)

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries and VIEs.

For the Company only condensed financial information, the Company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures.

Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries and VIEs” and shares in the subsidiaries and VIEs’ loss are presented as “Equity in loss of subsidiaries and VIEs” on the Condensed Statements of Comprehensive Loss. The parent company only condensed financial information should be read in conjunction with the Group’s consolidated financial statements.

28. Unaudited pro forma loss per share for conversion of preferred shares

Pursuant to the Company’s memorandum and articles of association, the Company’s Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares will be automatically converted into ordinary shares upon the closing of a qualified IPO.

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2019 after giving effect to the assumption that all Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C have been converted into ordinary shares as if the conversion occurred as of the beginning of the period or the original date of issuance, if later:

Year Ended December 31, 2019
Numerator:
Net loss attributable to ordinary shareholders	(4,642,754)
Pro forma effect of conversion of Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares
—Accretion on Preferred Shares to redemption value	961,050
—Deemed contribution from repurchase of Preferred Shares	(9,969)
—Fair value gain on derivative liabilities	(27,679)

Pro forma net loss attributable to ordinary shareholders—basic and diluted	(3,719,352)

Denominator:
Denominator for basic calculation—weighted average number of ordinary shares outstanding	349,450,580
Pro forma effect of conversion of Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares	500,059,108

Denominator for pro forma basic and diluted calculation	849,509,688
Pro forma basic and diluted net loss per share attributable to ordinary shareholders	(4.38)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND JUNE 30, 2020

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of June 30,		Pro forma As of June 30,
	Note	2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
				Note 2(d)	(Note 25)	Note 2(d)
ASSETS
Current assets
Cash and cash equivalents	2(f)	1,946,931	1,061,209	150,204	1,061,209	150,204
Restricted cash	2(g)	460,812	834,099	118,059	834,099	118,059
Short-term investments		407,844	223,173	31,588	223,173	31,588
Accounts receivable, net		539,199	692,099	97,960	692,099	97,960
Current portion of finance lease receivables, net		45,836	55,291	7,826	55,291	7,826
Inventory	6	454,116	774,062	109,561	774,062	109,561
Amounts due from related parties	22	22,605	4,684	663	4,684	663
Prepayments and other current assets	7	1,083,307	1,023,967	144,931	1,023,967	144,931

Total current assets		4,960,650	4,668,584	660,792	4,668,584	660,792

Non-current assets
Property, plant and equipment, net	8	3,229,952	3,218,922	455,609	3,218,922	455,609
Right-of-use assets		440,097	401,569	56,838	401,569	56,838
Intangible assets, net	9	117,932	613,443	86,827	613,443	86,827
Land use rights, net	10	255,257	252,596	35,753	252,596	35,753
Finance lease receivables, net		109,965	111,723	15,813	111,723	15,813
Other non-current assets	11	137,512	57,032	8,073	57,032	8,073
Long-term investments		—	1,000	142	1,000	142

Total non-current assets		4,290,715	4,656,285	659,055	4,656,285	659,055

Total assets		9,251,365	9,324,869	1,319,847	9,324,869	1,319,847

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND JUNE 30, 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of June 30,		Pro forma As of June 30,
	Note	2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
				Note 2(d)	(Note 25)	Note 2(d)
LIABILITIES
Current liabilities
Short-term borrowings	13	419,950	277,465	39,273	277,465	39,273
Accounts and notes payable		953,946	1,583,631	224,148	1,583,631	224,148
Amounts due to related parties	22	678	5,535	783	5,535	783
Current portion of lease liabilities		90,740	89,508	12,669	89,508	12,669
Current portion of deferred revenue	16	16,382	42,915	6,074	42,915	6,074
Current portion of long-term borrowings	13	60,000	60,000	8,492	60,000	8,492
Accruals and other liabilities	12	1,755,995	2,077,261	294,016	2,077,261	294,016

Total current liabilities		3,297,691	4,136,315	585,455	4,136,315	585,455

Non-current liabilities
Long-term borrowings	13	1,690,000	1,689,980	239,201	1,689,980	239,201
Lease liabilities		361,404	327,747	46,390	327,747	46,390
Deferred revenue	16	69,116	71,634	10,139	71,634	10,139
Derivative liabilities		897,091	389,430	55,120	—	—
Other non-current liabilities	14	73,015	35,704	5,054	35,704	5,054

Total non-current liabilities		3,090,626	2,514,495	355,904	2,125,065	300,784

Total liabilities		6,388,317	6,650,810	941,359	6,261,380	886,239

Commitments and contingencies	23

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND JUNE 30, 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of June 30,		Pro forma As of June 30,
	Note	2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
				Note 2(d)	(Note 25)	Note 2(d)
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (“Series A Preferred Shares”) (US$0.00001 par value; 78,108,625 shares authorized, and 78,108,625 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB615,044 and RMB650,800 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	597,559	646,702	91,535	—	—
Series A-1 convertible redeemable preferred shares (“Series A-1 Preferred Shares”) (US$0.00001 par value; 67,802,375 shares authorized, and 67,802,375 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB576,129 and RMB609,623 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	559,654	605,798	85,745	—	—
Series A-2 convertible redeemable preferred shares (“Series A-2 Preferred Shares”) (US$0.00001 par value; 11,671,400 shares authorized, and 11,671,400 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB125,244 and RMB132,525 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	121,257	131,447	18,605	—	—
Series B convertible redeemable preferred shares (“Series B Preferred Shares”) (US$0.00001 par value; 160,481,700 shares authorized, and 160,481,700 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB2,687,801 and RMB2,844,060 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	2,562,098	2,800,502	396,385	—	—
Series B-1 convertible redeemable preferred shares (“Series B-1 Preferred Shares”) (US$0.00001 par value; 137,868,350 shares authorized, and 133,272,750 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB3,404,960 and RMB3,602,911 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	3,080,443	3,473,274	491,610	—	—
Series B-2 convertible redeemable preferred shares (“Series B-2 Preferred Shares”) (US$0.00001 par value; 35,965,675 shares authorized, 35,965,675 shares issued and outstanding as of December 31, 2019 and June 30, 2020; redemption value of RMB1,056,715 and RMB1,118,147 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	952,068	1,072,603	151,817	—	—
Series C convertible redeemable preferred shares (“Series C Preferred Shares”) (US$0.00001 par value; 265,302,225 shares authorized, 79,590,650 and 106,842,345 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively; redemption value of RMB2,111,790 and RMB3,015,635 as of December 31, 2019 and June 30, 2020, respectively; nil shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	17	1,820,399	2,868,176	405,964	—	—

Total mezzanine equity		9,693,478	11,598,502	1,641,661	—	—

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND JUNE 30, 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of June 30,		Pro forma As of June 30,
	Note	2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
				Note 2(d)	(Note 25)	Note 2(d)
SHAREHOLDERS’ DEFICIT
Class A Ordinary shares (US$0.00001 par value; 3,492,799,650 shares authorized, 131,955,575 and 82,505,470 shares issued, 31,513,000 outstanding as of December 31, 2019 and June 30, 2020, respectively; 416,083,020 shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	18	2	2	—	29	4
Class B Ordinary shares (US$0.00001 par value, 750,000,000 shares authorized, 331,234,375 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively; 411,781,350 shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)	18	19	19	3	25	4
Class C Ordinary shares (US$0.00001 par value, nil shares authorized, issued and outstanding as of December 31, 2019 and June 30, 2020, respectively; 129,027,875 shares (unaudited) outstanding on a pro forma basis as of June 30, 2020)		—	—	—	9	1
Additional paid-in capital		—	—	—	11,987,890	1,696,775
Accumulated deficit		(6,824,503)	(8,903,117)	(1,260,154)	(8,903,117)	(1,260,154)
Accumulated other comprehensive loss		(5,948)	(21,347)	(3,022)	(21,347)	(3,022)

Total shareholders’ (deficit) equity		(6,830,430)	(8,924,443)	(1,263,173)	3,063,489	433,608

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		9,251,365	9,324,869	1,319,847	9,324,869	1,319,847

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the six months ended June 30,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(d)
Revenues
Vehicle sales	15	1,197,499	913,269	129,265
Services and others	15	33,993	89,581	12,679

Total revenues		1,231,492	1,002,850	141,944

Cost of sales
Vehicle sales		(1,667,805)	(963,136)	(136,323)
Services and others		(34,475)	(75,830)	(10,733)

Total cost of sales		(1,702,280)	(1,038,966)	(147,056)

Gross loss		(470,788)	(36,116)	(5,112)

Operating expenses(1)
Research and development expenses	2(j)	(983,198)	(630,578)	(89,253)
Selling, general and administrative expenses	2(k)	(484,058)	(798,974)	(113,087)

Total operating expenses		(1,467,256)	(1,429,552)	(202,340)

Other income		5,116	37,293	5,278

Loss from operations		(1,932,928)	(1,428,375)	(202,174)

Interest income		58,031	20,953	2,966
Interest expenses		(11,677)	(15,954)	(2,258)
Fair value (loss) gain on derivative liabilities		(47,079)	618,442	87,535
Other non-operating income, net		15,324	9,131	1,292

Loss before income tax expenses		(1,918,329)	(795,803)	(112,639)

Income tax expenses	20	—	—	—

Net loss		(1,918,329)	(795,803)	(112,639)

Accretion on Preferred Shares to redemption value		(397,193)	(1,280,737)	(181,277)
Deemed contribution from repurchase of Preferred Shares		9,969	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.		(2,305,553)	(2,076,540)	(293,916)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		For the six months ended June 30,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(d)
Net loss		(1,918,329)	(795,803)	(112,639)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(26,210)	(15,399)	(2,180)

Total comprehensive loss attributable to XPeng Inc.		(1,944,539)	(811,202)	(114,819)

Accretion on Preferred Shares to redemption value		(397,193)	(1,280,737)	(181,277)
Deemed contribution from repurchase of Preferred Shares		9,969	—	—

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(2,331,763)	(2,091,939)	(296,096)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	21	349,414,050	362,747,375	362,747,375
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	21	(6.60)	(5.72)	(0.81)

(1) Share-based compensation was allocated in operating expenses as follows:

		For the six months ended June 30,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(d)
Selling, general and administrative expenses	19	256	—	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Note	Shares	Par Value	Shares	Par Value
Balance as of December 31, 2018		463,189,950	30	(113,775,900)	(9)	—	(2,980)	(2,182,266)	(2,185,225)

Share-based compensation	19	—	—	—	—	256	—	—	256
Accretion on convertible redeemable Preferred Shares to redemption value	17	—	—	—	—	(10,225)	—	(386,968)	(397,193)
Deemed contribution from repurchase of Preferred Shares		—	—	—	—	9,969	—	—	9,969
Foreign currency translation adjustment		—	—	—	—	—	(26,210)	—	(26,210)
Net loss		—	—	—	—	—	—	(1,918,329)	(1,918,329)

Balance as of June 30, 2019		463,189,950	30	(113,775,900)	(9)	—	(29,190)	(4,487,563)	(4,516,732)

Balance as of December 31, 2019		463,189,950	30	(100,442,575)	(9)	—	(5,948)	(6,824,503)	(6,830,430)

Cumulative effect of adoption of new accounting standard	2(h)	—	—	—	—	—	—	(2,074)	(2,074)
Repurchase of shares	18	(100,442,575)	(9)	100,442,575	9	—	—	—	—
Issuance of shares	18	50,992,470	4	(50,992,470)	(4)	—	—	—	—
Accretion on convertible redeemable Preferred Shares to redemption value	17	—	—	—	—	—	—	(1,280,737)	(1,280,737)
Foreign currency translation adjustment		—	—	—	—	—	(15,399)	—	(15,399)
Net loss		—	—	—	—	—	—	(795,803)	(795,803)

Balance as of June 30, 2020		413,739,845	25	(50,992,470)	(4)	—	(21,347)	(8,903,117)	(8,924,443)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statement.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the six months ended June 30,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(d)
Cash flows from operating activities
Net loss		(1,918,329)	(795,803)	(112,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	8	53,092	103,985	14,718
Amortization of intangible assets	9	2,686	7,160	1,013
Amortization of right-of-use assets		38,315	49,314	6,980
Amortization of land use right	10	2,661	2,661	377
Foreign exchange gains		(17,079)	(11,503)	(1,628)
Loss of disposal of property, plant and equipment		296	2,332	330
Share-based compensation	19(c)	256	—	—
Impairment of property, plant and equipment	8	79,185	8,516	1,205
Impairment of accounts receivable	2(h)	2,286	2,059	291
Reversal of impairment of other current assets	2(h)	—	(197)	(28)
Impairment of finance lease receivables	2(h)	—	617	87
Inventory write-downs	6	148,080	16,000	2,264
Interest income		(45,680)	(8,438)	(1,194)
Fair value loss (gain) on derivative liabilities		47,079	(618,442)	(87,535)
Changes in operating assets and liabilities:
Accounts receivable		(394,782)	(154,959)	(21,933)
Inventory	6	(506,034)	(335,946)	(47,550)
Amounts due from related parties	22	2,715	17,921	2,537
Prepayments and other current assets		(253,334)	(213,376)	(30,200)
Other non-current assets		(6,868)	(18,338)	(2,596)
Accounts and notes payable		1,123,578	629,685	89,126
Deferred revenue	16	84,088	29,051	4,112
Lease liabilities		(35,124)	(38,350)	(5,428)
Accruals and other liabilities		93,877	113,270	16,032
Other non-current liabilities	14	14,500	7,087	1,003
Finance lease receivables		(90,358)	(11,830)	(1,674)
Amount due to a related party	22	—	4,857	687

Net cash used in operating activities		(1,574,894)	(1,212,667)	(171,643)

Cash flows from investing activities
Maturities of term deposits		759,975	—	—
Maturities of short-term investments		496,581	193,109	27,333
Purchase of property, plant and equipment		(1,099,072)	(314,369)	(44,496)
Receipt of government subsidy related to assets		32,057	128,346	18,166
Purchase of intangible assets		(41,334)	(208,655)	(29,533)
Disposal of equity interest in a company		—	10,000	1,415
Cash paid for long-term investments		—	(1,000)	(142)
Disposal of property, plant and equipment		—	27,329	3,868

Net cash provided (used in) by investing activities		148,207	(165,240)	(23,389)

Cash flows from financing activities
Proceeds from issuance of convertible redeemable Preferred Shares		851,800	1,010,834	143,074
Proceeds from borrowings	13	1,105,000	227,900	32,257
Repayment of borrowings	13	(50,000)	(370,405)	(52,427)
Loans from a related party	22	—	1,063,434	150,519
Repayment of loans to a related party	22	—	(1,063,434)	(150,519)

Net cash provided by financing activities		1,906,800	868,329	122,904

Effects of exchange rate changes on cash, cash equivalents and restricted cash		(9,134)	(2,857)	(403)
Net increase (decrease) in cash, cash equivalents and restricted cash		470,979	(512,435)	(72,531)
Cash, cash equivalents and restricted cash at beginning of the period		1,631,525	2,407,743	340,794

Cash, cash equivalents and restricted cash at end of the period		2,102,504	1,895,308	268,263

Supplemental disclosure of cash flows information
Cash paid for interest, net of amounts capitalized		(17,243)	(13,284)	(1,880)
Acquisition of property, plant and equipment included in liabilities		175,404	287,949	40,757

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations

(a) Principal activities

XPeng Inc. (“XPeng” or the “Company”) was incorporated under the laws of the Cayman Islands in December 27, 2018, as an exempted company with limited liability. The Company, its subsidiaries and consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (“VIEs”, also refer to VIE and its subsidiaries as a whole, where appropriate) are collectively referred to as the “Group”.

The Group designs and develops smart electric vehicles. It delivered its first model of smart electric vehicles, G3, commercially in December 2018. The Group manufactures G3 through strategic collaboration with a third-party vehicles manufacturer. The Company started production of the P7 and began delivery in May 2020, which is positioned as a medium-sized pure electric vehicle. As of June 30, 2020, its primary operations are conducted in the People’s Republic of China (“PRC”).

(b) History of the Group and Reorganization

The Group commenced its operation through Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd. (“Chengxing”) since 2015, Chengxing was founded by Mr. Heng Xia, Mr. Tao He and Mr. Xiaopeng He (collectively the ‘‘Founders’’), and subsequently obtained financing from various third party investors (collectively ‘‘Third Party Investors’’) from 2016 through 2018.

In preparation for its initial public offering (“IPO”), the Group completed a reorganization (the ‘‘Reorganization’’) in September 2019, which involved the following steps:

•	On December 27, 2018, the Company was established under the laws of the Cayman Islands as an exempted company with limited liability.

•	On January 7, 2019, XPeng Limited was incorporated in British Virgin Islands as a wholly owned subsidiary of the Company.

•	On February 21, 2019, XPeng (HK) Limited was incorporated in Hong Kong as a wholly owned subsidiary of XPeng Limited.

•	On June 21, 2019, Guangdong Xiaopeng Motors Technology Co., Ltd. (‘‘WFOE’’) was established as a wholly owned subsidiary of XPeng (HK) Limited in the PRC.

•

On September 2019, the Company issued 17,897,478 ordinary shares, 2,021,635 Series A Preferred Shares, 1,859,082 Series A-1 Preferred Shares, 23,343 Series A-2 Preferred Shares, 3,198,839 Series B Preferred Shares, 4,361,678 Series B-1 Preferred Shares, 1,045,497 Series B-2 Preferred Shares, 3,183,626 Series C Preferred Shares and 7,612,147 warrants in aggregate, to the existing shareholders of Chengxing, based on their respective equity interests in Chengxing. Concurrently, as a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, WFOE exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing became an indirect wholly owned subsidiary of XPeng.

The equity interests held by the existing shareholders in the Company after the Reorganization are the same as the equity interests held by them in Chengxing before the Reorganization. Out of the equity interests issued, 43.44%, 38.09% and 18.47% were in the form of ordinary shares, Preferred Shares and warrants, respectively.

Prior to the Reorganization, the shareholders of Chengxing included individual shareholders and institutional shareholders. Pursuant to laws applicable to PRC residents and entities incorporated in the PRC, PRC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

individuals should complete registration of its outbound investments (i.e. the foreign exchange registration under SAFE Circular 37), and PRC institutional investors should complete its statutory filings and foreign exchange registrations for outbound investment (i.e. ODI) respectively, before such PRC residents or entities’ can legally own offshore investments or equity interests in offshore entities. As such, all PRC individual shareholders and PRC institutional shareholders of Chengxing shall complete their relevant registrations and/or statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly the ordinary shares of the Company, which is incorporated under the laws of the Cayman Islands. The warrants are to reflect the holder’s (indirect) rights, obligations and interest in the Company as if the holders are holding Preferred Shares of the Company before the holders complete their necessary registration for outbound investment to exercise their warrants into Preferred Shares of the Company. Once the holders complete the necessary registration for outbound investment, the holders are required to exercise the warrants immediately at a nil price per share. The warrants are transferrable by the holder subject to approval of the Company’s board of directors. Accordingly, the warrants are accounted for and presented based on the terms on the underlying Preferred Shares that the warrants are exercisable into (see Note 17).

The shareholders and their respective equity interest in the Company remain the same immediately before and after the Reorganization. Further, the Company, being the holding company after the Reorganization, is a newly established shell company. Accordingly, the Company determined that the Reorganization lacks substance and should be treated as a non-substantive merger with no change in the basis of assets, liabilities and shareholders’ deficits of Chengxing.

These consolidated financial statements are presented as if the Group Reorganization had already taken place as of the beginning of the period covered by these financial statements.

On March 20, 2020, the Company completed a 1:25 share split of all of its ordinary and Preferred Shares of the Company. All shares and per share amounts presented in the consolidated financial statements have been retrospectively adjusted to reflect the share split.

As of June 30, 2020, the Company’s principal subsidiaries and VIEs are as follows:

	Place of incorporation	Date of incorporation or acquisition	Equity interest held	Principal activities
Principal subsidiaries
Chengxing	PRC	January 09, 2015	100%	Investment holding
Guangzhou Xiaopeng Motors Technology Co., Ltd.(Xiaopeng Technology)	PRC	May 12, 2016	100%	Design and technology development
Guangzhou Xiaopeng Automobile Manufacturing Co., Ltd.	PRC	April 07, 2017	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng Automobile Co., Ltd.(“Zhaoqing XPeng”)	PRC	May 18, 2017	100%	Manufacturing of vehicles
Xiaopeng Automobile Sales Co., Ltd.	PRC	January 08, 2018	100%	Vehicle wholesale and retail
Beijing Xiaopeng Automobile Co., Ltd.	PRC	April 28, 2018	100%	Vehicle wholesale and retail, design and technology development

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

	Place of incorporation	Date of incorporation or acquisition	Equity interest held	Principal activities
Shenzhen Xiaopeng Automobile Sales Service Co., Ltd.	PRC	August 06, 2018	100%	Vehicle wholesale and retail
Shanghai Xiaopeng Automobile Sales Service Co., Ltd.	PRC	October 10, 2018	100%	Vehicle wholesale and retail
XSense. AI, Inc.	United States	November 27, 2018	100%	Technology development
XMotors. AI, Inc.	United States	January 05, 2018	100%	Technology development

	Place of incorporation	Date of incorporation or acquisition	Economic interest held	Principal activities
VIEs
Guangzhou Zhipeng IoV Technology Co., Ltd.(Zhipeng IoV)	PRC	May 23, 2018	100%	Ride-hailing services and operating the related mobile app
Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.(Yidian Chuxing)	PRC	May 24, 2018	100%	Mobile apps and providing value-added services

(c) Variable interest entity

Zhipeng IoV was established by two shareholders of the Company (the “Zhipeng IoV’s Nominee Shareholders”) in May 23, 2018. In May 28, 2018, Xiaopeng Technology, Zhipeng IoV, and Zhipeng IoV’s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Technology to exercise the equity owner’s rights over Zhipeng IoV. These agreements provide the Company, as the only shareholder of Xiaopeng Technology, with effective control over Zhipeng IoV to direct the activities that most significantly impact Zhipeng IoV’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Zhipeng IoV. Management concluded that Zhipeng IoV is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Zhipeng IoV and shall consolidate the financial results of Zhipeng IoV in the Group’s consolidated financial statements. As of December 31, 2019, and June 30, 2020, Zhipeng IoV did not have significant operations, nor any material assets or liabilities.

Yidian Chuxing was established by two shareholders of the Company (the “Yidian Chuxing‘s Nominee Shareholders”) in May 24, 2018. In May 28, 2018, Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd, (“Xiaopeng Chuxing”), Yidian Chuxing, and Yidian Chuxing‘s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Chuxing to exercise the equity owner’s rights over Yidian Chuxing. These agreements provide the Company, as the only shareholder of Xiaopeng Chuxing, with effective control over Yidian Chuxing to direct the activities that most significantly impact Yidian Chuxing’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Yidian Chuxing. Management concluded that Yidian Chuxing is a variable interest entity of the Company and the Company is the ultimate primary

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (continued)

(c) Variable interest entity (continued)

beneficiary of Yidian Chuxing and shall consolidate the financial results of Yidian Chuxing in the Group’s consolidated financial statements. As of December 31, 2019, and June 30, 2020, Yidian Chuxing did not have significant operations, nor any material assets or liabilities.

(d) Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB1,918,329 and RMB795,803 for the six months ended June 30, 2019 and 2020, respectively. Accumulated deficit amounted to RMB6,824,503 and RMB8,903,117 as of December 31, 2019 and June 30, 2020, respectively. Net cash used in operating activities was approximately RMB1,574,894 and RMB1,212,667 for the six months ended June 30, 2019 and 2020, respectively.

The Group’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. The Group’s ability to continue as a going concern is dependent on management’s ability to execute its business plan successfully, which includes increasing market acceptance of the Group’s products to boost its sales volume to achieve economies of scale while applying more effective marketing strategies and cost control measures to better manage operating cash flow position and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2019, and June 30, 2020, the Group’s balance of cash and cash equivalents, restricted cash, excluding RMB35,000 restricted cash in relation to a supplier dispute, short-term deposits and short-term investments was RMB2,780,587 and RMB2,083,481, respectively. Subsequent to June 30, 2020, the Group continued to obtain funds through capital financing. Up to the date of this report, the Company has entered into five capital financing agreements and received the proceeds amounting to RMB6,271,720 in July and August 2020. If the Group does not have, or is not able to obtain, sufficient funds, the Group may have to adjust the pace of its operation expansion and reduce operating expenses devoted to the products.

Management has concluded, after giving consideration to its plans as noted above and existing balance of cash and cash equivalents as of June 30, 2020, that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the unaudited condensed consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments as necessary for the fair statement of the Group’s financial position as of June 30, 2020, results of operations and cash flows

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(a) Basis of presentation (continued)

for the six months ended June 30, 2019 and 2020. The consolidated balance sheet at December 31, 2019 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal years. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the years ended December 31, 2018 and 2019. The accounting policies applied, other than the adoption of ASC Topic 326 as disclosed in Note 3, are consistent with those of the audited consolidated financial statements for the preceding fiscal year. Results for the six months ended June 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

(b) Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power: has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Company’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIEs that could potentially be significant to the VIEs.

(c) Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, mezzanine equity and related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements primarily include, but are not limited to, the determination of performance obligations and allocation of transaction price to those performance obligations, the determination of warranty cost, lower of cost and net realizable value of inventory, assessment for impairment of long-lived assets and intangible assets, valuation of deferred tax assets, collectability of receivables, determination of share-based compensation expenses as well as redemption value of the Preferred Shares.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(c) Use of estimates (continued)

Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

(d) Convenience translation

Translations of balances in the unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of comprehensive loss and unaudited condensed consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.0651 on June 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2020, or at any other rate.

(e) Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I — Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level II —Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

Level III —Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use,

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(e) Fair value (continued)

when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other assets, accounts and notes payable, short-term borrowings, lease liabilities, accruals and other liabilities and long-term borrowings. As of December 31, 2019, and June 30, 2020, the carrying values of these financial instruments, except for other non-current assets, long-term borrowings and non-current portion for lease liabilities, are approximated to their fair values due to the short-term maturity of these instruments.

Financial assets that are measured at fair value on a recurring basis consist only of short-term investments. All of its short-term investments, which are comprised primarily of structured deposits and bank financial products, are classified within Level II of the fair value hierarchy because they are floating income products linked to currency exchange rate, gold and benchmark interest rate. They are not valued using quoted market prices, but can be valued based on other observable inputs, such as interest rates and currency rates. The Group has derivative liabilities that are measured at fair value. The derivative liabilities are used to account for the redemption right that met the definition of a derivative and are classified within level III at the fair value hierarchy as the Group adopted the equity allocation model with unobservable inputs for which there is little or no market data to determine the fair value.

(f) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

Cash and cash equivalents as reported in the unaudited condensed consolidated statement of cash flows are presented separately on the unaudited condensed consolidated balance sheet as follows:

	As of December 31, 2019		As of June 30, 2020
	Amount	RMB equivalent	Amount	RMB equivalent
Cash and cash equivalents:
RMB	772,435	772,435	753,644	753,644
US$	167,732	1,168,754	43,392	306,769
HKD	6,418	5,742	873	796

Total		1,946,931		1,061,209

As of December 31, 2019, and June 30, 2020, substantially all of the Group’s cash and cash equivalents were held in reputable financial institutions located in the PRC, Hong Kong and the United States.

(g) Restricted cash

Restricted cash primarily represents bank deposits for letter of credit and bank notes amounted to RMB425,812 and 799,099 as of December 31, 2019 and June 30, 2020, respectively. And deposits, amounted to RMB35,000, that are restricted due to a supplier dispute as of December 31, 2019 and June 30, 2020, respectively.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(h) Current expected credit losses

In 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group adopted this ASC Topic 326 and several associated ASUs on January 1, 2020 using a modified retrospective approach with a cumulative-effect increase of RMB2,074. recorded in accumulated deficit.

The Group’s accounts receivable, other current assets and finance lease receivables are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its customers and the related receivables, other current assets and finance lease receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Group’s specific facts and circumstances. For the six months ended June 30, 2020, the Group recorded RMB2,479 expected credit loss expense in selling, general and administrative expenses. As of June 30, 2020, the expected credit loss provision for the current and non-current assets are RMB3,764 and 1,450 respectively.

The Group typically does not carry significant accounts receivable related to vehicle sales and related sales as customer payments are due prior to vehicle delivery, except for amounts of vehicle sales in relation of government subsidy to be collected from government on behalf of customers. Other current assets primarily consist of other receivables. Financial lease receivables primarily consist of the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs. The Group recorded a provision for current expected credit losses. The following table summarizes the activity in the allowance for credit losses related to accounts receivable, other current assets and finance lease receivables for the six months ended June 30, 2020:

For the six months ended June 30, 2020
Balance as of December 31, 2019	4,645
Adoption of ASC Topic 326	2,074

Balance as of January 1, 2020	6,719
Current period provision	2,479
Write-offs	(3,984)

Balance as of June 30, 2020	5,214

Allowance for the accounts receivable, other current assets and finance lease receivables recognized for the six months ended June 30, 2019 was 2,286, nil and nil.

(i) Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(i) Revenue recognition (continued)

and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. The Group generally determines standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by the Group to all performance obligations as conditions under ASC 606-10-32-37 are not met.

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities are primarily resulted from the multiple performance obligations identified in the vehicle sales contract, which is recorded as deferred revenue and recognized as revenue based on the consumption of the services or the delivery of the goods.

Vehicle sales

The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a contract. The Group identifies the customers who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(i) Revenue recognition (continued)

Vehicle sales (continued)

household charging pile and charging card, and vehicle internet connection services which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when the Group transfers the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase electric vehicles. For efficiency purpose and better customer service, the Group or Zhengzhou Haima Automobile Co., Ltd. (“Haima Auto”) applies for and collect such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. The Group determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the electric vehicle and the buyer remains liable for such amount in the event the subsidies were not received by the Group.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the vehicle and household charging pile is recognized at a point in time when the control of the vehicle is transferred to the customer and the charging pile is installed at customer’s designated location. For vehicle internet connection service, the Group recognizes the revenue using a straight-line method. For the extended lifetime warranty, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within 4 years or 100,000 kilometers and charging card to be consumed to exchange for charging services, the Group considers a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as advances from customers (accruals and other liabilities). When vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

XPILOT, the Group’s autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. The Group plans to roll out XPILOT 3.0 by early 2021. A customer can subscribe for XPILOT 3.0 by either making a lump sum payment or paying annual installments for a three-year period. XPILOT 3.0 will feature several new functions, including a navigation guided pilot for highway driving and advanced automated parking. Revenue related to XPILOT 3.0 is recognized at a point in time when autonomous driving functionality of XPILOT 3.0 is activated and transferred to the customers.

Other services

The Group provides variable other services to customers including services embedded in a sales contract, supercharging service, maintenance service, ride hailing services and vehicle leasing service.

Services embedded in a sales contract may include free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card and vehicle internet

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(i) Revenue recognition (continued)

Other services (continued)

connection services. Other services also include supercharging service and maintenance service. These services are recognized under ASC 606.

The Group provides ride hailing services with smart commuting solutions to customers by using the Group’s self-owned G3 vehicles and hiring and training drivers employed by third party agents via service agreement. The Group believes it acts as a principal in the ride hailing services as it controls a specified good or service before it is transferred to the customers. The revenue for ride hailing services is recognized overtime in a period when the ride hailing services is consumed under ASC 606.

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

Practical expedients and exemptions

The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. The Group also performs an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price, namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

(j) Research and development expenses

All costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses consist primarily of employee compensation for those employees engaged in R&D activities, design and development expenses with new technology, materials and supplies and other R&D related expenses. For the six months ended June 30, 2019 and 2020, R&D expenses were RMB983,198 and RMB630,578 respectively.

(k) Selling, general and administrative expenses

Sales and marketing expenses consist primarily of employee compensation and marketing, promotional and advertising expenses. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. Selling costs are expenses as incurred. For the six months ended June 30, 2019 and 2020, advertising costs were RMB52,299 and RMB179,380 respectively, and total sales and marketing expenses were RMB257,732 and RMB513,292 respectively.

General and administrative expenses consist primarily of employee compensation for employees involved in general corporate functions and those not specifically dedicated to R&D activities, depreciation and

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(k) Selling, general and administrative expenses (continued)

amortization expenses, legal, and other professional services fees, lease and other general corporate related expenses. For the six months ended June 30, 2019 and 2020, general and administrative expenses were RMB226,326 and RMB285,682 respectively.

(l) Government Grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consist of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as land fulfillment costs related to the manufacturing plant construction of Zhaoqing XPeng (“Zhaoqing manufacturing plant”). Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group, receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific subsidies as other non-current liabilities when received or reduce interest expensed. The specific subsidies are amortized over the depreciation period of associated assets to reduce their depreciation cost. Other subsidies are recognized as other income upon receipt as further performance by the Group is not required.

(m) Share-based compensation

The Group grants restricted share units (“RSUs”), restricted shares and share options (collectively, “Share-based Awards”) to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, Company would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

The fair value of the RSUs and restricted shares were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. The fair value of share options is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

Share options granted to employees:

Since 2015, Chengxing has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an initial public offering (“IPO”) or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an IPO

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (continued)

(m) Share-based compensation (continued)

(collectively, the “Liquidity Event”) to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

On June 28, 2020, the board of directors of the Company approved the 2019 Equity Incentive Plan (“ESOP Plan”) with 161,462,100 Class A ordinary shares reserved. Options, restricted shares, RSUs, dividend equivalents, share appreciation rights and share payments may be granted under the ESOP Plan.

In June 2020, the Group agreed with the participants to cancel the existing stock options granted during the period between 2015 and the first quarter of 2020 along with a concurrent grant of a replacement RSUs (“Replacement”).

Restricted share units granted to employees:

RSUs granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of Liquidity Event to retain the award since no RSU would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. The Group also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of Liquidity Event. Given the vesting of these two types of RSUs granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

Restricted shares granted to two co-founders:

For the six months ended June 30, 2019, two co-founders have agreed that their founders’ shares would be subject to requisite service conditions that shall vest in a certain period. The restricted shares require future requisite service and it does not contain a market or performance condition that must be satisfied before the grant date. Accordingly, no share-based compensation expenses would be recognized prior to the grant date but would be recognized based on the fair value of the shares at the grant date over the requisite service period.

A change in any of the terms or conditions of restricted shares granted to two co-founders is accounted for as a modification of the awards. The cumulative amount of share-based compensation expenses that would be recognized is the original grant-date fair value of the award plus any incremental fair value resulting from the modification. The Group calculates incremental compensation expense of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested restricted shares, the Group recognizes incremental compensation cost in the period when the modification occurs. For restricted shares not being fully vested, the Group recognizes the sum of the incremental compensation expense and the remaining unrecognized compensation expense for the original awards over the remaining requisite service period after modification.

As of December 31, 2019, all the restricted shares of two co-founders have been vested. No restricted shares vested for the six months ended June 30, 2020.

3. Recent Accounting Pronouncements

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, to require financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. Subsequently, the FASB issued ASU

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (continued)

Recently adopted accounting pronouncements (continued)

No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU 2019-10 and ASU 2019- 11 to provide additional guidance on the credit losses standard. The ASUs are effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group adopted the ASU on January 1, 2020, with a cumulative-effect increase of RMB2,074. recorded in accumulated deficit.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the test for goodwill impairment by removing Step 2. An entity will, therefore, perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the fair value, not to exceed the total amount of goodwill allocated to the reporting unit. An entity still has the option to perform a qualitative assessment to determine if the quantitative impairment test is necessary. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is prospective. The Group adopted the ASU on January 1, 2020, which did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is either retrospective or prospective. The Group adopted the ASU on January 1, 2020, which did not have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Group plans to adopt the ASU prospectively on January 1, 2021. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). The amendments in this update clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (continued)

Recently adopted accounting pronouncements (continued)

entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the consolidated financial statements.

4. Concentration and Risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, short-term deposits and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2019, and June 30, 2020, substantially all of the Group’s cash and cash equivalents, restricted cash, and short-term investments were placed with the PRC and international financial institutions. Management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and management periodically reviews these institutions’ reputations, track records, and reported reserves. Management expects that any additional institutions that the Group uses for its cash and bank deposits would be chosen with similar criteria for soundness. Bank failure is uncommon in the PRC and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents, restricted cash, short-term deposits and short-term investments are financially sound based on publicly available information.

(b) Foreign currency exchange rate risk

The revenues and expenses of the Group’s entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The Group’s oversea financing activities are denominated in U.S. dollars. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities and certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies.

5. Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes which inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value. Assets and liabilities that were measured at fair value on a recurring basis were as follows:

	As of December 31, 2019				As of June 30, 2020
	Fair Value	Level I	Level II	Level III	Fair Value	Level I	Level II	Level III
Short-term investments	407,844	—	407,844	—	223,173	—	223,173	—
Derivative liabilities(i)	897,091	—	—	897,091	389,430	—	—	389,430

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

5. Fair Value of Financial Instruments (continued)

(i) In determining the fair value of derivative liabilities, the Company has adopted the equity allocation model. For purposes of determining the redemption right of Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares, on December 31, 2019, April 10, 2020 (the issuance date of Series C), May 11, 2020 (the issuance date of Series C), May 26, 2020 (the issuance date of Series C) and June 30, 2020, the Company re-performed the equity allocation model for Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares in scenarios assuming the redemption feature is removed, the difference between the with embedded redemption features scenario and the without embedded redemption features scenario is considered to be value of the redemption features of the Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares. Such approach involves certain significant estimates which are as follows:

Valuation Date	December 31, 2019	April 10, 2020	May 11, 2020	May 26, 2020	June 30, 2020
Volatility(1)	37.90%	42.38%	42.82%	42.69%	41.75%
Risk-free rate(2)	2.65%	1.10%	1.05%	1.03%	0.97%
Dividend yield(3)	0.00%	0.00%	0.00%	0.00%	0.00%
Time to expiration(4) (in years)	5.37	5.02	4.93	4.89	4.80

(1)	The volatility is estimated based on the historical share price movement of comparable companies for the period of time close to the expected time to exercise.
(2)	The risk-free rate is based on the market yield of US treasury curve with China country risk premium.
(3)	The dividend yield is estimated by the Company based on its expected dividend policy over the contractual term of the options.
(4)	Time to expiration is the time between valuation date and the redemption or liquidation date.

6. Inventory

Inventory consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Raw materials	125,673	292,636
Work-in-process	—	75,245
Finished goods	328,443	406,181

Total	454,116	774,062

Raw materials primarily consist of materials for volume production.

Work-in-process primarily consist of P7 in production which will be transferred into production cost when incurred.

Finished goods primarily consist of vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at its delivery and service centers, vehicle parts and charging piles.

For the six months ended June 30, 2019, inventory write-downs of RMB148,080 mainly due to the phasing out of G3 2019 model were recognized in cost of sales. For the six months ended June 30, 2020, write-downs of inventories to net realizable value amounted to RMB16,000, which were recognized in cost of sales.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

7. Prepayments and Other Current Assets

Prepayments and other current assets consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Receivables from issuance of Preferred Shares	279,048	—
Deductible value-added tax input	437,129	547,462
Deposits	188,190	10,802
Prepayments	80,699	415,476
Others	98,241	50,227

Total	1,083,307	1,023,967

Deposits primarily consist of deposits to suppliers for guarantee of procurement and short-term leases.

Prepayments primarily consist of prepayment for raw materials, marketing and consulting services provided by suppliers.

8. Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Construction in progress	2,236,775	170,103
Buildings	—	825,999
Mold and tooling	497,174	956,519
Vehicles	230,328	232,536
Machinery and equipment	193,889	1,026,993
Leasehold improvements	191,356	196,013
Computer and electronic equipment	54,044	67,220
Charging infrastructure	39,792	42,686
Others	27,770	49,682

Sub-total	3,471,128	3,567,751

Less: Accumulated depreciation	(161,991)	(261,128)
Less: Accumulated impairment	(79,185)	(87,701)

Property, plant and equipment, net	3,229,952	3,218,922

The Group recorded depreciation expenses of RMB53,092 and RMB103,985 for the six months ended June 30, 2019 and 2020, respectively.

Vehicles represent the rides-qualified vehicles operated by the Group for the ride hailing services, certain vehicles under operating lease arrangement with customers and the vehicles used for the Group’s daily operation.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

8. Property, Plant and Equipment, Net (continued)

Construction in progress primarily consists of the construction of Zhaoqing manufacturing plant and mold, tooling, machinery and equipment related to the manufacturing of the Group’s vehicles. For the six months ended June 30, 2019 and 2020, the Group capitalized RMB9,514 and RMB26,351 of interest, respectively. Subsidies for interest expenses capitalized received from government by the Group were recognized to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant. Subsidies for interest expenses received from government by the Group were recognized to reduce the interest expenses after completion of construction. In April 2020, the completed assets are transferred to their respective assets classes.

The accumulated impairment loss was RMB79,185 and RMB87,701 as of December 31, 2019 and June 30, 2020, primarily due to the phasing out of G3 2019 model and associated mold and tooling.

9. Intangible Assets, Net

Intangible assets and related accumulated amortization consisted of the following:

	As of December 31, 2019			As of June 30, 2020
	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount
Finite-lived intangible assets
Software	98,402	(10,009)	88,393	106,783	(16,348)	90,435
License of maintenance and overhauls	2,290	(1,678)	612	2,290	(2,209)	81

Total finite-lived intangible assets	100,692	(11,687)	89,005	109,073	(18,557)	90,516

Indefinite-lived intangible assets
Manufacturing license(i)	—	—	—	494,000	—	494,000
License plate	28,927	—	28,927	28,927	—	28,927

Total indefinite-lived intangible assets	28,927	—	28,927	522,927	—	522,927

Total intangible assets	129,619	(11,687)	117,932	632,000	(18,557)	613,443

The Group recorded amortization expenses of RMB2,686 and RMB7,160 for the six months ended June 30, 2019 and 2020, respectively.

(i) Acquisition and subsequent sale of the 100% equity interest in a company that holds a manufacturing license

On March 12, 2020, the Group entered into a share transfer agreement (the “STA”) to acquire the 100% equity interest in a company (the “Acquiree”) from its shareholders (the “Sellers”) for a total cash consideration of RMB510 million (the “Acquisition”).

In March 2020, as part of the equity purchase, all of the Acquiree’s net assets with a carrying value of RMB8 million which included the manufacturing license were acquired by the Group under the terms of the STA, subject to regulatory approval. In accordance with the STA, on June 6, 2020, immediately after approval from the relevant PRC regulatory authority was granted for the manufacturing license to be transferred from the Acquiree to the Group, the Group sold its 100% equity interest in the Acquiree to the Sellers’ related parties for consideration of RMB16 million, resulting in a sale of all of the Acquiree’s net assets, except for the manufacturing license. Given the acquisition from the Sellers and the subsequent sale to the Sellers’ related parties were in accordance with the terms of the STA, the consideration received of RMB16 million, in substance, represents an adjustment or reduction to the total cash consideration of RMB510 million incurred

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

9. Intangible Assets, Net (continued)

(i) Acquisition and subsequent sale of the 100% equity interest in a company that holds a manufacturing license (continued)

by the Group for the manufacturing license. The net effect of the series of transactions outlined above is that only the manufacturing license was acquired and retained by the Group. The Group determined that it was the nominee shareholder of the Acquiree during the period from acquisition to the sale of the Acquiree after regulatory approval was obtained for the transfer of the manufacturing license to the Group, approximately three months. During this period, the Group was not entitled to any of the economic results of the Acquiree. In accordance with ASC 810, the Group did not obtain a controlling financial interest in the Acquiree during this period, and accordingly, did not consolidate the financial statements of the Acquiree.

The Acquisition is determined to be an asset acquisition as the Group did not obtain a controlling financial interest in the Acquiree upon closing of the Acquisition in May 2020. On the basis above, the Group accounted for the acquisition of the manufacturing license as an intangible asset with a total cost of RMB494 million. The useful life of the license is assessed as indefinite as there is no limit to the valid period of the license under the relevant PRC laws and regulations.

Out of the initial cash consideration of RMB510 million, RMB100 million was paid in December 2019, RMB100 million was paid in March 2020, RMB100 million was paid in April 2020 and RMB100 million was paid subsequently in July 2020, and RMB110 million was paid subsequently in August 2020. For the repurchase consideration of RMB16 million due from the Sellers’ related parties, RMB10 million was received in June 2020.

10. Land Use Rights, Net

Land use rights and related accumulated amortization consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Land use rights	264,886	264,886
Less: Accumulated amortization	(9,629)	(12,290)

Total land use rights, net	255,257	252,596

The Group recorded amortization expenses for land use rights of RMB2,661 and RMB2,661 for the six months ended June 30, 2019 and 2020, respectively.

11. Other Non-current Assets

Other non-current assets consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Prepayment for acquisition of assets	100,000	—
Long-term deposits	29,316	46,222
Prepayments for purchase of property, plant and equipment	7,159	8,341
Others	1,037	2,469

Total	137,512	57,032

Long-term deposits primarily consist of deposits for offices and retail and service centers which will not be collectable within one year.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

12. Accruals and Other Liabilities

Accruals and other liabilities consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Payables for purchase of manufacturing license	—	210,000
Payables for purchase of property, plant and equipment	831,644	822,317
Payable for research and development expenses	257,473	219,742
Employee compensation payable	199,515	224,375
Accrued expenses	107,712	90,098
Noncontrolling interests(i)	98,010	98,010
Payables for marketing events	83,552	87,572
Deposits from third parties	62,696	88,976
Advances from customers	37,478	143,729
Interest payables	23,315	24,044
Warranty	8,380	14,682
Others	46,220	53,716

Total	1,755,995	2,077,261

As of June 30, 2020, payables for purchase of manufacturing license represented the payables for an acquisition of a Company that holds a manufactory license.

Accrued expenses primarily reflected receipts of goods and services that the Group had not been invoiced yet. As the Group are invoiced for these goods and services, this balance will reduce and accounts payable will increase.

(i)

On September 19, 2019, the Group entered into a partnership agreement with Guangzhou Industrial Transformation and Upgrading Development Fund Co., Limited (“Industrial Fund”) and Shenzhen Antuo Hengyuan Fund management Co., Limited (“Shenzhen Antuo”) to set up a limited liability partnership entity (the “Kunpeng Kechuang LLP”). Industrial Fund and Shenzhen Antuo subscribed for RMB98,000 and RMB10 paid in capital in Kunpeng Kechuang LLP with 24.5% and 0.0025%, of the shares, respectively. On October 22, 2019 and October 24, 2019, Industrial Fund and Shenzhen Antuo injected RMB98,000 and RMB10 in cash to Kunpeng Kechuang LLP, respectively. Pursuant to the investment agreement, Industrial Fund and Shenzhen Antuo do not have substantive participating rights to Kunpeng Kechuang LLP nor are able to transfer their interest in Kunpeng Kuchuang LLP to other third party. In addition, at any time within three years the Group is entitled to upon its request or is obligated to upon Industrial Fund’s request to purchase from Industrial Fund all of its interest in Kunpeng Kechuang LLP at its investment amount paid plus interest calculated at the current annual interest rate of the 3-year Treasury Bond in the PRC. Upon exit of Industrial Fund, Kunpeng Kechuang LLP will be dissolved and Shenzhen Antuo will be entitled to its investment amount paid amounted to RMB10. As such, the Group consolidates Kunpeng Kechuang LLP. The investments by Industrial Fund and Shenzhen Antuo are accounted for as a liability because liability classification is required when the Group enters into a purchased call and written put with the noncontrolling interests holders, and the put and call have the same fixed exercise price and exercise date.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

13. Borrowings

Borrowings consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Current
Short-term borrowings:
Bank loans	419,950	277,465

	419,950	277,465
Current portion of long-term borrowings	60,000	60,000

Total current borrowings	479,950	337,465

Non-Current
Long-term borrowings:
Bank loans	90,000	89,980
Other loans	1,600,000	1,600,000

Total non-current borrowings	1,690,000	1,689,980

Total borrowings	2,169,950	2,027,445

As of December 31, 2019, the Group obtained short-term borrowings from five banks of RMB419,950 in aggregate. The effective interest rate of these borrowings is 3.92% to 4.57% per annum.

As of June 30, 2020, the Group obtained short-term borrowings from five banks of RMB277,465 in aggregate. The effective interest rate of these borrowings is 3.92% to 4.50% per annum.

As of December 31, 2019, the Group entered into long-term loan agreements with a bank in the PRC of total principals of RMB150,000, subject to a fixed interest rate of 4.99% per annum, and with a maturity date from January 22, 2020 to November 20, 2022. As of December 31, 2019, the principal amount of RMB60,000 was due within 12 months after the reporting period and presented as current liabilities in the consolidated balance sheet. As of June 30, 2020, the principal amount of RMB60,000 was due within 12 months after the interim period and presented as current liabilities, RMB89,980 was due after 12 months and presented as non-current liabilities in the unaudited condensed consolidated balance sheet.

In May 2017, Zhaoqing XPeng obtained a facility, specified for expenditures of the construction of Zhaoqing manufacturing plant, of up to RMB1,600,000 from Zhaoqing High-tech Zone Construction Investment Development Co., Ltd. As of December 31, 2019, and June 30, 2020, the aggregated drawdown amounted to RMB1,600,000 and RMB1,600,000 respectively. Out of the borrowing amounting to RMB1,600,000 in aggregate, RMB500,000, RMB500,000 and RMB600,000 mature 6 years, 7 years and 8 years, respectively, since the commencement of production of the Zhaoqing manufacturing plant. The interest rate of these loans is 4.90% per annum. Moreover, the Group received subsidies from government for interest expenses incurred associated with this borrowing. For the year/period ended December 31, 2019 and June 30, 2020, upon the acceptance of subsidy application by government, the Group recognized the subsidies to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant or reduce related interest expenses as incurred if any.

Certain of the Group’s banking facilities are subject to the fulfillment of covenants relating to the Group’s financial position and results, as are commonly found in lending arrangements with financial institutions. If the

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

13. Borrowings (continued)

Group were to breach the covenants, the drawn down facilities would become payable on demand. The Group regularly monitors its compliance with these covenants. As of December 31, 2019, and June 30, 2020, none of the covenants relating to drawn down facilities had been breached.

The carrying value of the borrowings approximates its fair value as of December 31, 2019 and June 30, 2020. The interest rates under the loan agreements with the banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level II.

14. Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	As of December 31,	As of June 30,
	2019	2020
Government grants	46,798	2,400
Warranty	26,217	33,304

Total	73,015	35,704

15. Revenues

Revenues by source consisted of the following:

	For the six months ended June 30,
	2019	2020
Vehicle sales	1,197,499	913,269
Services and others	33,993	89,581

Total	1,231,492	1,002,850

16. Deferred Revenue

The following table shows a reconciliation in the current interim period related to carried-forward deferred revenue.

	For the Six Months Ended June 30,
	2019	2020
Deferred revenue - beginning of period	2,366	85,498
Additions	1,012,472	844,407
Recognition	(928,384)	(815,356)

Deferred revenue - end of period	86,454	114,549

Deferred revenue represents the transaction price allocated to the performance obligations that are unsatisfied, which primarily arises from the undelivered vehicles, charging piles, free charging within 4 years or 100,000 kilometers, the extended lifetime warranty, option between household charging pile and charging card as well as vehicle internet connection services.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

16. Deferred Revenue (continued)

The Group expects that 37% of the transaction price allocated to unsatisfied performance obligations which were accounted for as deferred revenue as of June 30, 2020 will be recognized as revenue during the period from June 30, 2020 to June 30, 2021. The remaining 63% will be substantially recognized during the period from July 1, 2021 to December 31, 2030.

17. Convertible Redeemable Preferred Shares

Series A Preferred Shares

On June 9, 2017, the Group issued 1,102,710 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB168,000, or RMB152 per share. These 1,102,710 Series A Preferred Shares were split into 27,567,750 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On November 27, 2017, the Group issued 2,021,635 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB308,000, or RMB152 per share. These 2,021,635 Series A Preferred Shares were split into 50,540,875 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-1 Preferred Shares

On January 5, 2018, the Group issued 2,712,095 Series A-1 Preferred Shares in exchange for an aggregate cash consideration of RMB460,000, or RMB170 per share. These 2,712,095 Series A-1 Preferred Shares were split into 67,802,375 Series A-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-2 Preferred Shares

On January 5, 2018, the Group issued 466,856 Series A-2 Preferred Shares in exchange for an aggregate cash consideration of RMB100,000, or RMB214 per share. These 466,856 Series A-2 Preferred Shares were split into 11,671,400 Series A-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B Preferred Shares

On March 26, 2018, the Group issued 6,419,268 Series B Preferred Shares in exchange for an aggregate cash consideration of RMB2,200,000, or RMB343 per share. These 6,419,268 Series B Preferred Shares were split into 160,481,700 Series B Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-1 Preferred Shares

On August 1, 2018, the Company issued 5,330,910 Series B-1 Preferred Shares in exchange for an aggregate cash consideration of RMB2,900,000, or RMB544 per share. These 5,330,910 Series B-1 Preferred Shares were split into 133,272,750 Series B-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-2 Preferred Shares

On August 1, 2018, the Company issued 1,526,543 Series B-2 Preferred Shares in exchange for an aggregate cash consideration of RMB955,000, or RMB626 per share. These 1,526,543 Series B-2 Preferred Shares were

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

Series B-2 Preferred Shares (continued)

split into 38,163,575 Series B-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series C Preferred Shares

On December 2, 2019, the Company issued 3,183,626 Series C Preferred Shares in exchange for an aggregate cash consideration of US$300,000, equivalent to RMB2,107,860, or US$94, equivalent to RMB662 per share. These 3,183,626 Series C Preferred Shares were split into 79,590,650 Series C Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On April 10, 2020, the Company issued 26,137,425 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$98,519, equivalent to RMB693,123, or US$3.77 equivalent to RMB27 per share.

On May 11, 2020, the Company issued 795,907 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$3,000, equivalent to RMB21,231, or US$3.77, equivalent to RMB27 per share.

On May 26, 2020, the Company issued 318,363 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$1,200, equivalent to RMB8,555, or US$3.77, equivalent to RMB27 per share.

The key terms of the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series C Preferred Shares (collectively referred as the “Preferred Shares”) are summarized as follows.

Conversion feature

Each Preferred Share shall automatically be converted into Class A Ordinary Shares at the Conversion Price at the time in effect immediately upon the earlier of (a) the consummation of a Qualified IPO; and (b) the date specified by written consent or agreement of 80% holders of each series.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) reorganizations, mergers, consolidations or sales of Assets, (ii) certain issuances of shares below the Conversion Price, (iii) share dividends, subdivisions and combinations of Class A ordinary shares, (iv) other distributions or (v) reclassification or recapitalization of Class A ordinary shares.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

Redemption feature

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares

Upon issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares, the Company shall redeem, all of the outstanding Preferred Shares held by the requesting holder upon the written request of such holder, at any time after the earliest to occur of: (1) the Company fails to complete a Qualified IPO on or prior to April 16, 2025; (2) a breach by any of the Company, Principal Shareholders or the ESOP Holdco, where applicable, of its obligations that will have a material adverse effect to the Group; (3) A certain shareholder having requested the Company to redeem all or a portion of its shares after the occurrence of the Company’s failure to cure, within a reasonable cure period, after the occurrence of a breach by any of the Company, Principal Shareholders or the ESOP Holdco, if where applicable, of its obligations under the specified agreements has, individually or together, caused a material adverse effect on the certain shareholder’s business, goodwill, or brand (“A Certain Shareholder Redemption Event”).

The redemption amount payable for each Preferred Share upon exercise of the redemption option by the holder, will be an amount equal to the greater of (a) 120% of the Original Issue Price of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon the issuance of Series C, the redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon redemption event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the redemption of the Series B-2 Preferred Shares shall rank pari passu with the redemption of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the redemption of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

If any holder of outstanding Preferred Shares chooses to redeem and the Company does not have sufficient funds to pay the Redemption Price, such holder may sell its interests to a third party. If the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares.

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares

Prior to the issuance of Series A-1 and A-2 Preferred Shares, the Company shall redeem, at the option of the holder, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; (2) any sale, conveyance, lease or disposition of all or substantially all of the Group Companies’ assets to a third party other than a Group Company; (3) any acquisition, amalgamation, scheme of arrangement or merger of the Company or other Group Company, which the Persons having Control over the Company or such other Group Companies will discontinue to have Control over the surviving entity; and (4) A Certain Shareholder Redemption Event.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

Redemption feature (continued)

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares (continued)

Upon issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares, the Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; and (2) A Certain Shareholder Redemption Event.

The redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

Liquidation preferences

Liquidation Event means any of the following events: (i) any liquidation, dissolution or winding up of the Company, (ii) any sale, conveyance, lease or disposition of all or substantially all of the Group’s assets (including by means of an exclusive licensing of all or substantially all of the Group’s intellectual property or similar arrangement) to a third party other than the Group; and (iii) any acquisition, amalgamation, scheme of arrangement or merger of the Company or the Group by or with another entity where the gross or net value of the assets or equities being acquired represents more than 50% of the consolidated total assets or the consolidated net assets of the Group, by means of any transaction or series of related transactions to which the Company or such other Group Company, as applicable, is a party (other than a transaction or series of transactions in which the Persons having Control over the Company or such other Group Companies will continue to have Control over the surviving entity), Provided, however, that the events set forth in the foregoing (ii) or (iii) shall not be deemed a Liquidation Event unless the Majority Preferred Holders have, by written notice to the Company, determined that such events constitute a Liquidation Event. The occurrence of a Liquidation Event will trigger redemption and liquidation of net assets of the Company and distribution of the proceeds to redeem all the Company’s equity securities in accordance with the seniority described below, not the Preferred Shares.

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation Event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the liquidation preference of the Series B-2 Preferred Shares shall rank pari passu with the liquidation preference of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the liquidation preference of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

The holders of Preferred Shares and the ordinary shares shall be entitled to receive an amount per share equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

Liquidation preferences (continued)

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Ordinary Shares, the remaining assets of the Company available for distribution to Shareholders, if any, shall be distributed to the holders of Class A and Class B Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Shares then held by each holder on an as converted basis.

Dividends rights

Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any declaration or payment of any cash or non-cash dividend on the Ordinary Shares, but pari passu with other holders of Preferred Shares, noncumulative dividends at a simple rate of four percent (4%) per annum of the Original Issue Price of such Preferred Shares on each such Preferred Share held by such holder, payable when, as and if declared by the Board. Notwithstanding the foregoing, if the Board shall declare dividends on Ordinary Shares, each holder of any Preferred Shares shall be entitled to receive the higher of (i) four percent (4%) of the Original Issue Price of such Preferred Share, and (ii) the amount of dividends in respect of the Ordinary Shares into which such Preferred Share is then convertible.

Voting rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 4 out of 7 directors of the Board.

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares

Prior to issuance of Series A-1 and A-2

The Company classified the Series A Preferred Shares as mezzanine equity in the unaudited condensed consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series A-1 and A-2

The issuance of Series A-1 and A-2 Preferred Shares concurrently amended terms of Series A Preferred Shares. Key changes include 1) changing from all shareholders sharing net asset on pro rate basis upon liquidation to having liquidation preference based on the formula and a distribution waterfall and 2) under the liquidation event, an investor shall receive an amount equal to the higher of a) 120% of the original investment amount, and 2) 100% of the original investment plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. The management assessed the amendments quantitatively using the fair value model to Series A and concluded Series A should be accounted for as an extinguishment based on the assessment.

Post issuance of Series A-1 and A-2, the Company classified the Series A, Series A-1 and A-2 Preferred Shares as mezzanine equity in the unaudited condensed consolidated balance sheets because they were

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares (continued)

Upon issuance of Series A-1 and A-2 (continued)

contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series B

The issuance of Series B Preferred Shares concurrently amended terms of Series A, A-1 and A-2 Preferred Shares. Key changes include (i) under a redemption event, if any holder of outstanding Preferred Shares chooses to sell its interests to a third party but the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares; (2) if the Company fails to complete a Qualified IPO on or prior to April 16, 2025, the redemption event is triggered.

Upon the amendment, the time-based redemption right of Series A, A-1 and A-2 Preferred Shares, was deemed to have the characteristic of net settlement, and therefore the redemption right met the definition of a derivative. Accordingly, this feature was bifurcated and accounted for as a derivative liability, initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the feature is not considered clearly and closely related to the host. The Company concluded that the amendment to Series A, A-1 and A-2 should be accounted for as an extinguishment or modification based on its assessment on the amendments both qualitatively and quantitatively.

Post issuance of Series B

The net settlement mechanism of the redemption right described earlier exist in Series B, B-1, B-2 and C Preferred Shares subsequently issued. Therefore, the redemption right of Series B, B-1 and B-2 also met the definition of a derivative and was bifurcated and accounted for as derivative liabilities, which are initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the host contract of the Preferred Shares is considered to be an equity host and the redemption feature is not clearly and closely related to the host contract. The initial carrying value for each series of Preferred Shares recorded in mezzanine equity is allocated on a residual basis, after the recognition of the redemption option at its fair value upon bifurcation. The mezzanine equity component is subsequently accreted to the amount equals to redemption value of each series of Preferred Shares, less the-then fair value of the derivative liability using the interest method.

Accounting for a put option of an investor

In April 2020, the Company issued certain Series C to an investor, which is a fund (“Investor Fund”) owned by a partnership. As part of the arrangement, the Company provided a put option to a limited partner (“LP”) of the Investor Fund pursuant to which the LP shall have the right to redeem its LP interests in the Investor Fund (not Series C issued by the Company) with the principal amounted to RMB300,000 plus 8% annualized interest (“Fund Redemption Price”) in the event the Company was not able to reach a business agreement with the LP on or before December 31, 2020. The redemption right of the LP is accounted for as a freestanding put option at fair value, which was immaterial as of June 30, 2020.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Convertible Redeemable Preferred Shares (continued)

The Company’s Preferred Shares activities for the six months ended June 30, 2019 and 2020 are summarized as follows:

	Series A		Series A-1		Series A-2		Series B		Series B-1		Series B-2		Series C		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balances as of December 31, 2018	78,108,625	532,353	67,802,375	498,581	11,671,400	108,002	160,481,700	2,274,403	133,272,750	2,685,499	38,163,575	880,635	—	—	489,500,425	6,979,473

Accretion on Preferred Shares to redemption value post extinguishment	—	38,247	—	35,946	—	7,661	—	150,995	—	132,790	—	31,554	—	—	—	397,193
Repurchase of the Preferred Shares	—	—	—	—	—	—	—	—	—	—	(2,197,900)	(48,447)	—	—	(2,197,900)	(48,447)

Balances as of June 30, 2019	78,108,625	570,600	67,802,375	534,527	11,671,400	115,663	160,481,700	2,425,398	133,272,750	2,818,289	35,965,675	863,742	—	—	487,302,525	7,328,219

Balances as of December 31, 2019	78,108,625	597,559	67,802,375	559,654	11,671,400	121,257	160,481,700	2,562,098	133,272,750	3,080,443	35,965,675	952,068	79,590,650	1,820,399	566,893,175	9,693,478

Issuance of Series C Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	27,251,695	624,287	27,251,695	624,287
Accretion on Preferred Shares to redemption value post extinguishment	—	49,143	—	46,144	—	10,190	—	238,404	—	392,831	—	120,535	—	423,490	—	1,280,737

Balances as of June 30, 2020	78,108,625	646,702	67,802,375	605,798	11,671,400	131,447	160,481,700	2,800,502	133,272,750	3,473,274	35,965,675	1,072,603	106,842,345	2,868,176	594,144,870	11,598,502

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

18. Ordinary Shares

As detailed in Note 17, upon closing of the issuance of Series C Preferred Shares on December 2, 2019, the Company adopted a dual voting structure on its shares and the Company’s ordinary shares were divided into Class A and Class B ordinary shares, accordingly.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share in all shareholders’ meetings, while holders of Class B ordinary shares are entitled to five votes per share.

After a share split effective on March 30, 2020, the Company authorized 3,492,799,650 Class A and 750,000,000 Class B ordinary shares of par value US$0.00001.

As of December 31, 2019, 131,955,575 Class A ordinary shares had been issued, 31,513,000 Class A ordinary shares outstanding and 331,234,375 Class B ordinary shares had been issued and outstanding.

The Company repurchased and cancelled 100,442,575 Class A ordinary shares with a par value of US$0.00001 per share which are currently held by Success Sharing Development Holding Limited on June 28, 2020. On the same day, 17,643,400 of Class A ordinary shares at par value of US$0.00001 per share was issued to Quack Holding Limited and 33,349,070 Class A Ordinary Shares at par value of US$0.00001 per share was issued to XPeng Fortune Holding Limited.

As of June 30, 2020, 82,505,470 Class A ordinary shares had been issued, 31,513,000 Class A ordinary shares outstanding and 331,234,375 Class B ordinary shares had been issued and outstanding.

19. Share-based Compensation

(a) Share options

During the period between 2015 and the first quarter of 2020, the Group granted share options to the employees to purchase its shares. One share option represents a right to purchase one Class A ordinary share of the Group with exercise price of RMB0.0004. The share options include both service condition and performance condition. For service condition, there are three types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for four years thereafter; (ii) 40% of the share options shall become vested on the grant date and 15% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter; (iii) 85% of the share options shall become vested on the grant date and 3.75% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh anniversary of the vesting commencement date, all share options, even those for which the service condition have been satisfied, shall be forfeited.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Share-based Compensation (continued)

(a) Share options (continued)

Activities of the Group’s share options for the six months ended June 30, 2019 and 2020 were as follow:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life In Years
		RMB
Outstanding as of December 31, 2018	75,091,640	0.0004	5.56
Granted	6,917,000	0.0004
Forfeited	(3,211,070)
Outstanding as of June 30, 2019	78,797,570	0.0004	5.34
Replacement	(78,797,570)
Outstanding as of June 30, 2020	—	—	—

Expected to vest as of June 30, 2019	72,493,764

No share-based compensation expenses was recognized for share options for the six months ended June 30, 2019. As of June 30, 2019, there were RMB186,590 of unrecognized share-based compensation expenses in relation to the share options granted to the Group’s employees, out of which, unrecognized share-based compensation expenses of RMB74,323 in relation to share options for which the service condition had been met and are expected to be recognized when the performance condition is achieved.

In June, 2020, the Group agreed with the participants to cancel the existing stock options granted during the period between 2015 and the first quarter of 2020 along with a concurrent grant of a replacement RSUs. As of June 30, 2020, no share option was outstanding.

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

For the six months ended June 30, 2019
Expected term (years)	7
Exercise price (RMB)	0.0004
Fair value of the ordinary shares on the date of option grant (RMB)	8.36 ~ 8.53
Risk-free interest rate	3.10% ~ 3.31%
Expected dividend yield	0.00%
Expected volatility	33.35% ~ 33.56%

Notes:

(i) The risk-free interest rate of periods within the contractual life of the share option based on the market yield of US Treasury Curve adjusted with the China country risk premium.

(ii) The dividend yield was estimated by the Company based on its expected dividend policy over the contractual term of the options.

(iii) The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(iv) Expected term is the contract life of the options.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Share-based Compensation (continued)

(b) Restricted share units and restricted shares upon and subsequent to the Replacement

After the Replacement mentioned in note 2(m), all share options granted during the period between 2015 and the first quarter of 2020 were replaced by 75,010,330 RSUs and 17,643,400 restricted shares.

The Replacement did not change the classification and vesting condition of Share-based Awards as equity instruments. No incremental fair value was recognized immediately before and after the Replacement. Therefore, the replacement awards should be accounted for in the same way as its original awards.

Additional RSUs were granted to the employees in 2020. One RSU represents a right relating to one class A ordinary share of the Group with a par value of US$0.00001 per share.

The RSUs primarily include both service condition and performance condition. For service condition, vesting schedules include: (i) vesting schedules mentioned in note 19(a); (ii) 25% of the RSUs shall become vested on the first anniversary of the vesting commencement date, and the remaining 75% of the RSUs shall become vested in equal installments on each quarterly anniversary of the vesting commencement date for three years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven or ten years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh or tenth anniversary of the vesting commencement date, all RSUs, even those for which the service condition has been satisfied, shall be forfeited.

The Group also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of the Liquidity Event.

Activities of the Group’s RSUs for the six months ended June 30, 2020 were as follow:

	Number of restricted share units	Weighted average grant- date fair value
		RMB
Outstanding as of December 31, 2019	—	—
Replacement	75,010,330	4.87
Granted	7,398,820	25.20
Forfeited	(1,608,380)	7.06
Outstanding as of June 30, 2020	80,800,770	6.68

Expected to vest as of June 30, 2020	74,336,708	6.68

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Share-based Compensation (continued)

(b) Restricted share units and restricted shares upon and subsequent to the Replacement (continued)

Activities of the Group’s restricted share for the six months ended June 30, 2020 were as follow:

	Number of restricted shares	Weighted average grant- date fair value
		RMB
Outstanding as of December 31, 2019	—	—
Replacement	17,643,400	2.51
Outstanding as of June 30, 2020	17,643,400	2.51

No share-based compensation expenses was recognized for restricted share units and restricted shares upon and subsequent to the Replacement for the six months ended June 30, 2020. As of June 30, 2020, total unrecognized compensation expense relating to the restricted share units and restricted shares upon and subsequent to the Replacement was RMB584,413, out of which, unrecognized share-based compensation expenses of RMB210,305 in relation to restricted share units and restricted shares upon and subsequent to the Replacement for which the service condition had been met and are expected to be recognized when the performance condition is achieved. The expense is expected to be recognized over a weighted average period of 1.57 years using the graded-vesting attribution method.

(c) Restricted shares

On May 7, 2016, two co-founders entered into an arrangement with other investors of the Company, and 75% of their 80,000,000 ordinary shares (“Restricted Shares”) would be subject to requisite service conditions, which shall vest 25%, 25% and 25% in 2016, 2017 and 2018.

On January 5, 2018, two co-founders entered into an arrangement with other investors of the Company, and the number of Restricted Shares is modified to one-third of their ordinary shares held as of January 5, 2018, which is 26,666,675 shares. 50% of the Restricted Shares shall become vested on each anniversary of January 5, 2018 for 2 years thereafter.

As of January 5, 2018, only 50% of the Restricted Shares, which is 40,000,000 shares, were vested. Before the modification, there were 40,000,000 unvested Restricted Shares, among which 20,000,000 Restricted Shares to be vested on January 9, 2018 and 20,000,000 Restricted Shares to be vested on January 8, 2019. Upon the modification, there were 26,666,675 unvested Restricted Shares, and each 13,333,325 Restricted Shares to be vested on January 5, 2019 and January 5, 2020, respectively. There were effectively two modification in the arrangement. Since the Restricted Shares after modification are still subject to the service condition, excess of the fair value of the modified awards over the fair value of the original awards immediately before the terms are modified at the modification date is considered immaterial. For the reduction of 13,333,325 shares, which is the difference of unvested 40,000,000 shares and 26,666,675 shares, it is effectively a modification to shorten the requisite service period ending from January 9, 2018 to January 5, 2018. Share-based compensation expenses was recognized immediately. Given there is no future requisite service period for the 13,333,325 shares, there is no incremental expense to be further recognized. For the remaining 26,666,675 unvested Restricted Shares, the requisite service period was extended. Unrecognized share-based compensation expenses was recognized over the remaining two years of modified requisite service period.

On March 26, 2018, two co-founders entered into an arrangement with other investors of the Company, and Restricted Shares would be subject to requisite service conditions. 50% of the Restricted Shares shall become

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Share-based Compensation (continued)

(c) Restricted shares (continued)

vested on each anniversary of January 1, 2018 for 2 years thereafter. Pursuant to the arrangement, the vesting commencement date is changed from January 5, 2018 to January 1, 2018, it is effectively a modification to shorten the requisite service period. Share-based compensation expenses was recognized over the modified requisite service period.

Vesting schedule of the Restricted Shares for the six months ended June 30, 2019 and 2020 was as follow:

	Number of shares	Weighted average grant date fair value
		RMB
Unvested as of December 31, 2018	13,333,325	10.16
Vested	—	—

Unvested as of June 30, 2019	13,333,325	10.16
Vested	(13,333,325)	—

Unvested as of June 30, 2020	—	—

Share-based compensation amounted to RMB256 and nil in relation to the Restricted Shares was recognized during six months ended June 30, 2019 and 2020, respectively.

As of December 31, 2019, all the restricted shares of two co-founders have been vested. No restricted shares vested for the six months ended June 30, 2020.

20. Taxation

Income taxes

Current and deferred income tax expense for the six months ended June 30, 2019 and 2020 was nil.

21. Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the six months ended June 30, 2019 and 2020 as follows:

	For the six months ended June 30,
	2019	2020
Numerator:
Net loss	(1,918,329)	(795,803)
Accretion on Preferred Shares to redemption value	(397,193)	(1,280,737)
Deemed contribution from repurchase of Preferred Shares	9,969	—

Net loss attributable to ordinary shareholders of XPeng Inc.	(2,305,553)	(2,076,540)

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	349,414,050	362,747,375

Basic and diluted net loss per share attributable to ordinary shareholders of XPeng Inc.	(6.60)	(5.72)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Loss Per Share (continued)

For the six months ended June 30, 2019 and 2020, the Company had potential ordinary shares, including non-vested restricted shares, share options and RSUs granted, and Preferred Shares. As the Group incurred losses for the six months ended June 30, 2019 and 2020, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested share options excluded from the calculation of diluted net loss per share of the Company were 100,442,575 as of June 30, 2019 and the weighted-average numbers of non-vested RSUs excluded from the calculation of diluted net loss per share of the Company were 549,710 as of June 30, 2020. The weighted-average numbers of non-vested restricted shares excluded from the calculation of diluted net loss per share of the Company were 13,333,325 as of June 30, 2019 and 290,825 as of June 30, 2020. Preferred Shares to be converted into ordinary shares were 489,281,849 as of June 30, 2019 and 578,955,379 as of June 30, 2020 on a weighted average basis.

22. Related parties

The principal related parties with which the Group had transactions during the interim periods presented are as follows:

Name of Entity or Individual	Relationship with the Company
Mr. Xiaopeng He	Principal Shareholder of the Company, Chairman of the Board and Chief Executive Officer
Alibaba Group	Principal Shareholder

(1) Transaction with related parties:

	For the six months ended June 30,
	2019	2020
Loans from a shareholder	—	1,063,434
Repayment of loans from a shareholder	—	1,063,434
Interest expense on the loans from a shareholder	—	5,922
Operation support services provided by Alibaba Group	6,702	9,882
Rental expenses to a shareholder	—	5,074

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Related parties (continued)

(2) Amount due from/to related parties:

	As of December 31,	As of June 30,
	2019	2020
Amount due from related parties consisted of the following：
Mr. Xiaopeng He	20,425	—
Alibaba Group	2,180	4,684

Total	22,605	4,684

Amount due to related parties consisted of the following：
Mr. Xiaopeng He	—	5,531
Alibaba Group	678	4

Total	678	5,535

As of December 31, 2019, amount due from a related party represents the deposit and prepayment paid on behalf of Mr. Xiaopeng He, a principal shareholder of the Company, Chairman of the Board and Chief Executive Officer.

23. Commitments and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the unaudited condensed consolidated financial statements are as follows:

	As of December 31,	As of June 30,
	2019	2020
Property, plant and equipment	160,844	84,262

Investments	410,000	—

(b) Purchase commitments

Purchase expenditures contracted for at the balance sheet dates but not recognized in the unaudited interim condensed consolidated financial statements are as follows:

	As of December 31,	As of June 30,
	2019	2020
Purchase commitments on purchase of raw materials	—	346,869

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

24. Subsequent events

(a) Issuance of Additional Series C Preferred Shares

In July and August 2020, the Company issued a total of 207,588,515 Series C Preferred Shares for an aggregate consideration of US$900,000, equivalent to RMB6,271,720.

(b) Updates of the Impact of COVID-19

Starting from January 2020, it was reported that a novel strain of coronavirus, later named COVID-19, spread worldwide. In an effort to halt the outbreak, the PRC government placed significant restrictions on travel within China and closed certain businesses.

The COVID-19 has impact on China’s auto industry in general and the production and delivery of vehicles of the Group. While the Group has resumed normal business operations, the Group has experienced certain disruptions in its operations as a result of the government imposed suspensions due to COVID-19 outbreak in China. A substantial number of its offices and stores, as well as both of its manufacturing facilities, were closed for certain periods in February and March of 2020. As a result, the Group’s vehicle delivery for the first quarter decreased and were lower than expectation before the COVID-19 outbreak. Furthermore, while the outbreak has not materially and adversely affected the Group’s supply chain as of the date hereof due to its advanced planning and effective supplier management, it may affect future delivery of components from certain suppliers that are currently suspended in production.

As a result of the outbreak of COVID-19, the Group’s business, results of operation, financial position and cash flows were adversely affected in the first quarter of 2020 with potential continuing impact on subsequent periods, including but not limited to the adverse impact on the Group’s revenues and operating cash flows. The extent to which COVID-19 impacts the business and financial results of the Group in the longer term will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The Group will continue to evaluate the impact on the results of operation, financial position and cash flows of the Group and react actively as the situation evolves.

(c) Issuance of New Restricted Share Units

In July 2020, the Group granted 30,697,585 RSUs under the ESOP Plan to its employees. These RSUs include two types of vesting condition: (i) 25% of the RSUs shall become vested on each anniversary of the vesting commencement date for four years thereafter through the satisfaction of the occurrence of Liquidity Event; (ii) immediately vested at the grant date with no vesting condition.

(d) Reclassification and re-designation of ordinary shares

Pursuant to the seventh amended and restated memorandum and articles of association, which was approved by the Board of Directors on August 20, 2020 and effective immediately prior to the completion of an IPO, the Company shall reclassify and redesignate its ordinary shares into Class A, Class B and Class C ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share and holders of Class C ordinary shares are entitled to five votes per share upon the completion of an IPO.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

25. Unaudited pro forma balance sheet and loss per share for conversion of preferred shares

Pursuant to the Company’s memorandum and articles of association, the Company’s Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares will be automatically converted into ordinary shares upon the closing of a qualified IPO.

The unaudited pro forma balance sheet as of June 30, 2020 presents an adjusted financial position as if the conversion of the preferred shares into ordinary shares occurred on June 30, 2020. Accordingly, the carrying value of the preferred shares and the relevant derivative liabilities, in the amount of RMB11,598,502 and RMB389,430, were reclassified from preferred shares and derivative liabilities to ordinary shares and additional paid-in capital for such pro forma presentation.

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share for the year ended June 30, 2020 after giving effect to the assumption that all Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C have been converted into ordinary shares as if the conversion occurred as of the beginning of the period or the original date of issuance, if later:

For the six months ended June 30, 2020
Numerator:
Net loss attributable to ordinary shareholders	(2,076,540)
Pro forma effect of conversion of Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares
—Accretion on Preferred Shares to redemption value	1,280,737
—Fair value gain on derivative liabilities	(618,442)

Pro forma net loss attributable to ordinary shareholders—basic and diluted	(1,414,245)
Denominator:
Denominator for basic calculation—weighted average number of ordinary shares outstanding	362,747,375
Pro forma effect of conversion of Series A, Series A-1, Series A-2, Series B, Series B-1, Series B-2 and Series C Preferred Shares	578,955,379

Denominator for pro forma basic and diluted calculation	941,702,754
Pro forma basic and diluted net loss per share attributable to ordinary shareholders	(1.50)

The effects of all outstanding restricted shares and RSUs with a performance condition of an IPO and the related share-based compensation expenses were excluded from the computation of diluted pro-forma net loss per share for the six months ended June 30, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Under the form of indemnification agreements to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

We are incorporated as XPeng Inc. in December 2018 and has since then issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. As we effected a share split on March 30, 2020, through which each one of the previously issued ordinary shares and preferred shares was split into 25 ordinary shares and preferred shares, respectively, the following share numbers have given effect to such share split.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Simplicity Holding Limited	December 27, 2018	230,234,375 ordinary shares(1)	US$51,596,941.03	n/a

Efficiency Investment Limited	December 27, 2018	60,000,000 ordinary shares(1)	US$391,446.89	n/a

Quality Enterprises Limited	December 27, 2018	20,000,000 ordinary shares(1)	US$130,588.79	n/a

Success Sharing Development Holding Limited	December 27, 2018	137,202,575 ordinary shares(1)	US$522,168.80	n/a

XPD Holdings Limited	December 27, 2018	583,575 ordinary shares(1)	US$789,639.92	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Taobao China Holding Limited	September 12, 2019	50,540,875 Series A preferred shares	US$46,586,904.24	n/a

GGV (Xpeng) Limited	September 12, 2019	18,571,950 Series A-1 preferred shares	US$19,090,909.00	n/a

Morningside TMT Holding IV Limited	September 12, 2019	14,639,425 Series A-1 preferred shares	US$15,048,485.00	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	10,317,750 Series A-1 preferred shares	US$10,606,051.00	n/a

Shunwei Top Venture Limited	September 12, 2019	2,947,925 Series A-1 preferred shares	US$3,030,303.03	n/a

XPD Holdings Limited	September 12, 2019	583,575 Series A-2 preferred shares(2)	US$789,639.92	n/a

Taobao China Holding Limited	September 12, 2019	54,709,700 Series B preferred shares	US$117,787,479.98	n/a

GGV (Xpeng) Limited	September 12, 2019	4,376,775 Series B preferred shares	US$9,375,000.00	n/a

Morningside TMT Holding IV Limited	September 12, 2019	3,377,400 Series B preferred shares	US$7,234,375.00	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	2,917,850 Series B preferred shares	US$6,249,990.00	n/a

Markarian Investments Limited	September 12, 2019	14,589,250 Series B preferred shares	US$31,250,000.00	n/a

Simplicity Holding Limited	September 12, 2019	29,871,475 Series B-1 preferred shares	US$94,487,730.81	n/a

GGV (Xpeng) Limited	September 12, 2019	7,148,750 Series B-1 preferred shares	US$22,595,040.30	n/a

Morningside TMT Holding IV Limited	September 12, 2019	12,556,625 Series B-1 preferred shares	US$39,645,090.61	n/a

Morningside Special IV Hong Kong Limited	September 12, 2019	7,287,250 Series B-1 preferred shares	US$23,182,070.70	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	2,297,800 Series B-1 preferred shares	US$7,285,332.53	n/a

Xenon Investment Limited	September 12, 2019	21,387,275 Series B-1 preferred shares	US$67,550,819.37	n/a

Sino EV Limited	September 12, 2019	2,297,800 Series B-1 preferred shares	US$7,257,526.05	n/a

Magical Star Project Company Limited	September 12, 2019	2,665,450 Series B-1 preferred shares	US$8,554,319.93	n/a

Proficient Development Project Company Limited	September 12, 2019	1,571,700 Series B-1 preferred shares	US$5,044,098.99	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

CK Investment Holdings Limited	September 12, 2019	358,450 Series B-1 preferred shares	US$1,156,005.01	n/a

HH XP (HK) Holdings Limited	September 12, 2019	2,297,800 Series B-1 preferred shares	US$7,285,337.53	n/a

Robert S Bao	September 12, 2019	919,125 Series B-1 preferred shares	US$2,914,135.01	n/a

Taobao China Holding Limited	September 12, 2019	18,382,450 Series B-1 preferred shares	US$57,965,973.97	n/a

Simplicity Holding Limited	September 12, 2019	7,033,275 Series B-2 preferred shares	US$25,584,370.19	n/a

GGV (Xpeng) Limited	September 12, 2019	1,776,075 Series B-2 preferred shares	US$6,455,725.91	n/a

Xenon Investment Limited	September 12, 2019	3,381,375 Series B-2 preferred shares	US$12,281,967.23	n/a

KTB China Synergy Fund	September 12, 2019	1,298,750 Series B-2 preferred shares	US$4,710,964.00	n/a

KTB AI Limited Partnership	September 12, 2019	2,697,425 Series B-2 preferred shares	US$10,049,577.92	n/a

Sino EV Limited	September 12, 2019	559,475 Series B-2 preferred shares	US$2,032,107.30	n/a

Luminous Ace Limited	September 12, 2019	783,250 Series B-2 preferred shares	US$2,885,000.00	n/a

Truly Magnetic Project Company Limited	September 12, 2019	1,214,850 Series B-2 preferred shares	US$4,483,643.55	n/a

HH XP (HK) Holdings Limited	September 12, 2019	1,998,100 Series B-2 preferred shares	US$7,285,337.53	n/a

Taobao China Holding Limited	September 12, 2019	5,394,850 Series B-2 preferred shares	US$19,563,516.22	n/a

PV Xenon Investment II Limited	December 2, 2019	10,612,100 Series C preferred shares	US$40,000,000.00	n/a

Fast Pace Limited	December 2, 2019	13,265,100 Series C preferred shares	US$50,000,000.00	n/a

Simplicity Holding Limited	December 2, 2019	43,642,225 Series C preferred shares	US$164,500,000.00	n/a

GGV (Xpeng) Limited	December 2, 2019	3,183,625 Series C preferred shares	US$12,000,000.00	n/a

Matrix Partners China IV Hong Kong Limited	December 2, 2019	1,326,500 Series C preferred shares	US$5,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Shunwei Top Venture Limited	December 2, 2019	397,950 Series C preferred shares	US$1,500,000.00	n/a

Golden Eagle (Asia) Investment Limited	December 2, 2019	2,653,025 Series C preferred shares	US$10,000,000.00	n/a

Duowan Entertainment Corp.	December 2, 2019	1,326,500 Series C preferred shares	US$5,000,000.00	n/a

Evolution Special Opportunity Fund I, L.P.	December 2, 2019	2,306,975 Series C preferred shares	US$8,695,652.00	n/a

Evolution Fund I Co- investment, L.P.	December 2, 2019	346,050 Series C preferred shares	US$1,304,348.00	n/a

Bryan White	December 2, 2019	265,300 Series C preferred shares	US$1,000,000.00	n/a

Markarian Investments Limited	December 2, 2019	265,300 Series C preferred shares	US$1,000,000.00	n/a

Pacific Rays Limited	April 10, 2020	26,137,425 Series C preferred shares(3)	US$98,519,394.25	n/a

Shanghai Cheyou Enterprise Management Partnership (Limited Partnership)	April 24, 2020	15,753,000 Class A ordinary shares and 27,567,750 Series A preferred shares(4)	US$25,531,932.02	n/a

Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership)	April 24, 2020	8,935,900 Series B-1 preferred shares and 2,220,100 Series B-2 preferred shares(4)	US$36,034,997.19	n/a

CX TMT Holding IV Limited	April 24, 2020	3,932,550 Series A-1 preferred shares, 999,350 Series B preferred shares, 5,432,025 Series B-1 preferred shares and 999,050 Series B-2 preferred shares(4)	US$27,032,426.33	n/a

Pacific Rays Limited	April 24, 2020	14,739,650 Series A-1 preferred shares and 36,473,100 Series B preferred shares(4)	US$95,379,531.89	n/a

Zhuhai Guangkong Zhongying Industrial Investment Fund Partnership (Limited Partnership)	April 24, 2020	2,653,125 Series A-1 preferred shares(4)	US$ 2,848,416.76	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Shanghai Jihe Enterprise Management Consulting Partnership (Limited Partnership)	April 24, 2020	2,917,850 Series A-2 preferred shares, 729,450 Series B preferred shares, 919,125 Series B-1 preferred shares and 3,996,200 Series B-2 preferred shares(4)	US$22,830,179.38	n/a

Shanghai Guangyi Investment Management Center (Limited Partnership)	April 24, 2020	2,334,275 Series A-2 preferred shares(4)	US$ 3,162,255.32	n/a

Speed Up Holdings Limited	April 24, 2020	2,334,275 Series A-2 preferred shares and 459,550 Series B-1 preferred shares(4)	US$4,602,990.67	n/a

Shanghai Huiyu Enterprise Management Partnership (Limited Partnership)	April 24, 2020	7,294,625 Series B preferred shares(4)	US$ 15,914,950.50	n/a

XP Management Limited	April 24, 2020	13,130,325 Series B preferred shares(4)	US$28,611,848.48	n/a

Yincheng Investment Limited	April 24, 2020	3,888,600 Series B-1 preferred shares and 614,800 Series B-2 preferred shares(4)	US$14,418,155.34	n/a

Ningbo Dingpeng Equity Investment Partnership (Limited Partnership)	April 24, 2020	4,595,600 Series B-1 preferred shares and 1,998,100 Series B-2 preferred shares(4)	US$21,659,089.41	n/a

Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership)	May 11, 2020	795,907 Series C preferred shares(3)	US$3,000,000.00	n/a

Hongdi Brian Gu	May 26, 2020	318,363 Series C preferred shares	US$1,200,000.00	n/a

Quack Holding Limited	June 28, 2020	17,643,400 Class A ordinary shares(5)	US$176.44	n/a

Like Minded Enterprise Limited	June 28, 2020	15,760,000 Class A ordinary shares(5)	US$157.60	n/a

Xpeng Fortune Holdings Limited	June 28, 2020	33,349,070 Class A ordinary shares(5)	US$333.49	n/a

Respect Holding Limited	June 28, 2020	21,000,000 Class B ordinary shares(5)	US$210.00	n/a

Aspex Master Fund	July 22, 2020	20,758,851 Series C preferred shares	US$90,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Coatue PE Asia 33 LLC	July 22, 2020	20,758,851 Series C preferred shares	US$90,000,000.00	n/a

HH XP (HK) Holdings Limited	July 22, 2020	16,145,773 Series C preferred shares	US$70,000,000.00	n/a

SCC Growth VI Holdco E, Ltd.	July 22, 2020	16,145,773 Series C preferred shares	US$70,000,000.00	n/a

Hel Ved Master Fund	July 22, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Matrix Partners China IV Hong Kong Limited	July 24, 2020	4,613,078 Series C preferred shares	US$20,000,000.00	n/a

Anatole Partners Master Fund, L.P.	July 24, 2020	3,010,034 Series C preferred shares	US$13,050,000.00	n/a

Anatole Partners Enhanced Master Fund, L.P.	July 24, 2020	449,775 Series C preferred shares	US$1,950,000.00	n/a

Tairen Alpha Fund Limited	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

3W Global Fund	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

ZWC XP Investments Limited	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

CloudAlpha Master Fund	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Summer Rocket Holdings Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Grand Horizon Plus Investment Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Azure Kingfisher Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Pine Summit International Limited	July 24, 2020	1,153,270 Series C preferred shares	US$5,000,000.00	n/a

Neumann Capital	July 24, 2020	1,153,270 Series C preferred shares	US$5,000,000.00	n/a

Shengyu Ventures Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Luminous Time Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Cheung Shun Ching	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Celestial Dragon Holdings Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Robert S Bao	July 24, 2020	230,654 Series C preferred shares	US$1,000,000.00	n/a

Ampere Partners Holding Limited	July 24, 2020	230,654 Series C preferred shares	US$1,000,000.00	n/a

Credit Suisse AG, Singapore Branch	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

Al-Rayyan Holding LLC	July 29, 2020	23,065,390 Series C preferred shares	US$100,000,000.00	n/a

Taobao China Holding Limited	August 6, 2020	49,590,589 Series C preferred shares	US$215,000,000.00	n/a

Aerospace Holding Company LLC	August 6, 2020	23,065,390 Series C preferred shares	US$100,000,000.00	n/a

Quack Holding Limited	August 6, 2020	14,850,560 Class A ordinary shares(6)	US$148.50	n/a

XPeng Fortune Holdings Limited	August 6, 2020	9,695,210 Class A ordinary shares	US$96.95	n/a

Dazzling Mount Holdings Limited	August 6, 2020	3,501,425 Series A-2 preferred shares and 1,922,624 Series B preferred shares(4)	US$8,059,249.80	n/a

Simplicity Holding Limited	August 6, 2020	16,926,907 Series B preferred shares(4)	US$33,183,603.35	n/a

Efficiency Investment Limited	August 6, 2020	1,137,879 Series B preferred shares(4)	US$2,230,703.89	n/a

Hongdi Brian Gu	August 6, 2020	1,896,465 Series B preferred shares(4)	US$3,717,839.82	n/a

(1)

As part of the Registrant’s reorganization, on June 14, 2019, the Registrant redeemed a certain number of ordinary shares from the investor, while later on August 8, 2019, the Registrant issued the same number of ordinary shares back to such investor.

(2)

As part of the Registrant’s reorganization, the Registrant redeemed 23,343 ordinary shares from XPD Holdings Limited, and re-designated and re-classified such ordinary shares into the same number of Series A-2 preferred shares.

(3)

Consideration for such shares was initially paid to Chengxing Zhidong in the form of interest-free loans denominated in RMB. After the relevant shareholder completes the regulatory registrations for overseas investment, Chengxing Zhidong will repay the loan, and the shareholder will pay the equivalent amount to XPeng Inc. in U.S. dollars.

(4)	Shares purchased pursuant to warrants granted on September 12, 2019.
(5)	Shares issued in connection with the restructuring of Success Sharing.
(6)	Shares issued pursuant to the RSUs granted to Hongdi Brian Gu.

In June 2020, XPeng Inc. adopted a share incentive plan, or the Plan allows us to grant options, restricted shares, RSUs and other equity awards to our employees, directors and consultants. As of the date of this prospectus, 96,274,295 RSUs were granted and outstanding, and shares underlying 43,044,280 of such RSUs have been issued to XPeng Fortune Holdings Limited, which has been established for our share incentive plan.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this Registration Statement.

(b)	Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1***	Sixth Amended and Restate Memorandum and Articles of Association of the Registrant, amended and restated on August 5, 2020

3.2	Form of Seventh Amended and Restated Memorandum and Articles of Association of the Registrant

4.1	Specimen of Ordinary Share Certificate

4.2**	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners of ADSs issued thereunder

4.3**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4***	Fourth Amended and Restated Shareholders Agreement, dated June 28, 2020

4.5***	Supplemental Agreement to the Fourth Amended and Restated Shareholders Agreement, dated August 5, 2020

4.6	Registration Right Agreement, dated August 20, 2020

5.1	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered

10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2	Form of Employment Agreement between the Registrant and its executive officers based in the PRC

10.3***	English translation of Equity Interest Pledge Agreement by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018

10.4***	English translation of Power of Attorney by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018

10.5***	English translation of Loan Agreement by and among Xiaopeng Technology and shareholders of Zhipeng IoV, dated May 28, 2018

10.6***	English translation of Exclusive Service Agreement between Xiaopeng Technology and Zhipeng IoV, dated May 28, 2018

10.7***	English translation of Exclusive Option Agreement by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018

10.8***	English translation of Equity Interest Pledge Agreement by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018

10.9***	English translation of Power of Attorney by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018

10.10***	English translation of Loan Agreement by and among Xiaopeng Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018

10.11***	English translation of Exclusive Service Agreement between Xiaopeng Chuxing and Yidian Chuxing, dated May 28, 2018

10.12***	English translation of Exclusive Option Agreement by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018

10.13***	English translation of Loan Agreement, between Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited and Chengxing Zhidong, dated May 27, 2017

Exhibit No.	Description of Exhibit

10.14***	English translation of Amendment No. 1 to the Loan Agreement, by and among Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited, Chengxing Zhidong and Zhaoqing Xiaopeng Automobile Co., Ltd., dated August 25, 2017

10.15***†	English translation of Xiaopeng Brand Vehicle Cooperative Manufacturing Agreement, between Xiaopeng Technology and Haima Automobile Co., Ltd., dated March 31, 2017

10.16***†	English translation of Xiaopeng Brand Vehicle Distribution Agreement, between Xiaopeng Technology and Haima Automobile Co., Ltd., dated March 31, 2017

10.17	Amended and Restated 2019 Share Incentive Plan

10.18	Form of Employment Agreement between the Registrant and its executive officers based in the United States

10.19	Form of Employment Agreement between the Registrant and its executive officers based in Hong Kong

21.1***	Subsidiaries of Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3	Consent of Fangda Partners (included in Exhibit 99.2)

23.4***	Consent of IHS Global Inc.

23.5***	Consent of Donghao Yang

24.1***	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Fangda Partners regarding certain PRC law matters

*	To be filed by amendment.
**	Incorporated by reference to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.
***	Previously filed.
†	Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangdong, China on August 21, 2020.

XPENG INC.

By:	/s/ Xiaopeng He
	Name:	Xiaopeng He
	Title:	Chairman and Chief Executive Officer

Signature	Capacity	Date

/s/ Xiaopeng He	Chairman and Chief Executive Officer (principal executive officer)	August 21, 2020
Xiaopeng He

/s/ Heng Xia	Director and President	August 21, 2020
Heng Xia

/s/ Hongdi Brian Gu	Vice Chairman and President	August 21, 2020
Hongdi Brian Gu

*	Director and Senior Vice President	August 21, 2020
Tao He

*	Director	August 21, 2020
Ji-Xun Foo

*	Director	August 21, 2020
Fei Yang

*	Director	August 21, 2020
Qin Liu

*	Director	August 21, 2020
Yongfu Yu

*	Vice President of Finance and Accounting (principal financial and accounting officer)	August 21, 2020
Hsuehching Lu

*By:	/s/ Xiaopeng He
	Name:	Xiaopeng He
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of XPeng Inc. has signed this registration statement or amendment thereto in New York on August 21, 2020.

US Authorized Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title: Senior Vice President